      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       THE DOE RUN RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

                NEW YORK                              1031, 3339, 3341                             13-1255630
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S.Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)
                                                 FABRICATED PRODUCTS, INC.
                                   (Exact name of registrant as specified in its charter)
                DELAWARE                           1799, 2819, 3356, 3442                          43-1755268
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)
                                                    DOE RUN CAYMAN LTD.
                                   (Exact name of registrant as specified in its charter)
             CAYMAN ISLANDS                              3331, 3339                                98-0177422
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)
                                                 DOE RUN MINING S.R. LTDA.
                                   (Exact name of registrant as specified in its charter)
                  PERU                                   3331, 3339                                98-0180347
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)
                                                  DOE RUN PERU S.R. LTDA.
                                   (Exact name of registrant as specified in its charter)
                  PERU                                   3331, 3339                                98-0180348
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                         ------------------------------

                                                                                       MARVIN K. KAISER
                     1801 PARK 270 DRIVE                                             1801 PARK 270 DRIVE
                  ST. LOUIS, MISSOURI 63146                                       ST. LOUIS, MISSOURI 63146
                        (314) 453-7100                                                  (314) 453-7100
(Address, including zip code, and telephone number, including     (Name, address, including zip code, and telephone number,
   area code, of registrant's principal executive offices)                including area code, of agent for service)

                                   COPIES TO:

                             MICHAEL C. RYAN, ESQ.
                         CADWALADER, WICKERSHAM & TAFT
                                100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6177
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                          AMOUNT             MAXIMUM             MAXIMUM
              TITLE OF EACH CLASS OF                      TO BE           OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                  REGISTERED           PER NOTE        OFFERING PRICE+     REGISTRATION FEE
11 1/4% Senior Notes due 2005, Series B...........     $200,000,000            100%            $200,000,000          $59,000
Floating Interest Rate Senior Notes due 2003,
  Series B........................................     $ 55,000,000            100%            $ 55,000,000          $16,225

+ Estimated solely for purposes of computing the registration fee pursuant to Rule 457(f).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(CONTINUATION OF COVER)

PROSPECTUS

                                     [LOGO]
OFFER TO EXCHANGE ITS 11 1/4% SENIOR NOTES DUE 2005, SERIES B AND FLOATING
   INTEREST RATE SENIOR NOTES DUE 2003, SERIES B, WHICH HAVE BEEN REGISTERED
      UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS
         OUTSTANDING 11 1/4% SENIOR NOTES DUE 2005, SERIES A AND
            FLOATING INTEREST RATE SENIOR NOTES DUE 2003,
                                  SERIES A, RESPECTIVELY
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            ,
                             1998, UNLESS EXTENDED

    The Doe Run Resources Corporation, a New York corporation ("Doe Run" and together with its subsidiaries, the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 11 1/4% Senior Notes due 2005, Series B (the "Fixed Rate Exchange Notes") and Floating Interest Rate Senior Notes due 2003, Series B (the "Floating Rate Exchange Notes" and together with the Fixed Rate Exchange Notes, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for an equal principal amount of its outstanding 11 1/4% Senior Notes due 2005, Series A (the "Fixed Rate Old Notes" and together with the Fixed Rate Exchange Notes, the "Fixed Rate Notes") and Floating Interest Rate Senior Notes due 2003, Series A (the "Floating Rate Old Notes" and together with the Fixed Rate Old Notes, the "Old Notes," and together with the Floating Rate Exchange Notes, the "Floating Rate Notes"), respectively, of which $200.0 million and $55.0 million principal amount, respectively, is outstanding. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

    Doe Run will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on
           , 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000. The Company has agreed to pay the expenses of the Exchange Offer.

    The Exchange Notes will be obligations of Doe Run evidencing the same debt as the Old Notes and will be entitled to the benefits of the same indenture, dated as of March 12, 1998 (the "Indenture"), by and among Doe Run, as issuer, and certain of Doe Run's existing subsidiaries, Fabricated Products, Inc., a Delaware corporation ("FPI"), Doe Run Cayman Ltd., a Cayman Islands company ("Doe Run Cayman"), Doe Run Mining S.R. Ltda., a Peruvian company ("Doe Run Mining"), and Doe Run Peru S.R. Ltda., a Peruvian company (together with its predecessors, "Doe Run Peru"), as guarantors (the "Guarantors"), and State Street Bank and Trust Company, as trustee (the "Trustee"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."

    The Exchange Notes will bear interest from March 12, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up

(COVER CONTINUES ON FOLLOWING PAGE)
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                       CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS            , 1998.

(CONTINUATION OF COVER)
until the date of the issuance of the Exchange Notes. Such waiver will not result in the loss of interest income to such holders because the Exchange Notes will bear interest from the issue date of the Old Notes.

    The Fixed Rate Exchange Notes will mature on March 15, 2005. The Floating Rate Exchange Notes will mature on March 15, 2003. Interest on the Exchange Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 1998, at the rate of 11 1/4% per annum in the case of the Fixed Rate Exchange Notes, and at a rate per annum equal to LIBOR (as defined) plus 6.29% (currently, 12.00875%) in the case of the Floating Rate Exchange Notes. Interest on the Floating Rate Exchange Notes will be reset semi-annually. The Fixed Rate Exchange Notes will be redeemable, in whole or in part, at the option of Doe Run, on or after March 15, 2002, and the Floating Rate Exchange Notes will be redeemable, in whole or in part, at the option of Doe Run, at any time, in each case at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, at any time on or prior to March 15, 2001, Doe Run may redeem up to 35% of the aggregate principal amount of the Fixed Rate Exchange Notes with the net cash proceeds of one or more Equity Offerings (as defined), at the redemption price set forth herein, plus accrued interest to the date of redemption, PROVIDED that at least 65% of the aggregate principal amount of the Fixed Rate Exchange Notes remains outstanding immediately following such redemption. Upon a Change of Control (as defined), each holder of Exchange Notes will have the right to require Doe Run to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. In addition, Doe Run will be obligated to offer to repurchase the Exchange Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain Asset Sales (as defined). See "Description of the Notes."

    The Exchange Notes will be unconditionally guaranteed (the "Guarantees") by the Guarantors. The Exchange Notes and the Guarantees will be general unsecured obligations of Doe Run and the Guarantors, respectively, and will rank senior in right of payment to all existing and future subordinated indebtedness of Doe Run and the Guarantors, respectively, and PARI PASSU in right of payment with other senior indebtedness of Doe Run and the Guarantors, respectively, subject, in the case of the Guarantees of Doe Run Mining and Doe Run Peru, to statutorily preferred exceptions and statutorily mandated priorities based on the date of issuance with respect to payment of obligations under applicable Peruvian law. However, Doe Run's indebtedness under its new $100 million revolving credit facility (the "New Doe Run Revolving Credit Facility") is secured by substantially all of the current assets of Doe Run. In addition, Doe Run Peru expects to enter into a new $40.0 million revolving credit facility (the "New Doe Run Peru Revolving Credit Facility"), which will be secured by substantially all of the current assets of Doe Run Peru. Holders of such secured indebtedness, and any other secured indebtedness of Doe Run and the Guarantors, will have claims that effectively rank prior to those of holders of Exchange Notes with respect to the assets securing such indebtedness. In addition, the Guarantee of Doe Run Peru will be contractually subordinated to the indebtedness of Doe Run Peru under the New Doe Run Peru Revolving Credit Facility. As of January 31, 1998, on a pro forma consolidated basis, the Company would have had approximately $380.9 million of indebtedness outstanding (exclusive of anticipated aggregate commitments of $140 million under the New Doe Run Revolving Credit Facility and the New Doe Run Peru Revolving Credit Facility (collectively, the "New Revolving Credit Facilities").

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Doe Run has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    There has been no public market for the Old Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. Doe Run does not intend to list the Exchange Notes on a national securities exchange or quotation system. There can be no assurance that an active public market for the Exchange Notes will develop.

                             AVAILABLE INFORMATION

    Doe Run and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to Doe Run, and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's web site (http://www.sec.gov).

    Doe Run intends to furnish to each holder of the Exchange Notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Doe Run also will furnish to each holder of the Exchange Notes such other reports as may be required by applicable law.

    The principal executive offices of Doe Run and the Guarantors are located at 1801 Park 270 Drive, Suite 300, St. Louis, Missouri 63146, telephone number:
(314) 453-7100.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements." All statements other than statements of historical facts included in this Prospectus, including without limitation, certain statements under the captions "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results Of Operations," "Industry" and "Business" and located elsewhere herein regarding the financial position and business strategy of the Company, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negatives thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Doe Run's expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                      ENFORCEABILITY OF CIVIL LIABILITIES

    Each of Doe Run Peru and Doe Run Mining is organized under the laws of the Peru. Doe Run Cayman is incorporated under the laws of the Cayman Islands. Certain experts named herein with respect to Doe Run Peru and Doe Run Mining reside outside of the United States, and substantially all of the assets of such persons and of Doe Run Peru and Doe Run Mining are located outside of the United States. As a result, it may not be possible for investors to effect service of process upon such persons or Doe Run Peru, Doe Run Cayman and Doe Run Mining or to enforce against them in the United States, or to realize judgments of courts located outside of the Cayman Islands or Peru predicated upon civil liability provisions of the federal or state securities laws of the United States. The Company believes that there are potential defenses to the enforceability, in original actions in Cayman Islands or Peruvian courts, of liabilities predicated solely on the U.S. federal and state securities laws and as to the enforceability in Cayman Islands or Peruvian courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal and state securities laws.

                 PRESENTATION OF CERTAIN FINANCIAL INFORMATION

    Unless otherwise specified or the context otherwise requires, references to "$," "US$," "U.S.$," "dollars," and "U.S. dollars" are to United States dollars and references to "S/.," "nuevo sol" or "nuevos soles" are to Peruvian nuevos soles. Each nuevo sol is divisible into 100 centimos. See "Exchange Rates."

    The financial statements of Empresa Minera del Centro Peru S.A.--Centromin Peru S.A., La Oroya Division included herein are prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

    Doe Run Peru and Doe Run Mining maintain their financial records in nuevos soles, prepare financial information in accordance with generally accepted accounting principles in Peru ("Peruvian GAAP") and report such information to the Peruvian government on this basis for purposes of calculating its Peruvian tax liability. These amounts are calculated on the basis of Peruvian GAAP and, therefore, cannot be directly derived from the consolidated financial statements appearing in this Prospectus, which are prepared in accordance with U.S. GAAP. Peruvian GAAP requires the inclusion in the financial statements of Doe Run Peru and Doe Run Mining the Resultado de Exposicion a la Inflacion which seeks to account for the effects of inflation by adjusting the value of non-monetary assets and liabilities and equity by a factor corresponding to Peruvian wholesale price inflation rates during the period covered by the financial statements. Monetary assets and liabilities are not adjusted.

                                 EXCHANGE RATES

    During the last two decades, the Peruvian government has imposed various exchange controls ranging from strict control over exchange rates to market determination of rates. Prior to early 1991, the Peruvian foreign exchange market consisted of multiple exchange rates. Since early 1991, there have been no exchange controls in Peru and all foreign exchange transactions are based on free market exchange rates. Current Peruvian regulations on foreign investment allow foreign investors to receive and repatriate all earnings and investments in Peru. Investors are allowed to purchase foreign currency at free market exchange rates through any member of the Peruvian banking system and transfer such foreign currency outside Peru without restriction.

    A portion of Doe Run Peru's operating costs are denominated in nuevos soles. Because substantially all the revenues of Doe Run Peru are denominated in U.S. dollars, when inflation in Peru is not offset by a corresponding devaluation of the nuevo sol versus the U.S. dollar, the financial position, results of operations and cash flows of Doe Run Peru will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Inflation and Seasonality." Doe Run Peru has not in the past entered into any foreign exchange hedging arrangements.

    The following table sets forth the high and low month-end, average month-end and end of period noon buying rates in New York City for customs purposes as set forth in INTERNATIONAL FINANCIAL STATISTICS published by the International Monetary Fund of nuevo soles for U.S. dollars for the periods indicated:

                                                              MONTH-END
                                                  ---------------------------------   END OF
YEAR ENDED DECEMBER 31,                             HIGH        LOW       AVERAGE     PERIOD
------------------------------------------------  ---------  ---------  -----------  ---------
                                                                    (PER $)
1992............................................   S/.1.468   S/.0.960    S/.1.211    S/.1.468
1993............................................      2.196      1.710       2.008       2.196
1994............................................      2.250      2.160       2.193       2.180
1995............................................      2.320      2.190       2.252       2.310
1996............................................      2.600      2.360       2.460       2.600
1997............................................      2.730      2.640       2.673       2.730

    The noon buying rate in New York City for customs purposes as set forth in INTERNATIONAL FINANCIAL STATISTICS published by the International Monetary Fund as of October 31, 1997 and January 31, 1998 was S/.2.720 and S/.2.770, respectively, per $1.00.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, AND OTHER DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED HEREIN: "OUNCE" MEANS A TROY OUNCE (1.09 OUNCES); "TON" MEANS A SHORT TON (2,000 POUNDS); AND "WESTERN WORLD" MEANS THE ENTIRE WORLD EXCLUDING EASTERN EUROPE, THE FORMER SOVIET UNION AND CHINA. THE COMPANY'S FISCAL YEAR ENDS OCTOBER 31, AND THUS, FOR EXAMPLE, "FISCAL 1997" REFERS TO THE FISCAL YEAR ENDED OCTOBER 31, 1997. PRIOR TO THE ACQUISITION (AS DEFINED), DOE RUN PERU'S FISCAL YEAR ENDED DECEMBER 31. THE COMPANY MAINTAINS ITS PRINCIPAL EXECUTIVE OFFICES AT 1801 PARK 270 DRIVE, ST. LOUIS, MISSOURI 63146, AND ITS TELEPHONE NUMBER IS
(314) 453-7100.

                                  THE COMPANY

    Doe Run is the largest fully-integrated lead producer in North America and the second largest primary lead producer in the western world. Through its subsidiary Doe Run Peru, Doe Run operates one of the largest polymetallic processing companies in the world offering an extensive product mix of non-ferrous and precious metals, including copper, silver, zinc, lead and gold. The combined capabilities of Doe Run and Doe Run Peru represent the largest primary lead producer in the western world.

    On October 23, 1997, Doe Run Peru acquired (the "Acquisition") Empresa Metalurgica La Oroya S.A. ("Metaloroya") from Empresa Minera del Centro del Peru S.A., a Peruvian government-owned conglomerate ("Centromin"), as part of the ongoing privatization program sponsored by the government of the Republic of Peru ("Peru"). On December 30, 1997, Metaloroya was merged into Doe Run Peru (the "Merger").

    The Company had pro forma net sales and EBITDA (as defined) of $709.8 million and $74.5 million, respectively, for the twelve months ended October 31, 1997 and net sales and EBITDA of $169.1 million and $17.7 million, respectively, for the three months ended January 31, 1998.

DOE RUN

    Doe Run's integrated operations permit Doe Run to participate in and manage the entire lead life cycle, including the mining of lead ore, the production of refined lead metal, the fabrication of value-added lead products and the secondary recycling of spent lead-acid batteries and other lead-bearing materials. Doe Run believes its reputation for excellent service, product quality and timely delivery permits it to consistently realize premiums for its products, resulting in sales prices above the market price for lead quoted on the London Metal Exchange (the "LME").

    In fiscal 1997, Doe Run shipped approximately 350,000 tons of refined lead metal and lead alloy products, including recycled lead, representing approximately 19% of North American consumption and 6% of western world consumption. Doe Run had net sales and EBITDA of $277.9 million and $31.9 million, respectively, for fiscal 1997, excluding the results of operations of Doe Run Peru for the eight-day period from October 23, 1997 (the date of consummation of the Acquisition) through October 31, 1997 and net sales and EBITDA of $59.8 million and $1.7 million, respectively, for the three months ended January 31, 1998.

    Refined lead product sales accounted for approximately 67% and 68% of Doe Run's total net sales, or $185.1 million and $41.0 million, respectively, in fiscal 1997 and for the three months ended January 31, 1998, respectively. The balance of Doe Run's net sales resulted from (i) tolling services provided to major U.S. lead-acid battery manufacturers, (ii) lead production by-products, including zinc and copper concentrates, and (iii) value-added fabricated lead products, such as lead sheet and bricks. These net sales from tolling services, by-products and fabricated products provide sources of revenue largely independent of lead prices.

    Western world lead consumption in 1997 was estimated at 5.8 million tons which represents a total market of approximately $3.2 billion. Approximately 4.2 million tons, or 72%, of this lead was used in the production of lead-acid batteries, approximately 75% of which was for starting-lighting-ignition ("SLI") batteries. Approximately 83% of SLI battery sales are in the automotive replacement market, a market with stable demand characteristics, which is dependent upon the number of automobiles in service and battery life.

    Doe Run's customers include six of the seven largest lead-acid battery manufacturers in the world. The lead-acid battery remains the most cost competitive battery technology for SLI batteries, which management believes will not change in the foreseeable future. Other uses for refined lead include computer and television screens, ammunition, stationary batteries used as backup power sources and rolled and extruded lead products used in radiation shielding and roofing materials.

    The market for refined lead continues to grow primarily as a result of increasing demand for lead-acid batteries used for automobiles and other vehicles as a result of worldwide economic growth. As a result, western world lead consumption grew at a compound annual growth rate ("CAGR") of 2.0% between 1987 and 1997, growing 0.75% from 1996 to 1997. Doe Run believes that this growth rate will accelerate in the future as batteries become an even larger portion of the lead market, particularly in light of expected economic growth leading to increased vehicle population in developing economies.

    Approximately 45% of annual worldwide lead consumption is supplied from newly mined or "primary" ore, and the balance is supplied from secondary sources, principally the recycling of spent lead-acid batteries and other lead-bearing materials. Since 1990, primarily due to heightened environmental awareness, secondary lead capacity has increased, whereas primary lead capacity has remained relatively constant. Management believes that secondary sources of lead will continue to account for an increasing share of the total worldwide lead market.

    The average LME price for refined lead was $.29 per pound in fiscal 1997. As of March 31, 1998, the LME price for lead was $.26 per pound, which was below the ten-year average price of $.28 per pound. Management believes that lead prices will remain relatively stable or will modestly increase for the remainder of fiscal 1998 and over the long term will reflect the historical industry average. As a result of the recent lead price decreases, the Company expects that it will incur an operating loss in its U.S. operations that will adversely affect its EBITDA in fiscal 1998.

    Doe Run conducts its mining operations along approximately 40 miles of the Viburnum Trend in Southeastern Missouri, one of the world's most productive lead deposits. Doe Run operates six production shafts, four processing mills, one primary smelter and one secondary smelter. During fiscal 1997, Doe Run mined in excess of 5.0 million tons of ore containing average grades of 5.17% lead, 1.02% zinc and 0.27% copper. At the end of fiscal 1997, Doe Run's proven and probable reserves consisted of approximately 70 million tons, containing approximately
3.8 million tons of recoverable lead or approximately fourteen years of production at current mining rates.

    Doe Run's primary smelter in Herculaneum, Missouri is the largest in North America and the second largest in the world, with an annual production capacity of approximately 250,000 tons of refined lead. Since entering the recycling business in 1992, Doe Run has become a leading producer of secondary lead at its Buick recycling facility and secondary smelter located in Boss, Missouri. At this facility, Doe Run is reclaiming at a rate of approximately 105,000 tons of refined lead per year, approximately 60% of which is derived from tolling arrangements with major U.S. battery manufacturers.

DOE RUN PERU

    Doe Run Peru's unique combination of base metal smelters, refineries and by-product circuits enable Doe Run Peru to process complex polymetallic concentrates and to recover base metals and by-products at international quality standards. Doe Run Peru's location in central Peru, approximately 110 miles from Lima, allows Doe Run Peru to source concentrates advantageously from mines located throughout the central Andes mountains, particularly in Peru. Moreover, Doe Run Peru's proximity to Lima's Callao port provides it ready access to major world markets for its products.

    For the twelve months ended October 31, 1997 and the three months ended January 31, 1998, Doe Run Peru shipped approximately 70,000 tons and 18,000 tons, respectively, of refined copper, 107,000 tons and 27,000 tons, respectively, of refined lead, 71,000 tons and 18,000 tons, respectively, of refined zinc, 20.5 million ounces and 6.5 million ounces, respectively, of refined silver and 42,000 ounces and 13,000 ounces, respectively, of gold bullion. In addition, Doe Run Peru shipped various by-products including bismuth, indium, tellurium, antimony, cadmium and copper blister. Doe Run Peru had net sales and Adjusted EBITDA (as defined) of $431.9 million and $50.7 million, respectively, for the twelve months ended October 31, 1997, including the period from October 23, 1997 through October 31, 1997, and net sales and EBITDA (excluding intercompany transactions) of $109.2 million and $16.0 million, respectively, for the three months ended January 31, 1998.

    Of Doe Run Peru's net sales, refined copper, silver, zinc, lead and gold accounted for 35%, 23%, 19%, 15% and 3%, respectively, for the twelve months ended October 31, 1997, and 26%, 32%, 18%, 13% and 3%, respectively, for the three months ended January 31, 1998, with the balance of net sales derived from sales of various by-products. For the twelve months ended December 31, 1997, Doe Run Peru was Peru's second largest exporter, exporting approximately 80% of its total shipments to North America, Europe and Asia, as well as other Latin American countries. Doe Run Peru's customers include end-users of base metals and metal by-products, as well as international metal trading companies.

    Doe Run Peru's operations consist of smelting and refining complex concentrates that it purchases from unaffiliated mining operations. Doe Run Peru typically purchases concentrate feedstock pursuant to annual contracts at a price based on a percentage of the payable base metal and precious metal content of the concentrates. The price is reduced by processing fees or treatment charges to refine the concentrates, as well as by penalties charged to remove impurities within the concentrates, such as arsenic, antimony and bismuth. Base metal prices, treatment charges and penalties are generally established based upon prevailing market conditions by reference to prices in the world market, including on the LME. Currently, Doe Run Peru has entered into supply contracts, primarily with one-year terms, that meet approximately 95% of its concentrate requirements for fiscal 1998.

    Doe Run Peru pays concentrate suppliers for the majority of the metal content of the concentrates purchased and, thus, derives its operating profit primarily from treatment charges and penalties. In addition, Doe Run Peru generates operating profit from the sale of by-products, as well as from metals sold at a premium to the price paid for such metal. Moreover, since Doe Run Peru's metallurgical recoveries are typically in excess of the paid metal percentages, Doe Run Peru further increases its operating profit from the sale of the metal produced from such recoveries.

    The markets for Doe Run Peru's products are global and continue to grow as a result of worldwide economic growth. Given the diversity of its products and by-products, Doe Run Peru's financial performance is not solely dependent upon the prospects for any one of its products or by-products. Moreover, since Doe Run Peru is a processor of complex concentrates and does not presently own any mines from which it sources concentrates, Doe Run Peru's financial performance is less sensitive to the volatility of base metal prices.

                             COMPETITIVE STRENGTHS

    The Company believes that its competitive strengths include the following:

FOCUSED BUSINESS STRATEGY

    The production of lead and related products is Doe Run's primary business, whereas lead generally represents a small percentage of its competitors' overall operations. As a result, Doe Run believes that its ability to quickly recognize and respond to various trends that affect the lead industry and its customers provides Doe Run with a preferred status with its customers. This responsiveness, along with its reputation for excellent service, product quality and timely delivery, permits Doe Run to consistently realize premiums for its products, resulting in sales prices above the market price for lead quoted on the LME.

    With the assistance and direction provided by Doe Run, Doe Run Peru, as a private enterprise, is well positioned to recognize and respond to various trends that affect the smelting and refining industry, as well as its customers. Doe Run Peru will implement its business strategy with the operating flexibility to

(i) make discretionary capital expenditures and (ii) purchase an optimum mix of concentrate feedstock from a wider range of suppliers than it could under the constraints that existed as a government-owned enterprise.

DIVERSE PROCESSING CAPABILITIES

    The combination of Doe Run's and Doe Run Peru's processing capabilities provides the Company greater diversity in its net sales and EBITDA. Specifically, with the Acquisition, approximately 74% and 75% of the Company's net sales for the twelve months ended October 31, 1997 and the three months ended January 31, 1998, respectively, were derived from (i) the treatment and processing of base metal concentrates, including copper, silver, zinc, lead and gold, (ii) the fabrication of lead and lead related products, (iii) the tolling of spent lead-acid batteries for major U.S. lead-acid battery manufacturers and
(iv) the sale of zinc and copper concentrates. Such value-added tolling and other products and services are less sensitive to base metal price fluctuations.

FAVORABLE ACCESS TO RAW MATERIALS

    Peru and its neighboring Latin American countries, primarily Bolivia, are significant producers of complex concentrates that contain multiple metals and high levels of impurities. Doe Run Peru obtains substantially all of its lead and zinc concentrates and approximately 80% of its copper concentrates from Peruvian sources. Since Doe Run Peru operates one of the few complex concentrate processing facilities in the world, Doe Run Peru obtains favorable pricing terms from its concentrate suppliers due to the complex nature of the concentrates and its proximity to the producing mines. As a result, Doe Run Peru believes that it operates at a geographic competitive advantage to comparable facilities located farther from their sources of complex concentrates. Currently, Doe Run Peru has entered into supply contracts, primarily with one-year terms, that meet approximately 95% of its concentrate requirements for fiscal 1998.

FLEXIBLE MINING OPERATIONS

    Due to its extensive polymetallic ore resources, Doe Run has flexibility in developing its mining and milling plans to take advantage of prevailing market conditions for lead, zinc and copper. Depending on lead, zinc and copper prices, Doe Run has the ability, to a certain extent, to optimize its mine production by targeting certain ore grades in order to enhance operating margins. By maintaining such flexibility, Doe Run is able to reduce its exposure to the volatility of base metal prices.

U.S. DOLLAR-BASED REVENUES

    The mining industry in which Doe Run Peru is a major participant is Peru's largest export industry, representing approximately 45% of Peru's total export sales in 1997. For the twelve months ended October 31, 1997 and the three months ended January 31, 1998, exports accounted for 78% and 77%, respectively, of Doe Run Peru's shipments and more than 79% and 72%, respectively, of its net sales. In addition, substantially all of Doe Run Peru's net sales are denominated in U.S. dollars. As a result, Doe Run Peru's net sales are less sensitive to foreign currency fluctuations.

EXPERIENCED MANAGEMENT AND LABOR FORCE

    Doe Run's management team has extensive experience in the mining and metals production industry with an average of 23 years in the industry. The extensive experience of the Doe Run management team complements the skills of Doe Run Peru's executive personnel to provide Doe Run Peru with the strong management team necessary to compete as a private enterprise in the world markets. In addition, the Company employs a highly skilled workforce whose average tenure with the Company is more than 20 years.

HIGH BARRIERS TO ENTRY

    Management believes that the capital costs and environmental requirements associated with constructing facilities comparable to those of the Company result in high barriers to entry for prospective entrants. Management estimates that it would cost approximately $700 million to establish mining, milling and smelting operations with the production capacity and efficiency of Doe Run. Moreover, management is not aware of any significant mineral deposit in North America with lead grades and reserves similar to that of the Viburnum Trend. With respect to Doe Run Peru, management estimates that it would cost approximately $950 million to establish smelting and refining operations with the production capacity and efficiency of Doe Run Peru. Management believes that the cost and time commitment required to achieve commercial production for any new mining, milling, smelting or processing operation, including regulatory approvals, heightens the barriers to entry.

                               BUSINESS STRATEGY

    The Company's business strategy is to improve its operations and financial performance by focusing on the following principal elements:

INCREASE CAPACITY AND IMPROVE OPERATING EFFICIENCIES

    Doe Run is committed to improving its operating efficiencies through focused capital investments that increase capacity utilization, enhance productivity and lower costs. Since the acquisition of Doe Run by The Renco Group, Inc. ("Renco") in April 1994, Doe Run has completed approximately $34.4 million of capital investments through January 31, 1998 designed in part to reduce production costs and improve product quality. Additionally, Doe Run seeks to identify non-capital cost reduction opportunities throughout its operations. Doe Run has increased its primary lead production capacity from the original annual capacity of 225,000 tons to approximately 250,000 tons presently with minimal capital investment. In addition, Doe Run has increased its secondary lead production capacity from the original annual capacity of 60,000 tons to approximately 105,000 tons presently with minimal capital investment.

    The Company has identified a number of strategic initiatives designed to improve Doe Run Peru's operating efficiencies and its competitive position within the industry through focused capital investment. In furtherance of this strategy, Doe Run Peru has adopted a ten-year capital investment program of approximately $300.0 million (the "Capital Investment Program") in an effort to enhance various elements of Doe Run Peru's operations. The Capital Investment Program will target specific areas of Doe Run Peru's facilities, such as the copper and lead circuits, to improve product quality, increase capacity, improve productivity and reduce costs in the targeted area, thereby enhancing Doe Run Peru's net sales and EBITDA. In addition, the Capital Investment Program is designed to help achieve compliance with applicable environmental standards in Peru.

MAINTAIN AND BUILD STRONG RELATIONSHIPS WITH STRATEGIC CUSTOMERS

    Through its ongoing research and development efforts and customer service initiatives, Doe Run strives to build and maintain strong relationships with its customers. Since lead is Doe Run's principal business, Doe Run sales and technical professionals are dedicated to working closely with Doe Run's customers to be responsive to their needs, such as small order quantities, specialized shapes, sizes and alloys, technical assistance and flexible deliveries.

    As a private enterprise, Doe Run Peru is implementing many of the successful customer service initiatives utilized by Doe Run to build and maintain strong relationships with its customers. Such initiatives will include ongoing research and development efforts, technical assistance and other customer service practices that will encourage a close working relationship with Doe Run Peru's customers. In addition, Doe Run Peru is shifting the focus of its marketing efforts to end users of its products from international trading companies.

OPTIMIZE CONCENTRATE SUPPLY AT DOE RUN PERU

    As a private enterprise, Doe Run Peru is endeavoring to optimize the mix of complex concentrates from a wider range of suppliers than it purchased as a government-owned enterprise. Historically, Doe Run Peru obtained the vast majority of its concentrate requirements from Centromin mines, typically pursuant to annual contracts. Given Doe Run Peru's unique position as one of the few processing facilities in the world for complex concentrates, Doe Run Peru will source its raw materials on a competitive basis within Peru from both Centromin mines and private mines, as well as from other Latin American suppliers. Currently, Doe Run Peru has entered into supply contracts, primarily with one-year terms, that meet approximately 95% of its concentrate requirements for fiscal 1998.

GROW DOE RUN'S CORE LEAD BUSINESS

    Doe Run seeks to increase sales and operating cash flow through the growth of its core lead operations. Such efforts include increased sales of refined lead resulting from the expansion of its primary lead production capacity. In addition, Doe Run strives to expand its product offerings of value-added fabricated products including various shapes, sizes and alloys. Margins on fabricated products are relatively insensitive to lead price fluctuations because such fluctuations are generally reflected in the price of the end product. Doe Run is also growing its recycling and related tolling business with U.S. lead-acid battery manufacturers pursuant to contractual agreements under which recycled lead is returned to the supplier in exchange for a processing fee. Such processing fee is generally independent of lead prices.

BROADEN REVENUE SOURCES THROUGH STRATEGIC ACQUISITIONS

    The Company seeks to broaden its revenue sources through the acquisition of related resource assets or businesses that capitalize on the combined experience of Doe Run and Doe Run Peru in mining, milling, smelting and refining base and precious metals. With respect to Doe Run, such opportunities, domestic or international, could be operations in primary or secondary lead production, lead fabrication or non-lead resource businesses. With respect to Doe Run Peru, such opportunities could include the acquisition of mining assets in Peru or other Latin American countries, including, without limitation, those presently undergoing privatization in Peru.

    The Acquisition reflects the Company's business strategy of broadening its revenue sources through a strategic acquisition, focusing on treatment and processing of base metal concentrates, as well as other metal related services. In particular, Doe Run Peru represented a unique opportunity for Doe Run to capitalize on Doe Run's extensive experience in efficiently managing mature smelter operations. Through the focused investment of capital and the implementation of Doe Run's operating practices, Doe Run Peru believes that it will increase its refined metals capacities and improve product quality, thereby enhancing financial performance through increased revenues and EBITDA.

    In April, 1998, Doe Run entered into a letter of intent with ASARCO Incorporated ("ASARCO") to purchase certain assets relating to the ASARCO's lead business in Missouri, including a smelter and refinery and two mines. The anticipated purchase price for these assets is approximately $50.0 million, plus contingent deferred purchase price payments over a period not to exceed five years, in an aggregate amount not to exceed $12.5 million. This transaction is subject to satisfactory completion of Doe Run's due diligence review and negotiation of a definitive agreement, as well as obtaining certain governmental and third party approvals. Doe Run has only recently commenced its due diligence review and currently cannot assess the likelihood that this transaction will be consummated. Accordingly, there can be no assurance that a definitive agreement related to this transaction will be entered into or that the required governmental approvals will be obtained.

                             CONTROL OF THE COMPANY

    All of Doe Run's issued and outstanding capital stock is owned indirectly by Renco. In excess of 99% of the interests in Doe Run Peru is indirectly owned by Doe Run through Doe Run Cayman and Doe Run Mining (with a DE MINIMIS number of shares owned by employees of Doe Run Peru and Centromin pursuant to Peruvian law).

    Renco is 97.9% owned by Mr. Ira Leon Rennert, the Chairman of Doe Run and Chairman and Chief Executive Officer of Renco, and by trusts established for himself and members of his family (but of which he is not a trustee). As a result of such ownership, Mr. Rennert controls the Company.

                               THE EXCHANGE OFFER

The Exchange Offer..................  $1,000 principal amount of Fixed Rate Exchange Notes and Floating Rate Exchange Notes will be issued in
                                      exchange for each $1,000 principal amount of Fixed
                                      Rate Old Notes and Floating Rate Old Notes,
                                      respectively, validly tendered pursuant to the
                                      Exchange Offer. As of the date hereof, $200.0 million
                                      and $55.0 million in aggregate principal amount of
                                      Fixed Rate Old Notes and Floating Rate Old Notes,
                                      respectively, are outstanding. Doe Run will issue the
                                      Exchange Notes to tendering holders of Old Notes
                                      promptly after the Expiration Date.

Resales.............................  Based on an interpretation by the staff of the
                                      Commission set forth in Morgan Stanley & Co.
                                      Incorporated, SEC No-Action Letter (available June 5,
                                      1991) (the "Morgan Stanley Letter"), Exxon Capital
                                      Holdings Corporation, SEC No-Action Letter (available
                                      May 13, 1988) (the "Exxon Capital Letter") and
                                      similar letters, Doe Run believes that Exchange Notes
                                      issued pursuant to the Exchange Offer in exchange for
                                      Old Notes may be offered for resale, resold and
                                      otherwise transferred by any person receiving such
                                      Exchange Notes, whether or not such person is the
                                      holder (other than any such holder or other person
                                      which is (i) a broker-dealer that receives Exchange
                                      Notes for its own account in exchange for Old Notes,
                                      where such Old Notes were acquired by such
                                      broker-dealer as a result of market-making or other
                                      trading activities, or (ii) an "affiliate" of Doe Run
                                      within the meaning of Rule 405 under the Securities
                                      Act (collectively, "Restricted Holders")) without
                                      compliance with the registration and prospectus
                                      delivery provisions of the Securities Act, provided
                                      that (a) such Exchange Notes are acquired in the
                                      ordinary course of business of such holder or other
                                      person (b) neither such holder nor such other person
                                      is engaged in or intends to engage in a distribution
                                      of such Exchange Notes and (c) neither such holder
                                      nor other person has any arrangement or understanding
                                      with any person to participate in the distribution of
                                      such Exchange Notes. If any person were to be
                                      participating in the Exchange Offer for the purposes
                                      of participating in a distribution of the Exchange
                                      Notes in a manner not permitted by the Commission's
                                      interpretation, such person (a) could not rely upon
                                      the Morgan Stanley Letter, the Exxon Capital Letter
                                      or similar letters and (b) must comply with the
                                      registration and prospectus delivery requirements of
                                      the Securities Act in connection with a secondary
                                      resale transaction. Each broker or dealer that
                                      receives Exchange Notes for its own account in
                                      exchange for Old Notes, where such Old Notes were
                                      acquired by such broker or dealer as a result of
                                      market-making or other activities, must acknowledge
                                      that it will deliver a Prospectus

                                      in connection with any sale of such Exchange Notes.
                                      See "Plan of Distribution."

Expiration Date.....................  5:00 p.m., New York City time, on            , 1998,
                                      unless the Exchange Offer is extended, in which case
                                      the term "Expiration Date" means the latest date and
                                      time to which the Exchange Offer is extended.

Accrued Interest on the Exchange
  Notes and Old Notes...............  The Exchange Notes will bear interest from March 12,
                                      1998. Holders of Old Notes whose Old Notes are
                                      accepted for exchange will be deemed to have waived
                                      the right to receive any payment in respect of
                                      interest on such Old Notes accrued to the date of
                                      issuance of the Exchange Notes.

Conditions to the Exchange Offer....  The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate in
                                      general to proceedings which have been instituted or
                                      laws which have been adopted that might impair the
                                      ability of Doe Run to proceed with the Exchange
                                      Offer. As of the date of this Prospectus, none of
                                      these events had occurred, and Doe Run believes their
                                      occurrence to be unlikely. If any such conditions
                                      exist prior to the Expiration Date, Doe Run may (a)
                                      refuse to accept any Old Notes and return all
                                      previously tendered Old Notes, (b) extend the
                                      Exchange Offer or (c) waive such conditions. See "The
                                      Exchange Offer-- Conditions."

Procedures for Tendering Old
  Notes.............................  Each holder of Old Notes wishing to accept the
                                      Exchange Offer must complete, sign and date the
                                      Letter of Transmittal, or a facsimile thereof, in
                                      accordance with the instructions contained herein and
                                      therein, and mail or otherwise deliver such Letter of
                                      Transmittal, or such facsimile, together with the Old
                                      Notes to be exchanged and any other required
                                      documentation to the Exchange Agent (as defined) at
                                      the address set forth herein and therein. Tendered
                                      Old Notes, the Letter of Transmittal and accompanying
                                      documents must be received by the Exchange Agent by
                                      5:00 p.m. New York City time, on the Expiration Date.
                                      See "The Exchange Offer-- Procedures for Tendering."
                                      By executing the Letter of Transmittal, each holder
                                      will represent to Doe Run that, among other things,
                                      the Exchange Notes acquired pursuant to the Exchange
                                      Offer are being obtained in the ordinary course of
                                      business of the person receiving such Exchange Notes,
                                      whether or not such person is the holder, that
                                      neither the holder nor any such other person is
                                      engaged in or intends to engage in a distribution of
                                      the Exchange Notes or has an arrangement or
                                      understanding with any person to participate in the
                                      distribution of such Exchange Notes, and that neither
                                      the holder nor any such other person is an
                                      "affiliate," as defined under Rule 405 of the
                                      Securities Act, of Doe Run.

Special Procedures for Beneficial
  Holders...........................  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank,
                                      trust company or other nominee and who wishes to
                                      tender in the Exchange Offer should contact such
                                      registered holder promptly and instruct such
                                      registered holder to tender on his behalf. If such
                                      beneficial holder wishes to tender on his own behalf,
                                      such beneficial holder must, prior to completing and
                                      executing the Letter of Transmittal and delivering
                                      his Old Notes, either make appropriate arrangements
                                      to register ownership of the Old Notes in such
                                      holder's name or obtain a properly completed bond
                                      power from the registered holder. The transfer of
                                      record ownership may take considerable time. See "The
                                      Exchange Offer--Procedures for Tendering."

Guaranteed Delivery Procedures......  Holders of Old Notes who wish to tender their Old
                                      Notes and whose Old Notes are not immediately
                                      available or who cannot deliver their Old Notes and a
                                      properly completed Letter of Transmittal or any other
                                      documents required by the Letter of Transmittal to
                                      the Exchange Agent prior to the Expiration Date may
                                      tender their Old Notes according to the guaranteed
                                      delivery procedures set forth in "The Exchange
                                      Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...................  Tenders may be withdrawn at any time prior to 5:00
                                      p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and Delivery
  of Exchange Notes.................  Subject to certain conditions, Doe Run will accept for exchange any and all Old Notes which are properly
                                      tendered in the Exchange Offer prior to 5:00 p.m.,
                                      New York City time, on the Expiration Date. The
                                      Exchange Notes issued pursuant to the Exchange Offer
                                      will be delivered promptly after the Expiration Date.
                                      See "The Exchange Offer--Terms of the Exchange
                                      Offer."

Certain U.S. Federal Income Tax
  Considerations....................  The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for
                                      federal income tax purposes. A holder's holding
                                      period for Exchange Notes will include the holding
                                      period for Old Notes. For a discussion summarizing
                                      certain U.S. federal income tax consequences to
                                      holders of the Exchange Notes, see "Certain U.S.
                                      Federal Income Tax Considerations."

Exchange Agent......................  State Street Bank and Trust Company is serving as exchange agent (the "Exchange Agent") in connection
                                      with the Exchange Offer. The mailing address of the
                                      Exchange Agent is State Street Bank and Trust
                                      Company, Two International Place, 4th Floor, Boston,
                                      Massachusetts 02110, Attention: Claire
                                      Young--Corporate Trust Department. Deliveries by hand
                                      or overnight courier should be addressed to State
                                      Street Bank and Trust Company, 61 Broadway, 15th
                                      Floor, New

                                      York, New York 10016, Attention: Corporate Trust
                                      Department. For information with respect to the
                                      Exchange Offer, call the Exchange Agent at telephone
                                      number: (860) 244-1846 or facsimile number: (860)
                                      244-1881.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

    The Exchange Offer constitutes an offer to exchange up to $200.0 million and $55.0 million aggregate principal amount of the Fixed Rate Exchange Notes and Floating Rate Exchange Notes, respectively, for up to an equal aggregate principal amount of Fixed Rate Old Notes and Floating Rate Old Notes, respectively. The Exchange Notes will be obligations of Doe Run evidencing the same indebtedness as the Old Notes, and will be entitled to the benefit of the same Indenture. The form and terms of the Fixed Rate Exchange Notes and Floating Rate Exchange Notes are substantially the same as the form and terms of the Fixed Rate Old Notes and Floating Rate Old Notes, respectively, except that the Exchange Notes have been registered under the Securities Act. See "Description of the Notes."

COMPARISON WITH OLD NOTES

Freely Transferable.................  The Exchange Notes will be freely transferable under the Securities Act by holders who are not Restricted
                                      Holders. Restricted Holders are restricted from
                                      transferring the Exchange Notes without compliance
                                      with the registration and prospectus delivery
                                      requirements of the Securities Act. The Fixed Rate
                                      Exchange Notes and Floating Rate Exchange Notes will
                                      be identical in all material respects (including
                                      interest rate, maturity and restrictive covenants) to
                                      the Fixed Rate Old Notes and Floating Rate Old Notes,
                                      respectively, with the exception that the Exchange
                                      Notes will be registered under the Securities Act.
                                      See "The Exchange Offer--Terms of the Exchange
                                      Offer."

Registration Rights.................  The holders of Old Notes currently are entitled to certain registration rights pursuant to the
                                      Registration Rights Agreement, dated as of March 12,
                                      1998 (the "Registration Rights Agreement"), by and
                                      among Doe Run, the Guarantors and BT Alex. Brown
                                      Incorporated, Donaldson, Lufkin & Jenrette Securities
                                      Corporation and UBS Securities LLC, the initial
                                      purchasers of the Old Notes (the "Initial
                                      Purchasers"), including the right to cause Doe Run
                                      and the Guarantors to register the Old Notes under
                                      the Securities Act if the Exchange Offer is not
                                      consummated prior to the Exchange Offer Termination
                                      Date (as defined). See "The Exchange
                                      Offer--Conditions." However, pursuant to the
                                      Registration Rights Agreement, such registration
                                      rights will expire upon consummation of the Exchange
                                      Offer. Accordingly, holders of Old Notes who do not
                                      exchange their Old Notes for Exchange Notes in the
                                      Exchange Offer will not be able to reoffer, resell or
                                      otherwise dispose of their Old Notes unless such Old
                                      Notes are subsequently registered under the
                                      Securities Act or unless an exemption from the
                                      registration requirements of the Securities Act is
                                      available.

TERMS OF THE EXCHANGE NOTES

Securities Offered..................  $200.0 million aggregate principal amount of 11 1/4%
                                      Senior Notes due 2005, Series B.

                                      $55.0 million aggregate principal amount of Floating
                                      Interest Rate Senior Notes due 2003, Series B.

Issuer..............................  The Doe Run Resources Corporation

Guarantors..........................  Fabricated Products, Inc., Doe Run Cayman Ltd., Doe
                                      Run Mining S.R. Ltda. and Doe Run Peru S.R. Ltda.

Maturity Date.......................  The Floating Rate Exchange Notes will mature on March
                                      15, 2003, and the Fixed Rate Exchange Notes will
                                      mature on March 15, 2005.

Interest Payment Dates..............  Interest on the Exchange Notes will be payable semi-annually on each March 15 and September 15,
                                      commencing September 15, 1998. The Fixed Rate
                                      Exchange Notes will bear interest at a rate of
                                      11 1/4% per annum. The Floating Rate Exchange Notes
                                      will bear interest at a rate per annum equal to LIBOR
                                      plus 6.29% (currently, 12.00875%). Interest on the
                                      Floating Rate Exchange Notes will be reset semi-
                                      annually.

Ranking.............................  The Exchange Notes and the Guarantees will be general unsecured obligations of Doe Run and of the
                                      Guarantors, respectively, and will rank senior in
                                      right of payment to all existing and future
                                      subordinated indebtedness of Doe Run and the
                                      Guarantors, respectively, and PARI PASSU in right of
                                      payment with other senior indebtedness of Doe Run and
                                      the Guarantors, respectively, subject, in the case of
                                      the Guarantees of Doe Run Mining and Doe Run Peru, to
                                      statutorily preferred exceptions and statutorily
                                      mandated priorities based on the date of issuance
                                      with respect to payment of obligations under
                                      applicable Peruvian law. However, Doe Run's
                                      indebtedness under the New Doe Run Revolving Credit
                                      Facility is secured by substantially all of the
                                      current assets of Doe Run. In addition, Doe Run Peru
                                      expects to enter into the New Doe Run Peru Revolving
                                      Credit Facility, which will be secured by
                                      substantially all of the current assets of Doe Run
                                      Peru. Holders of such secured indebtedness, and any
                                      other secured indebtedness of Doe Run and the
                                      Guarantors, will have claims that effectively rank
                                      prior to those of holders of Exchange Notes with
                                      respect to the assets securing such indebtedness. In
                                      addition, the Guarantee of Doe Run Peru will be
                                      contractually subordinated to the indebtedness of Doe
                                      Run Peru under the New Doe Run Peru Revolving Credit
                                      Facility. As of January 31, 1998, on a pro forma
                                      basis, the Company would have had approximately
                                      $380.9 million of indebtedness outstanding (exclusive
                                      of anticipated aggregate commitments of $140.0
                                      million under the New Revolving Credit Facilities).

Optional Redemption.................  The Fixed Rate Exchange Notes will be redeemable, in whole or in part, at the option of Doe Run, on or
                                      after March 15, 2002, and the Floating Rate Exchange
                                      Notes will be redeemable, in whole or in part, at the
                                      option of Doe Run, at any time, in each case at the
                                      redemption prices set forth herein, plus accrued and
                                      unpaid interest to the date of redemption. In
                                      addition, at any time on or prior to March 15, 2001,
                                      Doe Run may redeem up to 35% of the aggregate
                                      principal amount of the Fixed Rate Exchange Notes
                                      with the net cash proceeds of one or more Equity
                                      Offerings, at a redemption price equal to 111.25% of
                                      the principal amount thereof, plus accrued interest
                                      to the date of redemption; PROVIDED that at least 65%
                                      of the aggregate principal amount of Fixed Rate Notes
                                      remains outstanding immediately after any redemption.
                                      See "Description of the Notes-- Redemption."

Change of Control...................  Upon a Change of Control, each holder of Exchange
                                      Notes will have the right to require Doe Run to
                                      repurchase such holder's Exchange Notes at a price
                                      equal to 101% of the principal amount thereof, plus
                                      accrued and unpaid interest to the date of
                                      repurchase. See "Description of the Notes-- Certain
                                      Covenants--Change of Control."

Certain Covenants...................  The Indenture contains certain covenants that limit the ability of Doe Run and its Restricted
                                      Subsidiaries (as defined) to, among other things,
                                      incur additional indebtedness, pay dividends or make
                                      certain other restricted payments, consummate certain
                                      asset sales, enter into certain transactions with
                                      affiliates, incur liens, impose restrictions on the
                                      ability of a subsidiary to pay dividends or make
                                      certain payments to Doe Run and its Restricted
                                      Subsidiaries, merge or consolidate with any other
                                      person or sell, assign, transfer, lease, convey or
                                      otherwise dispose of all or substantially all of the
                                      assets of Doe Run and its Restricted Subsidiaries.
                                      These restrictions and qualifications are subject to
                                      a number of important qualifications and exceptions.
                                      See "Description of the Notes--Certain Covenants."

    For additional information regarding the Exchange Notes, see "Description of the Notes."

                                USE OF PROCEEDS

    Doe Run will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." Doe Run has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement (as defined). No underwriter is being used in connection with the Exchange Offer.

    See "--Recent Transactions--Old Notes Offering" for a description of the use of proceeds from the Old Notes Offering.

                              RECENT TRANSACTIONS

THE ACQUISITION

    Doe Run Peru consummated the Acquisition on October 23, 1997 pursuant to the terms of the Contract of Stock Transfer, Capital Increase and Stock Subscription (the "Subscription Agreement") whereby Doe Run Peru acquired in excess of 99.97% of Metaloroya's shares for approximately $247.0 million, which consisted of a capital contribution to Metaloroya of $126.5 million and a purchase price payment of $120.5 million. The Acquisition was structured as a direct subscription and payment for newly issued shares of Metaloroya representing a 51% ownership interest in Metaloroya and a contemporaneous purchase from Centromin of substantially all the previously outstanding shares, except for a DE MINIMIS number of shares purchased from Centromin pursuant to Peruvian law by employees of Centromin.

    In order to finance the Acquisition, Doe Run Mining borrowed $225.0 million in term loans under the Credit Agreement, dated as of October 23, 1997 (the "Existing Doe Run Mining Credit Facility"), among Doe Run Mining, as borrower, Doe Run, Doe Run Cayman, Doe Run Peru and Metaloroya, each as guarantors, and various financial institutions. In addition, Doe Run Mining received a $2.0 million capital contribution from Doe Run Cayman and a $23.0 million subordinated loan from Doe Run (the "Subordinated Loan"). Doe Run Mining used the foregoing funds to make a capital contribution to Doe Run Peru of approximately $248.0 million which was used to complete the Acquisition and for general corporate purposes. On December 30, 1997, the Merger of Metaloroya into Doe Run Peru was consummated with the surviving company being named Doe Run Peru S.R. Ltda.

    As part of the Subscription Agreement, Doe Run Peru is obligated to invest $120.0 million through October 23, 2002 (the "Investment Commitment") to expand and modernize Doe Run Peru's operations, including certain expenditures to comply with environmental regulations within Peru as set forth in the Programa de Adecuacion y Manejo Ambiental (Environmental Remedy and Management Program) (the "PAMA"), an environmental adjustment and management program. In the event that Doe Run Peru does not fulfill its obligations under the Investment Commitment, Doe Run Peru will be obligated to pay in 2002 a penalty payment to Centromin equal to 30% of any shortfall (a maximum of $36.0 million if none of the Investment Commitment is made during the five year period) (the "Penalty Payment"). As of March 31, 1998, Doe Run Peru had expended $1.2 million toward fulfillment of the Investment Commitment.

    In addition to term loans, the Existing Doe Run Mining Credit Facility provides for a working capital facility of $50.0 million, of which $3.0 million was drawn on the closing date of the Acquisition. As of October 31, 1997, Doe Run Mining had outstanding borrowings of $103.0 million under the Existing Doe Run Mining Credit Facility, $100.0 million in term loans and $3.0 million under the working capital facility. In addition, Doe Run Mining has an intercompany payable due to Doe Run Peru reflecting an interest free loan of $125.0 million made by Metaloroya to Doe Run Mining on the closing date of the Acquisition. The proceeds of the intercompany payable were used to reduce the outstanding term loans obtained by Doe Run Mining under the Existing Doe Run Mining Credit Facility to consummate the Acquisition.

DOE RUN FINANCING

    As part of Renco's acquisition of Doe Run from Fluor Corporation ("Fluor") in April 1994, Doe Run undertook certain obligations to Fluor. These obligations included annual payments by Doe Run in exchange for an eight-year covenant not to compete, a profit participation arrangement and promissory notes (collectively, the "Fluor Indebtedness").

    Doe Run borrowed $130.0 million under a term loan (the "Doe Run Term Loan") pursuant to the Credit Agreement, dated as of October 23, 1997, among Doe Run, as borrower, DR Acquisition Corp. ("DRA"), as parent guarantor, Fabricated Products, Inc., as subsidiary guarantor, and various financial institutions. Doe Run used the net proceeds of the Doe Run Term Loan to pay $60.0 million to Fluor in full settlement of the Fluor Indebtedness, to make the Subordinated Loan and to make a $2.0 million capital contribution to Doe Run Cayman. In addition, Doe Run used a portion of the net proceeds of the Doe Run Term Loan to repay all amounts outstanding under Doe Run's then existing revolving credit facility and entered into a $100.0 million revolving credit facility (the "Existing Doe Run Revolving Credit Facility").

OLD NOTES OFFERING

    On March 12, 1998, Doe Run sold and issued the Old Notes (the "Old Notes Offering"). The net proceeds from the Old Notes Offering were approximately $248.6 million. Doe Run used $125.0 million of such net proceeds to make a deposit (the "Special Term Deposit") in a bank, which in turn loaned such amount (the "Back-to-Back Loan") to Doe Run Mining. The Special Term Deposit and the Back-to-Back Loan have payment terms that match the timing and amount of the payments on $125.0 million of the Fixed Rate Notes, except that additional interest of 0.50% for the first six months and 0.25% thereafter through September 2004 is payable on the Back-to-Back Loan. The Back-to-Back Loan is secured by the Special Term Deposit. Doe Run Mining used the proceeds of the Back-to-Back Loan to (i) repay amounts outstanding under the Existing Doe Run Mining Credit Facility and (ii) repay the Subordinated Loan to Doe Run of $23.0 million. Doe Run used the remaining approximately $123.6 million of the net proceeds from the Old Notes Offering, together with the proceeds from the repayment of the Subordinated Loan, to (i) repay amounts outstanding under the Doe Run Term Loan, (ii) repay amounts under the Existing Doe Run Revolving Credit Facility, (iii) redeem all of Doe Run's preferred stock held by Renco and pay accrued dividends thereon and (iv) pay related fees and expenses, including a transaction fee to Renco. The Old Notes Offering and the application of the proceeds therefrom are collectively referred to herein as the "Transactions."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following tables set forth historical financial data of (i) the Company for each of the three fiscal years ended October 31, 1997, which have been derived from the Company's audited consolidated financial statements, and for the three months ended January 31, 1997 and 1998 and as of January 31, 1998, which are unaudited, (ii) Doe Run Peru's predecessors ("Doe Run Peru's Predecessor") for each of the two fiscal years ended December 31, 1996, which have been derived from Doe Run Peru's Predecessor's audited consolidated financial statements, and for the period November 1, 1996 to October 23, 1997 (the date of consummation of the Acquisition) and the three months ended January 31, 1997, which are unaudited, (iii) Doe Run Cayman for the three months ended January 31, 1998, which are unaudited, and (iv) pro forma financial data of the Company for the fiscal year ended October 31, 1997 and the three months ended January 31, 1998 and as of January 31, 1998. The pro forma balance sheet data give effect to the Transactions as if they had occurred on January 31, 1998, and the pro forma statement of operations data and financial ratios and other data for the fiscal year ended October 31, 1997 and the three months ended January 31, 1998 give effect to the Acquisition and the Transactions as if they had occurred on November 1, 1996. The information contained in this table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Doe Run and Doe Run Peru's Predecessor, and the notes thereto, included elsewhere herein.

                                  THE COMPANY

                                                          YEAR ENDED OCTOBER 31,              THREE MONTHS ENDED JANUARY 31,
                                               --------------------------------------------  ---------------------------------
                                                 1995       1996              1997             1997              1998
                                               ---------  ---------  ----------------------  ---------  ----------------------
                                                                      ACTUAL     PRO FORMA               ACTUAL     PRO FORMA
                                                                     ---------  -----------             ---------  -----------

                                                                       (DOLLARS AND TONS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales....................................  $ 225,143  $ 274,930  $ 280,467   $ 709,780   $  65,751  $ 169,086   $ 169,086
Cost of sales................................    180,398    215,489    234,351     608,812      52,944    143,547     143,547
Depletion, depreciation and amortization.....     12,486     13,654     14,718      21,460       3,663      5,714       5,714
Selling, general and administrative
  expenses...................................      8,405     10,079     10,959      26,169       2,906      7,471       7,471
Exploration expense..........................      1,926      2,912      2,705       2,705         481        484         484
                                               ---------  ---------  ---------  -----------  ---------  ---------  -----------
Operating income.............................     21,928     32,796     17,734      50,634       5,757     11,870      11,870

FINANCIAL RATIOS AND OTHER DATA:
EBITDA(a)....................................  $  34,282  $  46,805  $  32,415   $  74,479   $   9,317  $  17,719   $  17,719
Capital expenditures.........................      5,377     10,534     13,476      13,476       1,518      3,416       3,416
Pro forma cash interest expense(b)...........                                       29,672                              7,378
Pro forma net debt(c)........................                                      238,099
Ratio of EBITDA to pro forma cash interest
  expense....................................                                         2.51x                              2.40 x
Ratio of pro forma net debt to EBITDA........                                         3.20 x

OTHER OPERATING DATA:
Average LME lead price per pound(d)..........  $     .28  $     .35  $     .29               $     .32  $     .25
Tons of primary lead metal sold..............      218.0      228.9      245.1                    57.2       85.3
Tons of secondary lead metal sold............       27.9       39.7       44.1                     4.5       12.6
Tons of secondary lead metal tolled..........       52.4       51.7       60.9                    15.6       12.7
Tons of zinc concentrates sold...............       55.5       68.3       69.7                    17.5       14.8
Tons of copper concentrates sold.............       23.9       31.3       26.6                     3.0        5.8
Tons of copper metal sold....................     --         --            0.8                  --           17.9
Ounces of silver metal sold (in millions)....     --         --            0.1                  --            6.5
Tons of zinc metal sold......................     --         --         --                      --           18.4
Primary smelter lead tons per manshift(e)....        2.1        2.2        2.4                     2.3        2.5

                                                                                                            AS OF JANUARY 31, 1998
                                                                                                            ----------------------
                                                                                                             ACTUAL     PRO FORMA
                                                                                                            ---------  -----------
                                                                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash......................................................................................................  $  15,645   $  11,232
Working capital...........................................................................................     91,478     105,606
Property, plant and equipment, net........................................................................    203,984     203,984
Total assets..............................................................................................    403,862     525,951
Total debt (including current portion)....................................................................    244,986     380,895
Shareholders' equity......................................................................................     16,148       8,606

                 DOE RUN PERU'S PREDECESSOR AND DOE RUN CAYMAN

                                                                                                         DOE RUN
                                                               DOE RUN PERU'S PREDECESSOR(F)            CAYMAN(G)
                                                       ----------------------------------------------  -----------
                                                                               PERIOD        THREE        THREE
                                                            YEAR ENDED       NOVEMBER 1,    MONTHS       MONTHS
                                                           DECEMBER 31,        1996 TO       ENDED        ENDED
                                                       --------------------  OCTOBER 23,  JANUARY 31,  JANUARY 31,
                                                         1995       1996       1997(H)       1997        1998(I)
                                                       ---------  ---------  -----------  -----------  -----------
                                                                     (DOLLARS AND TONS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............................................  $ 450,929  $ 456,797   $ 429,313    $ 108,151    $ 111,811
Cost of sales........................................    397,524    397,158     364,901       86,323       90,924
Depreciation and amortization........................      4,729      5,353       5,623        1,358        1,699
Selling, general and administrative expenses.........     15,950     17,420      18,524        5,966        4,697
                                                       ---------  ---------  -----------  -----------  -----------
Operating income.....................................     32,726     36,866      40,265       14,504       14,491
OTHER DATA:
EBITDA(a)............................................  $  35,657  $  18,702   $  45,025    $  15,953       16,316
Adjusted EBITDA(j)...................................     38,161     47,716      50,190       17,250

OTHER OPERATING DATA:
Tons of lead metal sold..............................       98.7      104.1       106.7         26.1         26.9
Tons of copper metal sold............................       70.0       71.3        68.9         17.5         17.9
Ounces of silver metal sold (in millions)............       19.6       21.2        20.4          5.0          6.5
Tons of zinc metal sold..............................       74.3       77.6        71.0         18.3         18.4
Average LME copper price per pound...................  $    1.33  $    1.04   $    1.07    $    1.05    $     .81
Average LBMA silver price per ounce(k)...............       5.20       5.10        4.79         4.79         5.53
Average LME zinc price per pound.....................        .47        .47         .59          .48          .51

------------------------------
(a) EBITDA is defined as net income (loss) before extraordinary item plus the sum of net interest expense, income taxes and depletion, depreciation and amortization. The trends of EBITDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the recent trends of operating income. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income or cash flow as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.
(b) Pro forma cash interest expense is computed by removing substantially all historical cash interest expense due to the retirement of substantially all of the existing debt obligations of the Company and adding cash interest expense on the Old Notes, the Back-to-Back Loan and other obligations of $29.1 million, $14.5 million and $.1 million, respectively, net of cash interest income on the Special Term Deposit of $14.1 million, for the year ended October 31, 1997 and cash interest expense on the Old Notes and the Back-to-Back Loan of $7.3 million and $3.6 million, respectively, net of cash interest income on the Special Term Deposit of $3.5 million, for the three months ended January 31, 1998.
(c) Pro forma net debt is pro forma total debt (including current portion), net of pro forma cash of $18.6 million and the $125.0 million Special Term Deposit. Pro forma total debt is computed by removing all of the existing debt obligations of the Company (except the industrial revenue bonds) and adding the Old Notes and the Back-to-Back Loan.
(d) The average lead price per pound realized by Doe Run generally is at a premium over the average LME price.
(e) Primary smelter lead tons per manshift is computed by dividing metal produced at Doe Run by the shifts required to produce the related tons. Shifts are computed by dividing the sum of actual hours worked during the period for hourly employees and 52 hours per week for salaried employees by eight hours.
(f) Metaloroya was acquired by Doe Run Peru effective October 23, 1997.
(g) Doe Run Cayman, a wholly-owned subsidiary of Doe Run, is the parent company of Doe Run Mining and currently has no independent operations.
(h) Doe Run Cayman's net sales, operating income and EBITDA for the eight-day period October 23, 1997 to October 31, 1997 were $2.6 million, $.4 million and $.5 million, respectively.
(i) These results include intercompany transactions. Net sales and cost of sales excluding the effects of intercompany transactions were $109.2 million and $88.7 million, respectively.
(j) Adjusted EBITDA is defined as EBITDA adjusted for the following non-recurring charges: (i) for 1995, $2.5 million relating to personnel reduction costs, (ii) for 1996, $3.9 million relating to personnel reduction costs, $21.6 million relating to one-time environmental expenses and $3.6 million relating to privatization costs, (iii) for the period November 1, 1996 to October 23, 1997, $3.2 million relating to privatization costs and $2.0 million relating to personnel reduction costs and (iv) for the three months ended January 31, 1997, $.8 million relating to privatization costs and $.5 million relating to personnel reduction costs.
(k) "LBMA" means the London Bullion Market Association.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE EXCHANGE NOTES.

SUBSTANTIAL INDEBTEDNESS

    The Company has substantial indebtedness and debt service requirements. As of January 31, 1998, on a pro forma consolidated basis, the Company would have had $380.9 million of indebtedness outstanding (exclusive of anticipated aggregate commitments of $140.0 million under the New Revolving Credit Facilities). In addition, the Indenture permits the Company to incur certain other indebtedness. See "Description of the Notes--Certain Covenants--Limitation on Indebtedness."

    The Company's level of indebtedness will have several important effects on its future operations, including the following: (a) a significant portion of the Company's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (b) the financial covenants and other restrictions contained in the New Revolving Credit Facilities require Doe Run and Doe Run Peru, as applicable, to meet certain financial tests and limit their ability to borrow additional funds or to dispose of assets and (c) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. In addition, the ability of the Company to meet its debt service obligations and to reduce its total debt will be dependent upon its future performance, which will be subject to general economic conditions and to financial, business and other factors affecting its operations, many of which are beyond their control. Moreover, an inability of Doe Run or Doe Run Peru to meet the financial covenants contained in the New Revolving Credit Facilities or other indebtedness could result in an acceleration of amounts due thereunder. Doe Run was not in compliance with the minimum net worth and maximum leverage ratio covenants under the Doe Run Term Loan and the Existing Doe Run Revolving Credit Facility for the fiscal quarter ended January 31, 1998, for which Doe Run received waivers.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    The terms and conditions of the New Revolving Credit Facilities and the Indenture impose restrictions that affect, among other things, the ability of the Company to incur debt, pay dividends, make acquisitions, create liens, make capital expenditures and make certain investments.

    The ability of the Company to comply with the foregoing provisions can be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Company's indebtedness, including the New Revolving Credit Facilities and the Indenture. In the event of any such default, depending on the actions taken by the lenders under the New Revolving Credit Facilities, Doe Run may be unable to make any payments of principal or interest on the Exchange Notes for a period of time. In addition, the lenders under the New Revolving Credit Facilities could elect to declare all amounts borrowed, together with accrued and unpaid interest, to be due and payable. If Doe Run or Doe Run Peru, as the case may be, were unable to repay such amounts, the lenders under the New Revolving Credit Facilities could proceed against certain collateral. If such indebtedness under the New Revolving Credit Facilities were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Exchange Notes. See "Description of New Revolving Credit Facilities" and "Description of the Notes."

DEPENDENCE ON CASH FLOW FROM PERUVIAN SUBSIDIARIES

    The Company is dependent upon payments from Doe Run Mining and Doe Run Peru, including loans, advances, distributions and dividends from Doe Run Peru, to meet a portion of its debt service requirements. Doe Run, Doe Run Mining and Doe Run Peru have entered into various intercompany agreements which provide for certain payments to Doe Run. See "Certain Transactions--Intercompany

Transactions." The Company believes that these intercompany agreements and the availability of dividends, distributions, loans or advances from Doe Run Mining or Doe Run Peru will provide Doe Run sufficient funds, combined with Doe Run's available resources, to adequately service Doe Run's debt service requirements. However, no assurance can be given that such amounts will be sufficient or that changes in the laws of Peru will not adversely affect such payments, loans, advances, distributions or dividends. See "--Governmental Regulation."

VOLATILITY OF BASE METAL PRICES; TREATMENT CHARGES AND PENALTIES

    Base metal prices fluctuate and are affected by numerous factors beyond the Company's control, including expectations for inflation, speculative activities, global and regional demand and production, political and economic conditions and production costs in major producing regions. The aggregate effect of these factors is impossible for the Company to predict; however, these factors could have a material adverse effect on the results of operations, financial condition and liquidity of the Company.

    If the market price for lead falls below Doe Run's production costs and remains at such level for a sustained period, Doe Run will experience losses and may curtail or discontinue the development of a project or mining at one or more of its properties. In fiscal 1992 and 1993, Doe Run experienced operating losses due in part to unfavorable lead prices. As of March 31, 1998, the LME price for lead was $.26 per pound, which was below the ten-year average price of $.28 per pound. As a result of the recent lead price decreases, the Company expects that it will incur an operating loss in its U.S. operations that will adversely affect its EBITDA in fiscal 1998. There can be no assurance that lead prices will not decrease further in the future to levels resulting in operating losses for Doe Run.

    If base metal prices, treatment charges or penalties fall to such levels that Doe Run Peru cannot cover its production costs and remain at such levels for a sustained period, or result in the closure of the mines providing concentrate feedstock, Doe Run Peru will experience losses. There can be no assurance that base metal prices, treatment charges or penalties will not decrease in the future to levels resulting in operating losses for Doe Run Peru.

    While the Company may periodically use hedging techniques to reduce a portion of its exposure to the volatility of base metal prices, there can be no assurance that it will be able to do so effectively. See and "Management's Discussion and Analysis of Results of Operations and Financial
Condition--Liquidity and Capital Resources--Hedging Activities."

GOVERNMENTAL REGULATION

    The mining operations of Doe Run are subject to inspection and regulation by the Mine Safety and Health Administration of the Department of Labor ("MSHA") under provisions of the Federal Mine Safety and Health Act of 1977. All other operations of Doe Run are subject to inspection and regulation by the Occupational Safety and Health Administration of the Department of Labor ("OSHA") under the provisions of the Occupational Safety and Health Act of 1970. It is Doe Run's policy to comply with the directives and regulations of MSHA and OSHA. In addition, Doe Run takes such necessary actions as, in its judgment, are required to provide for the safety and health of its employees. MSHA and OSHA directives have had no material adverse impact on Doe Run's results of operations or financial condition, and Doe Run believes that it is substantially in compliance with the regulations promulgated by MSHA and OSHA; however, compliance with new, more stringent MSHA and/or OSHA directives could have a material adverse effect on results of operations, financial condition and liquidity of Doe Run.

    In connection with the Acquisition, Doe Run Peru, Doe Run Mining and Doe Run Cayman entered into a series of agreements (the "Stabilization Agreements") with two Peruvian government agencies, the Ministry for Energy and Mines (the "MEM") and the National Commission for Foreign Investments. Pursuant to terms of the Stabilization Agreements, the Peruvian government has guaranteed that, for a period of ten years from the date of the Acquisition, Doe Run Peru, Doe Run Mining and Doe Run

Cayman will not be adversely affected by changes in Peruvian legal regimes relating to, among other things, income tax, employment, free access to foreign exchange, right to remit investments and profits outside Peru and non-discrimination based on non-Peruvian ownership. No assurance can be given that the Peruvian government will not impose other conditions that may adversely affect Doe Run Peru's business, financial condition or results of operations or that there will not be changes in Peruvian legal regimes that will adversely affect Doe Run Peru, Doe Run Mining or Doe Run Cayman after the expiration of the Stabilization Agreements.

ENVIRONMENTAL MATTERS AND CLAIMS

    Doe Run is subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. Doe Run also is a defendant in four lawsuits filed in 1995 claiming property damage and personal injury from alleged releases of lead from the Herculaneum smelter. Punitive damages are also being sought in these cases. Environmental laws and regulations have changed rapidly in recent years and may become more stringent in the future. Insurance against environmental risks (including potential for pollution or other hazards as a result of disposal of waste products occurring from mining, milling and smelting) is not generally available to Doe Run or to other companies within the industry. Should Doe Run be unable to fund fully the cost of compliance or of remediating an environmental problem, Doe Run might be required to suspend operations or enter into interim compliance measures requiring additional expenditures pending completion of the required remedy. Compliance with environmental laws and regulations, as well as personal injury and property and other damage claims, could have a material adverse effect on Doe Run's results of operations, financial condition and liquidity. See "Business--Doe Run--Environmental Matters."

    Doe Run Peru is subject to numerous environmental laws and regulations enacted in the last ten years in Peru governing, among other things, air emissions, waste water discharge, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. The current and future application of these laws and regulations to Doe Run Peru is modified by certain agreements with the MEM, a Peruvian governmental agency. Given the developing nature of environmental law and enforcement policies in Peru, however, there can be no assurance that the Peruvian government will not in the future require compliance with additional environmental requirements that could adversely affect Doe Run Peru's business, financial condition or results of operations. Further, there can be no assurance that the Peruvian government or other interested persons will not seek changes in the future to the terms and conditions of any of the agreements made by Doe Run Peru with the MEM that may adversely affect Doe Run Peru's business, financial conditions or results of operations. Doe Run Peru also is subject to claims for alleged personal injury and property and other damages resulting from release of certain substances into the environment, including lead, to the extent such liabilities were not retained and are not satisfied by Centromin. Compliance with environmental laws and regulations, as well as personal injury and property and other damage claims, could have a material adverse effect on Doe Run Peru's business, financial condition or results of operations. Insurance against environmental risks (including potential for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to Doe Run Peru or to other companies within the industry. To the extent Doe Run Peru is subject to environmental liabilities, the payment of such liabilities would reduce its available funds. Should Doe Run Peru be unable to fund fully the cost of remediating an environmental problem, it could be required to suspend operations or take interim compliance measures pending completion of the required remedy. See "Business--Doe Run Peru--Environmental Matters."

OPERATING RISKS

    The business of mining is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations, cave-ins, rockbursts, flooding and periodic interruptions due to inclement or hazardous weather conditions. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining, monetary losses and possible legal liability. Although Doe Run maintains insurance within ranges of coverage consistent with industry practice, no assurance can be given that such insurance will be available at economically feasible premiums. In July 1992, Doe Run experienced a strike by the workers at the Herculaneum smelter resulting in metal output significantly lower than planned levels and higher operating expenses due to increased security costs and outside services. Although Doe Run's work force is no longer significantly unionized, there can be no assurance that Doe Run will not experience labor disputes in the future. In July and August 1993, production at the Herculaneum smelter was curtailed significantly due to flooding of the Mississippi River. There can be no assurance that Doe Run's operations will not be adversely affected in the future by flooding or other adverse conditions beyond Doe Run's control. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

    The business of smelting and refining complex concentrates generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents and labor disputes. Such risks could result in personal injury, environmental damage, delays in operation, monetary losses and possible legal liability. Although Doe Run Peru maintains insurance within ranges of coverage consistent with industry practice, no assurance can be given that such insurance will be available at economically feasible premiums. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FACTORS RELATING TO DOE RUN

  DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS

    Doe Run relies heavily on a small number of customers which purchase a significant portion of its lead to produce lead-acid batteries. Johnson Controls, Inc. ("JCI") purchased lead and tolling services representing approximately 12% of Doe Run's fiscal 1997 net sales. In addition, Big River Zinc Corporation ("Big River") purchased zinc concentrates representing approximately 10% of Doe Run's fiscal 1997 net sales. The loss of any of Doe Run's largest customers or curtailment of purchases by such customers could have a material adverse effect on the results of operations, financial condition and liquidity of Doe Run.

  DEPENDENCE ON LEAD-ACID BATTERY USE

    Doe Run sells a significant portion of its lead production for use in lead-acid batteries. Lead-acid battery producers or their suppliers accounted for approximately 63% of Doe Run's fiscal 1997 net sales. The obsolescence of, or any curtailment in the use of, lead-acid batteries could have a material adverse effect on the results of operations, financial condition and liquidity of Doe Run.

  RESERVES

    The ore reserve figures presented in this Prospectus are, in large part, estimates made by Doe Run's technical personnel, and no assurance can be given that the indicated level of recovery of these metals will be realized. Market price fluctuations of lead, as well as increased production costs or reduced recovery rates, may render ore reserves containing relatively lower grades of mineralization uneconomic and may ultimately result in a restatement of reserves. Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may adversely affect Doe Run's results of operations in any particular accounting period. Doe Run assumes certain metal prices for its mineral reserve calculations, which approximate current market prices, but these lead prices may vary from current market prices based on a number of factors likely to influence lead prices over the near term. See "Business--Doe Run--Reserves."

  EXPLORATION AND DEVELOPMENT

    Doe Run competes to acquire properties producing or capable of producing lead and other minerals, conducts exploration activities and engages in development projects. As a result of the competition for property, some of which is with companies with greater financial resources than Doe Run, Doe Run may be unable to acquire attractive mining properties on terms it considers acceptable. Mineral exploration is highly speculative in nature, involves many risks and frequently is nonproductive, and there can be no assurance that Doe Run's mineral exploration efforts will be successful. Once mineralization is discovered, it may take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Doe Run's ability to increase its production longevity is dependent on the successful development of new ore bodies and/or expansion of existing mining operations. It is possible that actual cash operating costs and economic returns of any and all development projects may materially differ from the estimated costs and returns. Accordingly, there can be no assurance that Doe Run's programs will yield new reserves to expand and replace existing reserves that are being depleted by current production.

FACTORS RELATING TO DOE RUN PERU

  EXPANSION AND MODERNIZATION PROGRAM

    Doe Run Peru is undertaking an expansion and modernization program to enhance its competitive position and financial performance and to comply with certain environmental regulatory requirements (see "Business--Doe Run Peru--Environmental Matters") and the Subscription Agreement related to the Acquisition. Doe Run Peru believes that it will invest approximately $195.0 million over ten years in order to comply with such environmental requirements. Under the Subscription Agreement, Doe Run Peru has five years to fulfill its $120.0 million Investment Commitment. The maximum penalty that may be assessed for failure to comply with the Investment Commitment of the Subscription Agreement is 30% of the unfulfilled Investment Commitment. Doe Run Peru has developed a ten-year Capital Investment Program of approximately $300.0 million designed to improve its operations, as well as to address these environmental requirements and fulfill the Investment Commitment.

    Although management expects that cash from existing and future operations and available borrowings under the New Doe Run Peru Revolving Credit Facility and from anticipated borrowings in the future will be sufficient to cover the costs of Doe Run Peru's Capital Investment Program, there can be no assurance that Doe Run Peru will not be required to seek additional funds in order to complete its expansion and modernization program. Upon the incurrence of any borrowings under the New Doe Run Peru Revolving Credit Facility, there can be no assurance that Doe Run Peru's increased leverage will not have an adverse impact on Doe Run Peru's liquidity. If additional funds are necessary, there can be no assurance that Doe Run Peru will be able to obtain the required funds on terms and conditions acceptable to it. If such additional financing is unavailable, Doe Run Peru may have to delay completion of the expansion and modernization program until additional financing or sufficient internally generated funds become available, and any such delay could have a material adverse effect on the business, financial condition or results of operations of Doe Run Peru.

  AVAILABILITY OF CONCENTRATES

    Doe Run Peru, as presently constituted, does not own any of the mines from which it sources concentrates. Accordingly, Doe Run Peru purchases all of its concentrates feedstock requirements from unaffiliated mining operations. Doe Run Peru obtains approximately 84% of its copper concentrates, as well as all of its lead and zinc concentrates from the Peruvian domestic market. Doe Run Peru's current concentrate contracts are predominately for one-year terms expiring December 31, 1998. There can be no assurance that these contracts will be renewed or that, if renewed, they will not be on terms less favorable to Doe Run Peru. The closure of mines supplying concentrates due to exhaustion of reserves, low metals prices or otherwise or the inability of Doe Run Peru to obtain concentrates, or to obtain them on favorable terms, could have a material adverse effect on the business, financial condition or results of operations of Doe Run Peru.

  SUPPLY AND COST OF RAW MATERIALS

    In addition to concentrates feedstock, Doe Run Peru's operations are heavily dependent on the supply of various raw materials, including water, hydroelectric power, oxygen, coal and fluxes. Doe Run Peru produces its oxygen requirements from its oxygen plant and extracts limestone and silica fluxes from deposits close to its facility. Doe Run Peru purchases its coal requirements through annual contracts based on market prices. Doe Run Peru has entered into a long-term contract with Empresa de Electricidad de Los Andes, S.A. ("Electroandes") to supply its electricity needs on satisfactory terms, though at costs higher than those paid by Doe Run Peru's Predecessor. The availability of raw materials could be affected by natural disasters or other factors beyond Doe Run Peru's control. Any protracted interruption in the availability of any raw materials could have a material adverse effect on the business, financial condition or results of operations of Doe Run Peru.

  LABOR MATTERS

    Approximately 89% of Doe Run Peru's workforce is represented by labor unions. Doe Run Peru recently entered into new one-year collective bargaining agreements with its labor unions. There can be no assurance that these short-term collective bargaining agreements will be renewed on terms as favorable to Doe Run Peru. Although management believes its present labor relations are generally good, in the past, work stoppages and strikes have occurred. There can be no assurance that a work stoppage or strike will not occur prior to the expiration of the current labor agreements or during negotiations for new labor agreements (including extensions of the existing labor agreements) or as to the effect of any such work stoppage or strike on Doe Run Peru's production levels. Work stoppages or other labor-related developments affecting Doe Run Peru could have a material adverse effect on the business, financial condition or results of operations of Doe Run Peru. See "Business--Doe Run Peru--Employees" and "--Benefit Plans."

  ENFORCEABILITY OF JUDGMENTS UNDER PERUVIAN LAW

    Substantially all of the assets of Doe Run Peru are located in Peru. In the event that the holders of Exchange Notes were to obtain a judgment in the United States against Doe Run Mining or Doe Run Peru and seek to enforce such judgment in Peru, the holders' ability to enforce the judgment in Peru would be subject to Peruvian laws regarding recognition and enforcement of foreign judgments. According to the rules of recognition and enforcement of foreign judgments provided by the Peruvian Civil Code, a judgment issued by a competent court outside Peru would be recognized and enforced by Peruvian courts provided that there is in effect a treaty between the country where said foreign court sits and Peru, regarding the recognition and enforcement of foreign judgments. In the absence of such treaty, as is the case between the United States and Peru, Peruvian courts will give to the foreign judgment the same force and treatment that is given by the country where such foreign court sits to the judgments enacted by Peruvian courts, PROVIDED that the foreign judgment complies with the following statutory limitations set forth in Article 2104 of the Peruvian Civil
Code: (i) the judgment must not resolve matters for which exclusive jurisdiction of Peruvian courts applies (I.E., disputes relating to real estate located in Peru); (ii) the competence of the foreign court which issued the judgment must be recognized by Peruvian conflicts of law rules; (iii) the party against whom the judgment was obtained must have been properly served in connection with the foreign proceedings; (iv) the judgment of the foreign court must be a final judgment, not subject to any further appeal; (v) no pending proceedings may exist in Peru among the same parties and on the same subject; (vi) the judgment by the foreign court cannot be in violation of public policy; and (vii) the foreign court must grant reciprocal treatment to judgments issued by Peruvian courts.

FACTORS RELATING TO PERU

  POLITICAL AND ECONOMIC SITUATION IN PERU

    During the past 30 years, Peru has experienced political instability under both civilian and military governments. These governments have pursued various policies, including frequent intervention in the economic and social structure. Past governments have imposed controls on prices, exchange rates, local and foreign investment and international trade, restricted the ability of companies to dismiss employees, expropriated private sector assets, and prohibited the remittance of profits to foreign investors and payments to foreign creditors. In 1974, the government of Peru expropriated the assets of Doe Run Peru's Predecessor and transferred them to Centromin, a government-owned conglomerate.

    Since the current administration took office in July 1990, the Peruvian government has implemented a broad-based reform of Peru's political system, economy and social conditions, aimed at stabilizing the economy, restructuring the national government by reducing bureaucracy, privatizing state-owned companies, promoting private investment, developing and strengthening free markets, institutionalizing democratic representations, and enacting programs for the strengthening of basic services related to education, health, housing and infrastructure. Its then existing congressional body was dissolved in April 1992, and a new democratically elected congressional body was established in November 1992. A new Constitution was enacted and ratified in the fourth quarter of 1993. Under the current administration, inflation, as measured by the Peruvian Banco Central de Reserva (the "Central Bank"), has decreased from 7,649.7% in 1990 to 11.8% for 1996 and 6.5% for 1997. In addition, Peru's gross domestic product ("GDP"), as measured by the Central Bank, in real terms increased by 6.4% in 1993, 13.1% in 1994, 7.2% in 1995, 2.6% in 1996 and 7.4% in
1997.

    Notwithstanding the progress achieved in restructuring Peru's political institutions and revitalizing the economy during the administration's first term, there can be no assurance that the current administration or future administrations can sustain such progress. While the Peruvian economy has experienced strong growth in recent years, there can be no assurance that such growth will continue at similar rates in the future or at all. Doe Run Peru's financial condition and results of operations could be adversely affected by changes in economic or other policies of the Peruvian government, including the trend toward privatization, or other political or economic developments in Peru.

  EXCHANGE CONTROLS

    During the 1970s and 1980s, government policies restricted the ability of companies in Peru to, among other things, repatriate funds and import products, including oil, from abroad. In addition, currency exchange rates were strictly controlled and all export sales revenues were required to be deposited in the Central Bank where they were exchanged from U.S. dollars to the then local currency at less-than-market rates of exchange. The current Peruvian legal framework imposes no restrictions on the ability of a company operating in Peru to transfer foreign currency from Peru to other countries or to convert Peruvian currency into foreign currency or foreign currency into Peruvian currency. Prior to 1991, Peru had restrictive exchange controls and exchange rates. In the 1970s and 1980s, all foreign exchange proceeds were required to be deposited with the Central Bank. There can be no assurance that the Peruvian government will continue its current policy of permitting currency transfers and conversions without restriction or that Doe Run Peru would be able to service its debt obligations in a timely manner were the Peruvian government to reinstitute exchange controls. Notwithstanding the foregoing, certain of the Stabilization Agreements relate to free access to foreign exchange. However, no assurance can be given that there will not be changes in the Peruvian legal regimes that could adversely effect Doe Run Peru, Doe Run Mining or Doe Cayman upon expiration of the Stabilization Agreements.

  TERRORIST ACTIVITY

    Peru experienced significant terrorist activity in the 1980s and early 1990s, during which period terrorist groups escalated their acts of violence against the government, the private sector and Peruvian residents. According to Peruvian government estimates, terrorist activity in Peru during the last sixteen years has resulted in an estimated 25,000 deaths and damage to property and the economy estimated at $25 billion.

    There has been substantial progress in suppressing terrorist activity since 1990, in part as a result of the arrest of the leaders and approximately 2,000 members of the two principal terrorist groups. Approximately 6,000 additional persons have agreed to cooperate with the government under an amnesty law. Notwithstanding the success achieved, some incidents of terrorist activity continue to occur, including the recently resolved hostage incident at the residence of the ambassador of Japan to Peru. Although Doe Run Peru has implemented certain anti-terrorist practices, there can be no assurance that future terrorist activity will not have a material adverse effect on the business, financial condition or results of operations of Doe Run Peru.

  INFLATION AND CURRENCY DEVALUATION

    Peru has in the past experienced high levels of inflation. However, the inflation rate in Peru, as measured by the Central Bank consumer price index, has fallen from 7,649.7% in 1990 to 139.2% in 1991, 56.7% in 1992, 39.5% in
1993, 15.4% in 1994, 10.2% in 1995, 11.8% in 1996 and 6.5% in 1997. Although the
Peruvian government's stabilization plan has reduced inflation significantly, there can be no assurance that domestic inflation will not increase from its current level. In addition, the Peruvian currency has been devalued numerous times during the last twenty years. The devaluation rate, as measured by the Central Bank, was 4,012.9% in 1990, 77.0% in 1991, 69.8% in 1992, 31.9% in 1993,
1.4% in 1994, 6.0% in 1995, 12.6% in 1996 and 5.9% in 1997. A portion of the operating costs of Doe Run Peru are denominated in nuevos soles and therefore could be significantly affected by the rate of inflation in Peru. If inflation in Peru were to increase significantly without a corresponding devaluation of the nuevo sol, the financial condition and results of operations of Doe Run Peru could be materially and adversely affected.

CONTROL BY RENCO

    Doe Run and the Guarantors are indirect subsidiaries of Renco, of which Mr. Ira Leon Rennert is the controlling shareholder. As a result of his indirect ownership of Doe Run and the Guarantors, Mr. Rennert is, and will continue to be, able to direct and control the policies of Doe Run and the Guarantors, including mergers, sales of assets and similar transactions.

ABSENCE OF A PUBLIC MARKET

    The Exchange Notes will be new securities for which there is currently no public market. Doe Run does not intend to list the Exchange Notes on any national securities exchange or quotation system. The Initial Purchasers have advised Doe Run that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and, if commenced, may discontinue such market making at any time. Accordingly, there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of Old Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Doe Run currently does not anticipate that it will register the Old Notes under the Securities Act.

                                USE OF PROCEEDS

    Doe Run will not receive any proceeds from the Exchange Offer. In consideration for issuing the Fixed Rate Exchange Notes and Floating Rate Exchange Notes as contemplated in this Prospectus, Doe Run will receive in exchange Fixed Rate Old Notes and Floating Rate Old Notes, respectively, of like principal amount, the terms of which are identical in all material respects to the Fixed Rate Exchange Notes and Floating Rate Exchange Notes, respectively. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of Doe Run. Doe Run has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    See "Prospectus Summary--Recent Transactions--Old Notes Offering" for a description of the use of proceeds from the Old Notes Offering.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of January 31, 1998 on an actual basis and as adjusted for the Transactions. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto appearing elsewhere herein.

                                                                                         AS OF JANUARY 31,1998
                                                                                        -----------------------
                                                                                          ACTUAL    AS ADJUSTED
                                                                                        ----------  -----------

                                                                                        (DOLLARS IN THOUSANDS,
                                                                                           EXCEPT PER SHARE
                                                                                               AMOUNTS)
Long-term debt (including current portion):
  Doe Run Term Loan...................................................................  $  130,000      --
  New Doe Run Revolving Credit Facility(a)............................................      --          --
  Existing Doe Run Revolving Credit Facility..........................................      14,091      --
  New Doe Run Peru Revolving Credit Facility(b).......................................      --          --
  Existing Doe Run Mining Credit Facility.............................................     100,000      --
  Fixed Rate Old Notes................................................................      --       $ 200,000
  Floating Rate Old Notes.............................................................      --          55,000
  Back-to-Back Loan(c)................................................................      --         125,000
  Industrial Revenue Bonds............................................................         895         895
                                                                                        ----------  -----------
Total long-term debt..................................................................  $  244,986   $ 380,895

Shareholders' equity:
  Preferred stock, par value $1,000 per share, 2,500 shares authorized, issued and outstanding (liquidation and redemption value of $2,668 on January 31, 1998) and
    none issued and outstanding as adjusted...........................................       2,500      --
  Common stock, par value $.10 per share, 1,000 shares authorized, 1,000 shares issued and outstanding and 1,000 shares issued and outstanding,
    as adjusted.......................................................................           0           0
  Additional paid-in capital..........................................................       5,000       5,000
  Retained earnings...................................................................       8,648       3,606
                                                                                        ----------  -----------
Total shareholders' equity............................................................      16,148       8,606
                                                                                        ----------  -----------
Total capitalization..................................................................  $  261,134   $ 389,501
                                                                                        ----------  -----------
                                                                                        ----------  -----------

------------------------

(a) Represents the $100 million New Doe Run Revolving Credit Facility which will expire in March 2001. See "Description of New Revolving Credit Facilities--New Doe Run Revolving Credit Facility."

(b) Represents the anticipated $40 million New Doe Run Peru Revolving Credit Facility. See "Description of Revolving Credit Facilities--New Doe Run Peru Revolving Credit Facility."

(c) Represents a $125.0 million loan to Doe Run Mining from proceeds of the Old Notes Offering deposited in a bank by Doe Run. See "Prospectus Summary--Recent Transactions--Old Notes Offering."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma consolidated financial data has been prepared to give effect to the Acquisition and the Transactions. The unaudited pro forma balance sheet data as of January 31, 1998 give effect to the Transactions as if they had occurred on such date. The unaudited pro forma consolidated statement of operations and other data for the year ended October 31, 1997 and the three months ended January 31, 1998 give effect to the Acquisition and the Transactions as if they had occurred on November 1, 1996.

    The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Pro forma adjustments are applied to account for the Acquisition under the purchase method of accounting. Under the purchase method of accounting, the total purchase price was allocated to Doe Run Peru's assets and liabilities based on their relative fair values.

    The pro forma consolidated financial information has been prepared in accordance with U.S. GAAP and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited financial statements of Doe Run and Doe Run Peru's Predecessor, and the notes thereto, and the other financial information included elsewhere herein. The unaudited pro forma consolidated financial data do not purport to be indicative of the results which would have actually been obtained had the Acquisition and the Transactions been consummated on the dates indicated or which may be expected to occur in the future.

                       THE DOE RUN RESOURCES CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                           ADJUSTMENTS
                                                                                             FOR THE
                                                                               HISTORICAL  TRANSACTIONS   PRO FORMA
                                                                               ----------  ------------  -----------
                                                       ASSETS
Current assets:
  Cash.......................................................................  $   15,645   $   (4,413)(a)  $  11,232
  Trade accounts receivable, net of allowance for doubtful accounts of $735
    at January 31, 1998......................................................      57,261       --           57,261
  Inventories................................................................      88,323       --           88,323
  Prepaid expenses and other current assets..................................      18,703          763(b)     19,466
  Net deferred tax assets....................................................       5,091       --            5,091
                                                                               ----------  ------------  -----------
    Total current assets.....................................................     185,023       (3,650)     181,373
Property, plant and equipment, net...........................................     203,984       --          203,984
Other noncurrent assets, net.................................................      14,855      125,739(b)    140,594
                                                                               ----------  ------------  -----------
    Total assets.............................................................  $  403,862   $  122,089    $ 525,951
                                                                               ----------  ------------  -----------
                                                                               ----------  ------------  -----------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.......................................  $   12,395   $  (11,500)(c)  $     895
  Accounts payable...........................................................      44,346       --           44,346
  Accrued liabilities........................................................      36,804       (6,278)(d)     30,526
                                                                               ----------  ------------  -----------
    Total current liabilities................................................      93,545      (17,778)      75,767
Long-term debt, less current maturities......................................     232,591      147,409(c)    380,000
Net deferred tax liabilities.................................................       4,205       --            4,205
Postretirement benefits......................................................      12,512       --           12,512
Reclamation and environmental costs..........................................      31,390       --           31,390
Other noncurrent liabilities.................................................      13,471       --           13,471
                                                                               ----------  ------------  -----------
    Total liabilities........................................................     387,714      129,631      517,345

Shareholders' equity:
  Preferred stock, par value $1,000 per share, 2,500 shares authorized, issued and outstanding; liquidation and redemption value of $2,668 on
    January 31, 1998.........................................................       2,500       (2,500)(e)     --
  Common stock, par value $.10 per share, 1,000 shares authorized, issued and
    outstanding..............................................................           0       --                0
Additional paid in capital...................................................       5,000       --            5,000
Retained earnings............................................................       8,648       (5,042)(f)      3,606
                                                                               ----------  ------------  -----------
    Total shareholders' equity...............................................      16,148       (7,542)       8,606
                                                                               ----------  ------------  -----------
Total liabilities and shareholders' equity...................................  $  403,862   $  122,089    $ 525,951
                                                                               ----------  ------------  -----------
                                                                               ----------  ------------  -----------

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 1998

(a) The net decrease in cash reflects the following (in millions):

Source:
  Old Notes.................................................................  $   255.0
  Back-to-Back Loan.........................................................      125.0
                                                                              ---------
                                                                              $   380.0
                                                                              ---------
                                                                              ---------
Uses:
  Repayment of existing indebtedness and related interest...................  $   247.7
  Special Term Deposit......................................................      125.0
  Redeem preferred stock and pay preferred stock dividends in arrears.......        2.7
  Estimated fees and expenses...............................................        9.0
                                                                              ---------
                                                                              $   384.4
                                                                              ---------
                                                                              ---------
Net decrease in cash........................................................  $    (4.4)
                                                                              ---------
                                                                              ---------

(b) Reflects the $125.0 million Special Term Deposit, the write-off of deferred financing costs relating to the existing indebtedness in the amount of $7.5 million, and the payment of estimated deferred financing costs associated with the Old Notes Offering in the amount of $9.0 million. These costs will be amortized using the interest method over the respective terms of the Old Notes.

(c) Reflects the repayment of substantially all of the Company's outstanding indebtedness totaling $244.1 million and the gross proceeds from the issuance of the Old Notes of $255.0 million and the $125.0 million Back-to-Back Loan.

(d) Reflects payment of $3.6 million of accrued interest related to existing indebtedness and a decrease in income taxes payable of $2.6 million, as a result of the income tax benefit on the write-off of deferred financing fees of $7.5 million, calculated at a statutory rate of 35%.

(e) Reflects the redemption of preferred stock held by Renco.

(f) Reflects the write-off of deferred financing costs, net of income tax benefit, of $4.9 million, and the payment of dividends in arrears on preferred stock of $.2 million.

                       THE DOE RUN RESOURCES CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED JANUARY 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                        ADJUSTMENTS
                                                                                          FOR THE
                                                                          HISTORICAL  TRANSACTIONS(A)   PRO FORMA
                                                                          ----------  ---------------  -----------
Net sales...............................................................  $  169,086     $  --          $ 169,086
Costs and expenses:
  Cost of sales.........................................................     143,547        --            143,547
  Depletion, depreciation and amortization..............................       5,714        --              5,714
  Selling, general and administrative expenses..........................       7,471        --              7,471
  Exploration expense...................................................         484        --                484
                                                                          ----------       -------     -----------
      Total costs and expenses..........................................     157,216        --            157,216
                                                                          ----------       -------     -----------
      Income from operations............................................      11,870        --             11,870

Other income (expense):
  Interest expense......................................................      (5,869)       (5,392)       (11,261)(b)
  Interest income.......................................................         365         3,516(c)       3,881
  Other, net............................................................         135        --                135
                                                                          ----------       -------     -----------
                                                                              (5,369)       (1,876)        (7,245)
                                                                          ----------       -------     -----------
      Income before income taxes........................................       6,501        (1,876)         4,625
Income tax expense (benefit)............................................       4,527          (657)(d)      3,870
                                                                          ----------       -------     -----------
      Income (loss) before extraordinary item...........................  $    1,974     $  (1,219)     $     755
                                                                          ----------       -------     -----------
                                                                          ----------       -------     -----------
Other data:
  EBITDA(e).............................................................                                $  17,719
  Pro forma cash interest expense(f)....................................                                    7,378
  Ratio of EBITDA to pro forma cash interest expense....................                                     2.40x

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED JANUARY 31, 1998

(a) Nonrecurring charges consisting of a $2.3 million transaction fee payable to Renco were charged to operations upon the closing of the Transactions and are not reflected in the unaudited pro forma consolidated statements of operations.

(b) Pro forma interest expense reflects the elimination of historical interest expense due to the retirement of substantially all of the existing debt obligations. Interest expense, as adjusted, includes interest of $7.3 million on the Old Notes, interest on the Back-to-Back Loan of $3.6 million and amortization of debt issuance costs totaling $.3 million.

(c) Represents interest income on the $125.0 million Special Term Deposit.

(d) Reflects the income tax effect of the pro forma adjustments at an assumed statutory tax rate of 35%.

(e) EBITDA is defined as net income (loss) before extraordinary item plus the sum of net interest expense, income taxes and depletion, depreciation and amortization. The trends of EBITDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of recent trends of operating income. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income or cash flow as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.

(f) Pro forma cash interest expense is computed by removing substantially all historical cash interest expense due to the retirement of substantially all of the existing debt obligations of the Company and adding cash interest expense on the Old Notes and the Deposit Term Loan of $7.3 million and $3.6 million, respectively, net of cash interest income on the Special Term Deposit of $3.5 million.

                       THE DOE RUN RESOURCES CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED OCTOBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                  DOE RUN     ADJUSTMENTS   ADJUSTMENTS
                                                                  PERU'S        FOR THE       FOR THE
                                                   HISTORICAL  PREDECESSOR(A) ACQUISITION  TRANSACTIONS(B)  PRO FORMA
                                                   ----------  -------------  -----------  --------------  -----------
Net sales........................................  $  280,467   $   429,313       --             --         $ 709,780
Costs and expenses:
  Cost of sales..................................     234,351       364,901    $   9,560(c)       --          608,812
  Depletion, depreciation and amortization.......      14,718         5,623        1,119(d)       --           21,460
  Selling, general and administrative expenses...      10,959        18,524       (3,314)(e)       --          26,169
  Exploration expense............................       2,705       --            --             --             2,705
                                                   ----------  -------------  -----------  --------------  -----------
    Total costs and expenses.....................     262,733       389,048        7,365         --           659,146
                                                   ----------  -------------  -----------  --------------  -----------
    Income from operations.......................      17,734        40,265       (7,365)        --            50,634
Other income (expense):
  Interest expense...............................     (13,740)       (1,211)      --            (30,297)      (45,248)(f)
  Interest income................................          21       --            --             14,063(g)     14,084
  Other, net.....................................         (37)         (863)       3,285(h)       --            2,385
                                                   ----------  -------------  -----------  --------------  -----------
                                                      (13,756)       (2,074)       3,285        (16,234)      (28,779)
                                                   ----------  -------------  -----------  --------------  -----------
    Income before income taxes...................       3,978        38,191       (4,080)       (16,234)       21,855
Income tax expense (benefit).....................       4,331        11,513          482(i)       (5,682)(j)     10,644
                                                   ----------  -------------  -----------  --------------  -----------
    Income (loss) before extraordinary item......  $     (353)  $    26,678    $  (4,562)    $  (10,552)    $  11,211
                                                   ----------  -------------  -----------  --------------  -----------
                                                   ----------  -------------  -----------  --------------  -----------
Other data:
  EBITDA(k)......................................  $   32,415   $    45,025    $  (2,961)        --         $  74,479
  Pro forma cash interest expense(l).............                                                              29,672
  Ratio of EBITDA to pro forma cash interest
    expense......................................                                                                2.51x
  Ratio of pro forma net debt to
    EBITDA(m)....................................                                                                3.20x

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED OCTOBER 31, 1997

(a) Represents the historical results of operations for Doe Run Peru's Predecessor for the period from November 1, 1996 through October 23, 1997.

(b) Non-recurring charges consisting of a $2.3 million transaction fee payable to Renco were charged to operations upon the closing of the Transactions and are not reflected in the unaudited pro forma consolidated statements of operations.

(c) Represents a $9.6 million increase in power costs associated with a market-price contract negotiated in conjunction with the Acquisition.

(d) Reflects the increase in depreciation and amortization, based upon allocating the effective purchase price to the fair values of the assets purchased in the Acquisition.

(e) Represents the elimination of $2.0 million of unusual personnel reduction costs related to the privatization program and a decrease of $1.3 million in workers' profit sharing expense as a result of the adjustments.

(f) Pro forma interest expense reflects the elimination of historical interest expense due to the retirement of substantially all of the existing debt obligations. Interest expense, as adjusted, includes interest of $29.1 million on the Old Notes, interest on the Back-to-Back Loan of $14.5 million, amortization of debt issuance costs totaling $1.5 million and $.1 million on other obligations.

(g) Represents interest income on the $125.0 million Special Term Deposit.

(h) Represents the elimination of $3.2 million of costs related to the privatization program and $.1 million of tax fines and penalties that would not have been incurred had the Acquisition occurred on November 1, 1996.

(i) Represents the income tax effects of the above adjustments at the U.S. statutory rate, which reduced income tax expense by $1.4 million. The adjustment also reflects the incremental U.S. tax at a rate of 5% on the income before taxes of Doe Run Peru's Predecessor for the period from November 1, 1996 to October 23, 1997, which increased income tax expense by $1.9 million.

(j) Reflects the income tax effect of the pro forma adjustments at an assumed statutory tax rate of 35%.

(k) EBITDA is defined as net income (loss) before extraordinary item plus the sum of net interest expense, income taxes and depletion, depreciation and amortization. The trends of EBITDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the recent trends of operating income. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income or cash flow as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.

(l) Pro forma cash interest expense is computed by removing substantially all historical cash interest expense due to the retirement of substantially all of the existing debt obligations of the Company and adding cash interest expense on the Old Notes, the Deposit Term Loan and other obligations of $29.1 million, $14.7 million and $.1 million, respectively, net of cash interest income on the Special Term Deposit of $14.1 million.

(m) Pro forma net debt is pro forma total debt (including current portion), net of pro forma cash of $18.6 million and the $125.0 million Special Term Deposit. Pro forma total debt is computed by removing all of the existing debt obligations of the Company (except the industrial revenue bonds) and adding the Old Notes and the Back-to-Back Loan.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following tables set forth historical financial data of (i) Doe Run's predecessor ("Doe Run's Predecessor") as of and for the year ended October 31, 1993 and for the five months ended March 31, 1994, which have been derived from Doe Run's Predecessor's unaudited consolidated financial statements, (ii) the Company as of and for the seven months ended October 31, 1994 and as of and for each of the three fiscal years ended October 31, 1997, which have been derived from the Company's audited consolidated financial statements, and for the three months ended January 31, 1997 and as of and for the three months ended January 31, 1998, which are unaudited, (iii) Doe Run Peru's Predecessor as of and for each of the three fiscal years ended December 31, 1996 and for the period January 1, 1997 to October 23, 1997 (the date of consummation of the Acquisition), which have been derived from Doe Run Peru's Predecessor's audited consolidated financial statements, and for the period November 1, 1996 to October 23, 1997 and the three months ended January 31, 1997, which are unaudited, and (iv) Doe Run Cayman as of and for the three months ended January 31, 1998, which are unaudited. The information contained in this table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Doe Run and Doe Run Peru's Predecessor, and the notes thereto, included elsewhere herein.

                     DOE RUN'S PREDECESSOR AND THE COMPANY

                                              DOE RUN'S
                                            PREDECESSOR(A)                                  THE COMPANY
                                       --------------------------------------------------------------------------------------------

                                                       FIVE         SEVEN                                       THREE MONTHS ENDED
                                          YEAR        MONTHS       MONTHS
                                          ENDED        ENDED        ENDED         YEAR ENDED OCTOBER 31,           JANUARY 31,
                                       OCTOBER 31,   MARCH 31,   OCTOBER 31,  -------------------------------  --------------------
                                         1993(B)       1994         1994        1995       1996       1997       1997       1998
                                       -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                     (DOLLARS AND TONS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............................   $ 121,101    $  70,668    $ 123,335   $ 225,143  $ 274,930  $ 280,467  $  65,751  $ 169,086
Cost of sales........................     140,107       65,511      102,582     180,398    215,489    234,351     52,944    143,547
Depletion, depreciation and
  amortization.......................      22,515        8,808        6,251      12,486     13,654     14,718      3,663      5,714
Selling, general and administrative
  expenses...........................       8,243        3,295        4,360       8,405     10,079     10,959      2,906      7,471
Exploration expense..................       1,525          271          912       1,926      2,912      2,705        481        484
                                       -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)..............     (51,289)      (7,217)       9,230      21,928     32,796     17,734      5,757     11,870
Interest expense.....................         206           65        8,375      14,361     14,348     13,740      4,280      5,869
Interest income......................         404           31           12         140        113         21          1        365
Other income (expense)...............       1,684         (652)         151        (132)       355        (37)      (103)       135
                                       -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income tax
  expense and extraordinary item.....     (49,407)      (7,903)       1,018       7,575     18,916      3,978      1,375      6,501
Income tax expense...................      --           --            2,523       3,252      6,451      4,331        430      4,527
                                       -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary
  item...............................     (49,407)      (7,903)      (1,505)      4,323     12,465       (353)       945      1,974
Extraordinary item net of income tax
  benefit............................      --           --           --          --         --         (1,062)      (314)    --
                                       -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
Net income (loss)....................   $ (49,407)   $  (7,903)   $  (1,505)  $   4,323  $  12,465  $  (1,415) $     631  $   1,974
                                       -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                       -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------

FINANCIAL RATIOS AND OTHER DATA:
EBITDA(c)............................   $ (27,090)   $     939    $  15,632   $  34,282  $  46,805  $  32,415  $   9,317  $  17,719
Capital expenditures.................       9,487        2,146        1,599       5,377     10,534     13,476      1,518      3,416
Ratio of earnings to fixed
  charges(d).........................      --           --             1.11x       1.48x      2.18x      1.23x      1.26x      1.99x

                                              DOE RUN'S
                                            PREDECESSOR(A)                                  THE COMPANY
                                       --------------------------------------------------------------------------------------------

                                                       FIVE         SEVEN                                       THREE MONTHS ENDED
                                          YEAR        MONTHS       MONTHS
                                          ENDED        ENDED        ENDED         YEAR ENDED OCTOBER 31,           JANUARY 31,
                                       OCTOBER 31,   MARCH 31,   OCTOBER 31,  -------------------------------  --------------------
                                         1993(B)       1994         1994        1995       1996       1997       1997       1998
                                       -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                     (DOLLARS AND TONS IN THOUSANDS)

OTHER OPERATING DATA:
Average LME lead price per
  pound(e)...........................   $     .19    $     .21    $     .25   $     .28  $     .35  $     .29  $     .32  $     .25
Tons of primary lead metal sold......       169.2         92.4        134.5       218.0      228.9      245.1       57.2       85.3
Tons of secondary lead metal sold....        39.1         18.9         22.1        27.9       39.7       44.1        4.5       12.6
Tons of secondary lead metal
  tolled.............................        26.4         15.1         23.3        52.4       51.7       60.9       15.6       12.7
Tons of zinc concentrates sold.......        35.9         20.1         23.3        55.5       68.3       69.7       17.5       14.8
Tons of copper concentrates sold.....        17.5         11.9         15.5        23.9       31.3       26.6        3.0        5.8
Tons of copper metal sold............      --           --           --          --         --            0.8     --           17.9
Ounces of silver metal sold (in
  millions)..........................      --           --           --          --         --            0.1     --            6.5
Tons of zinc metal sold..............      --           --           --          --         --         --         --           18.4
Primary smelter lead tons per
  manshift(f)........................         2.0          2.0          2.0         2.1        2.2        2.4        2.3        2.5

                                                        DOE RUN'S
                                                      PREDECESSOR(A)                       THE COMPANY
                                                      ----------------------------------------------------------------------

                                                                                                                    THREE
                                                                                                                   MONTHS
                                                          AS OF                  AS OF OCTOBER 31,                  ENDED
                                                       OCTOBER 31,   ------------------------------------------  JANUARY 31,
                                                          1993         1994       1995       1996       1997        1998
                                                      -------------  ---------  ---------  ---------  ---------  -----------
                                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash................................................       --           --         --         --      $   8,943   $  15,645
Working capital.....................................    $  51,057    $  35,373  $  32,571  $  33,989     76,951      91,478
Property, plant and equipment, net..................      131,926      109,700    102,606    104,162    206,348     203,984
Total assets........................................      212,993      197,563    195,246    203,914    380,841     403,862
Total debt (including current portion)..............        4,952       98,834     90,645     82,791    234,740     244,986
Shareholders' equity................................      122,536        5,995     10,318     20,830     14,174      16,148

                 DOE RUN PERU'S PREDECESSOR AND DOE RUN CAYMAN

                                                                                                     DOE RUN
                                               DOE RUN PERU'S PREDECESSOR(G)                        CAYMAN(H)
                           -----------------------------------------------------------------------------------

                                                              PERIOD       PERIOD        THREE        THREE
                                                            JANUARY 1,   NOVEMBER 1,    MONTHS       MONTHS
                               YEAR ENDED DECEMBER 31,        1997 TO      1996 TO       ENDED        ENDED
                           -------------------------------  OCTOBER 23,  OCTOBER 23,  JANUARY 31,  JANUARY 31,
                             1994       1995       1996        1997        1997(I)       1997        1998(J)
                           ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                        (DOLLARS AND TONS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net sales................  $ 367,057  $ 450,929  $ 456,797   $ 352,805    $ 429,313    $ 108,151    $ 111,811
Cost of sales............    339,302    397,524    397,158     305,959      364,901       86,323       90,924
Depreciation and
  amortization...........      4,448      4,729      5,353       4,730        5,623        1,358        1,699
Selling, general and
  administrative
  expenses...............     11,097     15,950     17,420      13,805       18,524        5,966        4,697
                           ---------  ---------  ---------  -----------  -----------  -----------  -----------
Operating income.........     12,210     32,726     36,866      28,311       40,265       14,504       14,491
Interest expense.........      6,784      2,100      3,332         832        1,211          523        2,924
Interest income..........     --         --         --          --           --           --              342
Other income (expense)...       (402)    (1,798)   (23,517)     (1,217)        (863)          91          126
                           ---------  ---------  ---------  -----------  -----------  -----------  -----------
Income before income
  tax....................      5,024     28,828     10,017      26,262       38,191       14,072       12,035
Income tax...............      2,803     10,332      4,128       7,879       11,513        4,277        4,446
                           ---------  ---------  ---------  -----------  -----------  -----------  -----------
Net income...............  $   2,221  $  18,496  $   5,889   $  18,383    $  26,678    $   9,795    $   7,589
                           ---------  ---------  ---------  -----------  -----------  -----------  -----------
                           ---------  ---------  ---------  -----------  -----------  -----------  -----------

OTHER DATA:
EBITDA(c)................  $  16,256  $  35,657  $  18,702   $  31,824    $  45,025    $  15,953    $  16,316
Adjusted EBITDA(k).......     16,256     38,161     47,716      36,514       50,190       17,250

OTHER OPERATING DATA:
Tons of lead metal
  sold...................       95.1       98.7      104.1        87.1        106.7         26.1         26.9
Tons of copper metal
  sold...................       65.6       70.0       71.3        56.7         68.9         17.5         17.9
Ounces of silver metal
  sold (in millions).....       18.5       19.6       21.2        17.3         20.4          5.0          6.5
Tons of zinc metal
  sold...................       72.6       74.3       77.6        58.4         71.0         18.3         18.4
Average LME copper price
  per pound..............  $    1.05  $    1.33  $    1.04   $    1.07    $    1.07    $    1.05    $     .81
Average LBMA silver price
  per ounce..............       5.28       5.20       5.10        4.77         4.79         4.79         5.53
Average LME zinc price
  per pound..............       0.45       0.47       0.47        0.61         0.59          .48          .51

                                                            DOE RUN PERU'S PREDECESSOR(G)      DOE RUN CAYMAN(H)
                                                           ---------------------------------------------------------

                                                                 AS OF DECEMBER 31,            AS OF        AS OF
                                                           -------------------------------  OCTOBER 31,  JANUARY 31,
                                                             1994       1995       1996        1997         1998
                                                           ---------  ---------  ---------  -----------  -----------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash.....................................................  $      61  $      62  $     582   $   7,364    $  14,679
Working capital..........................................      6,081     54,208     44,319       7,713       14,294
Property, plant and equipment, net.......................     46,092     55,557     50,814      97,739       95,962
Total assets.............................................    146,482    188,474    148,314     170,969      195,551
Total debt (including current portion)...................     23,160     19,626     15,068     103,000      100,000
Net assets...............................................     51,481    107,667     78,575       1,729        9,318

                                          (FOOTNOTES COMMENCE ON FOLLOWING PAGE)

(a) Doe Run was acquired by Renco effective as of April 1, 1994.

(b) Results for fiscal 1993 were affected by a strike at the Herculaneum smelter and curtailment of production at the Herculaneum smelter due to flooding of the Mississippi River. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

(c) EBITDA is defined as net income (loss) before extraordinary item plus the sum of net interest expense, income taxes and depletion, depreciation and amortization. The trends of EBITDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the recent trends of operating income. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's historical ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income or cash flow as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.

(d) Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and the portion of rental expense that is representative of interest expense. Earnings consist of income before taxes plus fixed charges less capitalized interest.

(e) The average lead price per pound realized by Doe Run generally is at a premium over the average LME price.

(f) Primary smelter lead tons per manshift is computed by dividing metal produced at Doe Run by the shifts required to produce the related tons. Shifts are computed by dividing the sum of actual hours worked during the period for hourly employees and 52 hours per week for salaried employees by eight hours.

(g) Metaloroya was acquired by Doe Run Peru effective October 23, 1997.

(h) Doe Run Cayman, a wholly-owned subsidiary of Doe Run, is the parent company of Doe Run Mining and currently has no independent operations.

(i) Doe Run Cayman's net sales, operating income and EBITDA for the eight-day period October 23, 1997 to October 31, 1997 were $2.6 million, $.4 million and $.5 million, respectively.

(j) These results include intercompany transactions. Net sales and cost of sales excluding the effects of intercompany transactions were $109.2 million and $88.7 million, respectively.

(k) Adjusted EBITDA is defined as EBITDA adjusted for the following non-recurring charges: (i) for 1995, $2.5 million relating to personnel reduction costs, (ii) for 1996, $3.9 million relating to personnel reduction costs, $21.6 million relating to one-time environmental expenses and $3.6 million relating to privatization costs, (iii) for the period January 1, 1997 to October 23, 1997, $3.2 million relating to privatization costs and $1.5 million relating to personnel reduction costs, (iv) for the period November 1, 1996 to October 23, 1997, $3.2 million relating to privatization costs and $2.0 million relating to personnel reduction costs and (v) for the three months ended January 31, 1997, $.8 million relating to privatization costs and $.5 million relating to personnel reduction costs.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

  GENERAL

    In connection with the sale of Old Notes to the Initial Purchasers pursuant to the Purchase Agreement, dated March 6, 1998, among Doe Run, the Guarantors and the Initial Purchasers, the holders of the Old Notes became entitled to the benefits of the Registration Rights Agreement.

    Under the Registration Rights Agreement, Doe Run became obligated to (a) file a registration statement in connection with a registered exchange offer within 60 days after March 12, 1998, the date the Old Notes were issued (the "Issue Date"), and (b) cause the registration statement relating to such registered exchange offer to become effective within 150 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy Doe Run's obligations under the Registration Rights
Agreement. Doe Run understands that there are approximately     beneficial
owners of such Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to Doe Run.

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, Doe Run will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Doe Run will issue $1,000 principal amount of Fixed Rate Exchange Notes and Floating Rate Exchange Notes in exchange for each $1,000 principal amount of outstanding Fixed Rate Old Notes and Floating Rate Old Notes, respectively, accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

    Based on an interpretation by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, Doe Run believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

    If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and
(b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. Doe Run has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Doe Run will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." Doe Run has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    Doe Run shall be deemed to have accepted validly tendered Old Notes when, as and if Doe Run has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from Doe Run and delivering Exchange Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "--Conditions" without waiver by Doe Run, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. Doe Run will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "--Fees and Expenses."

    In the event the Exchange Offer is consummated, Doe Run will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of Failure to Exchange."

  EXPIRATION DATE; EXTENSIONS; AMENDMENT

    The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless Doe Run, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, Doe Run will notify the Exchange Agent of any extension by oral or written notice and will issue a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that Doe Run is extending the Exchange Offer for a specified period of time.

    Doe Run reserves the right (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by Doe Run (if permitted to be waived by Doe Run), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by Doe Run to constitute a material change, Doe Run will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment, and Doe Run may extend the Exchange Offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such extension period.

    Without limiting the manner in which Doe Run may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, Doe Run shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest from March 12, 1998, payable semiannually on March 15 and September 15 of each year, commencing September 15, 1998, at the rate of 11 1/4% per annum in the case of the Fixed Rate Exchange Notes and at a rate per annum equal to LIBOR plus 6.29% in the case of the Floating Rate Exchange Notes. Interest on the Floating Rate Exchange Notes will be reset semi-annually. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 3 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent on or before 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder of Old Notes will constitute an agreement between such holder and Doe Run in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent on or before 5:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Old Notes should be sent to Doe Run or the Guarantors.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of Doe Run or any other person who has obtained a properly completed bond power from the registered holder.

    Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Doe Run, evidence satisfactory to Doe Run of their authority so to act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Old Notes will be determined by Doe Run in its sole discretion, which determination will be final and binding. Doe Run reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes Doe Run's acceptance of which would, in the opinion of counsel for Doe Run, be unlawful. Doe Run also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. Doe Run's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Doe Run shall determine. None of Doe Run, the Guarantors, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, Doe Run reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to Doe Run that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of Doe Run or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. Doe Run has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Doe Run will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." Doe Run has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Old Notes were issued on March 12, 1998 and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if: (i) the tender is make through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (b) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Doe Run, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, Doe Run will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if Doe Run or the holders of at least a majority in principal amount of Old Notes reasonably determine in good faith that any of the following conditions exist: (a) the Exchange Notes to be received by such holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by each such holder (other than a holder which is an affiliate of Doe Run at any time on or prior to the consummation of the Exchange Offer) without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States, (b) the interests of the holders of the Old Notes, taken as a whole, would be materially adversely affected by the consummation of the Exchange Offer or (c) after conferring with counsel, the Commission is unlikely to permit the making of the Exchange Offer prior to August 7, 1998.

    Pursuant to the Registration Rights Agreement, if an Exchange Offer shall not be consummated prior to the Exchange Offer Termination Date, Doe Run will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Old Notes (the "Shelf Registration Statement") as promptly as practicable after the Exchange Offer Termination Date and thereafter use its best efforts to have the Shelf Registration Statement declared effective.

    "Exchange Offer Termination Date" means the date on which the earliest of any of the following events occurs: (a) applicable interpretations of the staff of the Commission do not permit Doe Run to effect the Exchange Offer, (b) any holder of Notes notifies Doe Run that either (i) such holder is not eligible to participate in the Exchange Offer or (ii) such holder participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Old Notes or (c) the Exchange Offer is not consummated within 150 days after the Issue Date.

    If any of the conditions described above exist, Doe Run will refuse to accept any Old Notes and will return all tendered Old Notes to exchanging holders of the Old Notes.

EXCHANGE AGENT

    State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent addressed as follows:

                   BY MAIL                              BY HAND/OVERNIGHT DELIVERY
     State Street Bank and Trust Company            State Street Bank and Trust Company
     Two International Place, 4th Floor                   61 Broadway, 15th Floor
         Boston, Massachusetts 02110                     New York, New York 10006
  Attention: Claire Young--Corporate Trust         Attention: Corporate Trust Department
                 Department

    Doe Run will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any such loss, liability or expense caused by negligence or bad faith.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Doe Run. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of Doe Run and its affiliates in person, by telephone or facsimile.

    Doe Run will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. Doe Run, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. Doe Run may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by Doe Run, and are estimated in the aggregate to be approximately $500,000.

    Doe Run will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Old Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    Doe Run will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by Doe Run over the term of the Exchange Notes under U.S. GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Doe Run is the largest fully-integrated lead producer in North America and the second largest primary lead producer in the western world. Renco acquired Doe Run on April 1, 1994. Through its subsidiary Doe Run Peru, Doe Run operates one of the largest polymetallic processing companies in the world offering an extensive product mix of non-ferrous and precious metals, including copper, silver, lead, zinc and gold. Doe Run acquired Doe Run Peru on October 23, 1997. The combined capabilities of Doe Run and Doe Run Peru represent the largest primary lead producer in the western world.

    The following discussion and analysis of Doe Run and Doe Run Peru should be read in conjunction with the historical and pro forma financial statements of Doe Run and Doe Run Peru, and the notes thereto, and other financial information included elsewhere herein.

DOE RUN

    Doe Run is engaged in exploration, development, mining and processing of base metals, primarily lead, and recycling of spent lead-acid batteries and other lead-bearing materials. Doe Run also fabricates and repairs lead-lined process equipment and lead products used in radiation shieldings, pollution control devices and medical equipment, and produces lead oxide for use in automotive batteries.

    Doe Run's principal product, refined lead, is actively quoted and traded on the LME. The LME provides an efficient and orderly market on which to trade lead and other non-ferrous metals. The market provides reference prices for worldwide pricing of activities relating to non-ferrous metals and provides for storage facilities to enable market participants to make or take physical delivery of approved brands of metals, such as Doe Run lead. Lead options and futures are also traded on the LME which enable participants to hedge against risks arising from price fluctuations.

    During fiscal 1993, Doe Run experienced certain non-recurring events, which contributed to Doe Run's operating losses during this period. Beginning in July 1992, Doe Run experienced a 29-month labor strike at its primary smelter. Although Doe Run was able to keep the smelter operational and satisfy most of its obligations during the strike by utilizing salaried employees from throughout Doe Run, as well as outside contractors, metal output fell significantly short of planned levels. Despite lower production levels, operating expenses increased due to substantially increased security costs and outside services. These factors combined to increase the conversion cost per ton of metal by approximately 25%. In July and August 1993, flooding of the Mississippi River caused Doe Run to shut down the Herculaneum smelter, thereby reducing fiscal 1993 production by approximately 10%. During the shut down, Doe Run continued to incur full production level costs.

    In addition to the non-recurring events at Doe Run, Doe Run's results of operations were adversely affected by lower lead prices for a portion of the period from 1993 to 1994. These lower lead prices were primarily a result of an increased supply of lead due to increased net exports of lead from Eastern Europe, the former Soviet Union and China. See "Industry--Lead."

    Subsequent to these events and its acquisition by Renco in April 1994, Doe Run undertook various changes to improve profitability under all market conditions and diversify its revenue sources. Specifically, as part of its program to improve profitability, Doe Run has increased production at both its Herculaneum and Buick smelting facilities. Primary lead production at Herculaneum grew from approximately 162,000 tons per year in fiscal 1993 to approximately 241,000 tons in fiscal 1997, while secondary production at Buick grew from approximately 66,000 tons per year in fiscal 1993 to approximately 102,000 tons in fiscal 1997. Recent blast furnace productivity improvements have increased the annual production capacity at Herculaneum from the original capacity of approximately 225,000 tons to approximately 250,000 tons presently. Increased production capacity enables Doe Run to lower unit costs by better leveraging its fixed cost base.

    In recent years, Doe Run has made two strategic acquisitions of lead fabrication operations. Margins on these products are relatively insensitive to lead price fluctuations as Doe Run is generally able to reflect such fluctuations in the price of the end product. In addition, Doe Run has a growing tolling business with major U.S. lead-acid battery manufacturers pursuant to contractual agreements under which recycled lead is returned to the supplier in exchange for a processing fee which is largely independent of lead prices.

    The average LME price for refined lead was $.29 per pound in fiscal 1997. As of March 31, 1998, the LME price for lead was $.26 per pound, which was below the ten-year average price of $.28 per pound. Management believes that lead prices will remain relatively stable or will modestly increase for the remainder of fiscal 1998 and over the long term will reach historical industry averages. As a result of the recent lead price decreases, the Company expects that it will incur an operating loss in its U.S. operations that will adversely affect its EBITDA in fiscal 1998.

  RESULTS OF OPERATIONS

    THREE MONTHS ENDED JANUARY 31, 1998 COMPARED TO THREE MONTHS ENDED JANUARY
     31, 1997

    NET SALES for the three months ended January 31, 1998 (the "first quarter 1998") were $169.1 million compared to $65.8 million in the three months ended January 31, 1997 (the "first quarter 1997"). Of this increase, $109.2 million is attributable to the addition of Doe Run Peru resulting from the Acquisition on October 23, 1997. See "--Doe Run Peru--Results of Operations." Lead metal net sales decreased from $43.1 million to $41.0 million, a decrease of 4.9%. This change is attributable to an increase in lead metal sales volume of 10,322 tons, or 17.2%, resulting from improved production volume at both the primary and secondary smelters, offset by a $9.5 million reduction due to lower realized prices. The average LME price for lead metal decreased by $.0721 per pound, or 22.7%, from the first quarter 1997 to the first quarter 1998. As a result, Doe Run's net realized price was 18.9% lower in the first quarter of 1998 (realized prices are net of hedge transactions, see "--Liquidity and Capital Resources--Hedging Activities"). Sales by Seafab Metals Company ("Seafab") were $2.4 million lower in the first quarter 1998 compared to the first quarter 1997, primarily as a result of the planned relocation of the fabrication plant from Seattle, Washington to Casa Grande, Arizona which required approximately four weeks of down time. A slow down in oxide sales due to lower battery demand also contributed to the reduction. Tolling net sales for the first quarter 1998 decreased $1.1 million from the first quarter 1997 due to an 18.8% decrease in volume, which was the result of a drawdown in toll balances due to customers and a shift to metal sales. Other net sales were lower by $.3 million primarily due to lower zinc and lead concentrate volume, lower copper prices and reduced demand for large scale lead related maintenance and construction work at Lone Star Lead Construction Company ("Lone Star"), partially offset by improved copper concentrate volume, sales of imported zinc metal and improved zinc prices.

    COST OF SALES for the first quarter 1998 was $143.5 million compared to $52.9 million for the first quarter 1997. Of this increase, $88.7 million is attributable to the addition of Doe Run Peru. See "--Doe Run Peru--Results of Operations." Increased volumes of lead metal and copper concentrates offset by lower zinc and lead concentrate and toll volumes accounted for $5.2 million of the cost of sales increase. The cost of purchased lead concentrates and higher costs for salaries and fringe benefits, purchased lead metal, and purchased feed were more than offset by reduced purchased services and the impact of an 18.3% increase in lead metal production volume. As a result, the average cost per ton produced was approximately 0.9% lower in the first quarter 1998, reducing cost of sales by $2.2 million from the first quarter 1997. Lower volume at Seafab, primarily related to the relocation of the fabrication plant reduced cost of sales by $1.8 million. The sale of imported zinc metal increased cost of sales by $.8 million while other costs were lower by $.1 million.

    DEPLETION, DEPRECIATION AND AMORTIZATION for the first quarter 1998 increased by $2.1 million compared to the first quarter 1998. The addition of Doe Run Peru accounts for $1.7 million of the increase, while the remainder of the increase is primarily due to depreciation of plant and equipment on recent capital additions. See "--Doe Run Peru--Results of Operations."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased by $4.6 million in the first quarter 1998 compared to the first quarter 1997. The addition of Doe Run Peru accounts for an increase of $4.7 million, while other selling, general and administrative expenses were lower by $.1 million. See "--Doe Run Peru-- Results of Operations."

    OPERATING INCOME for the first quarter 1998 was $11.9 million compared to $5.8 million for the first quarter 1997. An increase of $14.2 million is attributable to the addition of Doe Run Peru. See "--Doe Run Peru--Results of Operations." The remaining change, a decrease of $8.1 million, is due to the factors discussed above.

    INTEREST EXPENSE for the first quarter 1998 was $5.9 million compared to $4.3 million for the first quarter 1997. The increase in indebtedness related to the Acquisition accounted for $2.6 million of this increase. The remaining decrease of $1.0 million was due to the refinancing of certain debt at more favorable interest rates and the impact of principal payments made during the first quarter 1997.

    INCOME TAX EXPENSE for the first quarter 1998 was $4.5 million compared to $.4 million for the first quarter 1997. Of this increase, $4.4 million is attributable to higher pretax earnings due to the Acquisition, offset by losses experienced domestically in the first quarter 1998. See "--Doe Run Peru--Results of Operations." In the first quarter 1998, Doe Run was unable to utilize all of its foreign tax credits relating to Peruvian tax provided for by Doe Run Peru. Management has recorded a valuation allowance against its net domestic deferred tax assets, including alternative minimum tax and foreign tax credit carryfowards, as it is uncertain, to the extent deferred tax assets exceed deferred tax liabilities, that the benefits will be realized.

    FISCAL 1997 COMPARED TO FISCAL 1996

    NET SALES in fiscal 1997 (including the results for Doe Run Peru for the eight-day period October 23, 1997 (the date of the Acquisition) to October 31, 1997 (the "Acquisition Stub Period")) were $280.5 million compared to $274.9 million in fiscal 1996, an increase of 2.0%. Lead metal net sales decreased from $195.7 million to $185.1 million, a decrease of 5.4%. This change is attributable to an increase in lead metal sales volume of 17,046 tons or 6.4% offset by a $23.1 million reduction due to lower realized prices. The average LME price for lead metal decreased by $.0577 per pound or 16.4% from fiscal 1996 to fiscal 1997. As a result, the Company's net realized price was 11.1% less than fiscal 1996 (realized prices are net of hedge transactions; see "--Liquidity and Capital Resources--Hedging Activities"). Net sales of lead concentrates to third parties were reduced by $8.3 million in fiscal 1997 from fiscal 1996, as these lead concentrates were used in Doe Run's production. Tolling net sales for fiscal 1997 increased $7.3 million from fiscal 1996 due to a 17.9% increase in volume, as well as 25.5% increase in tolling processing charges per ton. Zinc concentrate net sales in fiscal 1997 increased $2.4 million or 10.8% from fiscal 1996 due primarily to higher realized prices. Copper concentrate net sales in fiscal 1997 decreased $3.6 million or 29.0% from fiscal 1996, and $1.8 million of this decrease is attributable to lower realized prices and $1.8 million is due to lower volume resulting from an emphasis on production of lead/zinc ore. The addition of Seafab, resulting from the acquisition of the assets of Seafab Metal Corporation in August 1996 added $15.9 million to net sales and the inclusion of Doe Run Peru from October 23, 1997, the acquisition date, through October 31, 1997 added $2.6 million. Other net sales were lower by $.1 million accounting for the remainder of the change.

    COST OF SALES for fiscal 1997 (including the results for Doe Run Peru for the Acquisition Stub Period) was $234.4 million, an increase of $18.9 million or 8.8% compared to fiscal 1996. Increased volumes of lead metal, tolling and zinc concentrates offset by lower copper and lead concentrate volumes accounted for $6.8 million of the increase. Higher costs of salaries and wages, materials and supplies, and purchased feed, primarily related to increased production, were more than offset by reduced costs of purchased lead and the impact of greater production volume. As a result, the average cost per ton produced was approximately 1.1% lower than the prior year reducing cost of sales by $3.1 million. The addition of Seafab contributed $13.0 million to the cost of sales increase while the inclusion of Doe Run Peru added $2.0 million to cost of sales. Other costs of sales were higher by $.2 million accounting for the remainder of the change.

    DEPLETION, DEPRECIATION AND AMORTIZATION for fiscal 1997 (including the results for Doe Run Peru for the Acquisition Stub Period) increased by 7.8% primarily due to depreciation of property, plant and equipment on recent capital additions.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES for fiscal 1997 (including the results for Doe Run Peru for the Acquisition Stub Period) increased by $.9 million or 8.7% compared to fiscal 1996, primarily due to the addition of Seafab.

    EXPLORATION EXPENSE for fiscal 1997 (including the results for Doe Run Peru for the Acquisition Stub Period) was $2.7 million, a decrease of 7.1% from fiscal 1996. This change is attributable to less drilling on potential mineral properties.

    OPERATING INCOME for fiscal 1997 (including the results for Doe Run Peru for the Acquisition Stub Period) was $17.7 million compared to $32.8 million for fiscal 1996. This decrease is attributable to the factors discussed above.

    INTEREST EXPENSE for fiscal 1997 (including the results for Doe Run Peru for the Acquisition Stub Period) was $13.7 million or 4.2% less than fiscal 1996. Lower interest on subordinated notes of $.9 million was offset by the interest under the Existing Doe Run Mining Credit Facility entered into in connection with the acquisition of Doe Run Peru which added $.3 million to interest expense.

    INCOME TAX EXPENSE reflected an effective tax rate of 109% in fiscal 1997 and 34% in fiscal 1996. In both years, the income tax expense was provided on the basis of alternative minimum taxes paid, which exceeded the income tax provision based on pre-tax book income. Higher pre-tax book income in fiscal 1996 reduced the impact of the alternative minimum taxes paid on the effective tax rate for that year. Because of the uncertainty of the future benefit of net deferred tax assets, Doe Run has recorded a valuation allowance against its net deferred tax assets.

    FISCAL 1996 COMPARED TO FISCAL 1995

    NET SALES in fiscal 1996 were $274.9 million compared to $225.1 million in fiscal 1995, an increase of 22.1%. Lead metal net sales increased from $167.2 million to $195.7 million, an improvement of 17.0%. The average LME price for lead metal was $.3524 per pound during fiscal 1996, $.0716 per pound greater than the average during fiscal 1995. The higher LME price and more favorable market conditions improved Doe Run's net realized price for both lead metal and lead concentrates generating increases in net sales of $13.7 million and $2.9 million, respectively. An increase in mine output along with production improvements at Doe Run's smelters generated a $14.8 million and $5.1 million increase in net sales from lead metal and lead concentrate volume, respectively. Zinc and copper concentrate net sales increased by $4.1 million and $3.6 million, respectively, primarily as a result of increased sales volume. The addition of Lone Star, resulting from the acquisition of the assets of Lone Star Lead Construction Corp. in August 1995, and the addition of Seafab in August 1996 contributed $7.7 million to the increase in net sales. Such increases were offset by a $2.1 million decrease in net sales due to lower realized prices on copper concentrates and changes in other by-products.

    COST OF SALES for fiscal 1996 was $215.5 million, an increase of $35.1 million or 19.5% over fiscal 1995. The greater production volume, primarily of lead metal and lead, copper and zinc concentrates, accounts for $20.3 million of this increase. Higher costs for certain raw materials, supplies, purchased services, and increased incentive compensation of $1.9 million resulting from significantly improved profitability were partially offset by the impact of greater production volume. As a result, the average cost per ton produced in fiscal 1996 was approximately 2.6% higher than the prior year, adding $6.1 million to cost of sales. The inclusion of Lone Star and Seafab contributed $6.4 million to the increase, while changes in other costs, primarily smelter by-products, account for the remaining $.4 million increase.

    DEPLETION, DEPRECIATION AND AMORTIZATION for fiscal 1996 increased by $1.2 million or 9.4% from fiscal 1995 primarily due to depreciation of property, plant and equipment related to recent capital expenditures.

    SELLING, GENERAL AND ADMINISTRATIVE expenses increased by $1.7 million or 19.9% from fiscal 1995 to fiscal 1996. Higher incentive compensation as a result of higher profitability accounts for $1.1 million of this increase. Increased legal costs associated with various defenses of lawsuits (see "Business-Environmental Matters") and consulting costs for operational efficiency studies initiated during fiscal 1996 account for the remainder of this increase.

    EXPLORATION EXPENSE increased by $1.0 million or 51.2% in fiscal 1996 compared to fiscal 1995 due primarily to increased drilling on potential mineral properties.

    OPERATING INCOME for fiscal 1996 was $32.8 million compared to $21.9 million for fiscal 1995. This increase is attributable to the factors discussed above.

    INCOME TAX EXPENSE reflected an effective tax rate of 34% in fiscal 1996 and 43% in fiscal 1995. In both years, income tax expense was provided on the basis of alternative minimum taxes paid, which exceeded the income tax provision based on pre-tax book income. Higher pre-tax book income in fiscal 1996 reduced the impact of the alternative minimum taxes paid on the effective tax rate for that year. Because of the uncertainty of the future benefit of net deferred tax assets, Doe Run has recorded a valuation allowance against its net deferred tax assets.

DOE RUN PERU

    Doe Run Peru is engaged in the smelting and refining of concentrates of polymetallic ores, including copper, silver, zinc, lead and gold, which are sold primarily to customers outside of Peru. These activities are the same as those that were carried out by Metaloroya and Centromin. Metaloroya was established on September 20, 1997, and commenced operations on October 23, 1997, as the successor company to the operations of the former La Oroya Metallurgical Complex of Centromin, pursuant to the Subscription Agreement.

    Given the diversity of its products and by-products, Doe Run Peru's financial performance is not solely dependent upon the prospects for one of its products or by-products. Moreover, since Doe Run Peru is a processor of complex concentrates and does not presently own any mines from which it sources concentrates, Doe Run Peru's financial performance is less sensitive to the volatility of base metal prices. The primary factors affecting Doe Run Peru's results of operations are (i) commercial terms under which Doe Run Peru purchases concentrates and (ii) Doe Run Peru's operating costs and other expenses.

  RESULTS OF OPERATIONS

    THREE MONTHS ENDED JANUARY 31, 1998 COMPARED TO THREE MONTHS ENDED JANUARY
     31, 1997

    NET SALES increased 3.3% from $108.2 million in the first quarter 1997 to $111.8 million in the first quarter 1998. Net sales of copper decreased 20.9% from $36.7 million in the first quarter 1997 to $29.0 million in the first quarter 1998, due to a decrease in the average price per pound of 22.9% from $1.05 in the first quarter 1997 to $.81 in the first quarter 1998, offset by an increase in the volume of 2.1% from 17,515 tons in the first quarter 1997 to 17,883 tons in the first quarter 1998. Net sales of silver increased 43.7% from $24.5 million in the first quarter 1997 to $35.2 million in the first quarter 1998, due to a volume increase of 30.0% from 5.0 million ounces in the first quarter 1997 to 6.5 million ounces in the first quarter 1998, as well as an increase in the average price per ounce of 10.6% from $4.89 in the first quarter 1997 to $5.41 in the first quarter 1998. Net sales of gold increased 2.7% from $3.7 million in the first quarter 1997 to $3.8 million in the first quarter 1998, due to a volume increase of 30.3% from 9,870 ounces in the first quarter 1997 to 12,860 ounces in the first quarter 1998, offset by a decrease in the average price per ounce of 21.2% from $377.1 in the first quarter 1997 to $297.2 in the first quarter 1998. Refined lead net sales decreased 16.3% from $17.2 million in the first quarter 1997 to $14.4 million in the first quarter 1998, due to a decrease in the average price per pound of 18.2% from $.33 in the first quarter 1997 to $.27 in the first quarter 1998, offset by a volume increase of 3.1% from 26,093 tons in the first quarter 1997 to 26,905 tons in the first quarter 1998. Refined zinc net sales increased 12.0% from $17.5 million in the first quarter 1997 to $19.6 million in the first quarter 1998, due primarily to an increase in the average price per pound of 10.4% from $.48 in the first quarter 1997 to $.53 in the first quarter 1998 and a volume increase of 0.6% from 18,264 tons in the first quarter 1997 to 18,368 tons in the first quarter 1998. By-products net sales increased by 14.1% from $8.5 million in the first quarter 1997 to $9.7 million in the first quarter 1998 primarily due to the sale of 2,230 tons of bullion lead for $2.1 million in the first quarter 1998. No bullion lead was sold in the first quarter 1997. This increase was offset by a decrease in net sales of blister copper of 18.8% from $6.4 million in the first quarter 1997 to $5.2 million in the first quarter 1998, due to a decrease in the average price per pound of 10.6% from $1.32 in the the first quarter 1997 to $1.18 in the first quarter 1998 and a volume decrease of 9.6% from 2,438 tons in the first quarter 1997 to 2,203 tons in the first quarter 1998.

    COST OF SALES increased 5.3% from $86.3 million in the first quarter 1997 to $90.9 million in the first quarter 1998 due to higher power costs resulting from a new contract as of October 23, 1997, and an increase in production volume of approximately 6.0% and the inclusion of $1.1 million of workers' profit sharing expense which was classified as cost of sales in the first quarter 1997. These increases were partially offset by the impact of improved metallurgical recoveries.

    DEPRECIATION AND AMORTIZATION EXPENSES increased 21.4% from $1.4 million in the first quarter 1997 to $1.7 million in the first quarter 1998, primarily due to the change in asset bases in connection with the Acquisition.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (INCLUDING MARKETING EXPENSE) decreased 21.7% from $6.0 million in the first quarter 1997 to $4.7 million in the first quarter 1998. Selling expenses decreased 25.0% from $1.6 million in the first quarter 1997 to $1.2 million in the first quarter 1998, due to a decrease in freight expenses and sales commissions based on new terms agreed with third parties. General and administrative expenses increased 30.8% from $2.6 million in the first quarter 1997 to $3.4 million in the first quarter 1998 primarily due to audit and legal fees and other expenses related to the Old Notes Offering. Of the decrease in selling, general and administrative expenses, $.5 million was due to personnel reduction costs in the first quarter 1997 related to the personnel reduction program undertaken by Centromin, which was completed during 1997. Workers' profit sharing cost, which was $1.2 million in the first quarter 1997, was classified in costs of sales in the first quarter 1998.

    OPERATING INCOME was $14.5 million in each of the first quarter 1997 and 1998. The factors discussed above yielded no net change in operating income.

    INTEREST AND BANK CHARGES increased from $.5 million in the first quarter 1997 to $2.9 million in the first quarter 1998, due primarily to the loans obtained to finance the Acquisition.

    INCOME TAX increased 2.3% from $4.3 million in the first quarter 1997 to $4.4 million in the first quarter 1998 as a result of the inclusion of non-deductible expenses to the pretax income in accordance with Peruvian tax regulations.

    NET INCOME decreased 22.5% from $9.8 million in the first quarter 1997 to $7.6 million in the first quarter 1998 as a result of the factors discussed above.

    PERIOD FROM JANUARY 1, 1997 TO OCTOBER 23, 1997 COMPARED TO YEAR ENDED
       DECEMBER 31, 1996

    The results of operations for the period January 1, 1997 to October 23, 1997 are not necessarily comparable with the results of operations for the year ended December 31, 1996 due to the shorter period included in the 1997 results.

    NET SALES decreased 22.8% from $456.8 million in 1996 to $352.8 million in the 1997 period, due principally to the shorter period in 1997, changes in the mix of existing products and a significant blister copper sale made in 1996. Net sales of copper decreased 17.8% from $148.4 million in 1996 to $122.0 million in the 1997 period, due to a volume decrease of 20.4% from 71,287 tons in 1996 to 56,725 tons. This decrease included a volume decrease of 96.6% from 5,537 tons in 1996 to 186 tons in the 1997 period, when two years' of accumulated stock of copper blister was sold. The volume changes were offset partially by an increase in the average price per pound of 3.8% from $1.04 in 1996 to $1.08 in the 1997 period. Net sales of silver decreased 25.9% from $111.0 million in 1996 to $82.2 million in the 1997 period, due to a volume decrease of 18.4% from 21.2 million ounces in 1996 to 17.3 million ounces in the 1997 period as well as a decrease in the average price per ounce of 10.2% from $5.23 in 1996 to $4.70 in the 1997 period. Net sales of gold decreased 42.2% from $20.4 million in 1996 to $11.8 million in the 1997 period, due to a volume decrease of 34.4% from 52,277 ounces in 1996 to 34,305 ounces in the 1997 period and a decrease in the average price per ounce of 11.9% from $389.5 in 1996 to $342.9 in the 1997 period. Refined lead net sales decreased 31.6% from $76.3 million in 1996 to $52.2 million in the 1997 period, due to a volume decrease of 16.3% from 104,063 tons in 1996 to 87,135 tons in the 1997 period and a decrease in the average price per pound of 18.9% from $.37 in 1996 to $.30 in the 1997 period. Refined bismuth net sales increased 37.5% from $4.8 million in 1996 to $6.6 million in the 1997 period, due primarily to a volume increase of 53.0% from 660 tons in 1996 to 1,010 tons in the 1997 period and a decrease in the average refined bismuth price per pound of 10.3% from $3.30 to $2.96.

    COST OF SALES decreased 23.0% from $397.2 million in 1996 to $305.9 million in the 1997 period, due principally to the shorter period, 18.1%, as well as lower labor expenses resulting from the personnel reduction costs carried out in 1996.

    DEPRECIATION AND AMORTIZATION EXPENSES decreased 13.0% from $5.4 million in 1996 to $4.7 million in the 1997 period, due primarily to the shorter period in 1997 as well as the adjustment to the depreciation of initial balances of fixed assets made in 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (INCLUDING MARKETING EXPENSE) decreased 20.7% from $17.4 million in 1996 to $13.8 million in 1997. Personnel reduction costs decreased 61.5% from $3.9 million in 1996 to $1.5 million in the 1997 period, as Doe Run Peru had substantially completed its personnel reduction program in 1996. Selling, marketing and administrative expenses were lower by $2.3 million, or 18.6%, in the 1997 period, primarily due to the shorter period in 1997. Worker's profit sharing was greater by $1.1 million, or 91%, in the 1997 period due primarily to improved profitability.

    OPERATING INCOME declined from $36.9 million in 1996 to $28.3 million in the 1997 period due to the factors discussed above.

    INTEREST AND BANK CHARGES decreased 75.8% from $3.3 million in 1996 to $0.8 million in the 1997 period, due primarily to a decrease of debt levels through 1997, which was offset by the effects of a slight increase in the weighted average interest rate in the 1997 period.

    OTHER, NET decreased 94.9% from $23.5 million in 1996 to $1.2 million in the 1997 period. In 1996, the Company incurred special charges related primarily to
(i) costs related to relocating residents away from the metallurgical complex of La Oroya, such as demolition, and construction of apartments, schools and parks at a new location and (ii) an accrual to provide for estimated future expenditures under the PAMA of $21.5 million.

    INCOME TAX increased 92.7% from $4.1 million in 1996 to $7.9 million in the 1997 period as a result of the increase in pretax income due to reasons discussed above.

    NET INCOME increased 212.2% from $5.9 million in 1996 to $18.4 million in the 1997 period, due to reasons discussed above.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES increased 1.3% from $450.9 million in 1995 to $456.8 million in 1996, due principally to sale of a new product and changes in the mix of existing products. In 1996, Doe Run Peru commenced sale of a new product, blister copper, amounting to $14.0 million. Refined lead net sales increased 29.4% from $58.9 million in 1995 to $76.3 million in 1996, due to a volume increase of 5.4% from 98,746 tons in 1995 to 104,063 tons in 1996 and an increase in the average price per pound of 23.3% from $.30 in 1995 to $.37 in 1996. Refined bismuth net sales also increased 17.1% from $4.1 million in 1995 to $4.8 million in 1996, due primarily to a volume increase of 26.7% from 574 tons in 1995 to 728 tons in 1996 and a decrease in the average price per pound of 6.8% from $3.54 in 1995 to $3.30 in 1996. Although the volume of refined copper sold in 1996 increased 1.8% from 70,006 tons in 1995 to 71,287 tons in 1996, the decrease in the price per pound of refined copper of 21.8% from $1.33 in 1995 to $1.04 in 1996 resulted in a decrease in net sales of refined copper of 20.6% from $186.9 million in 1995 to $148.4 million.

    COSTS OF SALES decreased 0.1% from $397.5 million in 1995 to $397.2 million in 1996, due to the effects of the 1996 personnel reduction program, which was offset by the additional cost related to the use of independent contractors in place of terminated employees. This reduction in cost was achieved despite a moderate increase in the volume of concentrates processed in 1996.

    DEPRECIATION AND AMORTIZATION EXPENSES increased 14.9% from $4.7 million in 1995 to $5.4 million in 1996 due primarily to adjustment of the depreciation of the initial balances of the fixed assets.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (INCLUDING MARKETING EXPENSE) increased by 8.8% from $16.0 million in 1995 to $17.4 million in 1996. Personnel reduction costs increased 56.0% from $2.5 million in 1995 to $3.9 million in 1996 due to the implementation of a second personnel reduction program of 600 workers in 1996. Administrative expenses increased 26.7% from $4.5 million in 1995 to $5.7 million in 1996 primarily due to the shift to use of independent contractors in place of employees. Selling and marketing expenses increased 11.7% from $6.0 million in 1995 to $6.7 million in 1996 due to the increased volume of metal sold in 1996 as discussed above.

    OPERATING INCOME increased from $32.7 million in 1995 to $36.9 million in 1996 due to the factors discussed above.

    INTEREST AND BANK CHARGES increased 57.1% from $2.1 million in 1995 to $3.3 million in 1996, due primarily to higher average borrowings, which was offset by the effects of a slight decrease in the weighted average interest rate in 1996.

    OTHER, NET increased from $1.8 million in 1995 to $23.5 million in 1996. In 1996, Doe Run Peru incurred special charges related primarily to (i) costs related to relocating residents away from the metallurgical complex of La Oroya, such as demolition, and construction of apartments, schools and parks at a new location and (ii) an accrual to provide for estimated future expenditures under the PAMA of $21.5 million.

    INCOME TAX decreased 60.2% from $10.3 million in 1995 to $4.1 million in 1996 as a result of the decrease in pretax income due primarily to the special charges discussed above.

    NET INCOME decreased 68.1% from $18.5 million in 1995 to $5.9 million in 1996, due to reasons discussed above. As a percentage of net sales, net income was 4.1% in 1995 compared to 1.3% in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's liquidity requirements arise from working capital requirements, capital investments and interest payment obligations. Doe Run's primary available sources of liquidity are cash provided by operating activities and existing cash balances in the United States, as well as cash receipts from certain management services and sales agency agreements, loans, advances, distributions or dividends between Doe Run and Doe Run Peru. See "Certain Transactions--Intercompany Transactions." Doe Run also has available the New Doe Run Revolving Credit Facility that provides for advances by the lender to a maximum of $100.0 million less outstanding letters of credit, based on specific percentages of eligible receivables and inventories. As of March 31, 1998, $5.0 million was outstanding, exclusive of $4.3 million of letters of credit, under the New Doe Run Revolving Credit Facility. See "Description of New Revolving Credit Facilities--New Doe Run Revolving Credit Facility." Doe Run was not in compliance with the minimum net worth and maximum leverage ratio covenants under the Doe Run Term Loan and the Existing Doe Run Revolving Credit Facility for the fiscal quarter ended January 31, 1998, for which Doe Run received waivers. Doe Run repaid all amounts outstanding under the Existing Doe Run Credit Facility with the net proceeds of the Old Notes Offering.

    Doe Run Peru's primary available source of liquidity is cash provided by operating activities. Doe Run Peru will also have available the New Doe Run Peru Revolving Credit Facility that will provide for advances by the lender to a maximum of $40.0 million less outstanding letters of credit, based upon specific percentages of eligible receivables and inventories. Upon consummation of the Transactions, no amounts are expected to be outstanding under the New Doe Run Peru Revolving Credit Facility, other than existing letters of credit. See "Description of New Revolving Credit Facilities--New Doe Run Peru Revolving Credit Facility."

    With respect to Doe Run, in the first quarter 1998, $10.2 million was used in operating activites, $3.4 million was used in investing activities and $13.0 million was provided by financing activities, and in fiscal 1997, $18.0 million was provided by operating activities, $141.7 million was used in investing activities and $132.6 million was provided by financing activities. As part of its financing activities, Doe Run borrowed $130.0 million under the Doe Run Term Loan to finance, in part, the Acquisition. The net proceeds of the Doe Run Term Loan were used to pay $60.0 million to Fluor in full settlement of the Fluor Indebtedness, to make the $23.0 million Subordinated Loan, to make a $2.0 million capital contribution to Doe Run Cayman and to repay all amounts outstanding under Doe Run's then existing revolving credit facility.

    Doe Run has budgeted approximately $13.3 million for capital expenditures for fiscal 1998, primarily for replacement and maintenance of operations, and environmental improvements. In addition to ongoing capital investments, Doe Run has expended an average of approximately $59.5 million per year on maintenance from fiscal 1995 through fiscal 1997. As a result of these expenditures and ongoing efforts, Doe Run believes that it operates and will continue to maintain modern and efficient facilities.

    With respect to Doe Run Peru, in the first quarter 1998, $10.3 million was provided by operating activities and $3.0 million was used in financing activities, and for the period January 1, 1997 to October 23, 1997, $28.1 million was provided by operating activities and $28.6 million was used in financing activities. Historical cash flows from Doe Run Peru's operating and investing activities for the period January 1, 1997 to October 23, 1997 are not necessarily comparable with the historical cash flows for the year ended December 31, 1996 due to the shorter period included in the 1997 period. As a division of Centromin, Doe Run Peru's Predecessor was historically dependent on Centromin for its working capital management and liquidity requirements.

    As part of the Acquisition, Doe Run Peru will undertake over a ten-year period the Capital Investment Program of approximately $300.0 million, in part to satisfy its Investment Commitment of $120.0 million as set forth in the Subscription Agreement. Doe Run Peru has budgeted approximately

$16.0 million for capital expenditures for fiscal 1998, primarily for replacement and maintenance of operations, and environmental improvements.

    The Company has significant indebtedness outstanding. See "Risk Factors--Substantial Indebtedness." Management believes that cash flow from operations at Doe Run and Doe Run Peru, in addition to availability under the New Revolving Credit Facilities, will be sufficient to provide for the Company's liquidity needs for the foreseeable future.

    The New Revolving Credit Facilities, as well as the Indenture, contain numerous covenants and prohibitions that impose limitations on the liquidity of the Company, including requirements that Doe Run and Doe Run Peru satisfy certain financial ratios and limitations on the incurrence of additional indebtedness. See "Risk Factors--Restrictions Imposed by Terms of the Company's Indebtedness," "Description of New Revolving Credit Facilities" and "Description of the Notes--Certain Covenants." The ability of the Company to meet its debt service requirements and to comply with such covenants will be dependent upon future operating performance and financial results which will be subject to financial, economic, political, competitive and other factors affecting the Company, many of which are beyond the Company's control.

  INFLATION AND SEASONALITY

    In general, the Company's cost of sales and selling, general and administrative expenses are affected by inflation and the effects of inflation may be experienced by the Company in future periods. Management believes, however, that such effects have not been material to Doe Run during the past three years. With respect to Doe Run Peru, its labor costs and selling, general and administrative expenses, are denominated in local currency, whereas substantially all of its net sales are denominated in U.S. dollars. Doe Run's business is somewhat seasonal; typically in excess of 60% of annual lead metal shipments are made in the months of July through December as a result of seasonal demand from battery manufacturers. Doe Run Peru's business is generally not affected by seasonal factors.

  ENVIRONMENTAL MATTERS

    The Company has incurred and will continue to incur capital and operating expenditures for matters relating to environmental control and monitoring. Capital expenditures by Doe Run for environmental control and monitoring were $1.8 million, $6.8 million and $7.3 million for the fiscal years 1995, 1996 and 1997, respectively. Due to the pending sale and associated uncertainties, Metaloroya environmental expenditures in 1995, 1996 and 1997 were modest. Doe Run and Doe Run Peru estimate their environmental capital expenditures will be approximately $4.8 million and $2.7 million, respectively, in fiscal 1998, and $3.3 and $3.7, respectively, in fiscal 1999. See "Business--Doe Run--Environmental Matters" and "--Doe Run Peru--Environmental Matters."

    Doe Run expended on all environmental matters, which includes amounts capitalized, amounts charged to operating expense and amounts charged to reserves, approximately $17.5 million in fiscal 1997, and the Company estimates such expenditures will be $18.0 million and $18.2 million in fiscal 1998 and 1999, respectively.

    Environmental laws and regulations have changed rapidly in recent years, and the Company may become subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on the Company's consolidated financial position, results of operations and liquidity. The Environmental Protection Agency (the "EPA") has asserted certain alleged environmental violations against Doe Run, which are described in "Business--Doe Run--Environmental Matters."

  HEDGING ACTIVITIES

    In the normal course of its business, Doe Run has used in the past and may use in the future forward sales commitments and commodity put and call option contracts to manage its exposure to fluctuations in the prices of lead, copper, zinc and silver. Contract positions are designed to ensure that the Company will receive a defined minimum price for certain quantities of its production. Gains and losses, and the related costs paid or premiums received, for option contracts which hedge the sales prices of commodities are recognized in net sales when the related production is sold. None of the aforementioned activities have been entered into for speculative purposes.

    Metaloroya, as a government-owned enterprise, did not undertake hedging activities. Doe Run contemplates using hedging activities on behalf of Doe Run Peru in the future consistent with past practices at Doe Run.

  YEAR 2000 BUSINESS MATTERS

    Many information and process control systems used in the current business environment were designed to use only two digits in the date field, and thus may not function properly in the year 2000. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "year 2000 problem" and has implemented a plan to resolve the issues identified. Any of the Company's programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in a major system failure or in miscalculation. Currently, most of the major systems of the Company have been modified to be year 2000 compliant. The Company anticipates that the appropriate modifications to all information and process control systems will be completed by the end of 1998. The cost of achieving year 2000 compliance is included in the Company's operating and administrative expenses. The Company does not currently expect year 2000 issues to have any material effect the Company's costs or to cause any significant disruption in operations.

                                    INDUSTRY

    Doe Run's principal product is refined lead, and Doe Run Peru's principal products include base metals, copper, lead and zinc, and precious metals, silver and gold. Market prices for these metals tend to be cyclical and reflect a combination of factors, including prevailing economic conditions, market demand, prevailing trends of inventory levels and, to a lesser extent, inventory carrying costs (primarily interest rates), international exchange rates and the actions of participants in the commodity markets. These factors have been of varying importance in influencing the prevailing metal prices and often have had divergent impacts on such price. Lead, copper, silver, zinc and gold are all publicly traded on one or more commodity exchanges, including the LME. The LME provides an efficient and orderly market on which to trade non-ferrous metals. The market provides reference prices for worldwide pricing of activities relating to non-ferrous metals, and it provides storage facilities to enable market participants to make or take physical delivery of approved brands of metals. Summarized below is a general overview of the lead, copper, zinc and silver markets.

LEAD

    Lead is a versatile metal used in both its pure form and in alloys, due to its electrochemical characteristics, density, malleability and corrosion resistance. Primary uses for refined lead include lead-acid batteries, lead pigments and compounds, rolled and extruded products, cable sheathing and ammunition.

    Similar to other base metals, lead prices fluctuate generally based on world supply and demand. Western world consumption of lead for 1997 was estimated at
5.8 million tons, which represents a total market of approximately $3.2 billion. The following table sets forth western world lead consumption by end use for the period 1960 through 1997:

                   WESTERN WORLD LEAD CONSUMPTION BY END USE

                                                                           1960       1970       1980       1990       1997
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                                          (TONS IN THOUSANDS)
Batteries..............................................................        767      1,305      2,046      3,124      4,120
Pigments and Compounds.................................................        251        440        740        645        598
Rolled and Extruded Products...........................................        285        280        392        496        464
Cable Sheathing........................................................        474        430        350        248        141
Gasoline...............................................................        206        422        348         50         50
Other..................................................................        459        962        478        396        439
                                                                         ---------  ---------  ---------  ---------  ---------
    Total..............................................................      2,442      3,839      4,354      4,959      5,812
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

                                                                            CAGR
                                                                           1960 TO
                                                                            1997
                                                                         -----------
Batteries..............................................................         4.6%
Pigments and Compounds.................................................         2.4
Rolled and Extruded Products...........................................         1.3
Cable Sheathing........................................................        (3.2)
Gasoline...............................................................        (3.8)
Other..................................................................        (0.1)
    Total..............................................................         2.4%

    Lead demand has increased consistently at a CAGR of approximately 2.4% for the period 1960 to 1997 and approximately 2.0% for the period 1987 to 1997, growing 0.75% from 1996 to 1997, driven primarily by demand for lead-acid batteries. Approximately 4.2 million tons, or 72%, of the lead consumed in 1997 was used in the production of lead-acid batteries, 75% of which was for SLI batteries. Approximately 83% of SLI battery sales are in the automotive replacement market, a market with stable demand characteristics, which is dependent upon the number of automobiles in service and battery life.

    Lead pigments and compounds are the second largest use of lead and include such end uses as computer and television screens, leaded glass and crystal and printed circuit boards. Uses of rolled and extruded lead products include lead anode plates used in the production of refined copper, radiation shielding for health care applications and roof flashings construction applications. Historically, lead has also been used as an additive in gasoline to reduce engine knock and for insulation of underground cables.

Environmental concerns arising in the early 1980s, however, caused a significant reduction in the amount of lead utilized for gasoline, and technical considerations have reduced usage of lead in cable sheathings.

    The western world supply of refined lead is dependent upon the availability of lead ore, the principal raw material for primary smelters, secondary sources and net exports of lead from non-western world countries, such as the former Soviet Union and China. The following table summarizes western world refined lead supply for the period 1988 to 1997:

                       WESTERN WORLD REFINED LEAD SUPPLY

                                               1988       1989       1990       1991       1992       1993       1994       1995
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                              (TONS IN THOUSANDS)
Western World:
  Primary Production.......................      2,628      2,583      2,431      2,503      2,563      2,550      2,540      2,531
  Secondary Production.....................      2,308      2,489      2,495      2,385      2,369      2,316      2,528      2,722
Non-Western World Net Exports..............        (44)       (31)        88         75        205        165        255        241
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total supply...........................      4,892      5,041      5,014      4,963      5,137      5,031      5,323      5,494
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                               1996       1997
                                             ---------  ---------

Western World:
  Primary Production.......................      2,477      2,562
  Secondary Production.....................      2,858      2,981
Non-Western World Net Exports..............        328        243
                                             ---------  ---------
    Total supply...........................      5,663      5,786
                                             ---------  ---------
                                             ---------  ---------

    Since 1991, primary lead production has remained relatively constant. Management believes that due to capital costs and environmental concerns, no new primary smelting capacity will be added in the world in the foreseeable future. As a result, primary production is expected to remain relatively constant, with any increase resulting from operational improvements at existing facilities.

    Refined lead supply is also affected by the availability of lead ore which is the principal raw material for primary production facilities throughout the world. The following table summarizes western world lead mine production for the period 1988 to 1997:

                       WESTERN WORLD LEAD MINE PRODUCTION

                                               1988       1989       1990       1991       1992       1993       1994       1995
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                              (TONS IN THOUSANDS)
North America..............................        820        745        779        804        769        548        558        624
Australia..................................        482        517        592        588        582        548        528        485
Latin America..............................        425        462        459        442        427        428        472        455
Western Europe.............................        411        381        374        335        306        276        301        270
Africa.....................................        216        192        181        187        185        213        203        200
Asia.......................................        131        123        119        121        115         91         86         98
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total..................................      2,485      2,420      2,504      2,477      2,384      2,104      2,148      2,132
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                               1996       1997
                                             ---------  ---------

North America..............................        707        665
Australia..................................        540        535
Latin America..............................        477        486
Western Europe.............................        267        289
Africa.....................................        202        194
Asia.......................................        109         91
                                             ---------  ---------
    Total..................................      2,302      2,260
                                             ---------  ---------
                                             ---------  ---------

    Although primary production has remained relatively constant, lead production from secondary sources has increased, driven primarily by the greater availability of spent lead-acid batteries and other lead-bearing materials. Due to heightened environmental awareness, stockpiling of lead-bearing materials such as batteries became economically unviable during the early 1990s. As a result, battery manufacturers established outlets for spent batteries returned in connection with replacement battery sales, which has resulted in the development of secondary facilities throughout the world. By 1997, approximately
3.0 million tons of lead were being converted from secondary materials. Secondary processing of lead results in approximately 98% recovery of lead from the lead-bearing materials. Battery manufacturers have increasingly integrated their operations into the secondary market in addition to purchasing primary and secondary lead from third parties such as Doe Run. Management estimates that the secondary supply of lead will continue to increase in the foreseeable future, as the availability of spent lead-acid batteries and other lead bearing materials requiring recycling increases. This trend is expected to result in a more predictable pattern of lead supply.

    Lead supply in the western world is also impacted by net exports of lead from Eastern Europe, the former Soviet Union and China. Prior to 1990, these regions were net importers of refined lead. In the early 1990s, these regions experienced adverse economic conditions and consequently began exporting lead and other metals to build hard currency reserves. Since 1994, exports from Eastern Europe and the former Soviet Union have declined, which management believes reflects both a reduction in inventories and production capabilities resulting from the closure of inefficient facilities. Increased exports from China have more than offset this reduction, resulting in an increase of net exports to the western world in 1996. Preliminary industry data for 1997 indicates that net exports from China declined 30.0%, whereas consumption increased 5.6%.

    The price of refined lead in the western world reflects a combination of factors including prevailing economic conditions, lead demand and the availability of refined lead in the market. Lead prices are also affected by international trade with non-western world producers that export lead into the western world. The following table sets forth the average LME prices for lead during each of the years 1988 to 1997.

                                               1988       1989       1990       1991       1992       1993       1994       1995
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
LME Prices (per pound).....................  $     .30  $     .31  $     .37  $     .25  $     .24  $     .18  $     .25  $     .29

                                               1996       1997
                                             ---------  ---------
LME Prices (per pound).....................  $     .35  $     .28

    The LME price for lead as of March 31, 1998 was $.26 per pound. Management attributes the decline from 1997 levels to a general slowdown in replacement battery sales resulting from more moderate weather conditions in late 1996 and early 1997 in North America and Europe.

COPPER

    Copper ranks second to aluminum as the most widely used non-ferrous metal in the world. Recognized for its metallurgical and physical properties, including high electrical and thermal conductivity, corrosion resistance, ductility, malleability and strength, copper is a versatile metal, used in its pure form and in alloys in a variety of industrial markets. These markets include construction, electrical and electronic parts, industrial machinery and equipment, transportation and consumer products.

    From 1987 to 1997, western world copper demand grew at a CAGR of approximately 3.3%, during which time copper prices averaged $1.08 per pound. In 1997, western world copper consumption was estimated at 12.3 million tons, a record level for the twelfth consecutive year, which represents a total market of $25.3 billion. The following table sets forth the average LME prices for copper during each of the years 1988 to 1997.

                                               1988       1989       1990       1991       1992       1993       1994       1995
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
LME Prices (per pound).....................  $    1.18  $    1.29  $    1.21  $    1.06  $    1.04  $     .87  $    1.05  $    1.33

                                               1996       1997
                                             ---------  ---------
LME Prices (per pound).....................  $    1.04  $    1.03

    The LME price for copper as of March 31, 1998 was $.79 per pound. Management attributes the decline from 1997 levels to a general increase in metal inventories following higher production levels against softening demand in Asia.

ZINC

    Zinc is the third most widely used non-ferrous metals in the world, with annual consumption exceeded only by aluminum and copper. Zinc is principally used as an anti-corrosive coating to produce galvanized steel, which ultimately is consumed in the automotive and construction industries. The galvanizing of steel sheet and strip accounts for approximately 50% of annual zinc consumption and is the largest growth sector for zinc. Other uses for zinc include alloys, such as brass, used in a variety of consumer products and zinc-aluminum used in the production of pressure die cast parts. From 1987 to 1997, western world zinc demand grew at a CAGR of approximately 2.4%, during which time zinc prices averaged $.53 per pound. In 1997, western world zinc consumption was estimated at 7.0 million tons, which represents a total market of $8.4 billion. The following table sets forth the average LME prices for zinc during each of the years 1988 to 1997.

                                               1988       1989       1990       1991       1992       1993       1994       1995
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
LME Prices (per pound).....................  $     .56  $     .78  $     .69  $     .51  $     .56  $     .44  $     .45  $     .47

                                               1996       1997
                                             ---------  ---------
LME Prices (per pound).....................  $     .47  $     .60

    The LME price for zinc as of March 31, 1998 was $.50 per pound. Management attributes the decline from 1997 levels to an increase in the availability of zinc concentrates in the market.

SILVER

    Silver historically has been used principally in coinage, reflecting its monetary value as a precious metal. Presently, however, demand for silver is predominately commercial, with uses in photography, electrical and electronic products, tableware, jewelry, medicine and dentistry. Industrial demand, which accounts for approximately 98% of total silver demand, increased 5.5% in 1997 to 799 million ounces, which represents a total market of $3.9 billion. From 1987 to 1996, western world silver demand grew at a CAGR of approximately 4.8%, during which time silver prices averaged $5.19 per ounce. The following table sets forth the average LBMA prices for silver during each of the years 1988 to 1997.

                                               1988       1989       1990       1991       1992       1993       1994       1995
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
LBMA Prices (per ounce)....................  $    6.53  $    5.50  $    4.83  $    4.05  $    3.95  $    4.30  $    5.28  $    5.20

                                               1996       1997
                                             ---------  ---------
LBMA Prices (per ounce)....................  $    5.20  $    4.90

    The LBMA silver price as of March 31, 1998 was $6.33 per ounce. Management believes that increases for 1997 reflects an imbalance between supply and demand for silver, with the demand for silver for commercial applications exceeding the available supply from producers.

                                    BUSINESS

GENERAL

    Doe Run is the largest fully-integrated lead producer in North America and the second largest primary lead producer in the western world. Through its subsidiary Doe Run Peru, Doe Run operates one of the largest polymetallic processing companies in the world offering an extensive product mix of non-ferrous and precious metals, including copper, silver, zinc, lead and gold. The combined capabilities of Doe Run and Doe Run Peru represent the largest primary lead producer in the western world.

    On October 23, 1997, Doe Run Peru acquired Metaloroya from Centromin, a Peruvian government-owned conglomerate, as part of the ongoing privatization program sponsored by the government of Peru. On December 30, 1997, Metaloroya was merged into Doe Run Peru.

    The Company had pro forma net sales and EBITDA of $709.8 million and $74.5 million, respectively, for the twelve months ended October 31, 1997 and net sales and EBITDA of $169.1 million and $17.7 million, respectively, for the three months ended January 31, 1998.

  DOE RUN

    Doe Run's integrated operations permit Doe Run to participate in and manage the entire lead life cycle, including the mining of lead ore, the production of refined lead metal, the fabrication of value-added lead products and the secondary recycling of spent lead-acid batteries and other lead-bearing materials. Doe Run believes its reputation for excellent service, product quality and timely delivery permits it to consistently realize premiums for its products, resulting in sales prices above the market price for lead quoted on the LME.

    In fiscal 1997, Doe Run shipped approximately 350,000 tons of refined lead metal and lead alloy products, including recycled lead, representing approximately 19% of North American consumption and 6% of western world consumption. Doe Run had net sales and EBITDA of $277.9 million and $31.9 million, respectively, for fiscal 1997, excluding the results of operations of Doe Run Peru for the eight-day period from October 23, 1997 (the date of consummation of the Acquisition) through October 31, 1997 and net sales and EBITDA of $59.8 million and $1.7 million, respectively, for the three months ended January 31, 1998.

    Refined lead product sales accounted for approximately 67% and 68% of Doe Run's total net sales, or $185.1 million and $41.0 million, respectively, in fiscal 1997 and for the three months ended January 31, 1998, respectively. The balance of Doe Run's net sales resulted from (i) tolling services provided to major U.S. lead-acid battery manufacturers, (ii) lead production by-products, including zinc and copper concentrates, and (iii) value-added fabricated lead products, such as lead sheet and bricks. These net sales from tolling services, by-products and fabricated products provide sources of revenue largely independent of lead prices.

    Western world lead consumption in 1997 was estimated at 5.8 million tons which represents a total market of approximately $3.2 billion. Approximately 4.2 million tons, or 72%, of this lead was used in the production of lead-acid batteries, approximately 75% of which was for SLI batteries. Approximately 83% of SLI battery sales are in the automotive replacement market, a market with stable demand characteristics, which is dependent upon the number of automobiles in service and battery life.

    Doe Run's customers include six of the seven largest lead-acid battery manufacturers in the world. The lead-acid battery remains the most cost competitive battery technology for SLI batteries, which management believes will not change in the foreseeable future. Other uses for refined lead include computer and television screens, ammunition, stationary batteries used as backup power sources and rolled and extruded lead products used in radiation shielding and roofing materials.

    The market for refined lead continues to grow primarily as a result of increasing demand for lead-acid batteries used for automobiles and other vehicles as a result of worldwide economic growth. As a result, western world lead consumption grew at a CAGR of 2.0% between 1987 and 1997, growing 0.75% from 1996 to 1997. Doe Run believes that this growth rate will accelerate in the future as batteries become an even larger portion of the lead market, particularly in light of expected economic growth leading to increased vehicle population in developing economies.

    Approximately 45% of annual worldwide lead consumption is supplied from newly mined or "primary" ore, and the balance is supplied from secondary sources, principally the recycling of spent lead-acid batteries and other lead-bearing materials. Since 1990, primarily due to heightened environmental awareness, secondary lead capacity has increased, whereas primary lead capacity has remained relatively constant. Management believes that secondary sources of lead will continue to account for an increasing share of the total worldwide lead market.

    The average LME price for refined lead was $.29 per pound in fiscal 1997. As of March 31, 1998, the LME price for lead was $.26 per pound, which was below the ten-year average price of $.28 per pound. Management believes that lead prices will remain relatively stable or will modestly increase for the remainder of fiscal 1998 and over the long term will reflect the historical industry average. As a result of the recent lead price decreases, the Company expects that it will incur an operating loss in its U.S. operations that will adversely affect its EBITDA in fiscal 1998.

    Doe Run conducts its mining operations along approximately 40 miles of the Viburnum Trend in Southeastern Missouri, one of the world's most productive lead deposits. Doe Run operates six production shafts, four processing mills, one primary smelter and one secondary smelter. During fiscal 1997, Doe Run mined in excess of 5.0 million tons of ore containing average grades of 5.17% lead, 1.02% zinc and 0.27% copper. At the end of fiscal 1997, Doe Run's proven and probable reserves consisted of approximately 70 million tons, containing approximately
3.8 million tons of recoverable lead or approximately fourteen years of production at current mining rates.

    Doe Run's primary smelter in Herculaneum, Missouri is the largest in North America and the second largest in the world, with an annual production capacity of approximately 250,000 tons of refined lead. Since entering the recycling business in 1992, Doe Run has become a leading producer of secondary lead at its Buick recycling facility and secondary smelter located in Boss, Missouri. At this facility, Doe Run is reclaiming at a rate of approximately 105,000 tons of refined lead per year, approximately 60% of which is derived from tolling arrangements with major U.S. battery manufacturers.

  DOE RUN PERU

    Doe Run Peru's unique combination of base metal smelters, refineries and by-product circuits enable Doe Run Peru to process complex polymetallic concentrates and to recover base metals and by-products at international quality standards. Doe Run Peru's location in central Peru, approximately 110 miles from Lima, allows Doe Run Peru to source concentrates advantageously from mines located throughout the central Andes mountains, particularly in Peru. Moreover, Doe Run Peru's proximity to Lima's Callao port provides it ready access to major world markets for its products.

    For the twelve months ended October 31, 1997 and the three months end January 31, 1998 Doe Run Peru shipped approximately 70,000 tons and 18,000 tons, respectively, of refined copper, 107,000 tons and 27,000 tons, respectively, of refined lead, 71,000 tons and 18,000 tons, respectively, of refined zinc, 20.5 million ounces and 6.5 million ounces, respectively, of refined silver and 42,000 ounces and 13,000 ounces, respectively, of gold bullion. In addition, Doe Run Peru shipped various by-products including bismuth, indium, tellurium, antimony, cadmium and copper blister. Doe Run Peru had net sales and Adjusted EBITDA of $431.9 million and $50.7 million, respectively, for the twelve months ended October 31, 1997, including the period from October 23, 1997 through October 31, 1997, and net sales and

EBITDA (excluding intercompany transactions) of $109.2 million and $16.0 million, respectively, for the three months ended January 31, 1998.

    Of Doe Run Peru's net sales, refined copper, silver, zinc, lead and gold accounted for 35%, 23%, 19%, 15% and 3%, respectively, for the twelve months ended October 31, 1997, and 26%, 32%, 18%, 13% and 3%, respectively, for the three months ended January 31, 1998, with the balance of net sales derived from sales of various by-products. For the twelve months ended December 31, 1996, Doe Run Peru was Peru's second largest exporter, exporting approximately 80% of its total shipments to North America, Europe and Asia, as well as other Latin American countries. Doe Run Peru's customers include end-users of base metals and metal by-products, as well as international metal trading companies.

    Doe Run Peru's operations consist of smelting and refining complex concentrates that it purchases from unaffiliated mining operations. Doe Run Peru typically purchases concentrate feedstock pursuant to annual contracts at a price based on a percentage of the payable base metal and precious metal content of the concentrates. The price is reduced by processing fees or treatment charges to refine the concentrates, as well as by penalties charged to remove impurities within the concentrates, such as arsenic, antimony and bismuth. Base metal prices, treatment charges and penalties are generally established based upon prevailing market conditions by reference to prices in the world market, including on the LME. Currently, Doe Run Peru has entered into supply contracts, primarily with one-year terms, that meet approximately 95% of its concentrate requirements for fiscal 1998.

    Doe Run Peru pays concentrate suppliers for the majority of the metal content of the concentrates purchased and, thus, derives its operating profit primarily from treatment charges and penalties. In addition, Doe Run Peru generates operating profit from the sale of by-products, as well as from metals sold at a premium to the price paid for such metal. Moreover, since Doe Run Peru's metallurgical recoveries are typically in excess of the paid metal percentages, Doe Run Peru further increases its operating profit from the sale of the metal produced from such recoveries.

    The markets for Doe Run Peru's products are global and continue to grow as a result of worldwide economic growth. Given the diversity of its products and by-products, Doe Run Peru's financial performance is not solely dependent upon the prospects for any one of its products or by-products. Moreover, since Doe Run Peru is a processor of complex concentrates and does not presently own any mines from which it sources concentrates, Doe Run Peru's financial performance is less sensitive to the volatility of base metal prices.

COMPETITIVE STRENGTHS

    The Company believes that its competitive strengths include the following:

  FOCUSED BUSINESS STRATEGY

    The production of lead and related products is Doe Run's primary business, whereas lead generally represents a small percentage of its competitors' overall operations. As a result, Doe Run believes that its ability to quickly recognize and respond to various trends that affect the lead industry and its customers provide Doe Run with a preferred status with its customers. This responsiveness, along with its reputation for excellent service, product quality and timely delivery, permits Doe Run to consistently realize premiums for its products, resulting in sales prices above the market price for lead quoted on the LME.

    With the assistance and direction provided by Doe Run, Doe Run Peru, as a private enterprise, is well positioned to recognize and respond to various trends that affect the smelting and refining industry, as well as its customers. Doe Run Peru will implement its business strategy with the operating flexibility to (i) make discretionary capital expenditures and (ii) purchase an optimum mix of concentrate feedstock from a wider range of suppliers than it could under the constraints that existed as a government-owned enterprise.

  DIVERSE PROCESSING CAPABILITIES

    The combination of Doe Run's and Doe Run Peru's processing capabilities provides the Company greater diversity in its net sales and EBITDA. Specifically, with the Acquisition, approximately 74% and 75% of the Company's net sales for the twelve months ended October 31, 1997 and the three months ended January 31, 1998, respectively, were derived from (i) the treatment and processing of base metal concentrates, including copper, silver, zinc, lead and gold, (ii) the fabrication of lead and lead related products, (iii) the tolling of spent lead-acid batteries for major U.S. lead-acid battery manufacturers and
(iv) the sale of zinc and copper concentrates. Such value-added tolling and other products and services are less sensitive to base metal price fluctuations.

  FAVORABLE ACCESS TO RAW MATERIALS

    Peru and its neighboring Latin American countries, primarily Bolivia, are significant producers of complex concentrates that contain multiple metals and high levels of impurities. Doe Run Peru obtains substantially all of its lead and zinc concentrates and approximately 80% of its copper concentrates from Peruvian sources. Since Doe Run Peru operates one of the few complex concentrate processing facilities in the world, Doe Run Peru obtains favorable pricing terms from its concentrate suppliers due to the complex nature of the concentrates and its proximity to the producing mines. As a result, Doe Run Peru believes that it operates at a geographic competitive advantage to comparable facilities located farther from their sources of complex concentrates. Currently, Doe Run Peru has entered into supply contracts, primarily with one-year terms, that meet approximately 95% of its concentrate requirements for fiscal 1998.

  FLEXIBLE MINING OPERATIONS

    Due to its extensive polymetallic ore resources, Doe Run has flexibility in developing its mining and milling plans to take advantage of prevailing market conditions for lead, zinc and copper. Depending on lead, zinc and copper prices, Doe Run has the ability, to a certain extent, to optimize its mine production by targeting certain ore grades in order to enhance operating margins. By maintaining such flexibility, Doe Run is able to reduce its exposure to metal price volatility.

  U.S. DOLLAR-BASED REVENUES

    The mining industry in which Doe Run Peru is a major participant is Peru's largest export industry, representing approximately 45% of Peru's total export sales in 1997. For the twelve months ended October 31, 1997 and the three months ended January 31, 1998, exports accounted for 78% and 77%, respectively, of Doe Run Peru's shipments and more than 79% and 72%, respectively, of its net sales. In addition, substantially all of Doe Run Peru's net sales are denominated in U.S. dollars. As a result, Doe Run Peru's net sales is less sensitive to foreign currency fluctuations.

  EXPERIENCED MANAGEMENT AND LABOR FORCE

    Doe Run's management team has extensive experience in the mining and metals production industry with an average of 23 years in the industry. The extensive experience of the Doe Run management team complements the skills of Doe Run Peru's executive personnel to provide Doe Run Peru with the strong management team necessary to compete as a private enterprise in the world markets. In addition, the Company employs a highly skilled workforce whose average tenure with the Company is more than 20 years.

  HIGH BARRIERS TO ENTRY

    Management believes that the capital costs and environmental requirements associated with constructing facilities comparable to those of the Company result in high barriers to entry for prospective entrants. Management estimates that it would cost approximately $700 million to establish mining, milling and smelting operations with the production capacity and efficiency of Doe Run. Moreover, management is not aware of any significant mineral deposit in North America with lead grades and reserves similar to that of the Viburnum Trend. With respect to Doe Run Peru, management estimates that it would cost approximately $950 million to establish smelting and refining operations with the production capacity and efficiency of Doe Run Peru. Management believes that the cost and time commitment required to achieve commercial production for any new mining, milling, smelting or processing operation, including regulatory approvals, heightens the barriers to entry.

BUSINESS STRATEGY

    The Company's business strategy is to improve its operations and financial performance by focusing on the following principal elements:

  INCREASE CAPACITY AND IMPROVE OPERATING EFFICIENCIES

    Doe Run is committed to improving its operating efficiencies through focused capital investments that increase capacity utilization, enhance productivity and lower costs. Since the acquisition of Doe Run by Renco in April 1994, Doe Run has completed approximately $34.4 million of capital investments through January 31, 1998 designed in part to reduce production costs and improve product quality. Additionally, Doe Run seeks to identify non-capital cost reduction opportunities throughout its operations. Doe Run has increased its primary lead production capacity from the original annual capacity of 225,000 tons to approximately 250,000 tons presently with minimal capital investment. In addition, Doe Run has increased its secondary lead production capacity from the original annual capacity of 60,000 tons to approximately 105,000 tons presently with minimal capital investment.

    The Company has identified a number of strategic initiatives designed to improve Doe Run Peru's operating efficiencies and its competitive position within the industry through focused capital investment. In furtherance of this strategy, Doe Run Peru has adopted a ten-year Capital Investment Program of approximately $300.0 million in an effort to enhance various elements of Doe Run Peru's operations. The Capital Investment Program will target specific areas of Doe Run Peru's facilities, such as the copper and lead circuits, to improve product quality, increase capacity, improve productivity and reduce costs in the targeted area, thereby enhancing Doe Run Peru's net sales and EBITDA. In addition, the Capital Investment Program is designed to help achieve compliance with applicable environmental standards in Peru.

  MAINTAIN AND BUILD STRONG RELATIONSHIPS WITH STRATEGIC CUSTOMERS

    Through its ongoing research and development efforts and customer service initiatives, Doe Run strives to build and maintain strong relationships with its customers. Since lead is Doe Run's principal business, Doe Run sales and technical professionals are dedicated to working closely with Doe Run's customers to be responsive to their needs, such as small order quantities, specialized shapes, sizes and alloys, technical assistance and flexible deliveries.

    As a private enterprise, Doe Run Peru is implementing many of the successful customer service initiatives utilized by Doe Run to build and maintain strong relationships with its customers. Such initiatives will include ongoing research and development efforts, technical assistance and other customer service practices that will encourage a close working relationship with Doe Run Peru's customers. In addition, Doe Run Peru is shifting the focus of its marketing efforts to end users of its products from international trading companies.

  OPTIMIZE CONCENTRATE SUPPLY AT DOE RUN PERU

    As a private enterprise, Doe Run Peru is endeavoring to optimize the mix of complex concentrates from a wider range of suppliers than it purchased as a government-owned enterprise. Historically, Doe

Run Peru obtained the vast majority of its concentrate requirements from Centromin mines, typically pursuant to annual contracts. Given Doe Run Peru's unique position as one of the few processing facilities in the world for complex concentrates, Doe Run Peru will source its raw materials on a competitive basis within Peru from both Centromin mines and private mines, as well as from other Latin American suppliers. Currently, Doe Run Peru has entered into supply contracts, primarily with one-year terms, that meet approximately 95% of its concentrate requirements for fiscal 1998.

  GROW DOE RUN'S CORE LEAD BUSINESS

    Doe Run seeks to increase sales and operating cash flow through the growth of its core lead operations. Such efforts include increased sales of refined lead resulting from the expansion of its primary lead production capacity. In addition, Doe Run strives to expand its product offerings of value-added fabricated products including various shapes, sizes and alloys. Margins on fabricated products are relatively insensitive to lead price fluctuations because such fluctuations are generally reflected in the price of the end product. Doe Run is also growing its recycling and related tolling business with U.S. lead-acid battery manufacturers pursuant to contractual agreements under which recycled lead is returned to the supplier in exchange for a processing fee. Such processing fee is generally independent of lead prices.

  BROADEN REVENUE SOURCES THROUGH STRATEGIC ACQUISITIONS

    The Company seeks to broaden its revenue sources through the acquisition of related resource assets or businesses that capitalize on the combined experience of Doe Run and Doe Run Peru in mining, milling, smelting and refining base and precious metals. With respect to Doe Run, such opportunities, domestic or international, could be operations in primary or secondary lead production, lead fabrication or non-lead resource businesses. With respect to Doe Run Peru, such opportunities could include the acquisition of mining assets in Peru or other Latin American countries, including, without limitation, those presently undergoing privatization in Peru.

    The Acquisition reflects the Company's business strategy of broadening its revenue sources through a strategic acquisition, focusing on treatment and processing of base metal concentrates, as well as other metal related services. In particular, Doe Run Peru represented a unique opportunity for Doe Run to capitalize on Doe Run's extensive experience in efficiently managing mature smelter operations. Through the focused investment of capital and the implementation of Doe Run's operating practices, Doe Run Peru believes that it will increase its refined metals capacities and improve product quality, thereby enhancing financial performance through increased revenues and EBITDA.

    In April 1998, Doe Run entered into a letter of intent with ASARCO to purchase certain assets relating to ASARCO's lead business in Missouri, including a smelter and refinery and two mines. The anticipated purchase price for these assets is approximately $50.0 million, plus contingent deferred purchase price payments over a period not to exceed five years in an aggregate amount not to exceed $12.5 million. This transaction is subject to satisfactory completion of Doe Run's due diligence review and negotiation of a definitive agreement, as well as obtaining certain governmental and third party approvals. Doe Run has only recently commenced its due diligence review and currently cannot assess the likelihood that this transaction will be consummated. Accordingly, there can be no assurance that a definitive agreement related to this transaction will be entered into or that the required governmental approvals will be obtained.

DOE RUN

  PRODUCTS AND SERVICES

    Doe Run's principal products include refined lead from primary and secondary sources, fabricated products, zinc and copper concentrates and other by-products. In addition, Doe Run provides tolling services where it receives a processing fee for recycling spent lead-acid batteries and other lead-bearing materials. The following table sets forth net sales for each of Doe Run's products and services:

                                                                                     YEAR ENDED OCTOBER 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
                                                                                     (DOLLARS IN THOUSANDS)
Primary Lead.................................................................  $  148,067  $  165,932  $  156,077
Secondary Lead: Tolling......................................................      14,435      15,119      22,369
               Metal Sales...................................................      19,156      29,782      29,039
               Other.........................................................       3,175       3,910       6,063
Fabricated Products..........................................................       1,643       9,294      24,121
Zinc Concentrates............................................................      17,694      22,363      24,772
Copper Concentrates..........................................................      11,619      12,431       8,822
Other........................................................................       9,354      16,099       6,633
                                                                               ----------  ----------  ----------
    Total....................................................................  $  225,143  $  274,930  $  277,896
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    PRIMARY LEAD

    Doe Run produces high quality refined lead products at its primary Herculaneum smelter, including 99.99% pure lead, the purest commercial lead available. Doe Run also provides a wide variety of product shapes and sizes, as well as a complete series of lead alloys to meet the specialty demands of its customers. Primary lead is used in automotive batteries, computer and television screens, forklift, marine and golfcart batteries, stationary batteries used as backup power sources, as well as rolled and extruded lead products in radiation shielding and roofing materials. High purity lead is required for newer high technology batteries, and is preferred by battery manufacturers for lead oxide, the electrically active component of lead-acid batteries. Doe Run's lead alloy products are used in the manufacture of numerous fabricated products, as well as for ammunition.

    SECONDARY LEAD

    Doe Run produces secondary lead at its recycling facility located in Boss, Missouri, where it recycles spent lead-acid batteries and other lead-bearing materials. Of Doe Run's secondary lead production, approximately 60% is derived from tolling arrangements with battery manufacturers. Under such multi-year arrangements, manufacturers send spent batteries to Doe Run, which recovers the lead and returns it to the battery manufacturer for a processing fee. As part of such arrangements, Doe Run offers its tolling customers the opportunity to purchase or receive primary lead or lead alloys in exchange for their spent lead-acid batteries at specified economic terms. Due to the terms of these arrangements, Doe Run's operating profits from this service are largely unaffected by lead price fluctuations. In addition to revenues resulting from tolling services, Doe Run directly sells secondary lead and recycles other lead-bearing materials for which it receives processing fees.

    FABRICATED LEAD PRODUCTS

    Doe Run processes lead metal into custom products such as: lead oxide, the key ingredient in lead-acid batteries; lead anode plates used in copper refining; x-ray and radiation shields for the medical profession; roof flashings for the construction industry; and lead for ammunition. Doe Run also installs radiation shielding in hospitals and cancer treatment centers and installs and maintains lead-lined storage tanks and pollution control devices for the chemical, petroleum and smelting industries. Margins on Doe Run's sales of value-added products are relatively insensitive to lead price fluctuations, as Doe Run generally is able to reflect such fluctuations in the price of the end product.

    ZINC CONCENTRATES

    Doe Run mines zinc as a by-product of its lead-mining operations. Zinc concentrates are sold on the open market or to zinc smelters. In fiscal 1997, Doe Run produced approximately 70,000 tons of zinc concentrates, with an average metal content of 59.6% zinc.

    COPPER CONCENTRATES

    Doe Run mines copper as a by-product of its lead operations. Copper concentrates are sold on the open market or to copper smelters. In fiscal 1997, Doe Run produced approximately 27,000 tons of copper concentrates, with an average metal content of 29.1% copper.

    OTHER PRODUCTS AND SERVICES

    Doe Run produces various other by-products resulting from the production of lead. Such products include sulfuric acid which is sold to fertilizer manufacturers, as well as primary and secondary furnace drosses, which are sold to custom smelters for further recovery of various minerals. The secondary facility also sells polypropylene and sodium sulfate and provides other services, including stripping of lead-sheathed cable and recycling of various hazardous materials.

  MARKETING AND SALES

    Doe Run's marketing and sales strategy is to maximize the net realized selling prices for its products. In furtherance of this strategy, Doe Run provides its customers small order quantities, specialized shapes, sizes and alloys, technical assistance and flexible deliveries.

    Doe Run generally sells lead on a delivered basis with freight charges included. Doe Run's central U.S. location allows it to have transportation costs significantly lower than its major competitors with operations outside of North America. Moreover, due to its location, Doe Run is able to provide its customers just-in-time delivery at a lower cost than most of its competitors.

    Doe Run is actively involved with several customers in developing new uses for lead. Such uses include lead foil for advanced lead-acid batteries, low radiation lead solder for printed circuit boards and superior lead alloys for optimizing battery performance.

    Zinc and copper concentrates generally are sold to North American smelters pursuant to multi-year (typically three year) contracts awarded under a bid process. Due to Doe Run's geographic location, transportation costs for its zinc and copper concentrates are low relative to its competitors' costs. Similar to lead, transportation costs are a significant factor in selling concentrates.

    Doe Run's sales of lead metal, concentrates and by-products are handled by Doe Run's staff of direct sales people assisted by customer service representatives. Technical assistance is provided by plant operating personnel.

  CUSTOMERS

    Doe Run had approximately 160 lead metal customers in fiscal 1997, of which the five largest accounted for approximately 41% of Doe Run's lead metal net sales. Approximately 70% of Doe Run's lead sales were pursuant to contractual agreements, typically one year or less. Such contracts generally set forth minimum volume and pricing terms. Exports represented approximately 7% of Doe Run's net sales in fiscal 1997.

    Doe Run's customers include six of the seven largest lead-acid battery manufacturers in the world. JCI purchased lead and tolling services representing approximately 12% of Doe Run's fiscal 1997 net sales. In addition, Big River purchased zinc concentrates, which represented approximately 10% of Doe Run's net sales in fiscal 1997.

  COMPETITION

    Doe Run is the largest fully-integrated lead producer in North America and the second largest primary lead producer in the western world. The leading producer of lead in the world is Quexco Incorporated ("Quexco"), with operations in Europe, as well as North America where Quexco operates secondary operations under the name of RSR Corporation ("RSR"). Metaleurop S.A. is a significant European producer of both primary and secondary lead. In North America, Doe Run's principal competitors in primary lead include Cominco Ltd., ASARCO, Noranda Inc. and Industrias Penoles S.A. In secondary recycling of lead, Doe Run competes with Exide, which is also a customer of Doe Run, GNB Inc., RSR and several other smaller industry participants.

  PRODUCTION PROCESS

    Doe Run produces refined lead metal from its primary processing facility, as well as through its secondary recycling operations. Summarized below is a description of the production process for primary and secondary lead production.

    PRIMARY

    The production of lead involves three major stages: mining, milling and smelting.

    MINING AND MILLING. Doe Run operates six production shafts and four processing mills, including one mill presently maintained on a stand-by basis. Doe Run's polymetallic ore bodies are mined using the "room and pillar" method. With this method, ore is removed by blasting in a manner that leaves pillars to support the rooms created by the removed ore. Mining involves drilling and blasting limestone rock 500 to 1,000 feet below the earth's surface. The ore is hauled by large, diesel-powered equipment before being hoisted above ground to the mill. During fiscal 1997, Doe Run's mining operations produced in excess of
5.0 million tons of ore, containing average grades of 5.17% lead, 1.02% zinc and 0.27% copper.

    The milling process includes further crushing and grinding, subsequent to which the ore is treated in a flotation process to separate and concentrate the minerals. The milling process recovers payable minerals from the ore. The remaining materials, or tailings, are sent to settling ponds near the mill sites, which are operated and maintained to ensure groundwater purity.

    The final products are lead, zinc and copper concentrates that are shipped off-site for smelting. The lead concentrates are shipped to the Herculaneum smelter, while zinc and copper concentrates are marketed to other firms.

    SMELTING. Located on the Mississippi River, south of St. Louis, the Herculaneum smelter is the largest lead smelter in North America and the second largest in the world. The smelter commenced operations in 1892 and has been in continuous operation since that time, processing lead concentrates from Doe Run's mining and milling operations. The smelter has a capacity of 250,000 tons per year and utilizes a pyrometallurgical process to produce 99.99% refined lead.

    The annual capacity of the smelter was recently upgraded to approximately 250,000 tons following the introduction of certain process control improvements at the blast furnace and other plant modifications. Doe Run is in the process of further increasing the capacity to approximately 270,000 tons per year. Doe Run recently completed construction of a $7.2 million 550-foot tall emissions stack that has allowed production capacity to increase at its primary smelter and improved the facility's environmental performance.

    Consistent with Doe Run's commitment to product quality and customer service, in January 1998, Doe Run's Herculaneum facility obtained ISO 9002 certification, an internationally recognized quality system standard.

    SECONDARY

    Located in Boss, Missouri, Doe Run's recycling facility processes spent lead-acid batteries and other lead-bearing materials. The facility is a Resource Conservation Recovery Act approved site. The facility employs a sophisticated monitoring system to prevent leaks from penetrating the surrounding environment. In fiscal 1997, the facility reclaimed approximately 105,000 tons of refined lead. Approximately 60% of this total results from tolling contracts, while 53% of the total supply resulted from automobile batteries. Production capacity has been increased to approximately 110,000 tons currently from the original capacity of 60,000 tons with minimal capital investment.

    At Doe Run's recycling facility, whole batteries are dismantled in a hammer mill, and the components are recovered by a combination of screening and gravity separation in water columns. Grids and posts are collected in a bin, polypropylene is loaded into trucks and lead paste is separated for further treatment. Grids and posts are melted in a rotary furnace to produce antimonial lead alloys. The paste is processed in a reverberatory furnace to produce pure lead and a high antimony slag which is further processed in a blast furnace to recover additional lead, antimony and tin. The remaining slag is disposed of as a non-hazardous material at a licensed facility. Management believes this recycling facility generates two-thirds less waste than traditional battery recycling facilities.

    Consistent with Doe Run's commitment to product quality and customer service, in April 1997, Doe Run's recycling facility obtained ISO 9002 certification.

  MINING OPERATIONS

    GEOLOGY

    Doe Run's operations are centered around the ore-rich Viburnum Trend in Southeastern Missouri. Approximately 500 million years ago, the Precambrian core of the St. Francois Mountains formed a group of islands. The water around these islands was shallow, and algae formed a reef around them. Over time, the islands and the reef were covered by sea water and layers of sediment. These layers eventually hardened into rock. Mineral-bearing fluids flowed through the rock, depositing substantial amounts of lead, zinc and copper near and in the reef. Portions of this reef and surrounding areas contain valuable mineral deposits now known as the Viburnum Trend.

    Doe Run's Viburnum Trend ore body is predominantly in the Bonne Terre geologic formation, which is dolomitic limestone. The principal metallic constituents are lead, zinc and copper, with trace amounts of silver. The ore body being mined is an irregular mass of sulfide ores, principally lead, zinc and copper sulfides, approximately 1,000 feet in depth and with varying widths of up to 2,000 feet.

    PRODUCTION SHAFTS

    Doe Run's mining operations utilize six production shafts that form a north-south line along approximately 40 miles of its Viburnum Trend ore body. Three production shafts, Viburnum-28, Viburnum-29 and Viburnum-35, lie within a five-mile radius east, north and south, respectively, of Viburnum, Missouri. The Buick, Brushy Creek and Fletcher production shafts are five miles, sixteen miles and twenty miles, respectively, south of Viburnum, Missouri. All of Doe Run's mining and milling facilities are accessible by state or county roads or Company-owned haul roads. Products are shipped by truck over public roads or by rail, with rail loading capabilities at two of Doe Run's mining facilities.

    Five of the production shafts, Viburnum-28, Viburnum-29, Viburnum-35, Brushy Creek and Fletcher, were developed by predecessors of Doe Run. The sixth production shaft, Buick, was developed and initially operated by a joint venture of Homestake Mining Company and American Metal Climax (the "Homestake Joint Venture") in the 1960s. In 1986, the Buick mining operations became part of Doe Run's Predecessor.

    Doe Run owns the property where the necessary surface structures for mining and milling are located. The mineral rights are held either by fee title or mineral leases with either private landowners or the federal government. There are numerous mineral exploration leases, most of which are for exploration of new mineral ore deposits. Four of the production leases are private leases, and nine are government leases. The mineral leases with private landowners have no expiration periods. The government leases are for a period of ten years and are renewable. The related mining operations are conducted pursuant to four development contracts, which also are for ten years subject to renewal. The Viburnum, Fletcher, Buick and Brushy Creek development contracts consist of four, two, one and two leases, respectively, which are due for renewal March 31, 2018, May 31, 2003, October 31, 2004 and May 31, 2003, respectively. Doe Run is required to make royalty payments under the leases.

    The production shafts are approximately 1,000 feet deep, with the exception of Viburnum-28 and Viburnum-29 which are 800 feet and 500 feet deep, respectively. All mining by Doe Run is performed underground on one level by the room and pillar method. Blasting typically is accomplished by using an ammonium nitrate fuel oil mix; however, dynamite is used under wet conditions. Front-end loaders are used to load the blasted ore onto trucks that haul the ore from the production face to the production shaft.

    Doe Run maintains fleets of trucks, drilling equipment and loading equipment, which generally are rubber-tired and diesel-powered, at each of its production shafts. The equipment is of various ages, and much of the older equipment has been upgraded or rebuilt. Doe Run employs a computerized maintenance scheduling and tracking system that directs and monitors preventive maintenance and repair activities of all equipment. In addition to maintaining its existing equipment, Doe Run has recently acquired or leased new equipment which enhances operating efficiencies, such as low-profile equipment capable of operating in ten-foot openings rather than the standard twelve-foot openings and drilling equipment for removal of pillars in excess of 40 feet in height.

    EXPLORATION

    Doe Run continues to explore actively within the Viburnum Trend and historically has replaced a significant portion of annual production with new reserves. A development project is on-going in the northern section of the Viburnum-28 mining area with a view to opening additional ore reserves. In addition, limited surface exploration drilling is being conducted in this area. Doe Run is engaged in limited surface diamond drilling beyond the extreme north and south ends of the Viburnum-29 mining area. At Viburnum-35, development activity is focused on developing the eastern blanket ore body access, and in the northern section of the mining area, following the main mineralization trend. Doe Run has initiated a 4,500-foot drift from the northern end of the Brushy Creek mining area to the southern extremity of the Buick mining area. Surface exploration drilling continues in areas south of the present Brushy Creek mining area. Exploration is being actively pursued south of the Fletcher mining area, where mineralization is present but not yet delineated sufficiently to constitute ore reserves. Doe Run also holds exploration tracts outside the Viburnum Trend, which are being actively explored. In fiscal 1997, Doe Run spent $6.2 million on exploration activities, including $2.6 million outside the Viburnum Trend.

    FACILITIES

    The following table sets forth the location of and certain other information about Doe Run's facilities:

                                                                                                      SIZE
                                                                                            -------------------------
FACILITY                                                                 LOCATION              LAND        FACILITY
--------------------------------------------------------------  --------------------------  -----------  ------------
                                                                                                           (SQUARE
                                                                                              (ACRES)       FEET)
MINING AND MILLING:
Viburnum (three production shafts)............................  Viburnum, Missouri                 679       139,000
Buick.........................................................  Boss, Missouri                      82       144,000
Brushy Creek..................................................  Bunker, Missouri                   400        92,000
Fletcher......................................................  Bunker, Missouri                   162        88,000

SMELTING:
Herculaneum--Primary..........................................  Herculaneum, Missouri              235       365,000
Buick--Secondary..............................................  Boss, Missouri                     193       200,000

FABRICATING:
Seafab(a).....................................................  Casa Grande, Arizona            (b)           75,000
                                                                Seattle, Washington             (b)           43,000
                                                                Vancouver, Washington           (b)           15,000
Lone Star.....................................................  Houston, Texas                  (b)           33,000

------------------------

(a) FPI is currently relocating its remaining lead oxide manufacturing operations from the Seattle facility to Vancouver, Washington. Upon completion of the relocation, the Seattle facility will be closed.

(b) This facility is leased.

    Doe Run operates three mills and maintains one on stand-by status. The Viburnum mill is located on the eastern edge of Viburnum, Missouri, and has the largest capacity of any mill in the area with its 12,000 ton per day concentrator. Ores from Viburnum-28, Viburnum-29 and Viburnum-35 are processed at the Viburnum mill. The Buick mill is located at the site of the Buick production shaft, and its concentrator has a capacity of 7,200 tons per day. Ores from Buick and Brushy Creek are processed at the Buick mill. The Fletcher mill is located at the site of the Fletcher production shaft, and its concentrator has a capacity of 5,000 tons per day. The Fletcher mill processes ores from the Fletcher production shaft. The Brushy Creek mill is located at the site of the Brushy Creek production shaft, and its concentrator has a capacity of 5,000 tons per day. This mill presently is on stand-by. At the Viburnum mill and Buick mill, lead concentrates are placed in rail cars for transport to the Herculaneum smelter; however, the Fletcher mill does not have rail access, and accordingly, lead concentrates are first trucked to the Buick mill for transport by rail. Zinc and copper concentrates are shipped from the mills to smelter customers by rail or truck.

    The Herculaneum primary lead smelter is located approximately 35 miles south of St. Louis on the Mississippi River in Herculaneum, Missouri. The St. Joseph Lead Company, a predecessor of Doe Run, built the first smelting operation on the property in 1892. The last reconstruction of the smelter facility was in the mid-1960's. Doe Run owns the smelter property.

    The recycling facility, with its secondary smelter, located in Boss, Missouri, was constructed in 1991, on the site of a former primary lead smelter. The recycling facility utilizes some of the existing structures and equipment from the primary lead smelter. The primary smelter was originally owned and operated by the Homestake Joint Venture. This property was also acquired initially by Doe Run's Predecessor.

    In addition to ongoing capital investments, Doe Run has expended an average of approximately $59.5 million per year on maintenance during fiscal 1995 through 1997. As a result of these expenditures and ongoing efforts, Doe Run believes that it operates and will continue to maintain modern and efficient facilities.

    ELECTRICAL POWER

    The electric power source for all the facilities, except Viburnum-35, is Union Electric Company, a public utility headquartered in St. Louis, Missouri. Viburnum-35 obtains its electric power from Black River Co-op.

  RESERVES

    As of March 31, 1998, Doe Run's Viburnum Trend ore reserves consisted of approximately 8.9 million proven tons and 55.2 million probable tons, containing approximately 3.5 million tons of recoverable lead or approximately fourteen years of production at current mining rates. The term "proven reserves" means ore reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. The term "probable reserves" means ore reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

    The following table sets forth the mineral inventory and mineable reserves as of March 31, 1998 for Doe Run's Viburnum Trend ore body, which have been audited by Pincock, Allen & Holt, Lakewood, Colorado, an international mineral industry consulting firm. The term "mineral inventory" applies to the mineral zone that has been defined by extensive sampling to define grade and tonnage and can be classified as to various confidence categories, but excludes consideration of recoverability or how the mineralization will be extracted. The term "mineable reserves" refers to the portion of the mineralization that has been defined as extractable for mining purposes, including provision for mining dilution and losses that may occur during extraction, as containing ore of sufficient grade, thickness and tonnage to be economically mineable under normal circumstances, provided reserves are sufficient to justify development costs.

                        RESERVE AUDIT--MINEABLE RESERVES
                              AS OF MARCH 31, 1998

                                                                                                        GRADE
                                                                                          ---------------------------------
                                                                               TONS         LEAD       ZINC       COPPER
                                                                           -------------  ---------  ---------  -----------
                                                                                (IN
                                                                            THOUSANDS)
Mineral Inventory........................................................      121,960         4.76%      0.93%       0.23%

Mineable Reserves: Proven................................................        8,916         8.50       1.72        0.40
                 Probable................................................       55,150         4.97       1.05        0.24
                                                                           -------------  ---------        ---         ---
                    Total................................................       64,065         5.46       1.20        0.28
                                                                           -------------  ---------        ---         ---
                                                                           -------------  ---------        ---         ---

  MINING AND MILLING

    The following table sets forth production information for Doe Run's mining and milling operations for the three years ended October 31, 1997.

                                                                                               YEAR ENDED OCTOBER 31,
                                                                                           -------------------------------
                                                                                             1995       1996       1997
                                                                                           ---------  ---------  ---------
Wet tons (in thousands) of ore milled....................................................      3,956      4,869      5,168
No. of operating days....................................................................        252        253        252
Average tons (in thousands) per operating day............................................         16         19         21
Average ore grade:
  Lead...................................................................................        5.7%       5.2%       5.2%
  Zinc...................................................................................        1.1%       1.1%       1.0%
  Copper.................................................................................        0.3%       0.3%       0.3%
Lead concentrate:
  Tons (in thousands)....................................................................        267        303        314
  Average Lead grade.....................................................................         76%        77%        79%
  Tons (in thousands) of lead metal contained in concentrate.............................        204        234        247
Zinc concentrate:
  Tons (in thousands)....................................................................         54         69         70
  Average Zinc grade.....................................................................         59%        59%        60%
  Tons (in thousands) of zinc metal contained in concentrate.............................         32         40         42
Copper concentrate:
  Tons (in thousands)....................................................................         25         31         27
  Average Copper grade...................................................................         29%        28%        29%
  Tons (in thousands) of copper metal contained in concentrate...........................          7          9          8

  RAW MATERIALS

    Doe Run's operations utilize various raw materials, principally coke, electricity, natural gas, propane and spent batteries. Doe Run believes that it has adequate sources of these raw materials to meet its present production needs.

  ENVIRONMENTAL MATTERS

    Doe Run is subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge, solid and hazardous waste treatment, and storage, disposal and remediation of releases of hazardous materials. In common with much of the mining industry, Doe Run's facilities are located on sites that have been used for heavy industrial purposes for decades and may require remediation. Environmental laws and regulations may become more stringent in the future which could increase costs of compliance.

    Doe Run is a defendant in several lawsuits alleging certain damages from lead emission stemming from the operations at the Herculaneum smelter. The cases brought in the Circuit Court, 23rd Judicial Circuit at Hillsboro, Jefferson County, Missouri are: KARLA RICHARDSON, ET AL. V. THE DOE RUN RESOURCES CORP., ET AL., Case No. 195-5492-CC-J4, filed September 12, 1995; SARA DIXON, ET AL. V. THE DOE RUN RESOURCES CORP., Case No. 195-5112 CC-J1, filed August 25, 1995; RONALD HEATH, ET AL. V. THE DOE RUN RESOURCES CORP. ET AL., Case No. 195-6936-CC-J2, filed November 20, 1995; and ANDREA MASSA, ET AL. V. THE DOE RUN RESOURCES, ET AL., Case No. 195-7290-CC-J3, filed December 8, 1995. Two of these cases are class action lawsuits. In one case, the plaintiffs seek to have certified two separate classes. The first class would consist of property owners in a certain section of Herculaneum, alleging that property values have been damaged due to the operations of the smelter. The second class alleged is children who lived in Herculaneum during a period of time when they were six months to six years old, and the remedy sought is medical monitoring for the class. The second class action similarly is seeking certification of a class of property owners allegedly damaged by operations from the smelter, but the potential size of the class is every home in Herculaneum, Missouri. The other two cases are personal injury actions by fourteen individuals who allege damages from the effects of lead poisoning due to operations at the smelter. Punitive damages also are being sought in each case. Doe Run is vigorously defending all of these claims. Preliminary investigation and research by Doe Run indicates property values in Herculaneum are consistent with those of surrounding communities and have not been affected by the smelter. Finally, based on rules for class certification, Doe Run believes class certification is not appropriate. However, because the cases are in the early stages of discovery, Doe Run is unable at this time to state with certainty the expected outcome of and the final costs of any of these cases. Therefore, there can be no assurance that these cases would not have a material adverse effect on the results of operations, financial condition and liquidity of Doe Run.

    Primary smelter slag produced by and stored at the Herculaneum smelter is currently exempt from hazardous waste regulation under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"). However, the EPA recently published a proposed rule which, if adopted, would require this slag to be managed as a hazardous waste. Certain other waste materials, including baghouse dust, generated at the smelter and now recycled in the smelter may also become regulated as hazardous wastes. At this time, Doe Run cannot predict the final outcome of the EPA's proposed rule. However, if the slag or other wastes at the smelter are regulated as hazardous waste, Doe Run may be required to take corrective action under RCRA at the smelter, as well as to adopt stricter management practices for these wastes, which could have a material adverse effect on the results of operations, financial condition and liquidity of Doe Run. Disposal of the slag at the plant site as a hazardous waste could result in potential capital and operating costs of approximately $1.0 million per year.

    The area surrounding the Herculaneum smelter currently is out of compliance with the ambient air quality standard for lead promulgated under the federal Clean Air Act. Doe Run is working with regulators to develop a new three-year compliance plan to begin after fiscal 1998 to implement identified control measures. Under the Clean Air Act, there are no penalties for failure to meet the ambient air quality standard. Nevertheless, penalties could be imposed should Doe Run fail to meet the terms of the new three-year compliance plan. Doe Run expects to make capital expenditures for additional control measures totaling approximately $2.8 million for fiscal 1998 while the plan is developed and anticipates a minimum total amount of $3.0 million for the three-year plan.

    Doe Run has received notice that it is a potentially responsible party ("PRP") subject to liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), at the following sites: four sites in St. Francois County, Missouri, including the Big River Mine Tailings site, the Bonne Terre site, the Federal site and the National site; the Oronogo-Durenweg site in Jasper County, Missouri; the Cherokee County site in Cherokee County, Kansas; the Tar Creek site in Ottawa County, Oklahoma; the Block "P" site in Cascade County, Montana; and the Missouri Electric Works site in Cape Girardeau, Missouri. There are four additional sites in St. Francois County for which the EPA has indicated it will issue notice. These sites involve historical operations of predecessors of Doe Run. CERCLA provides for strict and, in certain circumstances, joint and several liability for response costs and natural resource damages. Doe Run has a reserve as of October 31, 1997 of $17.8 million for these sites, including the four additional sites in St. Francois County, which Doe Run believes is adequate based on its investigations to date. However, depending upon the types of remediation required and certain other factors, costs at these sites, individually or collectively, could have a material adverse effect on the results of operations, financial condition and liquidity of Doe Run.

    Doe Run signed a voluntary Administrative Order of Consent ("AOC") in 1994 with the EPA to remediate the Big River Mine Tailings Site. In February 1997, Doe Run signed an AOC to perform an Engineering Evaluation/Cost Analysis on the Bonne Terre Site. In addition to remediating the mine waste areas at these sites, Doe Run has signed an AOC with the EPA to conduct a Remedial Investigation/ Feasibility Study ("RIFS") to assess potential off-site impacts of site operations on and the need for remediation regarding groundwater, residential soils, several creeks and a river. The RIFS is being conducted by a third party and is approximately one-half complete, with completion expected within one year. Doe Run believes the current reserves assigned to these sites are adequate. However, should remediation goals or areas change, requiring substantially increased measures, there can be no assurance that the reserves would be adequate.

    The Block "P" site in Montana was a polymetallic mine with a waste facility located on U.S. Forest Service land. Studies of the tailings site, mine and potential impacts on surface water have been requested by the State of Montana.

    Doe Run has been sued for contribution for superfund remediation costs in RSR CORPORATION AND QUEMETCO V. AVANTI, ET AL., filed on October 11, 1995 in the United States District Court for the Southern District of Indiana. The site in question, known as the Avanti Site located in Indianapolis, Indiana, was a secondary smelter formerly owned by a subsidiary of Doe Run which was sold to RSR in 1972. RSR has entered into an AOC with the EPA to remediate the Avanti Site and claims that Doe Run should reimburse a portion of its costs. It is Doe Run's position that RSR assumed the liabilities of Doe Run's former subsidiary and, in any event, Doe Run has no liability for any acts of its former subsidiary. In June 1996, the EPA issued an order under Section 106 of CERCLA to Doe Run requesting it to make a good faith offer of participation to RSR. Although Doe Run believes it has no liability to RSR, and there are other PRPs named by the EPA and by RSR as defendants in the litigation, Doe Run made what it considers to be a good faith participation offer to RSR of $112,500 which was not accepted. The estimated cost of the selected remedy for the site is $7.0 to
10.0 million. Doe Run does not believe that resolution of this matter will have a material adverse effect on the results of operations, financial condition and liquidity of Doe Run.

    Doe Run's recycling facility is subject to corrective action requirements under RCRA, as a result of a storage permit for certain wastes issued in 1989. This has required and may involve future remediation of solid waste management units at the site. Although it is not possible to predict whether completed actions will be approved or new actions required, Doe Run has reserves as of October 31, 1997 of $1.9 million for future corrective actions and $2.6 million for closure costs for the permitted storage area.

    Under the Clean Air Act Amendments of 1990, Congress required the EPA to study certain industry sectors to determine Maximum Achievable Control Technology ("MACT") for each sector. A MACT rule has been adopted which could require substantial capital and operating expenses for the recycling facility. Doe Run challenged the rule by filing a petition for review with the United States Court of Appeals, D.C. Circuit, on August 21, 1995. A settlement with the EPA was reached and published in the Federal Register, which diminishes the need for additional compliance costs. The EPA is also reviewing MACT for primary smelters and in April 1998 proposed a rule to regulate air toxics from primary lead smelters. In the event a MACT rule for primary smelters is adopted by the EPA, the rule could increase compliance costs at the Herculaneum smelter by increasing the costs of administrative reporting requirements. The proposed MACT will also impose additional storage costs.

    Doe Run's operating facilities have waste water discharge permits issued under the federal Clean Water Act, as amended. It is expected that stricter discharge limits than previously in effect will be included in permits now subject to renewal. As a result, there will be additional treatment facilities required with an anticipated total capital expenditure of $4.0 million over the next five years to meet applicable permit requirements. There will be no appreciable increase in operating costs.

    Doe Run's mining and milling operations include five mine waste disposal facilities that are subject to Missouri mine closure permit requirements. Doe Run has begun certain closure requirements ahead of closure and is also accruing for the cost of ultimate closure at a rate of approximately $.3 million per year and has a reserve as of October 31, 1997 of $4.8 million.

    Doe Run has a total reserve as of October 31, 1997 of $28.3 million for CERCLA response costs, corrective action and closure costs as discussed above, $17.8 million of which is for CERCLA response costs.

    Doe Run expended on all environmental matters, which includes amounts capitalized, amounts charged to operating expense and amounts charged to reserves, approximately $17.5 million in fiscal 1997, and estimates such expenditures will be $16.0 million and $14.5 million in fiscal 1998 and 1999, respectively.

  SAFETY

    Throughout its operations, Doe Run strongly emphasizes providing employees a safe working environment through extensive training of employees to ensure safe work practices and worker knowledge of proper equipment operation. Doe Run's mining and milling operations are regulated by MSHA and its smelting and fabricating operations by OSHA.

    Doe Run believes it has achieved safety results that are among the best in its industry classifications. Each year since 1973, one of Doe Run's mining units has been named either the safest or second safest underground metal mine in the United States by MSHA. Doe Run has achieved the top award ten times in the last 22 years. Doe Run's smelting operations have achieved a strong safety record as well, with typical loss rates averaging approximately three to four times better than industry averages in recent years.

  EMPLOYEES

    As of December 31, 1997, Doe Run had 345 active salaried employees and 1,015 active hourly employees. As of December 31, 1997, 13 active hourly employees at Seafab were represented by the Sheet Metal Workers' Union, Local No. 66. Management believes that its labor relations are good.

  BENEFIT PLANS

    PENSION

    Doe Run has defined benefit retirement plans for all salaried employees, hourly employees in Viburnum and Boss and hourly employees in Herculaneum. An investment committee establishes a funding policy for each plan and determines the contributions to be made to each plan by Doe Run. An eligible salaried employee who reaches age 65 receives a right to a nonforfeitable normal retirement annuity equal to 1.5% of his final average salary multiplied by the number of years of his service; eligible hourly employees in Southeast Missouri and in Herculaneum receive a nonforfeitable pension equal to a monthly amount of $25 for each year of service. Salaried employees and hourly employees at both sites who work past the age of 70 1/2 will receive an in-service retirement annuity (based on the same formula) and an in-service monthly pension, respectively. The amount payable under each plan is reduced by the value of benefits each employee received or is entitled to receive under another retirement plan of Doe Run, under retirement plans of Doe Run's Predecessor and certain companies acquired by Doe Run's Predecessor or under any other plan to which Doe Run has contributed other than profit sharing or stock bonus plans.

    SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

    Doe Run has a supplemental retirement plan for employees who participate in Doe Run's pension plans but whose benefits are reduced by the Internal Revenue Code (the "Code"). Under this plan, Doe Run pays eligible employees a benefit equal to the difference between the retirement benefit the employee would have received under the pension plan if the Code were disregarded and the retirement benefit the employee actually is entitled to receive under the pension plan.

    PROFIT SHARING PROGRAM

    Eligible employees participate in a Profit Sharing Program under which Doe Run pays 15% of pre-tax income, as defined in the Profit Sharing Program, into a profit sharing pool at the conclusion of each fiscal year. If pre-tax income does not exceed $10.0 million, the profit sharing pool will be distributed to eligible employees in the form of a contribution to Doe Run's Savings Resource Plan (the "401(k) Plan"). If pre-tax income exceeds $10.0 million, the first $1.5 million of the pool will be distributed as a contribution to the 401(k) Plan, and the remaining amount will be distributed in two phases to eligible employees in the form of cash payments. The first phase is a partial distribution based on a preliminary pool calculated from Doe Run's unaudited fiscal year-end financial information, and the second phase is a distribution of any remainder based on a final pool calculated from Doe Run's final audited fiscal year-end financial information. Allocation of the cash payments shall be on the basis of each eligible employee's total fiscal year base pay as a percentage of all eligible employees' total fiscal year base pay. Every employee on the payroll of Doe Run is eligible to participate in any cash distribution; however, participation in a distribution to the 401(k) Plan shall be in accordance with the 401(k) Plan.

    GAINSHARING PLAN

    Doe Run's employees participate in a gainsharing plan under which Doe Run pays a bonus based on performance in key result areas. On a monthly and yearly basis, Doe Run determines an improvement factor based on performance in areas such as production (volumes, costs and efficiencies), profit margins, safety and environmental, as well as other key operating areas. Each individual participant's profit share is determined by multiplying this factor by a salary component.

  PENDING LITIGATION

    Doe Run is involved in various claims and lawsuits incidental to the ordinary course of its business that are not expected to have a material adverse effect on the results of operations and financial condition of Doe Run.

    For a description of pending litigation related to environmental matters, see "--Environmental Matters."

DOE RUN PERU

  PRODUCTS

    Doe Run Peru's principal products include refined copper, silver, zinc, lead and gold. In addition, Doe Run Peru produces a variety of by-products, including bismuth, indium, tellurium, antimony, cadmium, selenium, sulfuric acid, zinc-silver concentrate, zinc sulfate, copper sulfate, arsenic trioxide and others. The following table sets forth net sales for each of Doe Run Peru's principal products.

                                                                                            TWELVE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,             OCTOBER 31,
                                                       ----------------------------------  ----------------------
                                                          1994        1995        1996        1996        1997
                                                       ----------  ----------  ----------  ----------  ----------

                                                                         (DOLLARS IN THOUSANDS)
Copper...............................................  $  129,007  $  186,905  $  148,426  $  155,641  $  148,898
Silver...............................................      97,311     100,853     110,967     114,544      98,006
Zinc.................................................      62,507      72,599      73,753      74,855      83,521
Lead.................................................      45,259      58,999      76,353      74,648      65,385
Gold Bullion.........................................      21,383      19,619      20,361      21,084      14,605
By-Products..........................................      11,590      11,954      26,937      19,869      21,469
                                                       ----------  ----------  ----------  ----------  ----------
      Total..........................................  $  367,057  $  450,929  $  456,797  $  460,641  $  431,884
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

    COPPER

    Doe Run Peru produces refined copper cathodes with a purity level of 99.975%. Copper sales accounted for $148.9 million of Doe Run Peru's net sales for the twelve months ended October 31, 1997. Peru represented the largest market for Doe Run Peru's copper shipments in 1997, which accounted for 30% of total shipments, followed by the United States and Hong Kong which represented 27% and 16% of total shipments, respectively. In 1997, approximately 38% of the copper cathode production was further processed at the adjacent fabricating facility for the production of copper wirebars and wirerods. The largest market for refined copper, accounting for over 50% of western world copper consumption, is wirerod, which is used almost exclusively in the production of insulated wire and cable. Other important markets for refined copper include copper sheet and strip and tube used in the construction and transportation industries.

    As part of Doe Run Peru's Capital Investment Program, investments are planned through fiscal 1999 which will improve the cathode quality from standard grade to LME Grade A. In addition, such program will increase the capacity of the copper refinery to match copper anode output from the smelter. Doe Run Peru currently produces standard copper.

    SILVER

    Refined silver produced by Doe Run Peru is good delivery 99.996% pure as registered by the LBMA and COMEX. Silver sales accounted for $98.0 million of net sales for the twelve months ended October 31, 1997. Doe Run Peru also produces small amounts of sterling silver directed to the domestic jewelry market. The United States, accounting for 38% of total shipments, represented the largest market for Doe Run Peru's silver, followed by Brazil and Great Britain at 23% and 16% of total shipments, respectively. The photographic film industry accounts for one-third of western world silver demand, and jewelry and silverware also account for one-third. Other important uses for silver include electronics and silver-minted coins.

    With the additional lead production from the operations of Doe Run Peru, Doe Run is the world's largest primary lead producer. Doe Run Peru and Doe Run intend to work together to take advantage of opportunities to optimize lead marketing efforts.

    ZINC

    Doe Run Peru produces LME-registered refined zinc with a purity level of 99.996%. Zinc sales accounted for $83.5 million of Doe Run Peru's net sales for the twelve months ended October 31, 1997. During 1997, Peru represented the largest single market for Doe Run Peru's zinc output, accounting for

31% of total shipments, as a result of strong local demand from export-oriented industries with applications for steel coatings, specialized alloys and dry battery plates. The United States represented 25% of total shipments that were primarily exported to manufacturers of coatings, paints and protectants, casters of auto parts and toy manufacturers.

    LEAD

    Doe Run Peru produces LME-registered 99.997% pure refined lead ingots and blocks. Lead sales accounted for $65.4 million of net sales for the twelve months ended October 31, 1997. Doe Run Peru also provides antimonial lead alloys to meet the specialty demands of certain customers. The three largest markets for Doe Run Peru's lead production in 1997 were Taiwan, accounting for 14% of total shipments, followed by Brazil and Korea which each represented 10% of total shipments. The largest market for refined lead remains lead-acid batteries used in automobiles, forklifts, golf carts, marine applications and stationary applications for backup power sources. Other markets for refined lead include lead compounds used in the manufacture of computer and television screens and rolled and extruded lead products for radiation shielding and roofing materials.

    GOLD BULLION

    Doe Run Peru produces 99.8% pure gold bullion bars exported primarily to Europe and the United States. Gold bullion sales accounted for $14.6 million of net sales for the twelve months ended October 31, 1997. During 1997, the United States represented 44% of total shipments, followed by Germany and Peru, accounting for 40% and 16% of total shipments, respectively.

    BY-PRODUCTS

    Principal by-products produced by Doe Run Peru include bismuth, indium, tellurium, antimony and cadmium. Sales of these by-products totaled $21.5 million for the twelve months ended October 31, 1997. Bismuth, the largest by-product revenue generator, is exported primarily to Europe. Bismuth has a wide variety of uses including pharmaceutical compounds, chemicals, low melting alloys and pigments. Pharmaceutical uses include the treatment of stomach ulcers and over-the-counter products.

    Indium is consumed primarily in the flat-panel display industry, as well as in aerospace products, architectural glass, solar energy and lighting applications. Indium is a difficult metal to extract because of its considerable chemical affinity to other elements. Japan is estimated to account for more than 50% of the world indium market for use in the thin-film industry.

    Tellurium is used to improve the machining quality of copper and stainless steel products and to color glass and ceramics. Other industrial uses include thermoelectric devices, rubber compounds and blasting caps.

    Antimony is used with lead in alloys for battery production in flame retardants, fabrics, plastics and ammunition. Cadmium is used primarily for battery production, as well as in pigments, coating and plating of iron, plastic and synthetic products and alloys.

  MARKETING AND SALES

    Doe Run Peru's marketing and sales strategy is to maximize the net realized selling prices for all its products. In addition, Doe Run Peru is shifting the focus of its marketing efforts to end users of its products from international trading companies. In furtherance of this strategy, Doe Run Peru plans to provide customers flexible quantities and deliveries, additional metal alloy choices and technical assistance.

    Doe Run Peru generally exports metal on a delivered basis with freight charges included. In many of the foreign markets, sales agents are utilized to ensure smooth delivery and to help further develop the local market. Doe Run Peru's location in the central Andes of Peru and its proximity to the Callao port position it favorably for shipment to major world markets and to the emerging Latin American market. Metal sales within Peru are sold both on a delivered and "free on board" basis from facilities in Callao. Doe Run Peru plans to market additional metal into the Latin American market in order to take advantage of lower freight costs and strong metal premiums.

    Doe Run currently is actively involved in several industry associations promoting and developing lead consumption. Through Doe Run Peru, Doe Run plans to gain membership and or to continue membership in other metal industry associations.

  CAPITAL INVESTMENT PROGRAM

    Doe Run Peru will undertake over a ten-year period the Capital Investment Program of approximately $300.0 million to enhance various elements of Doe Run Peru's operations. The objective of the Capital Investment Program is to increase net sales and EBITDA by improving product quality, increasing production capacity and reducing unit costs. In addition, through the environmental expenditures described below, Doe Run Peru will endeavor to achieve compliance with environmental regulations in Peru. See "--Environmental Matters."

    Management believes that cash flow from operations in addition to availability under the New Doe Run Peru Revolving Credit Facility will be sufficient to fund the Capital Investment Program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following summarizes the Capital Investment Program including expenditures planned for each metal circuit.

    COPPER CIRCUIT

    Doe Run Peru has identified the copper circuit as the most important of the strategic initiatives to improve its operations, requiring total expenditures, including sustaining capital requirements, of approximately $60.0 million through fiscal 2007. Current projects are designed to increase capacity and reduce energy costs through oxygen injection into the furnaces. These projects will be supplemented in the near term with investments to replace production of copper blister with higher quality fire-refined copper anodes prior to the electrolytic refining process. With the introduction of anode casting, Doe Run Peru anticipates that the refined copper produced will meet the LME-registered quality standards (commonly known as Grade A) as opposed to the standard grade presently produced. As of March 31, 1998, the price for Grade A copper was $.79 per pound, with the price for standard grade copper at a discount to the Grade A price. Doe Run Peru also believes that, as a result of these projects, refined copper production capacity will increase from approximately 73,000 tons to 88,000 tons per year by the year 2000, thereby more closely matching refinery capacity with smelter output. The production of Grade A copper will allow Doe Run Peru to sell to a wider range of customers. Moreover, since the prices realized for Grade A copper are greater than those realized for standard grade copper, Doe Run Peru will be able to realize greater net sales.

    LEAD CIRCUIT

    Utilizing Doe Run's extensive experience in lead operations, Doe Run Peru has identified several opportunities to introduce Doe Run operating procedures to increase production capacity and reduce costs. Specific projects include improving oxygen availability to the sinter plant and blast furnaces, enlarging one blast furnace and refurbishing the refinery cell blocks. The combination of these capital projects are expected to increase lead production capacity from approximately 110,000 tons to 127,000 tons per year by the year 2000. Doe Run Peru anticipates that the cost of the lead circuit improvements, including sustaining capital requirements, will be approximately $20.0 million through fiscal 2007.

    ZINC CIRCUIT

    Doe Run Peru anticipates investing approximately $18.0 million, including sustaining capital requirements, in the zinc circuit through fiscal 2007, primarily to improve metallurgical recoveries and to retrofit an existing sulfuric acid plant. The installation of an additional purification stage prior to electrowinning will improve the removal of copper, cadmium, cobalt and other impurities, thereby increasing overall zinc recoveries, allowing greater feed flexibility and reducing concentrate purchases and unit operating costs. Presently, Doe Run Peru's zinc production capacity is approximately 77,000 tons which will remain relatively stable in the forseeable future.

    ENVIRONMENTAL IMPROVEMENTS

    As part of the Acquisition, Doe Run Peru entered certain agreements with the MEM. Under these agreements, Doe Run Peru is required to make the Investment Commitment that includes expenditures to comply with environmental regulations in Peru, including those governing the treatment, handling and disposal of solid wastes, liquid effluent discharges and gaseous emissions. Principal projects related to environmental matters include building sulfuric acid plants for the metal circuits, new converter and roaster technology for the copper circuit, replacement of the roaster equipment for the zinc circuit, water and sewage treatment facilities, and slag and slimes handling equipment and disposal facilities. Doe Run Peru estimates that expenditures related to environmental matters will be approximately $195.0 million through fiscal 2007. See "--Environmental Matters."

    OTHER

    Doe Run Peru will invest approximately $7.0 million over the ten-year period for various other projects, including phone and computer system upgrades, expenditures related to employee health and safety, and other miscellaneous capital expenditures.

  CUSTOMERS

    Doe Run Peru had approximately 421 customers in 1997, of which the five largest accounted for approximately 28% of its net sales. Doe Run Peru's customers include a wide variety of industrial and international trading companies with the two largest, Engelhard Corporation and Tecnofil S.A., accounting for approximately 9.8% and 5.1%, respectively, of Doe Run Peru's 1997 net sales. Approximately 78% of total shipments and approximately 79% of net sales were exported outside of Peru, with Latin American countries representing the largest destination in 1997 with approximately 47% of net sales, followed by North America, Asia and Europe with 26%, 18% and 9% of net sales, respectively. Approximately 80% in 1997 of Doe Run Peru's metal sales were pursuant to contractual agreements, typically one year or less. Such contracts generally set forth minimum volumes and pricing mechanisms.

  COMPETITION

    Doe Run Peru is among the largest metal processing companies in the world with the unique combination of base metal smelters, refineries and by-product circuits capable of processing complex concentrates into base and precious metals and various by-products to international quality standards. Only three other facilities in the western world, Union Miniere S.A.'s facility in Hoboken, Belgium, Boliden Limited's facility in Ronnskar, Sweden and The Goldfield Corporation's facility in Tsumeb, Namibia, have the capability to treat lead and copper concentrates containing high antimony, arsenic, bismuth and precious metal values in addition to a variety of residues. Unlike Doe Run Peru, none of the facilities listed above have a dedicated zinc production circuit. Given Doe Run Peru's access to complex concentrates in Peru and neighboring Latin American countries, Doe Run Peru believes it operates at a geographic competitive advantage to comparable facilities located farther from their sources of complex concentrates.

    Although there are other facilities throughout the world that process complex concentrates, those operations do not have Doe Run Peru's capability to process complex concentrates which contain high levels of impurities, such as bismuth, arsenic and cadmium. Such facilities include Industrias Penoles S.A.'s facility in Torreon, Mexico and Dowa Mining Co. Ltd.'s facility in Kosaka, Japan.

  RAW MATERIALS

    Doe Run Peru's primary raw material is concentrate feedstock. In addition to concentrate feedstock, Doe Run Peru utilizes various raw materials, principally water, electricity, oxygen, coal and fluxes.

    CONCENTRATE FEEDSTOCK

    Doe Run Peru is located in the central Andes of Peru, which is among the most productive mining regions in the world. Peruvian concentrates typically contain high levels of precious metals in addition to impurities such as arsenic, antimony, bismuth and others, that increase the complexity of the metallurgical processes required to separate impurities from base and precious metals. Doe Run Peru's operations were designed and customized since its construction in 1922 to handle the characteristics of raw materials available in the region.

    COPPER. During 1997, approximately 84% of the copper concentrates processed at Doe Run Peru were supplied from the Peruvian domestic market, with Centromin's mines accounting for a substantial portion of the total feedstock. Contained copper production by Peruvian mines totaled approximately 529,000 tons in 1996 and increased to approximately 579,000 tons in 1997. The complexity of some concentrates from the domestic market result in favorable concentrate pricing terms for Doe Run Peru and increased revenues from the recovery and commercialization of by-products. In addition, due to its location close to the mines of Peru, the smelter is able to save substantially on concentrate freight charges. These savings typically are shared between Doe Run Peru and the concentrate suppliers. Doe Run Peru obtains the balance of its copper concentrate requirements from neighboring Latin American countries. Such concentrates share similar metallurgical characteristics as Peruvian concentrates. Imported concentrates reflect international market terms and are purchased to produce the appropriate concentrate blend for the smelter.

    ZINC. During 1997, all of the zinc concentrates processed at Doe Run Peru were supplied from the Peruvian domestic market, with Centromin's mines accounting for approximately 94% of the total feedstock. The disadvantage of consuming concentrates from certain of the Centromin mines is the high level of contained iron. Zinc ferrites form in the leaching phase in an amount proportional to the iron content in the feedstock. These ferrites capture approximately 10% to 13% of the zinc contained in the concentrate feedstock and effectively reduce the metallurgical recovery of the circuit. As a private enterprise, Doe Run Peru will not face any limitations with respect to sources of concentrate and, thus, will have an opportunity to obtain concentrates with reduced iron content.

    Zinc metal contained in concentrates produced by Peruvian mines was approximately 804,000 tons in 1996 and increased substantially to approximately 961,000 tons in 1997. Doe Run Peru requires approximately 70,000 tons of zinc metal contained in concentrates per year. With present mine production, Doe Run Peru believes that sufficient concentrates will be available to meet its requirements for the foreseeable future.

    LEAD. During 1997, approximately 99% of the lead concentrates processed at Doe Run Peru were supplied from the Peruvian domestic market, with Centromin's mines accounting for approximately half of the total feedstock. Contained lead metal production by Peruvian mines totaled approximately 273,000 tons in 1996 and increased to approximately 287,000 tons in 1997. Since Doe Run Peru has no local Peruvian competitor in lead smelting, all of the concentrates, the total of which far exceeds Doe Run Peru's requirements, are available to Doe Run Peru.

    A majority of the lead concentrates purchased by Doe Run Peru contain certain impurity levels that result in lower concentrate prices due to penalties imposed on such concentrates. In addition, such concentrates increase revenues for Doe Run Peru due to the recovery and marketing of silver and by-products.

    WATER

    Water is utilized throughout Doe Run Peru's operations, particularly for:
(i) slag granulation in copper and lead processes; (ii) cooling systems of the sulfuric acid plant, lead blast furnaces, compressors and rectifiers; (iii) steam generation; and (iv) hydrometallurgical and electrometallurgical processes. Water for the Doe Run Peru facility is obtained from three main sources: the Mantaro River; the Tishgo River; and the Cuchimachay Spring. Doe Run Peru believes these three sources, in addition to numerous adjacent springs and wells, provide adequate water supply for the facility.

    ELECTRICITY

    The Doe Run Peru facility receives electric power from Centromin's Electroandes hydroelectric division and consumes approximately 63 megawatts ongoing load, which represents approximately one-third of the division's capacity. Doe Run Peru recently signed a ten-year power supply contract with Centromin and Electroandes. Doe Run Peru believes that the contract provides sufficient power to Doe Run Peru over the life of the contract at satisfactory long-term rates. Such rates, however, are above what Doe Run Peru's Predecessor historically paid.

    OTHER

    Doe Run Peru installed an oxygen plant in 1994 that, with a capacity of 353 tons per day. The oxygen plant supplies oxygen for the oxy-fuel burners of the reverberatory furnace of the copper smelter and for the blast furnaces of the lead smelter. Coal is imported from Colombia to produce metallurgic coke for the lead circuit blast furnaces. Fluxes consumed in the smelting process are supplied from Doe Run Peru's limestone and silica deposits adjacent to the facility. Both coal and fluxes are transported to the smelter by rail.

  PRODUCTION PROCESS

    Doe Run Peru utilizes conventional pyrometallurgical processes for smelting or roasting concentrates followed by hydrometallurgical refining processes. Summarized below is a description of the production process for copper, silver and gold, zinc and lead.

    COPPER CIRCUIT

    The copper circuit consists of the smelter, responsible for processing copper concentrates into a 98.6% pure copper blister, and the refinery, responsible for upgrading copper blister into 99.975% pure refined copper metal. Current estimated annual capacity at the refinery is 73,000 tons. Production of refined copper reached approximately 71,000 tons for 1997. Doe Run Peru's overall metallurgical recovery of copper is approximately 96.5%.

    Copper concentrates are mixed with fluxes and inter-plant transfers in the preparation plant prior to entering the roasting section. The roasters produce a calcine from the copper concentrates that is transported to the oxygen-fuel reverberatory furnace. The reverberatory furnace produces two products: a heavy matte containing the recoverable metals and a slag waste-product that is granulated in water and transported to a slag disposal area. The hot matte is then ladled to the converter section where a two step process converts the matte into 98.6% copper blister that is directly cast into 584 pound blister anodes.

    The copper refinery is located three kilometers west of the smelter where blister anodes are received from the smelter by rail. The refinery utilizes an electrolytic process whereby the copper in the blister anode is transferred to a cathode starting sheet. As the copper anode dissolves, gold, silver, and other impurities are deposited at the bottom of the cells as an insoluble slime that is collected at the end of the anode cycle. Copper cathodes, which are 99.975% refined copper metal, are collected from the tankhouse every seven days.

    ZINC CIRCUIT

    The zinc circuit employs conventional roasting, leaching and electrowinning technologies. During 1997, the circuit produced approximately 75,000 tons of refined zinc. Current estimated capacity of the zinc refinery is approximately 77,200 tons of refined zinc with an overall metallurgical recovery of 88%. The roasting plant produces a calcine that is processed continuously in a hydrometallurgical leaching and purification section that dissolves the zinc oxides and sulfates contained in the calcine. The zinc sulfate solution is separated from solid residues by thickening and filtering processes. After purification, the solution is pumped to the electrowinning section. The zinc refinery is adjacent to the roaster and utilizes an electrolytic process whereby zinc from the sulfate solution is transferred to a cathode starting sheet. Solid residues from the leaching process are processed in a flotation plant to produce a zinc-silver concentrate sold to international markets. Certain remaining unprocessed zinc ferrites are sent to a disposal pond. Zinc cathodes, which are 99.996% refined zinc metal, are collected from the tankhouse every sixteen hours.

    LEAD CIRCUIT

    The lead circuit consists of the smelter, responsible for processing lead concentrates into 96% pure lead bullion, and the refinery, responsible for upgrading lead bullion into 99.997% pure refined lead metal. Current estimated annual capacity of the lead refinery is approximately 110,000 tons of lead metal. Production of refined lead metal reached approximately 108,000 tons for 1997. Doe Run Peru's overall metallurgical recovery of lead is approximately 95%.

    Lead concentrates are mixed with inter-plant transfers and other lead bearing materials in the preparation plant prior to entering the sinter plant. The sinter plant utilizes an up-draft sinter machine that removes a majority of the sulfur from the feedstock. Following sintering, the processed material is blended with coke and fed to the blast furnace to produce two products: a heavy bullion containing the recoverable metals and a slag waste-product that is granulated in water and transported to a slag disposal area. The hot bullion is then transferred to the dross plant for further processing prior to casting into lead bullion anodes.

    The lead refinery is located three kilometers west of the smelter where bullion anodes are received from the smelter by rail. The refinery utilizes an electrolytic process whereby the lead in the blister anode is transferred to a cathode starting sheet. As the lead anode dissolves, gold, silver, and other impurities are deposited at the bottom of the cells as an insoluble slime that is collected at the end of the anode cycle. Lead cathodes, which are 99.995% refined lead metal, are collected from the tankhouse every four days.

    ANODE BY-PRODUCTS CIRCUIT AND SILVER REFINING

    The anode residue plant treats insoluble slimes remaining from the copper and lead refining processes. The plant processes these slimes to recover bismuth, selenium, tellurium and a metal ore that is further upgraded in the silver refinery. The estimated capacity of the silver refinery is approximately
26.2 million ounces per year of refined silver and approximately 76,000 ounces of gold bullion. During 1997, the silver refinery produced approximately 22.4 million ounces of silver and approximately 44,000 ounces of gold bullion. Presently, the capacity of the silver refinery is being increased to 32.2 million ounces per year.

  FACILITIES

    Doe Run Peru's operations are located in the town of La Oroya, located approximately 110 miles from the Peruvian capital of Lima, approximately 75 miles from the Cerro de Pasco mine and approximately 78 miles from the city of Huancayo, at an altitude of approximately 2.3 miles above sea level. The complex is linked to these locations by highway and railroad service. The principal operations reside in two areas within La Oroya. The copper smelter, lead smelter and zinc refinery, in addition to the antimony plant, arsenic plant, coke plant, cadmium plant and maintenance shops are located on the southern bank of the Mantaro River directly behind the central offices (the "Smelter Location"). The copper refinery, lead refinery, copper fabricating plant and several storage yards are located three kilometers west of the smelter facilities at Huaymanta (the "Refinery Location").

    The following table sets forth the total land area and facility size of Doe Run Peru's facilities:

                                                                                  SIZE
                                                                        -------------------------
FACILITY                                                                   LAND        FACILITY
----------------------------------------------------------------------  -----------  ------------

                                                                                       (SQUARE
                                                                          (ACRES)       FEET)
Copper Smelter........................................................         3.5       302,000
Lead Smelter..........................................................         3.1       262,000
Copper and Lead Refinery..............................................         6.9       311,000
Zinc Refinery.........................................................         4.3       258,000
Solid Disposal Area...................................................       110.3        --
Other Areas...........................................................        11.4       554,000

    Operations at the Smelter Location began in 1922 under the Cerro de Pasco Copper Corporation, and the Smelter Location continues to utilize many of the original structures. Additions to the Smelter Location include a new lead sinter plant installed in 1983 and the oxygen plant completed in 1994. Operations at the Refinery Location also began in 1922, and many of the existing structures remain in use. Other major additions to the Refinery Area include the wirerod plant constructed in 1966 and additional refinery cell blocks added in the mid-1970s.

  SAFETY

    Doe Run Peru's safety performance has improved significantly since 1990, and with further assistance and direction provided by Doe Run, Doe Run Peru will continue to maintain a high regard for safety and hygiene. Recently, Peru's Ministerio de Trabajo y Promocion Social (the Industrial Safety Department) has been enforcing measures to minimize any work-related illnesses or accidents through continuous inspections to ensure compliance with numerous safety standards.

  EMPLOYEES

    As of December 31, 1997, Doe Run Peru employed 846 active salaried employees and 2,060 active hourly employees. In addition, Doe Run Peru employed 895 people on a contract basis for production work-orders, maintenance and other tasks.

    There are two unions for hourly employees and two unions for salaried employees. The principal union representing 90.4% of the hourly employees is the Sindicato de Trabajadores Metalurgicos La Oroya (La Oroya Metallurgic Workers Union). The Sindicato de Trabajadores Ferroviarios La Oroya (La Oroya Railway Workers Union) represents 3.8% of the hourly workers, and the remainder of the hourly workers (5.8%) are not affiliated with either union. Historically, as a government-owned enterprise, Doe Run Peru entered into twelve-month labor agreements, which end on July 25 of each year. Upon the expiration of the previous contract on July 25, 1997, there was no interruption of work, and Doe Run Peru's Predecessor successfully concluded negotiations and reached an agreement on September 21, 1997 that will expire on July 25, 1998.

    The salaried employees are represented by the Sindicato de Empleados Yauli-La Oroya (Yauli-La Oroya Employees Union), representing 64.9% of the salaried employees and by the Sindicato de Empleados Ferroviarios La Oroya (La Oroya Railway Employees Union), representing 9.0% of salaried employees. The remainder of salaried employees, 26.1%, are not affiliated with either union. The salaried employees' labor agreement expired on December 31, 1997, and negotiations are in progress for a new agreement for 1998. Management believes that Doe Run Peru's labor relations have been good as evidenced by three consecutive years of labor harmony without strikes and likewise three consecutive years of solution without conflict of the labor agreements with workers and employees. As a private enterprise, management contemplates negotiating longer-term labor agreements in 1998 satisfactory to both management and labor.

  BENEFIT PLANS

    The benefit plan for Doe Run Peru is centered around a severance payment, a social benefit directed by the Compensacion por Tiempo de Servicios, a Peruvian labor legislative decree. This benefit includes a money reserve established by the employer and deposited in a banking entity for the benefit of the worker when the employment relationship ends. Deposits are made twice a year and equal one month's salary. Other benefits include a social security system operated by the Peruvian government which provides benefits for both health and pensions. In addition to social security, Doe Run Peru maintains a private system of private pension, the cost of which is paid by the employee through paycheck deductions.

  ENVIRONMENTAL MATTERS

    LEGAL FRAMEWORK

    Modern environmental legislation has been introduced only in the last decade in Peru. For mining and metallurgical activities, the MEM is the principal regulatory authority. The MEM has issued "maximum permissible limits" for liquid effluent, air emissions and ambient air quality. In addition, the Consejo Nacional del Ambiente (National Environmental Council) coordinates government regulations and policies. The Direccion General de Salud Ambiental (Directorate General of Environmental Health) (the "DIGESA"), a division of the Ministerio de Salud (Ministry of Health), issues waste water discharge permits based on standards governing receiving water quality. Peruvian law requires all new mining or metallurgical operations, and existing operations that are undergoing an expansion of over 50% of installed capacity, to submit to the MEM an Estudio de Impacto Ambiental (Environmental Impact Study).

    As to mining and metallurgical operations in existence prior to 1994, concession holders (i.e. owner/ operators) were required to submit to the MEM an Evaluacion Ambiental Preliminar (Preliminary Environmental Assessment) (the "EVAP") that identified environmental impacts and twelve months of baseline monitoring. Based on the results of the EVAP, the operator was to submit to the MEM a PAMA that consisted of an environmental impact analysis, monitoring plan, and data, mitigation measures and closure plan. The PAMA also sets forth the actions and corresponding annual investments the concession holder agrees to undertake in order to achieve compliance with the maximum applicable limits prior to expiration of the PAMA (ten years for smelters, such as Doe Run Peru's operations, and five years for any other type of mining or metallurgical operation). The required amount of annual investment must not be less than one percent of annual sales. Once approved, the PAMA functions as the equivalent of an operating permit with which the operator must comply. After expiration of the PAMA, the operator must comply with all applicable standards and requirements. Mining, metallurgical and processing operators must present annual sworn statements to the MEM that describe their operations and resultant emissions. In addition, Peruvian environmental law allows operators to enter into a Contrato de Estabilidad Administrativa Ambiental (Contract for Administrative Environmental Stabilization) ("Environmental Stabilization Agreement") in order to provide some potential limit to the applicability of new laws during the life of the PAMA.

    PAMA AND ENVIRONMENTAL STABILIZATION AGREEMENT

    The initial PAMA for Doe Run Peru's Predecessor was submitted by Centromin and approved by the MEM on January 13, 1996. The PAMA was modified in connection with the Acquisition to reflect a reallocation of environmental responsibilities between Centromin and Doe Run Peru, and corresponding revisions were made to the investment schedule. The MEM approved separate PAMAs for Centromin and Doe Run Peru and an Environmental Stabilization Agreement for Doe Run Peru. Centromin has committed under its PAMA to implement the following projects over the next nine years, estimated to cost approximately $24 million: (i) remediation of areas impacted by emissions during its period of operations; (ii) closure of the lead and copper slag deposits (at Huanchan); (iii) improved management of the Huanchan deposit (E.G. storm water diversion and slope stability); and (iv) closure of the arsenic trioxide deposits (at Malpaso and Vado).

    Doe Run Peru has committed under its PAMA to implement the following projects over the next nine years, estimated in the PAMA to cost approximately $107.5 million: (i) new sulfuric acid plants; (ii) elimination of fugitive gases from the coke plant; (iii) use of oxygenated gases in the anodic residue plant;
(iv) water treatment plant for the copper refinery; (v) a recirculation system for cooling waters at the smelter; (vi) management and disposal of acidic solutions at the silver refinery; (vii) industrial waste water treatment plant for the smelter and refinery; (viii) containment dam for the lead muds near the zileret plant; (ix) granulation process water at the lead smelter; (x) anode washing system at the zinc refinery; (xi) management and disposal of lead and copper slag wastes; and (xii) domestic waste water treatment and domestic waste disposal. The actual current estimate for the environmental projects and related process changes for Doe Run Peru is $195.0 million.

    Doe Run Peru's operations historically and currently exceed some of the applicable MEM maximum permissible limits pertaining to air emissions, ambient air quality and waste water effluent quality. The PAMA projects, which are more fully discussed below, have been designed to achieve compliance with such requirements prior to the expiration of the PAMA on January 13, 2007. No assurance can be given that implementation of the PAMA projects is feasible or that their implementation will achieve compliance with the applicable legal requirements by the end of the PAMA period. Doe Run Peru has advised the MEM that it intends to seek changes in certain PAMA projects that it believes will more effectively achieve compliance. However, there can be no assurance that the MEM will approve proposed changes to the PAMA or that implementation of the changes will not increase the cost of compliance. Further, there can be no assurance that the Peruvian government will not in the future require compliance with additional environmental obligations that could adversely affect Doe Run Peru's business, financial condition or results of operations. Under the Subscription Agreement, Centromin agreed to indemnify Metaloroya against environmental liability arising out of its prior operations, and performance of the indemnity has been guaranteed by the Peruvian government through the enactment of the Supreme Decree No. 042-97-PCM. However, there can be no assurance that Centromin will satisfy its environmental obligations and investment requirements, including those in its PAMA, or that the guarantee will be honored. Any failure by Centromin to satisfy its environmental obligations could adversely affect Doe Run Peru's business, financial condition or results of operations.

    ENVIRONMENTAL CONSIDERATIONS

    GASEOUS EMISSIONS. Doe Run Peru is required to control gaseous emission to meet ambient air quality standards and the applicable emissions rate by January 2007. In 1997, sulfur dioxide emissions from the smelter complex amounted to approximately 990 tons per day. The MEM has established a maximum sulfur dioxide rate for Doe Run Peru of 17% of incoming sulfur based on current production levels.

    Dust emissions currently total approximately 9.8 tons per day, consisting of approximately 2.5 tons of lead, 2.0 tons of arsenic, 0.3 tons of zinc and smaller quantities of other metals. Although the main stack is the largest source of gaseous emissions, significant quantities of the same effluents are issued from the numerous smaller stacks, as well as from many non-stack sources.

    LIQUID EFFLUENTS. Doe Run Peru is required to control liquid effluents to meet the MEM's discharge limits and DIGESA's water quality standards. Forty individual discharge sources were identified by the monitoring program of the EVAP as releases from Doe Run Peru to the Yauli and Mantaro Rivers. Liquid effluents contain metals in solution and solids in suspension. Five liquid effluent discharges account for 90% of the total discharge volume from the smelter and refinery facilities. The highest volumetric discharge of the total includes a combination of effluents from the copper-lead slag granulation process and cooling water from the powerhouse.

    SOLID RESIDUES. The principal solid residues generated by Doe Run Peru's facility are shown below:

RESIDUE                                                                       ESTIMATED VOLUME
----------------------------------------------------------------------------  -----------------
                                                                              (TONS PER MONTH)
Copper Slag.................................................................         22,000
Lead Slag...................................................................         14,000
Zinc Ferrites...............................................................          2,400
Arsenic Trioxide............................................................            280

    Granulated copper and lead slag is transported across the Mantaro River by aerial tram and stockpiled at Huanchan. Zinc leaching residue, consisting mainly of zinc ferrites, is pumped into ponds in the same area. Arsenic trioxide is transported by rail to the Vado site, where it is stored under water spray for dust suppression.

                                                                   DISTANCE FROM
DEPOSIT                                                            DOE RUN PERU     ESTIMATED SIZE
---------------------------------------------------------------  -----------------  --------------
                                                                      (MILES)           (TONS)
Huanchan copper and lead slag..................................            2.5         11,000,000
Zinc Ferrites..................................................            1.2          1,400,000
Vado arsenic trioxide slag.....................................            5.6            180,000
Malpaso arsenic trioxide slag (historical).....................            8.7            Unknown

    OVERVIEW OF THE ENVIRONMENTAL PROJECTS

    In accordance with the PAMA, Doe Run Peru has included in its capital expenditure plans specific capital projects to accomplish the goals of the PAMA. Excluding the process-related projects which assist in meeting the environmental requirements, Doe Run Peru's major environmental projects include slag handling, industrial wastewater treatment, sulfur dioxide capture and recovery as sulfuric acid, and sewage and garbage management. The total costs of these projects and associated process changes and other environmental control projects are expected to approach $195.0 million over the next nine years starting in 1998.

    SLAG HANDLING AND DISPOSAL. A new mechanical slag handling system will be installed for the 1,100 tons of copper and lead slag per day to either dewater granulated slag and deliver it to the ultimate disposal site or to deliver the hot slag to its ultimate disposal site. The objective of the project is to replace the undersized tramway slag system, which currently loses 30% to 40% of the slag into the Mantaro River, with a system capable of safely delivering all slag to its final disposition site and to minimize any discharge of heavy metals into the river.

    A number of mechanical systems will be evaluated both for continuing granulation and for delivering the material hot. A Trommel dewatering system was outlined in the PAMA. Installation of the dewatering system, when selected, is expected to occur in fiscal 1999. The capital cost for the project is estimated to be $6.0 million. If a new slag site is developed, approximately $3.0 to $5.0 million is expected to be expended in preparing the site.

    ZINC FERRITE DISPOSAL

    Doe Run Peru has the option to continue to use the existing disposal site for three years and then either take ownership of it or develop a new site and pay Centromin $7.2 million for closure costs. It is probable that Doe Run Peru will retain ownership of the disposal site and develop a new disposal site on property currently owned for that purpose. The cost of developing this site is expected to be approximately $3.0 to 5.0 million.

    INDUSTRIAL WASTEWATER TREATMENT. Recycling projects will be implemented to recirculate and reuse wastewater after cooling or intermediate treatment. The water recycling project for slag handling will reduce the 20,000 gallons per minute rate to approximately 3,000 gallons per minute for discharge. An industrial sewer network will be constructed to drain effluent from approximately 35 outfalls to several pumping stations, which, after solids removal, will be treated and discharged to the river. The purpose of this project is to eliminate the untreated discharge of metal bearing wastes into the Mantaro River. This system is different from and more costly than the project set forth in the PAMA. The system will be designed to meet the MEM's discharge limits and DIGESA's water quality standards. However, there can be no assurance that the MEM will approve this project, or that DIGESA will not require additional actions at increased cost.

    The recycling and pre-treatment steps are expected to be installed in fiscal 1999. The collection systems and sedimentation tanks are expected to be installed in fiscal 2000, and the first stage treatment plant is expected to be installed in fiscal 2001. If a second stage treatment is required, it will be deferred for three to four years. The estimated cost of the project is $25.0 million which reflects local labor rates and the deferral of the second stage treatment, which may not prove to be necessary. Addition of the second stage could cost approximately $2.0 million.

    SULFUR DIOXIDE CAPTURE AND LEAD EMISSION REDUCTION. The PAMA provides for process gas from the copper, zinc and lead process circuits to be treated in two sulfuric acids plants for the conversion of sulfur dioxide to sulfur trioxide and the recovery as sulfuric acid, a by-product that Doe Run Peru expects to sell. The objective of this project is to increase the capture of sulfur dioxide from approximately 11% to a minimum of 83%, which is the MEM standard. The second objective is to reduce the sulfur dioxide and metal emissions in the ambient air surrounding the plant to within MEM standards. The acid plants will be installed in fiscal 2005 and 2006. The estimated costs of each of the two plants is approximately $39.0 million.

    The PAMA also provides for replacement of the existing lead circuit with a new technology to assist in insuring at least 83% capture. However, Doe Run Peru does not believe that this process has been adequately demonstrated and likely will seek a change to the PAMA to avoid this process change. Other options are available if needed to meet the sulfur dioxide emission limit, which are estimated to cost in the range of $50.0 to $80.0 million.

    Given the complex terrain and valley configuration of the Doe Run Peru facility, there can be no assurance that the measures contemplated in the PAMA will achieve compliance with the ambient air quality standard for sulfur dioxide or for lead, particularly during inversion conditions. Other actions, such as altering the present main stack configuration and increased efforts to reduce fugitive emissions, may be necessary at significant increased costs to achieve compliance commencing during the later years of or after the nine-year PAMA compliance period.

    SEWAGE/GARBAGE MANAGEMENT. Two conventional sewage treatment systems and collection systems will be installed to service the 3,000 employees of Doe Run Peru living in company housing in La Oroya. A garbage collection system and disposal landfill also will be developed. This project is designed to comply with the PAMA and will improve living conditions in La Oroya. The project is intended to eliminate the discharge of raw sewage and garbage by Doe Run Peru to the Yauli and Mantaro Rivers. Planning and design work will begin in fiscal 1998, and construction will follow in the next two years at an estimated cost of $3.0 million.

  PENDING LITIGATION

    All existing litigation of Doe Run Peru at the time of the Acquisition was retained by Centromin. Doe Run Peru is involved in various claims and lawsuits incidental to the ordinary course of its business that are not expected to have a material adverse effect on the business, financial condition and results of operations of Doe Run Peru.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The following table sets forth certain information regarding the directors and executive officers of the Company:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Ira Leon Rennert.......................          63   Chairman and Director of Doe Run, Doe Run Cayman and FPI.

Jeffrey L. Zelms.......................          54   President and Chief Executive Officer of Doe Run and President of
                                                      Doe Run Cayman

Marvin K. Kaiser.......................          56   Vice President and Chief Financial Officer of Doe Run and FPI,
                                                      Vice President of Doe Run Cayman and Finance Manager of Doe Run
                                                      Mining and Doe Run Peru

Richard L. Amistadi....................          53   Vice President--Sales and Marketing of Doe Run

Gary E. Boyer..........................          56   Vice President--Mining of Doe Run

Kenneth R. Buckley.....................          59   Vice President--Primary and Secondary Smelting of Doe Run and
                                                      General Manager of Doe Run Mining and Doe Run Peru

David A. Chaput........................          39   Treasurer of Doe Run and President of FPI

Juan Carlos Huyhua, Ph.D. .............          45   Operations Manager of Doe Run Peru

Anthony W. Worcester...................          56   Technical Manager of Doe Run Mining and Doe Run Peru

    IRA LEON RENNERT has been Chairman, Chief Executive Officer and principal shareholder of Doe Run's and the Guarantors' parent company, Renco (including predecessors), since Renco's first acquisition in 1975, Chairman and Director of Doe Run since April 1994, Chairman and Director of Doe Run Cayman since October 1997 and Chairman and Director of FPI since August 1996. Renco holds controlling interests in a number of manufacturing and distribution concerns operating in businesses not competing with Doe Run including, WCI Steel, Inc., Renco Metals, Inc., AM General Corporation and Lodestar Energy, Inc.

    JEFFREY L. ZELMS has served as President and Chief Executive Officer of Doe Run's Predecessor and Doe Run since August 1984 and President of Doe Run Cayman since October 1997. Mr. Zelms has over 30 years of experience in the mining industry. Mr. Zelms serves on the boards of directors of BW/IP International, Inc. and Homestake Mining Company.

    MARVIN K. KAISER has served as Vice President and Chief Financial Officer of Doe Run's Predecessor and Doe Run since January 1994 and of FPI since April 1998, Vice President of Doe Run Cayman since October 1997 and Finance Manager of Doe Run Mining and Doe Run Peru since October 1997. From June 1989 to December 1993, Mr. Kaiser was the Chief Financial Officer of AMAX Gold, Inc., a gold producing company. Mr. Kaiser is a Certified Public Accountant.

    RICHARD L. AMISTADI has served as Vice President--Sales and Marketing of Doe Run's Predecessor and Doe Run since November 1986. Mr. Amistadi has over twenty years of experience in sales, marketing and product development of lead metal, lead alloys, zinc metal, lead, zinc and copper concentrates and associated by-products.

    GARY E. BOYER has been Vice President-Mining at Doe Run since January 1993. He served as General Manager of mining and smelting operations of Doe Run's Predecessor and Doe Run from January 1988 to

April 1997. From January 1990 to January 1993, he served as Vice
President-Smelting of Doe Run's Predecessor.

    KENNETH R. BUCKLEY has served as Vice President--Primary and Secondary Smelting of Doe Run since September 1996 and General Manager of Doe Run Mining and Doe Run Peru since October 1997. From January 1996 until September 1996, Mr. Buckley was Vice President--Smelting of Doe Run. Mr. Buckley served as General Manager--Resource Recycling Division of Doe Run's Predecessor and Doe Run from September 1988 until January 1996. Mr. Buckley has over 34 years of experience in managing metal milling and smelting operations in five countries.

    DAVID A. CHAPUT has served as Treasurer of Doe Run's Predecessor and Doe Run since February 1993 and as President of FPI since September 1996. Mr. Chaput has been employed by Doe Run's Predecessor and Doe Run since 1987 in various financial management positions.

    JUAN CARLOS HUYHUA, PH.D., has been Operations Manager of Doe Run Peru since October 1997. From January 1995 to June 1997, Dr. Huyhua was Chief Operating Officer of Centromin. Dr. Huyhua has served in various capacities for Centromin since 1978, including as Assistant General Manager--Metallurgical Operations, General Superintendent--Smelting and Refining Department and Manager--Metallurgical Operations. Dr. Huyhua received his doctorate in Extractive Metallurgy from the New Mexico Institute of Mining and Technology in 1989.

    ANTHONY W. WORCESTER has served as Technical Manager of Doe Run Mining and Doe Run Peru since October 1997. From January 1991 to October 1997, Mr. Worcester was Technical Service Manager at Doe Run's lead smelter for Doe Run and its predecessor. Mr. Worcester has held various other positions with Doe Run's Predecessor since 1960.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning compensation of the named executive officers by Doe Run for services rendered to it in all capacities:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                               ANNUAL COMPENSATION(A)     PAYOUTS
                                                                                       -------------
                                                    FISCAL     ----------------------      LTIP          ALL OTHER
NAME AND POSITION                                    YEAR        SALARY      BONUS      PAYOUTS(B)    COMPENSATION(C)
------------------------------------------------  -----------  ----------  ----------  -------------  ---------------
Ira Leon Rennert(d).............................        1997       --          --           --         $   1,200,000
  Chairman of the Board
Jeffrey L. Zelms................................        1997   $  240,000  $  100,000   $   262,068           34,885
  President and Chief Executive Officer
Marvin K. Kaiser................................        1997      156,000      74,000        52,414           22,164
  Chief Financial Officer
Richard L. Amistadi.............................        1997      163,248      60,000        78,620           23,197
  Vice President--Sales and Marketing
Gary E. Boyer...................................        1997      135,216      60,000        52,414            5,492
  Vice President--Mining
Kenneth R. Buckley..............................        1997      142,132      60,000        26,207           21,657
  Vice President--Primary and Secondary Smelting

------------------------------
(a) Value of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus per named executive officer.

(b) The amounts shown as "LTIP Payouts" in the table for each named executive officer represent contractual payments under such officer's net worth appreciation agreements. See "--Net Worth Appreciation Agreements."

(c) The amounts shown as "All Other Compensation" in the table for each named executive officer, except Mr. Rennert, represent payments to Messrs. Zelms, Kaiser, Amistadi, Boyer and Buckley under the Profit Sharing Program of $2,688, $1,747, $1,828, $2,028 and $1,592, respectively, and under the gainsharing plan of $31,416, $20,420, $21,369, $3,464 and $20,065, respectively, and $781 of life insurance premiums for Mr. Zelms. See "Business--Doe Run--Benefit Plans--Profit Sharing Program" and "-- Gainsharing Plan."

(d) Mr. Rennert receives no compensation directly from Doe Run. He is Chairman of the Board and the principal stockholder of Renco which receives a management fee from Doe Run pursuant to the Management Consultant Agreement (as defined). The amount shown as all other compensation to Mr. Rennert are the management fees paid by Doe Run to Renco for fiscal 1997. See "Certain Transactions--Transactions with Renco and its Affiliates."

  NET WORTH APPRECIATION AGREEMENTS

    The named executive officers (with the exception of Mr. Rennert) and six other employees of Doe Run are each parties to net worth appreciation agreements with Doe Run, pursuant to which, upon termination of each person's employment with Doe Run, he is entitled to receive a fixed percentage of the increase in the net worth of Doe Run, as defined, from a base date until the end of the fiscal quarter preceding the date of his termination. Such amount is payable without interest in 40 equal quarterly installments, commencing three months after the termination of each person's employment, and at three month intervals thereafter. It is anticipated that certain key employees of Doe Run Peru will enter into net worth appreciation agreements with Doe Run Peru comparable to Doe Run's net worth appreciation agreements.

    The following table summarizes the net worth appreciation agreements now held by the named executive officers and the amounts earned thereunder.

                                                                                      ACCUMULATED
                                                                                         AS OF
                                                       NET WORTH                      OCTOBER 31,
                                                     PERCENTAGE(A)     BASE DATE        1997(B)
                                                   -----------------  -----------  -----------------

Jeffrey L. Zelms.................................         5.0   %         4/7/94      $   333,700

Marvin K. Kaiser.................................         1.0             4/7/94           66,740

Richard L. Amistadi..............................         1.5             4/7/94          100,110

Gary E. Boyer....................................         1.0             4/7/94           66,740

Kenneth R. Buckley...............................         0.5             4/7/94           33,370

------------------------

(a) Vested for each participant as to 80% as of March 31, 1998 and vesting for an additional 20% on March 31, 1999, provided that the respective participant remains in the employ of Doe Run until such date.

(b) Represents the gross aggregate amount that each participant is entitled to receive as of October 31, 1997, subject to the vesting terms of the applicable agreement.

    The net worth appreciation agreements also provide that, in the event of payment of a dividend or a sale of Doe Run, the active participants will be entitled to receive a percentage of the dividend or the net proceeds of the sale equal to their maximum percentages under the agreements. Upon consummation of the Transactions, approximately $264,000 was paid to Messrs. Zelms, Kaiser, Amistadi, Buckley, Boyer and other employees of Doe Run, pursuant to the net worth appreciation agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Doe Run, Doe Run Cayman, Doe Run Mining and Doe Run Peru have no compensation committee. The compensation for the executive officers is fixed by negotiations between such executive officers and Mr. Rennert on behalf of Renco.

EMPLOYMENT AGREEMENTS

    The named executive officers are parties to employment agreements with Doe Run. Set forth below is a brief description of each such agreement.

    JEFFREY L. ZELMS entered into an Employment Agreement with Doe Run effective as of April 7, 1994, with an initial term continuing until October 31, 1999 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Zelms's compensation is composed of (a) a base annual salary, (b) a year-end bonus of not less than $50,000 nor more than $100,000 as may be determined by Doe Run in its sole discretion and (c) such additional amounts, if any, as the Board of Directors may determine from time to time in its discretion.

    MARVIN K. KAISER entered into an Employment Agreement with Doe Run effective as of April 7, 1994, with an initial term continuing until October 31, 1999 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Kaiser's compensation is composed of (a) a base annual salary, (b) a year-end bonus of not less than $30,000 nor more than $60,000 as may be determined by Doe Run in its sole discretion and (c) such additional amounts, if any, as the Board of Directors may determine from time to time in its discretion.

    RICHARD L. AMISTADI entered into an Employment Agreement with Doe Run effective as of April 7, 1994, with an initial term continuing until October 31, 1999 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Amistadi's compensation is composed of (a) a base annual salary, (b) a year-end bonus of not less than $30,000 nor more than $60,000 as may be determined by Doe Run in its sole discretion and (c) such additional amounts, if any, as the Board of Directors may determine from time to time in its discretion.

    GARY E. BOYER entered into an Employment Agreement with Doe Run effective as of April 7, 1994, with an initial term continuing until October 31, 1999 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Boyer's compensation is composed of (a) a base annual salary, (b) a year-end bonus of not less than $30,000 nor more than $60,000 as may be determined by Doe Run in its sole discretion and (c) such additional amounts, if any, as the Board of Directors may determine from time to time in its discretion.

    KENNETH R. BUCKLEY entered into an Employment Agreement with Doe Run effective as of January 1, 1996 (replacing a prior agreement), with an initial term continuing until December 31, 2000, and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Buckley's compensation is composed of (a) a base annual salary, (b) a year-end bonus of not less than $30,000 nor more than $60,000 as may be determined by Doe Run in its sole discretion and (c) such additional amounts, if any, as the Board of Directors may determine from time to time in its discretion.

    Each of the above described employment agreements require that, during the term of their employment, each of the above executive officers not, directly or indirectly, engage in any aspect of the business of lead mining, milling, recycling or sale within the continental United States as an officer, director, partner, proprietor, investor, associate, employee or consultant except with Doe Run. In addition, each of the above executive officers have agreed to maintain the confidentiality of information obtained during their employment with Doe Run.

                               SECURITY OWNERSHIP

    The following table sets forth certain information as of the date hereof with respect to beneficial ownership of Doe Run's common stock by each beneficial owner of 5% or more of the common stock, each director and each named executive officer of Doe Run during the last fiscal year, and by all directors and executive officers of Doe Run as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares or interests, as applicable, shown as beneficially owned by them.

                                                                                                NUMBER OF
NAME                                                                                             SHARES       PERCENT
---------------------------------------------------------------------------------------------  -----------  -----------
The Renco Group, Inc.(a)(b)..................................................................       1,000        100.0%
DR Acquisition Corp.(a)......................................................................       1,000        100.0
Ira Leon Rennert(a)(c).......................................................................       1,000        100.0
Jeffrey L. Zelms.............................................................................      --           --
Marvin K. Kaiser.............................................................................      --           --
Richard L. Amistadi..........................................................................      --           --
Gary E. Boyer................................................................................      --           --
Kenneth R. Buckley...........................................................................      --           --
All directors and executive officers of Doe Run as a group (7 persons).......................       1,000        100.0

------------------------

(a) The address of this beneficial owner is c/o The Renco Group, Inc., 30 Rockefeller Plaza, Suite 4225, New York, New York 10112.

(b) Renco is deemed to beneficially own the shares owned by DRA due to Renco's ownership of all of the outstanding capital stock of DRA.

(c) Mr. Rennert is deemed to beneficially own the interests and shares owned by Renco due to the ownership by himself and trusts established by him (but of which he is not a trustee) for himself and members of his family of a total of 97.9% of the outstanding common stock of Renco.

    By virtue of Renco's indirect ownership of 100.0% of the outstanding common stock of Doe Run, and Mr. Rennert's ownership of a majority of the stock of Renco, Mr. Rennert is in position to control actions that require the consent of a majority of the holders of equity interests in Doe Run and its subsidiaries.

    The 2,500 shares of preferred stock of Doe Run, all of which were held by Renco, were redeemed as part of the Transactions.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH RENCO AND ITS AFFILIATES

    Under a management consultant agreement, dated as of April 7, 1994, as amended (the "Management Consultant Agreement"), between Renco and Doe Run, Doe Run pays an annual fee of $2.4 million to Renco. The Management Consultant Agreement provides that Doe Run shall not make any payment thereunder which would violate any of its agreements with respect to any of its outstanding indebtedness. The Management Consultant Agreement extends to October 31, 2000 and thereafter shall continue for additional terms of three years each unless sooner terminated by either party by giving six months prior written notice. In the year ended October 31, 1997, Doe Run paid management fees to Renco in the amount of $1.2 million. The Company believes that the cost of obtaining the type and quality of services rendered by Renco under the Management Consultant Agreement was, and continues to be, no less favorable than that at which the Company could obtain such services from unaffiliated entities.

    To obtain the advantages of volume, Renco purchases certain insurance coverages for its subsidiaries, including Doe Run and Doe Run Peru, and the cost of such insurance, without markup, is reimbursed by the covered subsidiaries. Currently, the major areas of insurance coverage obtained under the Renco programs for Doe Run are property, business interruption and fidelity and for Doe Run Peru are foreign general liability and fidelity, and the premiums for property, business interruption, fidelity and foreign general liability (as applicable) are allocated by Renco to its covered subsidiaries, substantially as indicated in the underlying policies. Renco also purchases and administers certain insurance policies exclusively for Doe Run, including fiduciary, general and product liability, workers' compensation, political risk, automobile liability, and casualty umbrella, and for Doe Run Peru, including property, business interruption, general and product liability, workers' compensation, automobile liability and casualty umbrella. The cost of such insurance, without markup, is reimbursed by Doe Run and Doe Run Peru (as applicable) as incurred. The total insurance cost under the Renco insurance programs incurred in fiscal 1997 by Doe Run was approximately $2.5 million and by Doe Run Peru was DE MINIMIS. Doe Run and Doe Run Peru believe that their insurance costs were less than they would have incurred if they had obtained their respective insurance directly.

    Pursuant to a tax sharing agreement between Doe Run and Renco, Doe Run pays to Renco an amount equal to the amount Doe Run would have been required to pay for taxes on a stand-alone basis to the Internal Revenue Service and the applicable state taxing authority, as the case may be, except that Doe Run will not have the benefit of any of its tax loss carryforwards unless such tax losses were a result of timing differences between Doe Run's accounting for tax and financial reporting purposes. This agreement also provides that transactions between Doe Run and Renco and its other subsidiaries are accounted for on a cash basis and not on an accrual basis.

    Beginning in fiscal 1998, Doe Run sold, and may from time to time in the future sell, zinc and other alloys to WCI Steel, Inc., an indirect subsidiary of Renco. Doe Run believes that such sales were on an arm's length basis at a price no less favorable than that at which Doe Run could have sold to unaffiliated entities.

INTERCOMPANY TRANSACTIONS

    Doe Run Peru will pay a sales agency commission to Doe Run Mining pursuant to a sales agency contract, dated as of March 9, 1998, by and between Doe Run Peru and Doe Run Mining. The initial term will be for a period of two years, automatically renewable for additional one-year terms. Under this agreement, Doe Run Mining acts as the sales agent for Doe Run Peru with respect to all sales of Doe Run Peru's products within Peru and receives a commission of 3% of such sales.

    Doe Run Peru will pay a sales agency commission to Doe Run pursuant to an international sales agency and hedging services contract, dated as of March 9, 1998, by and between Doe Run Peru and Doe

Run. The initial term will be for a period of two years, automatically renewable for additional one-year terms. Under this agreement, Doe Run will act as the sales agent for Doe Run Peru with respect to all sales of Doe Run Peru's products outside of Peru and receive a commission of 3% of such sales.

    Doe Run Peru will pay a fee to Doe Run Mining pursuant to a technical, managerial and professional services agreement, dated as of March 9, 1998, by and between Doe Run Peru and Doe Run Mining. The initial term will be for a period of two years, automatically renewable for additional one-year terms. Under this agreement, Doe Run Mining will provide technical, managerial and professional services to Doe Run Peru with respect to its day-to-day operations and the Capital Investment Program. As its technical, managerial and professional services fee, Doe Run Mining will receive 2% of Doe Run Peru's cash operating expenses (excluding the sales agency commissions to Doe Run and Doe Run Mining) and 10% of Doe Run Peru's capital expenditures.

    Doe Run Mining will pay a fee to Doe Run pursuant to a United States services agreement, dated as of March 9, 1998, by and between Doe Run Mining and Doe Run. The initial term will be for a period of two years, automatically renewable for additional one-year terms. Under this agreement, Doe Run will provide professional services with respect to U.S. related matters and will receive an annual fee of between $4.0 and $5.0 million.

    Doe Run Mining will pay a fee to Doe Run pursuant to a technical, managerial and professional services agreement, dated as of March 9, 1998, by and between Doe Run Mining and Doe Run. The initial term will be for a period of two years, automatically renewable for additional one-year terms. Under this agreement, Doe Run will provide technical, managerial and professional assistance with respect to all aspects to Doe Run Peru's operations for an annual fee of $500,000.

    Doe Run Mining will pay a fee to Doe Run pursuant to a Peruvian professional services agreement, dated as of March 9, 1998, by and between Doe Run Mining and Doe Run. The initial term will be for a period of two years, automatically renewable for additional one-year terms. Under this agreement, Doe Run will provide all technical, managerial and professional services within and partially outside of Peru that Doe Run Mining will provide to Doe Run Peru in their agreement, and Doe Run will receive an annual fee of $350,000.

    Doe Run Mining will pay a fee to Doe Run pursuant to a technology assistance agreement, dated as of March 9, 1998, by and between Doe Run Mining and Doe Run. The initial term will be for a period of two years, automatically renewable for additional one-year terms. Under this agreement, Doe Run will provide technology assistance for an annual fee of $250,000.

    Doe Run and Doe Run Peru have negotiated a fee of approximately $5.0 million payable to Doe Run for management services provided by Doe Run for the period October 23, 1997 through March 8, 1998.

                 DESCRIPTION OF NEW REVOLVING CREDIT FACILITIES

NEW DOE RUN REVOLVING CREDIT FACILITY

    The following description of the $100.0 million New Doe Run Revolving Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the loan and security agreement relating to the New Doe Run Revolving Credit Facility, a copy of which is filed as an exhibit to the Registration Statement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the loan and security agreement relating to the New Doe Run Revolving Credit Facility.

  GENERAL

    The New Doe Run Revolving Credit Facility is provided pursuant to a Loan and Security Agreement, dated March 12, 1998, by and among Doe Run, FPI and Congress Financial Corporation ("Congress"). As of March 31, 1998, $5.0 million (exclusive of outstanding letters of credit) was outstanding under the New Doe Run Revolving Credit Facility. Under the New Doe Run Revolving Credit Facility, Congress will, in its discretion, lend on a revolving basis to Doe Run and/or FPI up to the sum of (a) 85% of the Net Amount of Eligible Accounts plus (b) 60% of the Value of Eligible Inventory (but not more than a loan value of $50.0 million) and (c) 25% of the Value of Eligible Stores Inventory of Doe Run (but not more than a loan value of $2.5 million). Collections from accounts are applied to reduce the loan balance, which may be reborrowed up to the aforesaid limits. Congress may extend up to $10.0 million of letter of credit accommodations within the limits set forth above.

  INTEREST

    Interest on the loan balance is payable monthly at the prime rate plus 0.75% per annum. The interest rate on January 31, 1998 would have been 9.25%. In the event of a default under the New Doe Run Revolving Credit Facility, the interest rate will be 2.75% per annum in excess of such prime rate.

  SECURITY

    As security for the indebtedness under the New Doe Run Revolving Credit Facility, Doe Run and FPI have granted to Congress a first security interest in all (a) accounts, (b) certain general intangibles, (c) inventory, (d) all present and future books and records relating to the foregoing and (e) all products and proceeds of the foregoing.

  TERM

    The New Doe Run Revolving Credit Facility has a three-year term and beginning on March 2001, can be renewed from year to year thereafter, PROVIDED that the agreement may be terminated by any party as of March 2001 or any subsequent anniversary date on 60 days advance written notice.

  CERTAIN COVENANTS

    In addition to customary covenants, the New Doe Run Revolving Credit Facility requires that Doe Run and FPI be subject to certain covenants, including, but not limited to, a restriction on the incurrence of additional indebtedness, a restriction on the creation of additional liens, compliance with certain financial covenants, certain restrictions on dividends, loans and investments, restrictions on mergers and sales of assets and certain restrictions on capital expenditures.

  EVENTS OF DEFAULT

    The New Doe Run Revolving Credit Facility contains certain events of default, including, without limitation, the following: (i) the failure of Doe Run or FPI to pay any of its obligations under the New Doe Run Revolving Credit Facility within three days after the due date; (ii) certain defaults by Doe Run or FPI under various other indebtedness, in each case after any applicable grace period; (iii) any default by Doe Run or FPI in the performance or observance of the conditions and covenants of the New Doe Run Revolving Credit Facility or related agreements, beyond any applicable cure period; (iv) any representation or warranty made by Doe Run or FPI to Congress under the New Doe Run Revolving Credit Facility proved to be false in any material respect; (v) certain judgments against Doe Run or FPI; (vi) certain events of bankruptcy or insolvency of Doe Run or FPI; or (vii) the occurrence of any change in the control or ownership of Doe Run.

NEW DOE RUN PERU REVOLVING CREDIT FACILITY

    The following is a general description of the anticipated terms of the $40.0 million New Doe Run Peru Revolving Credit Facility. Doe Run Peru currently is negotiating the New Doe Run Peru Revolving Credit Facility. No assurances can be given that Doe Run Peru will be able to enter into such facility on the terms currently anticipated or at all.

    It is expected that the New Doe Run Peru Revolving Credit Facility will provide for borrowings of up to $40.0 million, which will be based upon certain advance rates regarding eligible receivables and inventory and will be secured by such receivables and inventory and funds deposited in a cash collection account. The New Doe Run Peru Revolving Credit Facility is expected to have a term of four years, with the option, at the sole discretion of the lenders thereunder, to adjust the interest rate thereunder every twelve months. It is expected that the New Doe Run Peru Revolving Credit Facility will contain representations and warranties, covenants and events of default, in each case customary for transactions of this type.

                            DESCRIPTION OF THE NOTES

    The Old Notes are and the Exchange Notes will be issued under the Indenture among Doe Run, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

    The Notes are general unsecured obligations of Doe Run limited to $355.0 million in aggregate principal amount, of which $200.0 million are Fixed Rate Notes and $55.0 million are Floating Rate Notes. Additional amounts of Notes in an aggregate principal amount of up to $100.0 million may be issued under the Indenture in one or more series from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Indebtedness." The Fixed Rate Notes will mature on March 15, 2005. The Floating Rate Notes will mature on March 15, 2003.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of Doe Run in New York City maintained for such purposes (which initially is the Trustee or its agent); PROVIDED that payment of interest may be made at the option of Doe Run by check mailed to the registered holders of the Notes ("Holders") at their registered addresses. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

INTEREST

    Interest on the Notes will be payable semi-annually in cash on each March 15 and September 15 (each an "Interest Payment Date") commencing on September 15, 1998, for the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the day next preceding the Interest Payment Date (an "Interest Period"), with the exception that the first Interest Period shall commence on and include March 12, 1998 and end on and include September 14, 1998. Interest is payable to the persons who are registered Holders at the close of business on the March 1 and September 1 immediately preceding the applicable Interest Payment Date.

  FIXED RATE NOTES

    Interest on the Fixed Rate Notes accrues at the rate of 11 1/4% per annum. Interest on the Fixed Rate Notes will be computed on the basis of a 360 day year composed of twelve 30 day months.

  FLOATING RATE NOTES

    The Floating Rate Notes accrues interest at a rate per annum, reset semi-annually, equal to LIBOR plus 6.29%, as determined by the calculation agent (the "Calculation Agent"), which is the Trustee.

    "LIBOR," with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day (as defined) after the Determination Date (as defined) that appears on Telerate Page 3750 (as defined) as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, LIBOR for the Interest Period shall be the arithmetic mean of the rates (expressed as a percentage per annum) for deposits in a Representative Amount (as defined) in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Screen LIBO Page (as defined) as of 11:00 a.m., London time, on the Determination Date. If Reuters Screen LIBO Page does not include two or more rates or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

    "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

    "London Banking Day" is any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

    "Representative Amount" means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

    "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service).

    "Reuters Screen LIBO Page" means the display designated as page "LIBO" on The Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service).

    The amount of interest for each day that the Floating Rate Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate (expressed as a percentage per annum) in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

    All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (E.G., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

    The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

    The Calculation Agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on Doe Run and the Holders of the Floating Rate Notes.

OPTIONAL REDEMPTION

    The Fixed Rate Notes will be subject to redemption, in whole or in part, at the option of Doe Run, at any time on or after March 15, 2002, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued interest to the redemption date, if redeemed during the twelve month period beginning on March 15 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     105.625%
2003..............................................................................     102.813%
2004 and thereafter...............................................................     100.000%

    The Floating Rate Notes are subject to redemption, in whole at any time or in part from time to time, at the option of Doe Run, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued interest to the redemption date, if redeemed during the twelve month period beginning on March 15 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
1998..............................................................................     104.000%
1999..............................................................................     103.000%
2000..............................................................................     102.000%
2001..............................................................................     101.000%
2002 and thereafter...............................................................     100.000%

  OPTIONAL REDEMPTION OF FIXED RATE NOTES UPON EQUITY OFFERINGS

    In addition, at any time prior to March 15, 2001, Doe Run may redeem up to 35% of the sum of (x) the aggregate principal amount of the Fixed Rate Notes issued in the Old Notes Offering plus (y) any additional Fixed Rate Notes issued after the Issue Date pursuant to the Indenture, with the proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of principal amount) of 111.25% plus accrued interest to the redemption date; PROVIDED that at least 65% of the sum of (x) the aggregate principal amount of Fixed Rate Notes issued in the Old Notes Offering plus (y) any additional Fixed Rate Notes issued after the Issue Date pursuant to the Indenture remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, Doe Run shall make such redemption not more than 120 days after the consummation of any such Equity Offering. "Equity Offering" means an offering of Qualified Capital Stock of Doe Run (other than to any Subsidiary of Doe Run).

SINKING FUND

    There will be no mandatory sinking fund payments for the Notes.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange or quotation system, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange or quotation system, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that (i) no Notes of a principal amount of $1,000 or less shall be redeemed in part and (ii) a redemption of Fixed Rate Notes with the net cash proceeds of an Equity Offering shall be made on a PRO RATA basis unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

GUARANTEES

    Doe Run's obligations under the Notes are guaranteed in the manner described below by the following Subsidiaries of Doe Run, FPI, Doe Run Cayman, Doe Run Mining and Doe Run Peru, and, in the future, may be guaranteed by certain of Doe Run's Restricted Subsidiaries. See "--Certain Covenants--Future Guarantees." The only existing Subsidiary of Doe Run that is not a Guarantor is DR Exploration. The laws of South Africa, DR Exploration's jurisdiction of organization, may not permit DR Exploration to be a Guarantor.

    Each Guarantor unconditionally guarantees, on a senior basis (except as described below under "--Ranking" with respect to the Guarantee of Doe Run
Peru), jointly and severally, to each Holder and the Trustee, the full and prompt performance of Doe Run's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law, in the case of domestic Guarantors, or any applicable foreign law, in the case of foreign Guarantors. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor determined in accordance with GAAP.

    Each Guarantor may consolidate with or merge into or sell its assets to Doe Run or to another Guarantor that is a Wholly-Owned Restricted Subsidiary without limitation, or with other persons upon the terms and conditions set forth in the Indenture. See "--Certain Covenants--Merger, Consolidation and Sale of Assets." In the event that either all of the Capital Stock of a Guarantor is sold by Doe Run or one of the Restricted Subsidiaries (whether by merger, stock purchase or otherwise) or all or substantially all of the assets of a Guarantor are sold by such Guarantor and such sale complies with the provisions set forth in "--Certain Covenants--Limitation on Sale of Assets" and "--Change of Control" and any other applicable provisions in the Indenture, the Guarantor's Guarantee will be released.

RANKING

    Except as described below with respect to the Guarantee of Doe Run Peru, the indebtedness of Doe Run and the Guarantors evidenced by the Notes and the Guarantees rank senior in right of payment to all future unsecured senior subordinated and subordinated indebtedness of Doe Run and the Guarantors, respectively, and PARI PASSU with all other existing and future unsubordinated indebtedness of Doe Run and the Guarantors. However, holders of secured indebtedness of Doe Run and the Guarantors will have claims that effectively rank prior to those of the Holders with respect to the assets securing such indebtedness.

    Notwithstanding the foregoing, the indebtedness of Doe Run Peru evidenced by its Guarantee will be contractually subordinated to the indebtedness under the Peruvian Revolving Credit Facility. In addition, except as described in the preceding sentence, the indebtedness of Doe Run Mining and Doe Run Peru evidenced by their Guarantee rank senior in right of payment to all future unsecured indebtedness of Doe Run Mining and Doe Run Peru, respectively, subject to statutorily preferred exceptions and statutorily mandated priorities based on the date of issuance with respect to payment of obligations under applicable Peruvian law.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

  LIMITATION ON INDEBTEDNESS

    (a) Doe Run will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively "incur") any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness; PROVIDED that Doe Run and the Guarantors may incur Indebtedness (including Acquired Indebtedness) if: (A) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence, and (B) after giving effect to such proposed incurrence, the Consolidated Fixed Charge Coverage Ratio of Doe Run is at least equal to 2.25 to 1.0. Notwithstanding the foregoing, a Restricted Subsidiary that is not a Guarantor may incur Acquired Indebtedness to the extent such Indebtedness could have been incurred by Doe Run and the Guarantors pursuant to the proviso in the immediately preceding sentence.

    (b) Doe Run and the Guarantors shall not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of Doe Run or such Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of Doe Run or such Guarantor.

  LIMITATION ON RESTRICTED PAYMENTS

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, after the Issue Date (a) declare or pay any dividend or make any distribution on Doe Run's Capital Stock or make any payment to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of Doe Run), (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Doe Run or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) purchase, redeem, prepay, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, Indebtedness of Doe Run or any of the Guarantors that is expressly subordinate in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be, or (d) make any Investment (excluding any Permitted Investment) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, shall be the Fair Market Value of such property proposed to be transferred by Doe Run or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment) shall exceed the sum of:

        (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Doe Run earned subsequent to the Issue Date and prior to the date the Restricted Payment occurs (treating such period as a single accounting period);

        (x) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by Doe Run from any person (other than a Subsidiary of Doe Run) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of Doe Run (excluding (A) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (B) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from Doe Run or any Subsidiary of Doe Run, until and to the extent such borrowing is repaid and (C) any net proceeds from any Equity Offering which are used to redeem Fixed Rate Notes pursuant to, and in accordance with, the provisions described under the caption "--Optional Redemption--Optional Redemption upon of Fixed Rate Notes Equity Offerings" above);

        (y) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by Doe Run from any person (other than a Subsidiary of Doe Run) from the issuance and sale of Disqualified Capital Stock and/or Indebtedness, in each case that has been converted into or exchanged for Qualified Capital Stock of Doe Run after the Issue Date; and

        (z) without duplication, the sum of (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by Doe Run or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Subsidiary of Doe Run) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of such Subsidiary; PROVIDED, HOWEVER, that the sum of clauses (1),(2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

    The foregoing provisions shall not prohibit:

        (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration;

        (2) the acquisition of Capital Stock of Doe Run or Indebtedness of Doe Run or any Guarantor either (i) solely in exchange for shares of Qualified Capital Stock of Doe Run or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Doe
    Run) of shares of Qualified Capital Stock of Doe Run;

        (3) the acquisition of Indebtedness of Doe Run or any Guarantor that is expressly subordinate in right of payment to the Notes or such Guarantor's Guarantee, as the case may be, either (i) solely in exchange for Indebtedness of Doe Run or such Guarantor which is expressly subordinate in right of payment to the Notes or such Guarantor's Guarantee, as the case may be, at least to the extent that the Indebtedness being acquired is subordinated to the Notes or such Guarantor's Guarantee, as the case may be, and has no scheduled principal prepayment dates prior to the scheduled final maturity date of the Indebtedness being exchanged or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Doe Run) of Indebtedness of Doe Run or such Guarantor which is expressly subordinate in right of payment to the Notes or such Guarantor's Guarantee, as the case may be, at least to the extent that the Indebtedness being acquired is subordinated to the Notes or such Guarantor's Guarantee, as the case may be, and has no scheduled principal prepayment dates prior to the scheduled final maturity date of the Indebtedness being refinanced;

        (4) the making of payments by Doe Run or any of the Restricted Subsidiaries to DRA or Renco (A) no earlier than ten days prior to the date on which Renco is required to make its payments to the Internal Revenue Service or the applicable state taxing authority, as the case may be, pursuant to a tax sharing agreement (which tax sharing agreement provides that the payments thereunder shall not exceed the amount Doe Run and its subsidiaries would have been required to pay for taxes on a stand-alone basis, except that Doe Run and its Subsidiaries will not have the benefit of any of its tax loss carryforwards unless such tax losses were a result of timing differences between Doe Run's and its Subsidiaries' accounting for tax and financial reporting purposes, and which tax sharing agreement also provides that transactions between Doe Run, DRA and Renco and Renco's other Subsidiaries are accounted for on a cash basis and not on an accrual basis) and (B) to reimburse DRA or Renco for out of pocket insurance payments made by DRA or Renco on behalf of Doe Run and its Subsidiaries;

        (5) the payment by Doe Run or any of the Restricted Subsidiaries of a management fee to Renco in an amount not to exceed $200,000 in any month;

        (6) the repurchase from Renco on the Issue Date of Doe Run's outstanding 2,500 shares of preferred stock, par value $1,000 per share, including the payment of accrued and unpaid dividends thereon, in an aggregate amount of approximately $2.8 million; and

        (7) the payment on the Issue Date of a transaction fee to Renco in an amount of approximately $2.2 million;

PROVIDED that in the case of clauses (2), (3) and (5), no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof.

    In determining the aggregate amount of Restricted Payments permissible under clause (ii) of the first paragraph of this section, amounts expended, incurred or outstanding pursuant to clauses (1) and (2) (but not pursuant to clauses (3), (4), (5), (6) or (7)) of the second paragraph of this section shall be included as Restricted Payments; PROVIDED that any proceeds received from the issuance of Qualified Capital Stock pursuant to clause (2) of the second paragraph of this section shall be included in calculating the amount referred to in clause (x) or clause (y), as the case may be, of the first paragraph of this section.

  LIMITATION ON SALE OF ASSETS

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, consummate any Asset Sale unless (i) such Asset Sale is for at least Fair Market Value, (ii) at least 80% of the consideration therefrom received by Doe Run or such Restricted Subsidiary is in the form of cash or Cash Equivalents and (iii) Doe Run or such Restricted Subsidiary shall apply the Net Cash Proceeds of such Asset Sale within 270 days of receipt thereof, as follows:

        (a) first, to repay (and, in the case of any revolving credit facility, effect a permanent reduction in the commitment thereunder) any Indebtedness secured by the assets involved in such Asset Sale or otherwise required to be repaid with the proceeds thereof; and

        (b) second, with respect to any Net Cash Proceeds remaining after application pursuant to the preceding paragraph (a) (the "Available Amount"), Doe Run shall make an offer to purchase (the "Asset Sale Offer") from all Holders of Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that Doe Run will not be required to apply pursuant to this paragraph (b) Net Cash Proceeds received from any Asset Sale if, and only to the extent that, such Net Cash Proceeds are applied to a Related Business Investment within 270 days of such Asset Sale; PROVIDED, FURTHER, that if at any time any non-cash consideration received by Doe Run or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale under the Indenture and the Net Cash Proceeds thereof shall be applied in accordance with this "Limitation on Sale of Assets" covenant; and PROVIDED, FURTHER, that Doe Run may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $5 million resulting from one or more Asset Sales (at which time, the entire unutilized Available Amount, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph). To the extent the Asset Sale Offer is not fully subscribed to by Holders of the Notes, Doe Run and the Restricted Subsidiaries may retain such unutilized portion of the Available Amount and use it for any purpose not prohibited by the Indenture.

    In the event of the transfer of substantially all (but not all) of the property and assets of Doe Run and the Restricted Subsidiaries as an entirety to a person in a transaction permitted under "--Merger, Consolidation, Etc." below, the successor corporation shall be deemed to have sold the properties and assets of Doe Run and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of Doe Run or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notice of an Asset Sale Offer will be mailed to the record Holders as shown on the register of Holders not less than 30 days nor more than 60 days before the payment date for the Asset Sale Offer, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Available Amount, Notes of tendering Holders will be repurchased on a PRO RATA basis (based on amounts tendered). An Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    If an offer is made to repurchase the Notes pursuant to an Asset Sale Offer, Doe Run will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

  CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, Doe Run shall be obligated to make an offer to purchase (a "Change of Control Offer"), and shall, subject to the provisions described below, purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 45 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes plus accrued and unpaid interest thereon to the date of purchase. Doe Run shall, subject to the provisions described below, be required to purchase all Notes validly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date.

    In order to effect such Change of Control Offer, Doe Run shall, not later than the 30th day after the Change of Control, mail to each Holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders of Notes must follow to accept the Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that Doe Run will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Holders of Notes seeking to accept the Change of Control Offer. Doe Run shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by Doe Run and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    In the event that a Change of Control occurs and Doe Run is required to purchase the Notes as described above, Doe Run will comply with all tender offer rules under state and Federal securities laws, including, but not limited to,
Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

  LIMITATION ON LIENS

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens upon any properties or assets of Doe Run (including, without limitation, any Capital Stock of a Restricted Subsidiary) or any of the Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon other than (i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, (ii) Liens on the non-fixed assets of Doe Run and the Restricted Subsidiaries securing Indebtedness under the Revolving Credit Facilities and (iii) Permitted Liens.

  LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by Doe Run or by any Restricted Subsidiary, or pay any Indebtedness owed to Doe Run or any Restricted Subsidiary; (b) make loans or advances to Doe Run or any Restricted Subsidiary; or (c) transfer any of its properties or assets to Doe Run or to any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the Indenture; (iii) customary non-assignment provisions of any lease governing a leasehold interest of Doe Run or any Restricted Subsidiary; (iv) any instrument governing Indebtedness of a person acquired by Doe Run or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or its Subsidiaries so acquired; (v) any written agreement existing on the Issue Date or amendments or modifications thereto, PROVIDED that no such agreement shall be modified or amended in such a manner as to make the encumbrance or restriction more restrictive than as in effect on the Issue Date;
(vi) Indebtedness existing and as in effect on the Issue Date, including, without limitation, the U.S. Revolving Credit Facility or any refinancing, refunding, replacement or extensions thereof, PROVIDED that any such encumbrance or restriction contained in any refinancing, refunding, replacement or extension of the U.S. Revolving Credit Facility shall be no more restrictive than such encumbrance or restriction contained in the U.S. Revolving Credit Facility as in effect on the Issue Date; (vii) Indebtedness under the Peruvian Revolving Credit Facility or any refinancings, refundings, replacements or extensions thereof, PROVIDED that such restrictions do not prohibit payments pursuant to the intercompany agreements between Doe Run and the Restricted Subsidiaries as in effect on the Issue Date or pursuant to any replacements thereof or pursuant to any comparable agreements thereto, in each case providing for the same or similar payments; and (viii) Indebtedness incurred in accordance with the Indenture, PROVIDED that such encumbrance or restriction shall be no more restrictive than any encumbrance or restriction contained in the Revolving Credit Facilities.

  LIMITATION ON SALE/LEASEBACK TRANSACTIONS

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, enter into any Sale/ leaseback. Notwithstanding the foregoing, Doe Run and the Restricted Subsidiaries may enter into a Sale/ leaseback if (i) after giving pro forma effect to any such Sale/leaseback, Doe Run and the Restricted Subsidiaries shall be in compliance with the "Limitation on Indebtedness" covenant described above, (ii) the sale price in such Sale/leaseback is at least equal to the Fair Market Value of such property and (iii) Doe Run or such Restricted Subsidiary shall apply the Net Cash Proceeds of the sale as provided under "Limitation on Sale of Assets" above, to the extent required by such covenant.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES

    (a) Doe Run will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of an Affiliate of Doe Run or any Restricted Subsidiary (other than transactions between Doe Run and a Wholly-Owned Restricted Subsidiary or between Wholly-Owned Restricted Subsidiaries) (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under (b) below and (y) Affiliate Transactions (including lease transactions) on terms that are no less favorable to Doe Run or the relevant Restricted Subsidiary in the aggregate than those that might reasonably have been obtained in a comparable transaction by Doe Run or such Restricted Subsidiary on an arm's-length basis (as determined in good faith by the Board of Directors of Doe Run, as evidenced by a Board Resolution) from a person that is not an Affiliate; PROVIDED that except as otherwise provided under (b) below, neither Doe Run nor any of the Restricted Subsidiaries shall enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a value of more than $5.0 million unless Doe Run or such Restricted Subsidiary, as the case may be, has received an opinion from an Independent Financial Advisor, with a copy thereof to the Trustee, to the effect that the financial terms of such Affiliate Transaction are fair and reasonable to Doe Run or such Restricted Subsidiary, as the case may be, and such terms are no less favorable to Doe Run or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction on an arm's-length basis with a person that is not an Affiliate.

    (b) The foregoing provisions shall not apply to (i) any Restricted Payment that is made in compliance with the covenant entitled "Limitation on Restricted Payments," (ii) payments by Doe Run or any of the Restricted Subsidiaries to Renco or DRA of the amounts set forth in clauses (4), (5), (6) and (7) of the second paragraph of the covenant entitled "Limitation on Restricted Payments" and (iii) reasonable and customary regular fees to directors of Doe Run and the Restricted Subsidiaries who are not employees of Doe Run and the Restricted Subsidiaries.

  LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    Doe Run will not permit any Restricted Subsidiary to issue any Preferred Stock (except to Doe Run or a Wholly-Owned Restricted Subsidiary), nor will Doe Run permit any person (other than Doe Run or a Wholly-Owned Restricted Subsidiary) to hold any Preferred Stock of a Restricted Subsidiary.

  QUALIFYING INVESTMENT REQUIREMENTS

    At least semi-annually commencing April 30, 1998 until $120 million has been expended by Doe Run Peru in the manner required by Section 4.5 of the Subscription Agreement, (i) Doe Run Peru shall make Investments in Doe Run Mining, which Investments, including any interest payable thereon, shall be represented by promissory notes (the "Qualifying Investments Promissory Notes"), in an amount equal to Doe Run Peru's expected Qualifying Investments for the following six months and (ii) Doe Run Mining shall use the proceeds of each such Qualifying Investment to prepay in part the promissory note issued by Doe Run Mining to Metaloroya on October 23, 1997, the date of consummation of the Acquisition; PROVIDED, FURTHER, that pending utilization of such proceeds for Qualifying Investments, Doe Run Peru may repay outstanding loans under the Peruvian Revolving Credit Facility.

  FUTURE GUARANTEES

    If Doe Run or any of the Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Guarantor, or if Doe Run or any of the Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary, in each case having total assets with a book value in excess of $1 million, then such transferee or acquired or other Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Doe Run's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture. Notwithstanding the foregoing, the following Restricted Subsidiaries shall not be required to become Guarantors under the Indenture: (i) DR Exploration; (ii) any Restricted Subsidiary formed or acquired in connection with Related Business Investments made by Doe Run or any of the Restricted Subsidiaries pursuant to clause (iii) of the definition of "Permitted Investment"; and (iii) any Restricted Subsidiary which is not permitted by law to become a Guarantor under the Indenture.

  CONDUCT OF BUSINESS

    Doe Run and the Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses in which Doe Run and the Restricted Subsidiaries are engaged on the Issue Date.

REPORTS

    So long as any Note is outstanding, Doe Run will file with the Commission and, within 15 days after it files them with the Commission, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the register of the Notes copies of the annual reports on Form 10-K and of the information, documents and other reports which Doe Run is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which Doe Run would be required to file with the Commission if Doe Run then had a class of securities registered under the Exchange Act. Such financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, management's discussion and analysis of financial condition and results of operations as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of every fiscal year.

MERGER, CONSOLIDATION, ETC.

    Doe Run will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person or adopt a Plan of Liquidation unless: (i) either (1) Doe Run shall be the surviving or continuing corporation or (2) the person (if other than Doe Run) formed by such consolidation or the person into which Doe Run is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or otherwise all or substantially all of the assets of Doe Run or in the case of a Plan of Liquidation, the person to which assets of Doe Run have been transferred
(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on, all of the Notes, and the performance of every covenant of the Indenture, the Notes and the Registration Rights Agreement on the part of Doe Run to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Doe Run (in the case of clause (1) of the foregoing clause (i)) or such person (in the case of clause
(2) thereof) (a) shall have a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments relating to such transaction) equal to or greater than the Consolidated Net Worth of Doe Run immediately prior to such transaction and (b) shall be able to incur (assuming a market rate of interest with respect thereto) at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) as if it were Doe Run under paragraph (a) of "--Certain Covenants--Limitation on Indebtedness" above; (iii) immediately before and after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; (iv) Doe Run or such person shall have delivered to the Trustee (A) an Officers' Certificate and an Opinion of Counsel (which counsel shall not be in-house counsel of Doe Run) each stating that such consolidation, merger, conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (B) a certificate from Doe Run's independent certified public accountants stating that Doe Run has made the calculations required by clause (ii) above in accordance with the terms of the Indenture; and
(v) neither Doe Run nor any Restricted Subsidiary nor such person, as the case may be, would thereupon become obligated with respect to any Indebtedness (including Acquired Indebtedness), nor any of its property or assets subject to any Lien, unless Doe Run or such Restricted Subsidiary or such person, as the case may be, could incur such Indebtedness (including Acquired Indebtedness) or create such Lien under the Indenture (giving effect to such person being bound by all the terms of the Indenture).

    Notwithstanding the foregoing, (i) the merger of Doe Run with an Affiliate incorporated solely for the purpose of incorporating Doe Run in another jurisdiction shall be permitted and (ii) the merger of Doe Run and any Restricted Subsidiary shall be permitted.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of Doe Run, shall be deemed to be the transfer of all or substantially all of the properties and assets of Doe Run.

    Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Limitation on Sale of Assets") will not, and Doe Run will not cause or permit any Guarantor to, consolidate with or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any person (other than a merger of Doe Run with any Guarantor or a merger of Guarantors) unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia or an entity organized and validly existing under the laws of the foreign jurisdiction in which such Guarantor is organized; (ii) such entity assumes by supplemental indenture all of the obligations of such Guarantor under such Guarantee; and (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

    Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation or into which Doe Run or any other Guarantor, as the case may be, is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Doe Run or such Guarantor, as the case may be, under the Indenture with the same effect as if such successor had been named as Doe Run or such Guarantor, as the case may be, therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes, in the case of Doe Run, or its Guarantee, in the case of any Guarantor.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

        (a) Doe Run defaults in the payment of interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days;

        (b) Doe Run defaults in the payment of the stated principal amount of the Notes when the same becomes due and payable at maturity, upon acceleration or redemption pursuant to an offer to purchase required under the Indenture or otherwise;

        (c) Doe Run or any of the Guarantors fails to comply in all material respects with any of their other agreements contained in the Notes or the Indenture (including, without limitation, under the provisions of "--Certain Covenants--Change of Control," "--Certain Covenants--Limitation on Sale of Assets" and "--Merger, Consolidation, Etc."), and the Default continues for the period and after the notice specified below;

        (d) there shall be any default or defaults in the payment of principal or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Doe Run or any Restricted Subsidiary then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate;

        (e) there shall be any default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Doe Run or any Restricted Subsidiary then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, and such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

        (f) Doe Run or any of the Restricted Subsidiaries fails to perform (after giving effect to any applicable grace periods) any term, covenant, condition or provision of one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Doe Run or any of the Restricted Subsidiaries then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, and such failure to perform results in the commencement of judicial proceedings to foreclose upon any assets of Doe Run or any of the Restricted Subsidiaries securing such Indebtedness or the holders of such Indebtedness shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure;

        (g) one or more judgments, orders or decrees for the payment of money which either individually or in the aggregate at any one time exceed $7.5 million shall be rendered against Doe Run or any of the Restricted Subsidiaries by a court of competent jurisdiction and shall remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 consecutive days after such judgment becomes final and nonappealable;

        (h) Doe Run or any Significant Subsidiary (1) admits in writing its inability to pay its debts generally as they become due, (2) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (3) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law,
    (4) consents to the appointment of a Custodian of it or for substantially all of its property, (5) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (6) makes a general assignment for the benefit of its creditors or (7) takes any corporate action to authorize or effect any of the foregoing;

        (i) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of Doe Run or any Significant Subsidiary in an involuntary case or proceeding under any Bankruptcy Law which shall (1) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of Doe Run or any Significant Subsidiary, (2) appoint a Custodian of Doe Run or any Significant Subsidiary or for substantially all of its property or (3) order the winding-up or liquidation of its affairs, and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

        (j) any of the Guarantees of any Significant Subsidiary ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid or, any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

    A Default under clause (c) above (other than in the case of any Default under the provisions of "--Certain Covenants--Limitation on Sale of Assets," "--Certain Covenants--Change of Control" or "--Merger, Consolidation, Etc.," which Defaults shall be Events of Default without the notice and without the passage of time specified in this paragraph) is not an Event of Default until the Trustee notifies Doe Run, or the Holders of at least 25% in principal amount of the outstanding Notes notify Doe Run and the Trustee, of the Default and Doe Run does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." Such notice shall be given by the Trustee if so requested by the Holders of at least 25% in principal amount of the Notes then outstanding.

    If an Event of Default (other than an Event of Default specified in clause
(h) or (i) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to Doe Run (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (h) or (i) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Notes then outstanding will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes or that resulted from the failure to comply with the provisions of "--Certain Covenants--Change of Control" or "--Merger, Consolidation, Etc.") if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive any past Default or Event of Default under the Indenture and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all Holders.

    Under the Indenture, Doe Run is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. In addition, for each fiscal year, Doe Run's independent certified public accountants are required to certify to the Trustee that they have reviewed the terms of the Indenture and the Notes as they relate to accounting matters and whether, during the course of their audit examination, any Default or Event of Default has come to their attention, and specifying the nature and period of existence of any such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

    From time to time, Doe Run, the Guarantors and the Trustee may, without the consent of the Holders, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the TIA or making any change that does not adversely affect the rights of any Holder. In addition, the Indenture contains provisions permitting Doe Run, the Guarantors and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes, to enter into any supplemental indenture for the purpose of adding, changing or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture; PROVIDED that no such supplemental indenture may without the consent of the Holder of each outstanding Note affected thereby: (i) reduce the amount of Notes whose Holders must consent to an amendment or waiver; (ii) reduce the rate of, or extend the time for payment of, interest, including defaulted interest, on any Note; (iii) reduce the principal of or premium on or change the fixed maturity of any Note;
(iv) make the principal of, or interest on, any Note payable in money other than as provided for in the Indenture and the Notes; (v) make any change in provisions relating to waivers of defaults, the ability of Holders to enforce their right under the Indenture or in the matters discussed in these clauses (i) through (x); (vi) waive a default in the payment of principal of or interest on, or redemption or repurchase payment with respect to, any Notes, including, without limitation, a failure to make payment when required upon a Change of Control or after an Asset Sale Offer; (vii) adversely affect the ranking of the Notes or the Guarantees in any material respect; (viii) change the Maturity Date or alter the redemption provisions in a manner adverse to Holders; (ix) after Doe Run's obligation to purchase the Notes arises thereunder, amend, modify or change the obligation of Doe Run to make and consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers; or (x) release the Guarantee of any Significant Subsidiary.

DISCHARGE; DEFEASANCE

    The Indenture provides that Doe Run and the Guarantors may terminate their obligations under the Notes, the Guarantees and the Indenture if: (i) all Notes previously authenticated and delivered have been delivered to the Trustee for cancellation or Doe Run and the Guarantors have paid all sums payable by them thereunder, or (ii) Doe Run has irrevocably deposited or caused to be deposited with the Trustee or the Paying Agent and conveyed all right, title and interest for the benefit of the Holders of such Notes, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, money or U.S. government obligations maturing as to principal and interest in such amounts and at such times as are sufficient without consideration of any reinvestment of such interest to pay principal of, premium, if any, and interest on such outstanding Notes to maturity; PROVIDED that, among other things, Doe Run shall have delivered to the Trustee (i) either (a) in the case of a legal defeasance, a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of Doe Run's exercise of its option under the defeasance provision of the Indenture and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (b) an Opinion of Counsel to the same effect as the ruling described in clause (a) above and, in the case of a legal defeasance, accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable Federal income tax since the date of the Indenture such that a ruling from the Internal Revenue Service is no longer required, and
(ii) an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of Doe Run between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of Doe Run, after the passage of 90 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. Certain obligations of Doe Run and the Guarantors under the Indenture or the Notes, including the payment of interest and principal, shall remain in full force and effect until such Notes have been paid in full. Notwithstanding the foregoing, the ruling of the Internal Revenue Service and the Opinion of Counsel required by clause (i) above with respect to a legal defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Doe Run.

GOVERNING LAW

    The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    State Street Bank and Trust Company is serving as Trustee under the Indenture.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of Doe Run or the Guarantors, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a person or any of its Subsidiaries existing at the time such person becomes a Subsidiary (Restricted Subsidiary, in the case of Doe Run) or assumed in connection with the acquisition of assets from such person, including, without limitation, Indebtedness incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Subsidiary (Restricted Subsidiary, in the case of Doe Run) or such acquisition.

    "Acquisition" means the acquisition on October 23, 1997 by Doe Run Peru of Metaloroya pursuant to the Subscription Agreement.

    "Affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative of the foregoing. For purposes of "--Certain Covenants--Limitation on Transactions with Affiliates," the term "Affiliate" shall include any person who, as a result of any transaction described therein, would become an Affiliate.

    "Asset Acquisition" means (i) an Investment by Doe Run or any Restricted Subsidiary in any other person pursuant to which such person shall become a Restricted Subsidiary or a Subsidiary of a Restricted Subsidiary or shall be merged with Doe Run or any Restricted Subsidiary or (ii) the acquisition by Doe Run or any Restricted Subsidiary of the assets of any person which constitute all or substantially all of the assets of such person or any division or line of business of such person.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by Doe Run or any of the Restricted Subsidiaries (including, without limitation, any Sale/leaseback) to any person, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of Doe Run or any Restricted Subsidiary; or (iii) any other properties or assets of Doe Run or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is consummated in accordance with the provisions of "-- Merger, Consolidation, Etc." above and (ii) the sale of inventory in the ordinary course of business.

    "Bankruptcy Law" means Title 11 of the U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

    "Capital Expenditures" shall mean payments for any assets, or improvements, replacements, substitutions or additions thereto, that have a useful life of more than one year and which, in accordance with GAAP consistently applied, are required to be capitalized (as opposed to expensed in the period in which the payment occurred).

    "Capital Lease," as applied to any person, means any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such person.

    "Capital Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's capital stock, whether outstanding at the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

    "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a Capital Lease and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than two years from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within two years from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above. Notwithstanding the foregoing, for purposes of clause (i) of the definition of "Permitted Investment," 20% of the Cash Equivalents may include securities having a rating of at least BBB by S&P and Baa by Moody's.

    "Centromin" shall mean Empresa Minera del Centro del Peru S.A.

    "Change of Control" means the occurrence of one or more of the following events: (i) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Doe Run, DRA or Renco to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group") (other than a Permitted Holder or a Group controlled by a Permitted Holder), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of Doe Run, DRA or Renco, as the case may be, of any plan or proposal for the liquidation or dissolution of Doe

Run, DRA or Renco, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the acquisition in one or more transactions of "beneficial ownership" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) by any person, entity or Group (other than a Permitted Holder or a Group controlled by any Permitted Holder) of any Capital Stock of Doe Run, DRA or Renco such that, as a result of such acquisition, such person, entity or Group either (A) beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of Doe Run's, DRA's or Renco's then outstanding voting securities entitled to vote on a regular basis in an election for a majority of the Board of Directors of Doe Run, DRA or Renco or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of Doe Run's, DRA's or Renco's Board of Directors; or (iv) the shareholders of Renco as of the Issue Date and the Permitted Holders shall cease to own at least 50% of the equity of Renco owned by such shareholders on the Issue Date. Notwithstanding anything to the contrary contained in this definition or in the Indenture, a merger of DRA with and into Doe Run or Renco shall not constitute a "Change of Control" under the Indenture.

    "Commission" means the Securities and Exchange Commission.

    "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, all income taxes of such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), Consolidated Interest Expense (net of any interest income), amortization expense (including amortization of deferred financing costs) and depletion and depreciation expense and (iii) other non-cash items (other than non-cash interest) reducing Consolidated Net Income (including, without limitation, any non-cash charges in respect of post-employment benefits for health care, life insurance and long- term disability benefits required in accordance with GAAP) less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) in accordance with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period. For purposes of this definition, if the Transaction Date occurs prior to the date on which four full fiscal quarters have elapsed subsequent to the Issue Date and financial statements with respect thereto are available, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated, in the case of Doe Run, after giving effect on a pro forma basis to the issuance of the Notes and the application of the net proceeds therefrom including the redemption of Doe Run's outstanding preferred stock on the Issue Date as if the Notes were issued on the first day of the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness (and the application of the net proceeds therefrom) of such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) giving rise to the need to make such calculation and any incurrence of other Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date (the "Reference Period"), as if such incurrence occurred on the first day of the Reference Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) (including any person who becomes a Subsidiary (Restricted Subsidiary, in the case of Doe Run) as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for

Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Reference Period. If such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such person or any Subsidiary (Restricted Subsidiary, in the case of Doe Run) of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, and (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Interest Expense of such person (net of any interest income) less non-cash amortization of deferred financing costs and (ii) the product of (x) the amount of all dividends declared, paid or accrued on Preferred Stock of such person during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such person during such period (as reflected in the audited consolidated financial statements of such person for the most recently completed fiscal year).

    "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) all accrued interest, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

    "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run), on a consolidated basis for such period determined in accordance with GAAP; PROVIDED that (i) the net income of any person in which such person or any Subsidiary (Restricted Subsidiary, in the case of Doe Run) of such person has an ownership interest with a third party (other than a person that meets the definition of a Wholly-Owned Subsidiary (Wholly-Owned Restricted Subsidiary, in the case of Doe Run)) shall be included only to the extent of the amount that has actually been received by such person or its Wholly-Owned Subsidiaries (Wholly-Owned Restricted Subsidiaries, in the case of Doe Run) in the form of dividends or other distributions during such period (subject to, in the case of any dividend or distribution received by a Wholly-Owned Subsidiary (Wholly-Owned Restricted Subsidiary, in the case of Doe
Run) of such person, the restrictions set forth in clause (ii) below) and (ii) the net income of any Subsidiary (Restricted Subsidiary, in the case of Doe Run) of such person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation; PROVIDED, FURTHER that there shall be excluded (a) the net income (or loss) of any person (acquired in a pooling of interests transaction) accrued prior to the date it becomes a Subsidiary (Restricted Subsidiary, in the case of Doe Run) of such person or is merged into or consolidated with such person or any Subsidiary (Restricted Subsidiary, in the case of Doe Run) of such person, (b) any gain (or loss) (and related tax effects) resulting from an Asset Sale by such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run), (c) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP and (d) any compensation-related expenses arising as a result of the application of the net proceeds from the issuance of the Notes. For purposes of the "Limitation on Restricted Payments" covenant, the amortization of deferred financing costs relating to the issuance of the Notes shall be excluded from this definition of "Consolidated Net Income."

    "Consolidated Net Worth" means, with respect to any person at any date, the sum of (i) the consolidated shareholder's equity of such person less the amount of such shareholder's equity attributable to Disqualified Capital Stock of such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run), as determined on a consolidated basis in accordance with GAAP consistently applied and (ii) the amount of any Preferred Stock of such person not included in the shareholder's equity of such person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Capital Stock.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Capital Stock" means any class of Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

    "Doe Run" means The Doe Run Resources Corporation, a New York corporation.

    "Doe Run Cayman" means Doe Run Cayman Ltd., a Cayman Islands company.

    "Doe Run Mining" means Doe Run Mining S.R. Ltda., a Peruvian company.

    "Doe Run Peru" means Doe Run Peru S.R. Ltda., a Peruvian company.

    "DRA" means DR Acquisition Corp., a Missouri corporation.

    "DR Exploration" means Doe Run Exploration SA (Proprietary) Limited, a South African corporation.

    "Event of Default" has the meaning set forth under "--Events of Default" herein.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of any asset of Doe Run or the Restricted Subsidiaries shall be determined by the Board of Directors of Doe Run acting in good faith and shall be evidenced by a Board Resolution thereof delivered to the Trustee; PROVIDED that with respect to any Asset Sale which involves in excess of $5 million, the Fair Market Value of any such asset or assets shall be determined by an Independent Financial Advisor.

    "FPI" means Fabricated Products Inc., a Delaware corporation.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "Guarantor" means each of FPI, Doe Run Cayman, Doe Run Mining, Doe Run Peru and any Restricted Subsidiary that in the future executes a supplemental indenture pursuant to the covenant entitled "Future Guarantees" or otherwise in which any such Restricted Subsidiary agrees to be bound by the terms of the Indenture; PROVIDED that any person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

    "Hedging Agreement" shall mean any agreement with respect to (i) the hedging of price risk associated with the purchase or sale of lead, copper, zinc, gold and silver under which Doe Run or any Restricted Subsidiary is a party or beneficiary and (ii) the hedging of currency risks in connection with funding payroll expenses, so long as any such agreement has been entered into in the ordinary course of business consistent with past price risk or currency management practices of Doe Run and the Restricted Subsidiaries and not for purposes of speculation.

    "Indebtedness" means with respect to any person, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations (but not obligations under Operating Leases) of such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable, accrued expenses and deferred taxes arising in the ordinary course of business), (v) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business, (vi) all obligations of any other person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such first person and the amount of such obligation shall be the lesser of the value of such property or asset or the amount of the obligation so secured, (vii) all guarantees of Indebtedness by such person, (viii) Disqualified Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (ix) all obligations under interest rate agreements or hedging agreements of such person and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the person issuing such Disqualified Capital Stock. Notwithstanding anything to the contrary contained herein or in the Indenture, any obligation of Doe Run or any Restricted Subsidiary in the form of an earn-out arrangement undertaken in connection with any acquisition of property or assets by Doe Run or such Restricted Subsidiary, which obligation shall be based upon increases in metal prices above price levels existing on the date of such acquisition, shall not constitute Indebtedness under the Indenture.

    "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of Doe Run, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to Doe Run and its Affiliates.

    "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment (other than an Investment covered by clause (z) of the first paragraph thereof) shall be the original cost of such Investment plus the cost of all additional Investments by Doe Run or any of the Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment.

    "Issue Date" means the date on which the Notes offered hereby are originally issued under the Indenture.

    "Lien" means (x) any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute and (y) any agreement to enter into any of the foregoing.

    "Maturity Date" means (i) with respect to the Floating Rate Notes, March 15, 2003 and (ii) with respect to the Fixed Rate Notes, March 15, 2005.

    "Metaloroya" means Empresa Metalurgica La Oroya S.A., a Peruvian company, prior to the merger of such entity with and into Doe Run Peru.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Doe Run or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a direct result of such Asset Sale and (iii) appropriate amounts to be provided by Doe Run or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by Doe Run or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

    "Operating Lease" means, as applied to any person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that person is the lessor.

    "Permitted Holders" means Ira Leon Rennert and his Affiliates, estate, heirs and legatees, and the legal representatives of any of the foregoing, including, without limitation, the trustee of any trust of which one or more of the foregoing are the sole beneficiaries.

    "Permitted Indebtedness" means (i) any Indebtedness of Doe Run and the Restricted Subsidiaries under (A) the U.S. Revolving Credit Facility in an aggregate amount not to exceed $100.0 million in aggregate principal amount at any time outstanding and (B) the Peruvian Revolving Credit Facility in an aggregate principal amount not to exceed $60.0 million in aggregate principal amount at any time outstanding, in each case plus any interest, fees and expenses from time to time owed thereunder, (ii) the Notes issued in the Old Notes Offering in an aggregate principal amount not to exceed $255.0 million and the related Guarantees, (iii) any other Indebtedness of Doe Run and the Restricted Subsidiaries outstanding on the Issue Date, (iv) purchase money Indebtedness and any Indebtedness incurred for Capitalized Lease Obligations (A) of Doe Run and the Restricted Subsidiaries (other than Doe Run Cayman and its Subsidiaries) not to exceed $5.0 million in the aggregate at any time outstanding and (B) of Doe Run Cayman and its Subsidiaries not to exceed $20.0 million in the aggregate at any time outstanding, (v) Interest Rate Protection Obligations to the extent the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate, and Hedging Agreements, in each case entered into in the ordinary course of business, (vi) additional Indebtedness of Doe Run and the Restricted Subsidiaries not to exceed $25.0 million in the aggregate at any time outstanding, (vii) Indebtedness owed by Doe Run or any of the Wholly-Owned Restricted Subsidiaries to Doe Run or any Wholly-Owned Restricted Subsidiary; PROVIDED that this clause (vii) shall also include Indebtedness indirectly between or among Doe Run and/or one or more of the Wholly-Owned Restricted Subsidiaries through one or more financial intermediaries, (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in the preceding clauses (i), (ii) and (iii) above and this clause (viii), so long as such renewal, extension, substitution, refunding, refinancing or replacement does not result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby (except if such Indebtedness refinances Indebtedness under the Revolving Credit Facilities or any other agreement providing for subsequent borrowings, does not result in an increase in the commitment available under the Revolving Credit Facilities or such other agreement), and (ix) any guarantees of the foregoing.

    "Permitted Investment" means (i) cash and Cash Equivalents, (ii) any Investment by Doe Run or any of the Restricted Subsidiaries in Doe Run or any Wholly-Owned Restricted Subsidiary; PROVIDED that this clause (ii) shall also include indirect Investments by Doe Run and the Wholly-Owned Restricted Subsidiaries in Doe Run or one or more of the Wholly-Owned Restricted Subsidiaries through one or more financial intermediaries, (iii) Related Business Investments by Doe Run or any of the Restricted Subsidiaries in joint ventures, partnerships or persons (including Unrestricted Subsidiaries) that are not Wholly-Owned Restricted Subsidiaries in an amount not to exceed $25.0 million in the aggregate at any one time outstanding, (iv) Investments by Doe Run or any Restricted Subsidiary in another person, if as a result of such Investment (a) such other person becomes a Wholly-Owned Restricted Subsidiary or
(b) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Doe Run or a Wholly-Owned Restricted Subsidiary, (v) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business, (vi) the non-cash proceeds of any Asset Sale, (vii) Investments under or pursuant to Interest Rate Protection Obligations or Hedging Agreements, in each case in the ordinary course of business, (viii) loans and advances to employees of Doe Run and the Restricted Subsidiaries made in the ordinary course of business and (ix) Investments represented by the Qualifying Investments Promissory Notes.

    "Permitted Liens" means (i) pledges or deposits by such person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public statutory obligations of such person or deposits to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, (ii) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' Liens or bankers' Liens incurred in the ordinary course of business for sums which are not yet due or are being contested in good faith and for which adequate provision has been made,
(iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, if adequate reserve, as may be required by GAAP, shall have been made therefor, (iv) Liens in favor of issuers of surety bonds or appeal bonds issued pursuant to the request of and for the account of such person in the ordinary course of its business, (v) Liens to support trade letters of credit issued in the ordinary course of business, (vi) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property, (vii) Liens securing Indebtedness permitted under clause (iv) of the definition of Permitted Indebtedness; PROVIDED that the Fair Market Value of the asset at the time of the incurrence of the Indebtedness subject to the Lien shall not exceed the principal amount of the Indebtedness secured, (viii) Liens with respect to Acquired Indebtedness permitted to be incurred in accordance with the provisions of "--Certain Covenants--Limitation on Indebtedness" above; PROVIDED that such Liens secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness by Doe Run or any of the Restricted Subsidiaries and were not incurred in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Doe Run or any of the Restricted Subsidiaries; PROVIDED, FURTHER, that such Liens do not extend to or cover any property or assets of Doe Run or any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Doe Run or any of the Restricted Subsidiaries and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Doe Run or any of the Restricted Subsidiaries, (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (x) Liens on assets or property (including any real property upon which such assets or property are or will be located) securing Indebtedness incurred to purchase or construct such assets or property, which Indebtedness is permitted to be incurred under the Indenture, (xi) Liens securing Indebtedness which is incurred to refinance or replace Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be refinanced or replaced under the Indenture, PROVIDED that such Liens do not extend to or cover any property or assets of Doe Run or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced or replaced, and (xii) Liens securing reimbursement obligations under letters of credit but only in or upon the goods the purchase of which was financed by such letters of credit.

    "person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any similar entities.

    "Peruvian Revolving Credit Facility" means one or more working capital facilities or other working capital financings or programs entered into by Doe Run Peru and its Subsidiaries from time to time as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement renewing, refinancing or replacement of all or any portion of the Indebtedness under such agreement.

    "Plan of Liquidation" means, with respect to any person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

    "Preferred Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, and including, without limitation, all classes and series of preferred or preference stock of such person.

    "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Exchange Act.

    "Qualified Capital Stock" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

    "Qualifying Auditors" shall mean the firm of independent auditors of acknowledged international prestige elected annually by Centromin in accordance with Section 4.2 of the Subscription Agreement.

    "Qualifying Investment" shall mean investments that meet the qualifications of Section 4.5 of the Subscription Agreement, as determined in good faith by the Qualifying Auditors.

    "Qualifying Investments Promissory Notes" shall have the meaning given to such term under the caption "Certain Covenants--Qualifying Investment Requirements."

    "Related Business Investment" means any Investment, Capital Expenditure or other expenditure by Doe Run or any Restricted Subsidiary which is related to the business of Doe Run and the Restricted Subsidiaries as it is conducted on the Issue Date or any business which is the same, similar or reasonably related to such business.

    "Renco" means The Renco Group, Inc., a New York corporation, which is the ultimate parent of Doe Run, or any successor thereto.

    "Restricted Subsidiary" means any Subsidiary of Doe Run which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors of Doe Run may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, Doe Run and the Guarantors could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant, on a pro forma basis taking into account such designation.

    "Revolving Credit Facilities" means the U.S. Revolving Credit Facility and the Peruvian Revolving Credit Facility.

    "Sale/leaseback" means any lease, whether an Operating Lease or a Capital Lease, whereby Doe Run or any of the Restricted Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) that Doe Run or the Restricted Subsidiaries, as the case may be, has sold or transferred or is to sell or transfer to any other person (other than Doe Run or any Restricted Subsidiary), or (ii) that Doe Run or any of the Restricted Subsidiaries, as the case may be, intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Doe Run or any such Restricted Subsidiary to any person (other than Doe Run or any Restricted Subsidiary) in connection with such lease.

    "Significant Subsidiary" means any Restricted Subsidiary that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

    "Subsidiary" of any person means (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or (ii) any other person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

    "Unrestricted Subsidiary" means (i) any Subsidiary of Doe Run which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Doe Run, as provided below) and

(ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Doe Run may designate any Subsidiary of Doe Run (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of, any Restricted Subsidiary of Doe Run which is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that (a) Doe Run certifies that such designation complies with the "Limitation on Restricted Payments" covenant and (b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Doe Run or any of the Restricted Subsidiaries. The Board of Directors of Doe Run may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, Doe Run and the Guarantors could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant, on a pro forma basis taking into account such designation.

    "U.S. Revolving Credit Facility" means the Loan and Security Agreement dated as of the Issue Date, among Doe Run, FPI, and Congress Financial Corporation, as Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement renewing, refinancing or replacement of all or any portion of the Indebtedness under such agreement.

    "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary which is a Wholly-Owned Subsidiary of Doe Run.

    "Wholly-Owned Subsidiary" means any Subsidiary of such person to the extent all of the Capital Stock or other ownership interests in such Subsidiary (other than (x) directors' qualifying shares, (y) with respect to Doe Run Peru, any shares purchased by employees of Doe Run Peru or Centromin in connection with the Acquisition, which retained amount shall not exceed 1% of the total interests in Doe Run Peru, and (z) an immaterial interest owned by other persons solely to comply with applicable law) is owned directly or indirectly by such person or a Wholly-Owned Subsidiary of such person.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following summary is based on the tax laws of the United States in effect on the date of this Prospectus, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. The foregoing laws and interpretations thereof are subject to change, which could apply retroactively.

    The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Notes will include the holding period for Old Notes. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES.

                              PLAN OF DISTRIBUTION

    A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from Doe Run or any affiliate of Doe Run) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; provided, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Doe Run has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in
connection with any such resale. In addition, until       , 1998, all dealers
effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    Doe Run will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after consummation of the Exchange Offer, Doe Run will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Doe Run has agreed to pay all expenses incident to the Exchange Offer and to Doe Run's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters related to the Exchange Notes being offered hereby are being passed upon for Doe Run and the Guarantors by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

    The audited consolidated financial statements of the Company as of October 31, 1996 and 1997 and for each of the years in the three year period ended October 31, 1997 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP and Medina, Zaldivar y Asociados S. Civ. R.L., a member firm of Andersen Worldwide SC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing. The audited consolidated financial statements of Doe Run Peru's Predecessor as of December 31, 1994, 1995 and 1996 and October 23, 1997 and for each of the three year periods ended December 31, 1996 and the period January 1, 1997 to October 23, 1997, and of Doe Run Peru as of October 31, 1997, and included herein have been audited by Medina, Zaldivar y Asociados S. Civ. R.L., a member firm of Andersen Worldwide SC, independent certified public accountants, as stated in their reports with respect thereto and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
                                     THE DOE RUN RESOURCES CORPORATION

Independent Auditors' Report...............................................................................        F-2
Report of Independent Public Accountants...................................................................        F-3
Consolidated Balance Sheets as of October 31, 1996 and 1997 and unaudited as of January 31, 1998...........        F-4
Consolidated Statements of Operations and Shareholders' Equity for the years ended October 31, 1995, 1996,
  1997 and unaudited for the three months ended January 31, 1997 and 1998..................................        F-5
Consolidated Statements of Cash Flows for the years ended October 31, 1995, 1996, 1997 and unaudited for
  the three months ended January 31, 1997 and 1998.........................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

              EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A., LA OROYA DIVISION

Report of Independent Public Accountants...................................................................       F-35
Statements of Assets and Liabilities as of December 31, 1995 and 1996 and October 23, 1997.................       F-36
Statements of Revenues and Expenses for the years ended December 31, 1994, 1995, 1996 and the period
  January 1 to October 23, 1997............................................................................       F-37
Statements of Changes in Net Assets for the years ended December 31, 1994, 1995, 1996 and the period
  January 1 to October 23, 1997............................................................................       F-38
Statements of Cash Flows for the years ended December 31, 1994, 1995, 1996 and the period January 1 to
  October 23, 1997.........................................................................................       F-39
Notes to Financial Statements..............................................................................       F-40

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Doe Run Resources Corporation and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of The Doe Run Resources Corporation and subsidiaries as of October 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Doe Run Cayman Ltd., a wholly-owned subsidiary, which statements reflect total assets constituting 45% and total revenues constituting 1% in 1997, of the related consolidated totals. Those consolidated statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Doe Run Cayman Ltd. and its subsidiaries, is based solely on the reports of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Doe Run Resources Corporation and subsidiaries as of October 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

December 19, 1997, except for

    note 15 as to which the date is

    March 12, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Doe Run Cayman Ltd.:

    We have audited the accompanying consolidated balance sheet of Doe Run Cayman Ltd. (a company incorporated in Cayman Islands) as of October 31, 1997 and the related consolidated statements of operations, changes in shareholder's equity and cash flows for the period from October 23, 1997 (inception date) to October 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Doe Run Cayman Ltd. as of October 31, 1997, and its consolidated results of operations and cash flows for the period from October 23, 1997 (inception date) to October 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

                                          MEDINA, ZALDIVAR Y ASOCIADOS

Countersigned by:

Marco Antonio Zaldivar
C.P.C. Register 12477
Lima, Peru
December 5, 1997

                       THE DOE RUN RESOURCES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 AS OF OCTOBER 31,
                                                                               ----------------------
                                                                                  1996        1997
                                                                               ----------  ----------     AS OF
                                                                                                       JANUARY 31,
                                                                                                          1998
                                                                                                       -----------
                                                                                                       (UNAUDITED)
                                               ASSETS
Current assets:
  Cash.......................................................................      --      $    8,943   $  15,645
  Trade accounts receivable, net of allowance for doubtful accounts of $947,
    $729 and $735 at October 31, 1996 and 1997 and January 31, 1998,
    respectively.............................................................  $   54,493      52,470      57,261
  Inventories................................................................      30,019      88,648      88,323
  Prepaid expenses and other current assets..................................       2,919       5,263      18,703
  Net deferred tax assets....................................................       3,792       3,951       5,091
                                                                               ----------  ----------  -----------
    Total current assets.....................................................      91,223     159,275     185,023
Property, plant and equipment, net...........................................     104,162     206,348     203,984
Other noncurrent assets, net.................................................       8,529      15,218      14,855
                                                                               ----------  ----------  -----------
    Total assets.............................................................  $  203,914  $  380,841   $ 403,862
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------


                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.......................................  $   16,590  $   12,345   $  12,395
  Accounts payable...........................................................      16,324      41,086      44,346
  Accrued liabilities........................................................      24,320      28,893      36,804
                                                                               ----------  ----------  -----------
    Total current liabilities................................................      57,234      82,324      93,545
Long-term debt, less current maturities......................................      66,201     222,395     232,591
Net deferred tax liabilities.................................................       3,792       3,882       4,205
Postretirement benefits......................................................      12,817      12,455      12,512
Reclamation and environmental costs..........................................      26,773      31,685      31,390
Other noncurrent liabilities.................................................      16,267      13,926      13,471
                                                                               ----------  ----------  -----------
    Total liabilities........................................................     183,084     366,667     387,714

Shareholders' equity:
  Preferred stock, $1,000 par value, 2,500 shares issued, authorized and outstanding; liquidation and redemption value of $2,668, $2,618 and
    $2,668 on October 31, 1996 and 1997 and January 31, 1998, respectively...       2,500       2,500       2,500
  Common stock, $.10 par value, 1,000 shares authorized, issued, and
    outstanding..............................................................      --          --          --
  Additional paid in capital.................................................       5,000       5,000       5,000
  Retained earnings..........................................................      13,330       6,674       8,648
                                                                               ----------  ----------  -----------
    Total shareholders' equity...............................................      20,830      14,174      16,148
                                                                               ----------  ----------  -----------
    Total liabilities and shareholders' equity...............................  $  203,914  $  380,841   $ 403,862
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                       THE DOE RUN RESOURCES CORPORATION

         CONSOLIDATED STATEMENTS OF OPERATIONS AND SHAREHOLDERS' EQUITY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED OCTOBER 31,             JANUARY 31,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1997        1998
                                                       ----------  ----------  ----------  ----------  ----------
                                                                                                (UNAUDITED)
Net sales............................................  $  225,143  $  274,930  $  280,467  $   65,751  $  169,086
Costs and expenses:
  Cost of sales......................................     180,398     215,489     234,351      52,944     143,547
  Depletion, depreciation and amortization...........      12,486      13,654      14,718       3,663       5,714
  Selling, general and administrative expenses,
    including related party management fees of $1,200
    per year.........................................       8,405      10,079      10,959       2,906       7,471
  Exploration expense................................       1,926       2,912       2,705         481         484
                                                       ----------  ----------  ----------  ----------  ----------
    Total costs and expenses.........................     203,215     242,134     262,733      59,994     157,216
                                                       ----------  ----------  ----------  ----------  ----------
    Income from operations...........................      21,928      32,796      17,734       5,757      11,870
Other income (expense):
  Interest expense...................................     (14,361)    (14,348)    (13,740)     (4,280)     (5,869)
  Interest income....................................         140         113          21           1         365
  Other, net.........................................        (132)        355         (37)       (103)        135
                                                       ----------  ----------  ----------  ----------  ----------
                                                          (14,353)    (13,880)    (13,756)     (4,382)     (5,369)
                                                       ----------  ----------  ----------  ----------  ----------
    Income before income tax expense and
      extraordinary item.............................       7,575      18,916       3,978       1,375       6,501

Income tax expense...................................       3,252       6,451       4,331         430       4,527
                                                       ----------  ----------  ----------  ----------  ----------
    Net income (loss) before extraordinary item......       4,323      12,465        (353)        945       1,974

Extraordinary item related to early retirement of
  debt, net of income tax benefit....................      --          --          (1,062)       (314)     --
                                                       ----------  ----------  ----------  ----------  ----------
    Net income (loss)................................  $    4,323  $   12,465  $   (1,415) $      631  $    1,974
                                                                                           ----------
                                                                                           ----------

  Shareholders' equity, beginning of year............       5,995      10,318      20,830                  14,174
  Less dividends declared and paid:
    Preferred stock--$140 and $100 per share,
      respectively...................................      --            (350)       (250)                 --
    Common stock--$1,603 and $4,991 per share,
      respectively...................................      --          (1,603)     (4,991)                 --
                                                       ----------  ----------  ----------              ----------
  Shareholders' equity, end of year..................  $   10,318  $   20,830  $   14,174              $   16,148
                                                       ----------  ----------  ----------              ----------
                                                       ----------  ----------  ----------              ----------

          See accompanying notes to consolidated financial statements.

                       THE DOE RUN RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                           THREE MONTHS ENDED
                                                                          YEAR ENDED OCTOBER 31,              JANUARY 31,
                                                                    -----------------------------------  ----------------------
                                                                       1995        1996        1997         1997        1998
                                                                    ----------  ----------  -----------  ----------  ----------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................................  $    4,323  $   12,465  $    (1,415) $      631  $    1,974
  Extraordinary item related to retirement of debt................      --          --            1,327         392      --
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation, depletion and amortization......................      12,486      13,654       14,718       3,663       5,714
    Amortization of deferred financing fees.......................       1,140         898          257         120         463
    Imputed interest..............................................       7,132       6,617        5,635       1,510           7
    Increase (decrease) resulting from changes in assets and
      liabilities, net of effects of business acquisitions:
      Trade accounts receivable...................................      (5,641)    (10,291)       2,023       9,453      (4,791)
      Inventories.................................................         665       3,209       (3,062)     (6,251)        325
      Prepaid expenses and other current assets...................        (994)       (339)      (1,201)      1,220     (14,257)
      Accounts payable............................................       2,028         771        6,636      (2,029)      3,260
      Accrued liabilities.........................................       3,955       1,492       (1,939)     (4,870)      7,904
      Other noncurrent assets and liabilities, net................      (5,028)       (526)      (4,959)     (1,365)       (449)
                                                                    ----------  ----------  -----------  ----------  ----------
        Net cash provided by operating activities.................      20,066      27,950       18,020       2,474         150

Cash flows from investing activities:
  Purchases of property, plant and equipment......................      (5,377)    (10,534)     (13,476)     (1,518)     (3,416)
  Payments for acquisitions.......................................      --          (1,742)    (128,242)     --          --
                                                                    ----------  ----------  -----------  ----------  ----------
        Net cash used in investing activities.....................      (5,377)    (12,276)    (141,718)     (1,518)     (3,416)

Cash flows from financing activities:
  Proceeds from (payments on) revolving loan, net.................      (5,139)      1,044       (6,399)      2,225      11,091
  Proceeds from long-term debt....................................      --          --          365,945      10,945      --
  Payments on long-term debt......................................      (9,550)    (14,765)    (212,453)    (10,865)       (845)
  Payment of deferred financing costs.............................      --          --           (8,573)        (20)       (278)
  Extraordinary item related to retirement of debt................      --          --             (638)     --          --
  Payment of dividends............................................      --          (1,953)      (5,241)     (3,241)     --
                                                                    ----------  ----------  -----------  ----------  ----------
        Net cash provided by (used in) financing activities.......     (14,689)    (15,674)     132,641        (956)      9,968
                                                                    ----------  ----------  -----------  ----------  ----------
        Net increase in cash......................................      --          --            8,943      --           6,702

Cash at beginning of period.......................................      --          --          --           --           8,943
                                                                    ----------  ----------  -----------  ----------  ----------
Cash at end of period.............................................  $   --      $   --      $     8,943  $   --      $   15,645
                                                                    ----------  ----------  -----------  ----------  ----------
                                                                    ----------  ----------  -----------  ----------  ----------
Supplemental disclosure of cash flow information--
  Cash paid during the period for:

    Interest, net of capitalized interest.........................  $    6,850  $    6,575  $     9,196  $    2,119  $    2,394
                                                                    ----------  ----------  -----------  ----------  ----------
                                                                    ----------  ----------  -----------  ----------  ----------
    Income taxes..................................................  $   --      $    6,787  $     3,480  $   --      $    4,204
                                                                    ----------  ----------  -----------  ----------  ----------
                                                                    ----------  ----------  -----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                       THE DOE RUN RESOURCES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    These consolidated financial statements include the accounts of The Doe Run Resources Corporation and its wholly owned subsidiaries (the "Company"). All material intercompany balances and transactions have been eliminated.

    NATURE OF BUSINESS

    The principal domestic business of the Company is the exploration, development, mining and processing of base metals, primarily lead, and recycling of lead-acid batteries and other lead-bearing materials. The Company's fabrication businesses fabricate lead products used in radiation and X-ray shielding, pollution control devices, and medical equipment, produce lead oxide for use in automotive batteries, and fabricate and repair lead-lined process equipment. In Peru, the Company is engaged in the smelting and refining of polymetallic concentrates, mainly copper, lead and zinc, which are sold as refined metals primarily to customers located outside of Peru.

    FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's foreign subsidiaries is the U.S. Dollar. Accordingly, translation gains and losses are included in determining net income.

    USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

    CASH

    All of the Company's domestic accounts are zero balance accounts. Checks cleared on domestic bank accounts are funded by advances drawn on revolving loans. Cash received from domestic operations is transferred to the Company's primary lender daily and applied to outstanding revolving loans, if any.

    INVENTORIES

    Finished metals and concentrates, metals and concentrates in process, and raw materials are stated at the lower of cost or market. The last-in, first-out ("LIFO") method of determining cost is used for the majority of the Company's U.S. inventories. Inventory costs of the Company's foreign subsidiaries are determined using the first-in, first-out ("FIFO") method. Inventory costs include labor, material and other production costs. Supplies and repair parts are principally stated at average cost, net of reserves for obsolescence.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Major additions and improvements to property, plant and equipment are capitalized, at cost, when they significantly increase the productive capacity or the life of the asset.

    Routine or unanticipated repair and maintenance expenditures, which do not extend the useful life or increase the productive capacity of the asset, are charged to operations as incurred. Major expenditures required to maintain the originally anticipated productive capacity and life of the asset (such as furnace rebuilds), for which both the amount and timing can be reasonably estimated, are accrued and charged to operations over the period through the next anticipated maintenance date.

    Mineral interests are amortized using the units of production method.

    Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

                                                                  3 to 20
Buildings and improvements....................................     years
                                                                  2 to 15
Machinery and equipment.......................................     years

    Facilities at which operations have temporarily ceased may be placed on a standby care and maintenance basis. The Company continues to depreciate the related assets during the standby period, however, the expected useful lives are adjusted. During the standby period all care and maintenance expenditures incurred are expensed.

    IMPAIRMENT OF LONG-LIVED ASSETS

    In fiscal 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets be reviewed for impairment when events or circumstances indicate that the carrying amount of the assets may not be recoverable. The impairment loss on such assets, as well as long-lived assets and certain identifiable intangibles to be disposed of, is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. No impairment losses have been recognized.

    DEFERRED FINANCING COSTS

    Deferred financing costs represent fees paid in conjunction with the acquisition of long-term debt and are amortized using the interest method over the term of the respective debt.

    EXPLORATION AND DEVELOPMENT COSTS

    Exploration and development costs incurred to maintain production at operating mines are charged to operations as incurred. Mine development expenditures on new mines and major development expenditures at operating mines that are expected to benefit future production are capitalized and amortized using the units of production method over the estimated proven ore reserves to be benefited.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLAMATION COSTS

    The Company's mines and related processing facilities are subject to governance by various agencies that have established minimum standards for reclamation. Company estimates of mine closure costs are accrued and charged to expense using the units of production method during the estimated life of the operations. A reserve for reclamation costs has been established for the restoration of certain abandoned mining and processing sites based on current estimates of the cost to comply with existing standards. Routine environmental expenditures are expensed as incurred or capitalized and depreciated depending on their future economic benefit.

    COMMITMENTS AND CONTINGENCIES

    The Company accrues for loss contingencies, including costs associated with environmental remediation obligations, when such costs are probable and reasonably estimable. Accruals are reviewed and adjusted as circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

    REVENUE RECOGNITION

    Sales are recorded as products are shipped to customers. Concentrate and certain smelter product sales are recorded based on estimated weights, metal contents and prices using applicable customer agreements and hedge contracts. All such sales are adjusted when final weights, metal contents and prices are determined.

    RISK MANAGEMENT

    The Company's use of derivative financial instruments is limited to managing well-defined commodity price risks related to future production. Derivative financial instruments are not used for trading purposes. The Company may, from time to time, enter into forward physical sales agreements with customers or futures contracts, which fix prices for a portion of its anticipated future production, generally for periods not exceeding twelve months. The Company may also periodically buy futures contracts to offset the effect of certain fixed-price forward physical sales commitments. In addition, the Company may employ the use of commodity options to obtain the aforementioned transactions. Since these transactions meet the requirements for hedge accounting, gains and losses realized on such transactions, as well as any cost or revenue associated therewith, are recognized in net sales when the related production is sold. If an instrument does not meet the requirements for hedge accounting, gains and losses are recognized immediately.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair values of the Company's long-term debt were estimated using discounted cash flow analyses, based on the estimates of incremental borrowing rates for similar types of borrowing arrangements. At October 31, 1996 and 1997, the fair values of the Company's financial instruments, except for the hedge positions described in Note 13, were not materially different from their carrying amounts.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RESEARCH AND DEVELOPMENT

    Research and development costs are expensed when incurred and are included in selling, general and administrative expenses on the consolidated statements of operations. Research and development costs are not significant.

    INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    UNAUDITED INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the interim consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the consolidated financial position and results of operations for the periods presented herein. Interim periods are not necessarily indicative of results to be expected for the year

(2) BUSINESS ACQUISITION

    Doe Run Cayman Ltd. ("Doe Run Cayman"), a Cayman Islands corporation and a wholly owned subsidiary of the Company, was incorporated on September 10, 1997. On October 23, 1997, Doe Run Cayman, through its subsidiary Doe Run Peru S.R. Ltda., acquired substantially all of the outstanding shares of Empresa Metalurgica La Oroya S.A. ("Metaloroya"). Metaloroya is a Peruvian corporation, which was formed for purposes of consummating the sale of certain assets and liabilities of La Oroya, a division of Empresa Minera del Centro del Peru S.A., an entity owned by the Peruvian government. Doe Run Cayman's operating subsidiaries in Peru will herein be referred to as "Doe Run Peru."

    The acquisition was made through a Contract of Stock Transfer, Capital Increase and Stock Subscription (the "Contract"). Peruvian law required a capital contribution to Metaloroya of $126,500 in exchange for 51% of the shares and a payment of $120,515 for the transfer of the remaining 49%. Subsequent to the acquisition, utilizing the proceeds from the capital contribution, Doe Run Peru repaid $125,000 on the $225,000 term loan used to finance the transaction.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(2) BUSINESS ACQUISITION (CONTINUED)
    The acquisition has been accounted for as a purchase and the effective purchase price of $123,015, including transaction costs of approximately $2,500, was allocated to the fair value of the assets acquired and liabilities assumed as follows:

Inventories.......................................................  $  55,567
Other current assets..............................................      1,382
Property, plant and equipment.....................................     97,761
Accounts payable and other accrued liabilities....................    (24,495)
Environmental contingency.........................................     (7,200)
                                                                    ---------
                                                                    $ 123,015
                                                                    ---------
                                                                    ---------

    The excess of the fair value of the net assets acquired over the purchase price, approximately $157,000, reduced the value of the fixed assets acquired. The results of the operations of Doe Run Peru have been included with those of the Company since the date of acquisition.

    The following unaudited pro forma results of operations for the years ended October 31, 1996 and 1997 assume that the acquisition of Doe Run Peru occurred as of the beginning of the respective periods. The pro forma information does not purport to be indicative of the results of operations that would have occurred had the acquisition occurred at the beginning of the periods presented or of the future results of operations.

                                                                        YEAR ENDED OCTOBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------

                                                                             (UNAUDITED)
Net sales.............................................................  $  731,727  $  709,780
Net income before extraordinary item..................................      22,649      15,195
Net income............................................................      22,649      14,133

(3) RELATED PARTY TRANSACTIONS

    The Company has entered into a management consulting agreement with The Renco Group, Inc. ("Renco"). Renco holds all of the preferred stock of the Company, and Renco's subsidiary, DR Acquisition Corp. holds all of the Company's common stock. Under the agreement, Renco will provide the Company with management services for a fee of $1,200 annually. The agreement expires October 31, 2000. Fees expensed under this agreement were $1,200 for each of the years ended October 31, 1995, 1996 and 1997.

    To obtain the advantages of volume, Renco purchases certain categories of property and casualty insurance for a number of its subsidiaries, including the Company, and the actual cost of such insurance, without markup, is reimbursed by the covered subsidiaries. For the years ended October 31, 1995, 1996 and 1997 the Company reimbursed Renco for costs of approximately $1,754, $1,821 and $2,473 respectively, under the Renco insurance program.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(4) INVENTORIES

    Inventories consist of the following:

                                                                 OCTOBER 31,
                                                             --------------------
                                                               1996       1997
                                                             ---------  ---------  JANUARY 31,
                                                                                      1998
                                                                                   -----------
                                                                                   (UNAUDITED)
Finished metals and concentrates...........................  $   6,408  $  11,460   $  16,817
Metals and concentrates in process.........................      9,520     51,129      44,242
Materials, supplies and repair parts.......................     14,091     26,059      27,264
                                                             ---------  ---------  -----------
                                                             $  30,019  $  88,648   $  88,323
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

    Materials, supplies and repair parts are stated net of reserves for obsolescence of $4,866, $4,977 and $4,738 at October 31, 1996 and 1997 and January 31, 1998, respectively.

    The FIFO cost of inventories valued under the LIFO cost method were $19,508 and $20,311 at October 31, 1996 and 1997, respectively. If the FIFO cost method had been used to determine cost, inventories would have been $3,242 and $5,996 higher at October 31, 1996 and 1997, respectively.

    As a result of reducing certain inventory quantities valued on the LIFO basis, lower inventory costs prevailing in previous years were charged to cost of sales in 1995, 1996 and 1997. In 1996, the Company adopted a policy of calculating the effect of LIFO liquidations on net income based on the current cost method. The effect was an increase in net income of $111, $542, and $899 for the years ended October 31, 1995, 1996 and 1997, respectively.

(5) PROPERTY, PLANT AND EQUIPMENT, NET

    Property, plant and equipment, net consists of the following:

                                                                             OCTOBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Land..................................................................  $    3,347  $    9,371
Buildings and improvements............................................      27,054      45,286
Machinery and equipment...............................................      77,056     172,582
Mineral interests.....................................................      20,920      22,005
Construction in progress..............................................       7,486       3,252
                                                                        ----------  ----------
                                                                           135,863     252,496
Less accumulated depreciation and depletion                                 31,701      46,148
                                                                        ----------  ----------
                                                                        $  104,162  $  206,348
                                                                        ----------  ----------
                                                                        ----------  ----------

    Rental expense applicable to minimum rentals under operating leases was $1,460, $3,101 and $5,543 for the years ended October 31, 1995, 1996, and 1997, respectively. Contingent rental payments, based primarily on equipment usage, were $309, $554, and $674 for the same periods.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(5) PROPERTY, PLANT AND EQUIPMENT, NET (CONTINUED)
    The Company's operating leases relate primarily to operating equipment, office facilities and office equipment. The minimum rental commitments under noncancellable leases, with terms in excess of one year, are as follows:

FISCAL YEAR ENDING OCTOBER 31,
-----------------------------------------------------------------------------------
1998...............................................................................  $   6,197
1999...............................................................................      4,486
2000...............................................................................      3,662
2001...............................................................................      2,924
2002...............................................................................      1,393
                                                                                     ---------
                                                                                     $  18,662
                                                                                     ---------
                                                                                     ---------

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(6) ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                                              OCTOBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
Reclamation and environmental...........................................  $   4,393  $   3,842
Property taxes..........................................................      3,441      3,299
Compensated absences....................................................      2,734      3,076
Salaries, wages, fringes................................................      6,157      7,943
Other...................................................................      7,595     10,733
                                                                          ---------  ---------
                                                                          $  24,320  $  28,893
                                                                          ---------  ---------
                                                                          ---------  ---------

    Reclamation and environmental costs represents the estimate of reclamation and environmental spending for the following fiscal year. These costs relate primarily to the historical operations of the Company. See Note 14.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(7) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                               AS OF OCTOBER 31,
                                                                                             ---------------------
                                                                                               1996        1997
                                                                                             ---------  ----------
$130,000 term loan--due quarterly in increasing amounts, with a balloon payment of $60,000
  due October 31, 2003; effective rate of 8.64% at October 31, 1997........................  $  --      $  130,000
$225,000 term loan--due quarterly in increasing amounts, with a balloon payment of $42,000
  due October 23, 2002; effective rate of 9.14% at October 31, 1997........................     --         100,000
Revolving loan dated October 23, 1997--expiring October 23, 2002, interest payable
  quarterly at the Eurodollar rate, plus 2.5% (8.12% at October 31, 1997)..................     --           3,000
Pollution control financing--maturing December 15,1998, annual principal payments due on
  December 15, interest at 5.75%, payable semi-annually....................................      2,540       1,740
Revolving loan dated April 7, 1994--interest payable monthly at the prime rate (8.75% at
  October 31, 1996) plus 1.75%, plus 0.5% on the unused portion of the loan................      9,399      --
Term loan--payable in monthly installments of $256 plus interest at the prime rate plus
  1.75%....................................................................................      4,823      --
Senior note--maturing September 1, 1998, principal payments of $125 due quarterly, interest payable monthly at a rate of 12%. Contingent interest is due quarterly, based on an
  indexed market rate, 16.72% at October 31, 1996..........................................      9,297      --
Promissory note--maturing February 28, 2002, principal payable as percentage of gross margin over a specific base amount, plus interest due annually, bearing interest at 4%
  through February 28, 1996 increasing 1% each year through February 28, 2001, face amount
  of $50,000 discounted to effective interest rate of 15.5%................................     36,772      --
Contract obligation--payable in annual principal payments of $5,100 and a balloon payment of $15,100 due April 1, 1999 non-interest bearing, face amount of $35,500 discounted to
  an effective interest rate of 14.5%......................................................     19,960      --
                                                                                             ---------  ----------
                                                                                             $  82,791  $  234,740

Less current maturities....................................................................     16,590      12,345
                                                                                             ---------  ----------
Long-term debt, less current maturities....................................................  $  66,201  $  222,395
                                                                                             ---------  ----------
                                                                                             ---------  ----------

    On October 23, 1997 the Company and Doe Run Peru borrowed $130,000 and $225,000, respectively, under credit agreements with a group of financial institutions. The proceeds were used to retire all of the Company's outstanding debt, except for the Pollution Control Bonds, and to finance the acquisition and capital contribution discussed in Note 2. The applicable interest rate on the loans is the greater of the Eurodollar rate (adjusted for the maximum reserve percentages as established by the Federal Reserve Board) or the ten-year U.S. Treasury bond rate, plus an applicable margin: 2.5%, to increase 0.25% per quarter on the $130,000 loan and 3%, to increase .25% annually, on the $225,000 loan.

    The credit agreements also provided for borrowing under two credit facilities. The first facility allows the Company to borrow up to $100,000 and expires October 23, 2002. The availability of funds under the

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(7) LONG-TERM DEBT (CONTINUED)
facility is limited to a percentage of eligible accounts receivable and inventories. Actual availability was $40,417 at October 31, 1997. The facility bears interest at a base rate plus an applicable margin. The base rate is equal to the greater of 1) the adjusted certificate of deposit rate plus .5%, 2) the financial institutions' prime lending rate, or 3) the Federal funds rate plus
 .5%; or the adjusted Eurodollar rate as specified by the Company. The applicable margin is 2.5%, or .75% in the case of Eurodollar rate loans. The Company is also obligated to pay an unused line fee equal to .375% on the amount by which the maximum credit of $100,000 exceeds outstanding loans and letters of credit. All cash received from the Company's domestic operations is wired daily to the financial institutions to pay down the outstanding loan balance, if any. Revolving loans and standby letters of credit outstanding under this facility were $0 and $6,100, respectively, at October 31, 1997.

    The second facility allows Doe Run Peru to borrow up to $50,000 and expires October 23, 2002. The interest rate is due to increase .25% annually. An unused line fee of .5% per annum on the average unused portion of the line is payable quarterly, in arrears. Availability of funds under the facility is limited to a percentage of eligible accounts receivable and inventories. Actual availability was $29,332 at October 31, 1997. Revolving loans and standby letters of credit outstanding under this facility were $3,000 and $3,300, respectively, at October 31, 1997.

    Pollution control financing represents the outstanding balances of revenue bonds issued to provide funding for pollution control facilities at the Company's domestic primary lead smelter. The debt is guaranteed by the former owner of the Company.

    Effective January 31, 1997, the Company amended the terms of the revolving and term loans dated April 7, 1994. The amendment reduced the interest rate payable, increased the amount of the term loan, and extended the term of the revolving and term loans, which were due to mature April 7, 1997 and April 7, 1998, respectively. Pursuant to the amendment, the Company borrowed an additional $10,945 on the term loan, for a new principal balance of $15,000, due in monthly installments, maturing January 2002. The proceeds were used to retire the senior note balance of $9,172 on January 31, 1997 and pay contingent interest of $1,426. These loans were retired with the proceeds of the $130,000 term loan as discussed above.

    Virtually all of the Company's assets are pledged to secure long-term debt.

    In conjunction with early extinguishments of long-term debt in 1997, the Company recognized extraordinary charges of $1,062, net of income tax benefit of $265.

    The aggregate estimated amounts of long-term debt maturing after October 31, 1997 are as follows:

1998..............................................................  $  12,345
1999..............................................................     21,395
2000..............................................................     35,500
2001..............................................................     33,500
2002..............................................................     72,000
Thereafter........................................................     60,000
                                                                    ---------
                                                                    $ 234,740
                                                                    ---------
                                                                    ---------

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(7) LONG-TERM DEBT (CONTINUED)
    In addition to scheduled principal payments on the term loans, additional payments may be required based on cash flow for the previous fiscal year, beginning with the year ended October 31, 1998.

    The Company's various debt agreements contain certain requirements with respect to net worth, leverage ratios, and coverage of fixed charges, which begin in fiscal 1998. These agreements also place limitations on dividend payments and other outside borrowings and restrict annual capital expenditures. The Company was in compliance with all debt covenants at October 31, 1997, and accordingly, the related debt is classified as long-term. As of January 31, 1998, the Company had received waivers from its lenders with respect to the net worth and leverage ratio requirements under the $130,000 term loan and revolving loan under the $100,000 credit facility. The waivers are effective for the quarter ended January 31, 1998 with respect to the leverage ratio requirements and for the two quarters ending April 30, 1998 with respect to the net worth requirements. The Company refinanced all of the loans outstanding under the credit agreements during the quarter ending April 30, 1998.

(8) INCOME TAXES

    The Company files a consolidated federal income tax return with Renco. Pursuant to a tax sharing agreement with Renco, the Company provides for federal income taxes as if the Company filed separate income tax returns except that, generally, no carryforward of net operating losses is permitted, unless such losses are generated by net tax temporary differences. Under the terms of the agreement, the Company is required to remit annually to Renco the amount of federal income taxes provided. Renco files the Company's state income tax returns, and the Company remits the resulting tax to Renco. Doe Run Peru and its subsidiaries pay taxes directly to their respective jurisdictions in which income and other similar taxes arise.

    Doe Run Cayman is subject to the regulations of the Cayman Islands, which currently have no corporate income or capital gains tax. Doe Run Cayman's subsidiaries located in Peru are subject to Peruvian taxation. The statutory income tax rate in Peru is 30%. Doe Run Peru is subject to a ten-year tax stabilization agreement with the Peruvian government, which provides for Peruvian taxation based on tax statutes and regulations prevailing on October 21, 1997. Metaloroya is subject to a tax stabilization agreement with the Peruvian government, which provides for Peruvian taxation based on tax statutes and regulations prevailing on April 25, 1994. This agreement was modified, and an election was made to adopt the tax statutes and regulations as of November 6, 1997, beginning with the Peruvian tax year ending on December 31, 1997, through December 31, 2006.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(8) INCOME TAXES (CONTINUED)
    Income tax expense is comprised of the following:

                                                                       YEAR ENDED OCTOBER 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Current:
  Federal........................................................  $   3,175  $   6,383  $   3,882
  State..........................................................         77         68         99
  Foreign........................................................     --         --            419
                                                                   ---------  ---------  ---------
                                                                       3,252      6,451      4,400

Deferred:
  Foreign........................................................     --         --            (69)
                                                                   ---------  ---------  ---------
                                                                   $   3,252  $   6,451  $   4,331
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Income tax expense differed from the amount computed by applying the statutory federal corporate income tax rate of 35% to income before income tax expense as a result of the following:

                                                                    YEAR ENDED OCTOBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
Income tax expense at statutory rate..........................  $   2,651  $   6,620  $   1,392
Increase (reduction) in income tax expense resulting from:
  Percentage depletion in excess of basis.....................     (2,344)    (4,583)    (2,532)
  Change in the balance of the valuation allowance for
    deferred tax assets.......................................      2,808      4,095      4,487
  Nondeductible expenses......................................         66        385        477
  State income taxes, net of federal benefit..................         64         56         64
  Foreign income taxes at effective rates in excess of the
    statutory rate............................................     --         --            324
  Other, net..................................................          7       (122)       119
                                                                ---------  ---------  ---------
                                                                $   3,252  $   6,451  $   4,331
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(8) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                          AS OF OCTOBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Deferred tax assets:
  Inventories and other current assets................................  $      364  $      514
  Accrued liabilities.................................................       3,268       3,099
  Postretirement benefits.............................................       4,920       4,781
  Reclamation and environmental costs.................................      10,278       9,399
  Other noncurrent assets and liabilities.............................      11,924      14,346
                                                                        ----------  ----------
                                                                            30,754      32,139
  Less valuation allowance............................................      (8,841)    (13,328)
                                                                        ----------  ----------
    Total deferred tax assets.........................................      21,913      18,811
                                                                        ----------  ----------
Deferred tax liabilities:
  Inventories and other current assets................................         (78)     --
  Property, plant and equipment.......................................     (10,883)    (11,557)
  Percentage depletion................................................      (5,136)     (4,856)
  Pension asset.......................................................      (2,630)     (2,329)
  Long-term debt......................................................      (3,186)     --
                                                                        ----------  ----------
    Total deferred tax liabilities....................................     (21,913)    (18,742)
                                                                        ----------  ----------
      Net deferred tax assets.........................................  $   --      $       69
                                                                        ----------  ----------
                                                                        ----------  ----------

    The deferred tax liabilities related to inventories, other current assets and property, plant and equipment are principally due to differences in book and tax allocations of the excess of the fair value of net assets acquired over the purchase price paid. Accruals for financial reporting purposes, which have no tax basis, gave rise to a significant portion of the other temporary differences.

    The Company recognized a deferred tax asset of $8,451 and $10,188 for an alternative minimum tax carryforward at October 31, 1996 and 1997, respectively, which is included above in other noncurrent assets and liabilities. The alternative minimum tax carryforward is available to reduce future Federal regular income taxes, if any, over an indefinite period.

    Management has provided a valuation allowance against its net domestic deferred tax assets, since it is unlikely, to the extent deferred tax assets exceed deferred tax liabilities, that the benefits will be realized.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(9) EMPLOYEE BENEFITS

DOMESTIC PLANS

    DEFINED BENEFIT PLANS

    The Company sponsors a non-contributory defined benefit plan.

    Benefits provided to salaried employees under the defined benefit plan are based on final average compensation and years of service. Benefits provided to hourly employees are based on a flat rate and years of service. Net periodic pension expense (income) is comprised of the following:

                                                                    YEAR ENDED OCTOBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
Service cost..................................................  $     865  $   1,342  $   1,439
Interest cost on projected benefit obligation.................      3,025      3,506      3,660
Actual return on assets.......................................     (5,016)    (4,168)    (7,306)
Net amortization and deferral of unrecognized net losses......      1,007        176      3,333
                                                                ---------  ---------  ---------
Net periodic pension expense (income).........................  $    (119) $     856  $   1,126
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The following assumptions were used in the determination of net periodic pension expense (income):

                                                                     YEAR ENDED OCTOBER 31,
                                                                 -------------------------------
                                                                   1995       1996       1997
                                                                 ---------  ---------  ---------
Discount rates.................................................       9.00%      7.50%      7.75%
Rate of increase in compensation levels........................       3.00       3.00       3.00
Expected long-term rate of return on assets....................       9.00       9.00       9.00

    The following table sets forth the funded status of the Company's defined benefit plan:

                                                                          AS OF OCTOBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Actuarial present value of benefit obligations:
  Vested benefit obligation...........................................  $  (38,385) $  (43,417)
  Non-vested obligation...............................................      (2,261)     (2,758)
                                                                        ----------  ----------
    Accumulated benefit obligation....................................  $  (40,646) $  (46,175)
                                                                        ----------  ----------
                                                                        ----------  ----------
Projected benefit obligation..........................................  $  (46,758)    (51,748)
Less plan assets at fair value, primarily investments in common stock
  and corporate bonds.................................................      47,401      51,359
                                                                        ----------  ----------
Plan assets in excess of projected benefit obligation.................         643        (389)
Unrecognized net loss.................................................       6,207       6,457
                                                                        ----------  ----------
    Pension asset, including in other noncurrent assets, net..........  $    6,850  $    6,068
                                                                        ----------  ----------
                                                                        ----------  ----------

    The weighted average discount rate used in determining the projected benefit obligation was 7.75% and 7.5% as of October 31, 1996 and 1997, respectively. The unrecognized net loss is amortized over the average remaining service period of employees expected to receive benefits under the plan.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(9) EMPLOYEE BENEFITS (CONTINUED)

    The Company also adopted a supplemental defined benefit plan, The Supplemental Employee Retirement Plan (SERP), effective November 1, 1996. The SERP provides benefits to those participants of the defined benefit plan whose benefits under the plan are limited by Sections 401(a)(17) or 415 of the Internal Revenue Code. Benefits under the SERP represent the amount by which the benefits under the defined benefit plan, if such benefits were not limited, exceed those benefits the participants are entitled to receive. The SERP is unfunded. The Company recorded pension expense of $259 for the year ended October 31, 1997, an intangible pension asset of $624, and a pension liability of $883 at October 31, 1997 with respect to the SERP plan.

    POSTRETIREMENT BENEFIT PLANS

    The Company sponsors three postretirement medical plans. The plans generally cover medical expenses subject to deductibles, copayments and limits on specified coverage. For persons retired on or before January 1, 1992, the retiree's contribution to the cost of these plans varies primarily based upon the date of retirement and the respective plan. Effective January 1, 1992, the Company's contribution to the cost of coverage of employees retiring after that date has decreased gradually, until, beginning in 1997, retirees pay 100% of the cost of coverage. The Company maintains stop-loss insurance for claims exceeding $200 per person in any calendar year.

    The postretirement benefit plans are unfunded. The following illustrates the Company's postretirement benefit obligation:

                                                                           AS OF OCTOBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees..............................................................  $  11,418  $  10,169
  Fully eligible active participants....................................        171        135
  Other actives.........................................................        257        248
                                                                          ---------  ---------
                                                                             11,846     10,552
Unrecognized net gain...................................................      1,901      2,818
                                                                          ---------  ---------
  Postretirement benefit obligation.....................................  $  13,747  $  13,370
                                                                          ---------  ---------
                                                                          ---------  ---------

    Net periodic postretirement benefit cost includes the following components:

                                                                          YEAR ENDED OCTOBER 31,
                                                                      -------------------------------
                                                                        1995       1996       1997
                                                                      ---------  ---------  ---------
Service cost........................................................  $      33  $      23  $      34
Interest cost.......................................................      1,076        886        789
Amortization of gains...............................................         --        (23)      (104)
                                                                      ---------  ---------  ---------
  Net periodic postretirement benefit cost..........................  $   1,109  $     886  $     719
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

    The weighted average annual assumed rate of increase in the per capita cost of covered benefits (I.E., health care cost trend rate) for the medical plans is 8% for fiscal 1998, and is assumed to decrease gradually to 5% by the year 2001, and remain at that level thereafter. A one-percentage point increase in

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(9) EMPLOYEE BENEFITS (CONTINUED)
each year would increase the accumulated postretirement benefit obligation and the net periodic postretirement benefit cost by $612 and $48, respectively.

    The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% and 7.50% at October 31, 1996 and 1997, respectively.

    DEFINED CONTRIBUTION AND PROFIT SHARING PLANS

    The Company sponsors a 401(k) plan that covers substantially all salaried and hourly employees. Participants can contribute up to 15% of compensation on a before-tax basis. The Company matches 25% of the first 6% of a participant's before-tax contribution. The Company's expense representing its matching contribution was $307, $360 and $499 for the years ended October 31, 1995, 1996 and 1997, respectively. Plan assets consist primarily of investments in common stock and debt securities.

    On February 28, 1995, the Company adopted a profit sharing program, which covers substantially all salaried and hourly employees. The program provides for a distribution to employees equal to 15% of income before income tax expense. At management's discretion, a portion of the distribution may be made in the form of a contribution to the 401(k) plan. The remainder is paid in cash to employees. The Company's expense for the years ended October 31, 1995, 1996 and 1997 was $1,388, $3,492 and $493, respectively.

    FOREIGN PLANS

    In Peru, severance indemnities are determined according to governmental regulations and provided for on an accrual basis for the amount that would be paid if all personnel were to retire at each balance sheet date. These amounts are deposited semi-annually into the workers' individual bank accounts.

    In accordance with government regulations in Peru, employees are entitled to receive 8% of the Doe Run Peru's taxable income, 50% of which is distributed to employees based on number of days worked, and the remaining distributed in proportion to their salaries.

(10) PREFERRED STOCK (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The Company had 2,500 shares of preferred stock with a $1,000 par value authorized, issued and outstanding at October 31, 1996 and 1997. The shares are owned by Renco. The shares are redeemable solely at the option of the Company at $1,000 per share plus any unpaid dividends.

    Cumulative annual dividends of $80 per share are payable quarterly on the first day of January, April, July and October and must be paid before dividends on common stock can be paid. The Company declared and paid dividends of $100 per share on each of its 2,500 shares on December 30, 1996. Dividends in arrears at October 31, 1996 and 1997 were $168 and $118, respectively. At October 31, 1996 and 1997, no dividends were accrued as none had been declared.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(11) BUSINESS AND CREDIT CONCENTRATIONS

    Lead prices fluctuate and are affected by numerous factors beyond the Company's control, including expectations for inflation, speculative activities, the relative exchange rate of the U.S. dollar, global and regional demand and production, political and economic conditions and production costs in major producing regions. The aggregate effect of these factors makes it impossible for the Company to predict lead prices. Fluctuations in the lead price could have a material adverse effect on the results of operations, financial condition, and liquidity of the Company.

    For the years ended October 31, 1995, 1996 and 1997 approximately 59%, 67% and 63%, respectively, of the Company's revenues were from U.S. battery manufacturers (primarily automotive) or their suppliers. At October 31, 1996 and 1997, the accounts receivable balances related to these U.S. battery manufacturers were $39,246 and $35,162, respectively.

    For the years ended October 31, 1995, 1996 and 1997 the Company relied on one battery customer, Johnson Controls, Inc., for approximately 13%, 14% and 12% of its revenue, respectively. Related accounts receivable balances were $9,394 and $6,501 at October 31, 1996 and 1997, respectively. An additional 10% of revenues were attributed to East Penn Manufacturing Co., Inc., a battery manufacturer, for the year ended October 31, 1996, and Big River Zinc Corporation for the year ended October 31, 1997. No other customer accounted for greater than 10% of revenues for the year ended October 31, 1995.

(12) SEGMENT INFORMATION

    The Company operates in one industry segment for financial reporting purposes.

    Doe Run Peru's net sales and income from operations were $2,571 and $359, respectively, for the period from October 23 to October 31, 1997. There were no intraenterprise sales between geographic segments during this period. Doe Run Peru's identifiable assets were $171,000 at October 31, 1997.

(13) COMMITMENTS AND CONTINGENCIES

    INVESTMENT COMMITMENT

    According to the Contract described in Note 2, Doe Run Peru is obligated to invest $120,000 through October 23, 2002 to expand and modernize its operations, including certain expenditures to comply with environmental regulations in Peru, as discussed in Note 14. In the event Doe Run Peru has not fulfilled its obligations under the Contract, it will be obligated to pay in 2002 a penalty to Centromin Peru S.A. equal to 30% of any shortfall. Management plans to fund its commitments through future operating cash flows.

    TOLLING

    The Company has entered into a tolling arrangement with a major battery manufacturer whereby the manufacturer will deliver spent lead-acid batteries and other lead-bearing material to the Company's recycling facility and, for a processing fee, the Company will return finished lead metal. The agreement, which expires in September 1999, covers approximately 14% of the Company's anticipated domestic lead metal production.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    SALES

    The Company has commitments to sell approximately 70% of its anticipated domestic lead production under agreements, with terms of generally less than one year. Sales prices are generally based on the London Metal Exchange prices at the time of shipment, plus a premium.

    HEDGING

    The fair market value of the Company's hedging positions at October 31, 1996 and 1997, is the difference between quoted prices at the respective period-end and the contract settlement value. The fair market value represents the estimated net cash the Company would receive (pay) if the contracts were canceled on the respective dates. As management has designated these contracts as hedges, the related gains and losses will be recognized in net sales when the related production is sold.

    The Company's open hedging positions at January 31, 1998 (unaudited) were (numbers not in thousands):

    FUTURE SALES (PURCHASE) CONTRACTS

METAL                         QUANTITY              PRICE RANGE          FAIR MARKET VALUE         PERIOD
-------------------------  ---------------  ---------------------------  -----------------  ---------------------
Lead.....................    (13,338) tons   $0.2354/lb. to $0.3069/lb.  $       225,387    Feb. 98 to Dec. 98
Copper...................       2,012 tons   $0.7557/lb. to $0.9684/lb.  $        49,053    Feb. 98 to Jun. 98
Zinc.....................       1,102 tons   $0.6001/lb. to $0.6001/lb.  $       192,686    Feb. 98 to May 98

    The Company's open hedging positions at October 31, 1997 were (numbers not in thousands):

    FUTURES SALES CONTRACTS

METAL                         QUANTITY              PRICE RANGE          FAIR MARKET VALUE         PERIOD
-------------------------  ---------------  ---------------------------  -----------------  ---------------------
Lead.....................       5,594 tons  $ 0.2716/lb. to $0.3243/lb.     $   253,391     Nov. 97 to Dec. 98
Copper...................       1,213 tons  $ 0.9525/lb. to $1.0097/lb.     $   142,174     Nov. 97 to Feb. 98
Zinc.....................       2,535 tons  $ 0.6001/lb. to $0.6652/lb.     $   210,744     Nov. 97 to May 98

    The above commitments represent less than 20% of the Company's estimated sales for the year ending October 31, 1998.

    The Company's open hedging positions at October 31, 1996 were (numbers not in thousands):

    FUTURES SALES (PURCHASE) CONTRACTS

METAL                         QUANTITY              PRICE RANGE          FAIR MARKET VALUE         PERIOD
-------------------------  ---------------  ---------------------------  -----------------  ---------------------
Lead.....................    (19,869) tons  $ 0.3384/lb. to $0.3765/lb.     $    54,692     Nov. 96 to Oct. 97
Copper...................       2,811 tons  $ 0.8573/lb. to $1.1290/lb.     $   687,136     Nov. 96 to Mar. 97
Zinc.....................       6,063 tons  $ 0.4990/lb. to $0.5026/lb.     $   259,087     Nov. 96 to Jan. 97

    SOLD CALL OPTION CONTRACTS

METAL                                         QUANTITY    PRICE RANGE     FAIR MARKET VALUE           PERIOD
-------------------------------------------  -----------  ------------  ---------------------  ---------------------
Lead.......................................   2,576 tons  $ 0.3600/lb.           --               Nov. 96 to Dec. 96

    The Company is exposed to risk from market price fluctuations to the extent it cannot meet anticipated sales.

    The Company does not obtain collateral or other security to support hedge instruments subject to credit risk, but assesses the reliability and reputation of its counterparties before contracts are established.

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LETTERS OF CREDIT

    At October 31, 1996 and 1997, the Company's lender had issued irrevocable standby letters of credit totaling $5,342 and $6,100, respectively, in connection with the Company's insurance and bonding activities. At October 31, 1997, the Company's lender had issued a $3,300 standby letter of credit as a guarantee for a potential purchase price adjustment related to the acquisition of Metaloroya, as required by the Contract.

    EMPLOYMENT AGREEMENTS

    The Company has employment agreements with a number of its senior executives through October 31, 1999.

    ADDITIONAL PAYMENTS RELATED TO ACQUISITIONS

    The terms of an agreement with the previous owners of The Doe Run Company (predecessor to the Company) provided that, beginning with the fiscal period ending October 31, 1994, additional payments may be required based on a percentage of gross margin for those periods in excess of a specified base amount. Payments made under the agreement were $237 and $5,778 in the fiscal years ended October 31, 1996 and 1997, respectively. In conjunction with the retirement of the obligations due to the previous owners, the amount paid exceeded recorded obligations by $5,108. This amount was recorded as additional purchase price paid for the assets of the Company acquired from the previous owners. The Company was released from further obligation under the agreement.

    Pursuant to an Asset Purchase Agreement (the "Purchase Agreement") additional consideration may be due to the former owners of Seafab if certain earnings levels are met for the five-year period beginning November 1, 1996. Payments made in fiscal 1997 totaled $181.

(14) ENVIRONMENTAL AND LITIGATION MATTERS

    ENVIRONMENTAL

    DOMESTIC OPERATIONS

    Doe Run is subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge, solid and hazardous waste treatment, and storage, disposal and remediation of releases of hazardous materials. In common with much of the mining industry, Doe Run's facilities are located on sites that have been used for heavy industrial purposes for decades and may require remediation. Doe Run has made and intends to continue making the necessary expenditures for environmental remediation and compliance with environmental laws and regulations. Environmental laws and regulations may become more stringent in the future which could increase costs of compliance.

    The Company has recorded a liability of $35,527 as of October 31, 1997, which represents management's best estimate of known obligations relating to environmental and reclamation matters, which are discussed below.

    Primary smelter slag produced by and stored at the primary smelter in Herculaneum, Missouri is currently exempt from hazardous waste regulation under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"). The Company has accrued approximately $1,200 related to the Herculaneum

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(14) ENVIRONMENTAL AND LITIGATION MATTERS (CONTINUED) smelter's operations, primarily for closure obligations. However, the EPA recently published a proposed rule, which, if adopted, would require this slag to be managed as a hazardous waste. Certain other waste materials, including baghouse dust, generated at the smelter and now recycled in the smelter may also become regulated as hazardous wastes. At this time, the Company cannot predict the final outcome of the EPA's proposed rule. However, the EPA has indicated, notwithstanding the full RCRA requirements, the rule will not be imposed, in particular, that the slag will not be regulated. If the slag or other wastes at the smelter were to be regulated as hazardous waste, the Company may be required to take corrective action under RCRA at the smelter, as well as to adopt stricter management practices for these wastes.

    The Company is working with regulators at the Herculaneum smelter to develop a new three-year compliance plan to meet the ambient air quality standard for lead promulgated under the federal Clean Air Act. The plan will take effect after fiscal 1998 to implement control measures identified in the plan. The Company expects to make capital expenditures for additional control measures totaling approximately $2,800 for fiscal 1998 while the plan is developed and anticipates future cash requirements of $3,000 for the three-year plan.

    Doe Run has received notice that it is a potentially responsible party ("PRP") subject to liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), at four sites in St. Francois County, Missouri: the Big River Mine Tailings Site, the Bonne Terre Site, the Federal site, and the National site; the Oronogo-Durenweg site in Jasper County, Missouri; the Cherokee County site in Cherokee County, Kansas; the Tar Creek site in Ottawa County, Oklahoma; the Block "P" site in Cascade County, Montana; and the Missouri Electric Works site in Cape Girardeau, Missouri. In addition, there are four sites in St. Francois County for which the EPA has indicated it will issue notice. These sites involve historical operations of predecessors of the Company. CERCLA provides for strict and, in certain circumstances, joint and several liability for response costs and natural resource damages. Doe Run signed a voluntary Administrative Order of Consent ("AOC") in 1994 with the EPA to remediate the Big River Mine Tailings Site. In February 1997, Doe Run signed an AOC to perform an Engineering Evaluation/Cost Analysis on the Bonne Terre Site. In addition to remediating the mine waste areas at these sites, the Company has signed an AOC with the EPA to conduct a Remedial Investigation/ Feasibility Study ("RIFS") to assess potential off-site impacts of site operations on and the need for remediation regarding groundwater, residential soils, several creeks and a river. The RIFS is being conducted by a third party and is approximately one-third complete, with completion expected within one year. The Block "P" site in Montana was a polymetallic mine with a waste facility located on U.S. Forest Service land. Studies of the tailings site, mine and the potential impacts on surface water have been requested by the State of Montana. The Company has a reserve as of October 31, 1997 of approximately $17,800 for these sites, including the four additional sites in St. Francois County.

    Doe Run's recycling facility is subject to corrective action requirements under RCRA, as a result of a storage permit for certain wastes issued in 1989. This has required and may involve future remediation of solid waste management units at the site. Although it is not possible to predict whether completed actions will be approved or new actions required, the Company has reserves as of October 31, 1997 of approximately $1,900 for future corrective actions and $2,600 for closure costs for the permitted storage area.

    The Company's domestic operating facilities have wastewater discharge permits issued under the federal Clean Water Act, as amended. It is expected that stricter discharge limits than previously in effect will be included in permits now subject to renewal. As a result, there will be additional treatment facilities

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(14) ENVIRONMENTAL AND LITIGATION MATTERS (CONTINUED) required, with anticipated total capital expenditures of $4,000 over the next five years to meet applicable permit requirements. There will be no appreciable increase in operating costs.

    The Company's mining and milling operations include five mine waste disposal facilities that are subject to Missouri mine closure permit requirements. The total expected cost of closure is $11,000. The Company has begun certain closure requirements ahead of closure and is also accruing for the cost of ultimate closure at a rate of approximately $300 per year. The Company's mine closure reserves were approximately $4,800 as of October 31, 1997.

    FOREIGN OPERATIONS

    Doe Run Peru has negotiated a capital spending plan with the Peruvian government to invest $107,575 during the next nine years to meet its obligations under the Programa de Adecuacion y Manejo Ambiental (Environmental Adjustment and Management Program) (the "PAMA") as follows:

                                                                                    ESTIMATED
YEAR                                                                                  COSTS
----------------------------------------------------------------------------------  ----------
1998..............................................................................  $    2,700
1999..............................................................................       3,612
2000..............................................................................       4,963
2001..............................................................................       3,300
2002..............................................................................       3,000
2003..............................................................................       3,800
2004..............................................................................       2,775
2005..............................................................................      38,700
2006..............................................................................      44,725
                                                                                    ----------
                                                                                    $  107,575
                                                                                    ----------
                                                                                    ----------

    According to the Contract, the Company has the option to continue the use of Doe Run Peru's existing zinc ferrite disposal site for three years, after which it can take ownership of the site or create a new site. If the Company chooses to take ownership of the site, it will be responsible for its closure costs. The Company has accrued for management's estimate of the closure costs, or $7,200. If the Company abandons the ferrite site, it must pay this amount to Centromin Peru S.A.

    CONSOLIDATED

    The Company believes its reserves for domestic and foreign environmental and reclamation matters are adequate, based on the information available. Depending upon the type and extent of remediation activities required, costs in excess of established reserves are reasonably possible. Therefore, there can be no assurance that additional costs, both individually and in the aggregate, would not have a material adverse effect on the results of operations, financial condition and liquidity of the Company.

    LITIGATION

    The Company is a defendant in several lawsuits alleging certain damages stemming from the operations at the Herculaneum smelter. Two of these cases are class action lawsuits. In one case, the plaintiffs seek to have certified two separate classes. The first class would consist of property owners in a certain section of Herculaneum, alleging that property values have been damaged due to the operations of the smelter. The second class alleged is comprised of children who lived in Herculaneum during a period

                       THE DOE RUN RESOURCES CORPORATION

                             (DOLLARS IN THOUSANDS)

(14) ENVIRONMENTAL AND LITIGATION MATTERS (CONTINUED) of time when they were six months to six years old, and the remedy sought is medical monitoring for the class. The second class action similarly is seeking certification of a class of property owners allegedly damaged by operations from the smelter, but the purported size of the class is every home in Herculaneum, Missouri. The other two cases are personal injury actions by fourteen individuals who allege damages from the effects of lead poisoning due to operations at the smelter. Punitive damages also are being sought in each case. The Company is vigorously defending all of these claims. Preliminary investigation and research by the Company indicates property values in Herculaneum are consistent with those of surrounding communities and have not been affected by the smelter. Finally, based on rules for class certification, the Company believes class certification is not appropriate. However, because the cases are in the early stages of discovery, the Company is unable at this time to state with certainty the expected outcome of and the final costs of any of these cases. Therefore, there can be no assurance that these cases would not have a material adverse effect, both individually and in the aggregate, on the results of operations, financial condition and liquidity of the Company.

(15) SUBSEQUENT EVENTS

    On March 12, 1998, the Company completed the sale of $200,000 11.25% Senior Notes due 2005 (the "Fixed Rate Notes") and $55,000 Floating Interest Rate Senior Notes due 2003 (collectively, the "Notes"). The Notes are guaranteed by certain subsidiaries of the Company (see Note 16). The Company used $125,000 of the proceeds from the Notes to make a deposit (the "Special Term Deposit") in a bank, which in turn loaned such amount (the "Back-to-Back Loan") to Doe Run Mining. The Special Term Deposit and the Back-to-Back Loan have payment terms that match the timing and amount of the payments on $125,000 of the Fixed Rate Notes, except that additional interest of 0.50% for the first six months and 0.25% thereafter through September 11, 2004 is payable on the Back-to-Back Loan. The Back-to-Back Loan is collateralized by the Special Term Deposit. Doe Run Mining used the proceeds of the Back-to-Back Loan to repay the $100,000 balance on the $225,000 term loan, plus accrued interest thereon of $1,004, repay the $23,000 subordinated note to the Company and pay fees of $313.

    The remaining $130,000 of the proceeds of the Notes, plus the $23,000 repayment of the subordinated note by Doe Run Mining, were used by the Company to: (i) repay principal and interest on the $130,000 term loan of $128,125 and $1,127, respectively, (ii) repay the revolving loan balance of $14,444, (iii) pay Renco $5,000 to redeem the $2,500 preferred stock, plus accrued dividends thereon of $188, and a transaction fee of $2,312 and (iv) pay related fees and expenses of $6,553.

    As a result of these transactions, the Company expects to recognize an extraordinary loss of approximately $5,800, net of income taxes.

(16) GUARANTOR SUBSIDIARIES (UNAUDITED)

    Financial information regarding the Guarantor Subsidiaries (Fabricated Products, Inc. ("FPI") and Doe Run Cayman and its subsidiaries, Doe Run Mining S.R. Ltda. ("Doe Run Mining") and Doe Run Peru) as of October 31, 1997 and January 31, 1998, the year ended October 31, 1997 and the three months ended January 31, 1998 is presented below for purposes of complying with the reporting requirements of the Guarantor Subsidiaries. FPI was incorporated in August 1996, and its operations were not material to the results of operations of the Company for the year ended October 31, 1996. Separate financial statements and other disclosures concerning each Guarantor Subsidiary and disclosures concerning non-Guarantor Subsidiaries have not been presented because management has determined that such information is not material to investors.

                          CONSOLIDATING BALANCE SHEETS
                                OCTOBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           THE COMPANY
                                            EXCLUDING
                                            GUARANTOR                DOE RUN CAYMAN
                                          SUBSIDIARIES      FPI     AND SUBSIDIARIES  ELIMINATIONS   THE COMPANY
                                          -------------  ---------  ----------------  ------------  -------------
                                                     ASSETS
Current assets:
  Cash..................................   $     1,579   $  --         $    7,364      $   --        $     8,943
  Trade accounts receivable, net of
    allowance for doubtful accounts.....        46,016       6,416            390            (352)        52,470
  Inventories...........................        27,597       2,104         59,032             (85)        88,648
  Prepaid expenses and other current
    assets..............................         1,383       1,128          2,752          --              5,263
  Due from subsidiary...................        29,878      --             --             (29,878)       --
  Net deferred tax assets...............         3,882      --                 69          --              3,951
                                          -------------  ---------  ----------------  ------------  -------------
    Total current assets................       110,335       9,648         69,607         (30,315)       159,275

Property, plant and equipment, net......       105,666       2,943         97,739          --            206,348
Other noncurrent assets, net............        11,305         290          3,623          --             15,218
Investment in subsidiary................         2,941      --             --              (2,941)       --
                                          -------------  ---------  ----------------  ------------  -------------
    Total assets........................   $   230,247   $  12,881     $  170,969      $  (33,256)   $   380,841
                                          -------------  ---------  ----------------  ------------  -------------
                                          -------------  ---------  ----------------  ------------  -------------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
    debt................................   $     8,345   $  --         $    4,000      $   --        $    12,345
  Accounts payable......................        15,583       2,704         23,151            (352)        41,086
  Accrued liabilities...................        18,510         383         10,000          --             28,893
  Due to parent.........................       --           --             24,743         (24,743)       --
                                          -------------  ---------  ----------------  ------------  -------------
    Total current liabilities...........        42,438       3,087         61,894         (25,095)        82,324
Long-term debt, less current
  maturities............................       123,395      --             99,000          --            222,395
Net deferred tax liabilities............         3,882      --             --              --              3,882
Postretirement benefits.................        12,455      --             --              --             12,455
Reclamation and environmental costs.....        24,485      --              7,200          --             31,685
Due to parent...........................       --            5,135         --              (5,135)       --
Other noncurrent liabilities............        10,392       2,388          1,146          --             13,926
                                          -------------  ---------  ----------------  ------------  -------------
    Total liabilities...................       217,047      10,610        169,240         (30,230)       366,667

Shareholders' liability:
  Preferred stock, $1,000 par value,
    2,500 shares issued, authorized and
    outstanding; liquidation and
    redemption value of $2,668 and
    $2,618 on October 31, 1996 and 1997,
    respectively........................         2,500      --             --              --              2,500
  Common stock, $.10 par value, 1,000
    shares authorized, issued, and
    outstanding.........................       --           --             --              --            --
  Common stock, $1 par value, 1,000
    shares authorized, issued and
    outstanding.........................       --                1         --                  (1)       --
  Common stock, $1 par value, 2,005,000
    shares authorized, issued and
    outstanding.........................       --           --              2,005          (2,005)       --
  Additional paid in capital............         5,000         935         --                (935)         5,000
  Retained earnings.....................         5,700       1,335           (276)            (85)         6,674
                                          -------------  ---------  ----------------  ------------  -------------
    Total shareholders' equity..........        13,200       2,271          1,729          (3,026)        14,174
                                          -------------  ---------  ----------------  ------------  -------------
    Total liabilities and shareholders'
    equity..............................   $   230,247   $  12,881     $  170,969      $  (33,256)   $   380,841
                                          -------------  ---------  ----------------  ------------  -------------
                                          -------------  ---------  ----------------  ------------  -------------

                     CONSOLIDATING STATEMENTS OF OPERATIONS

                          YEAR ENDED OCTOBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                          THE COMPANY
                                           EXCLUDING
                                           GUARANTOR                  DOE RUN CAYMAN
                                         SUBSIDIARIES       FPI      AND SUBSIDIARIES  ELIMINATIONS   THE COMPANY
                                         -------------  -----------  ----------------  ------------  -------------
Net sales..............................   $   257,243    $  23,338      $    2,571      $   (2,685)   $   280,467

Costs and expenses:
  Cost of sales........................       214,742       20,194           2,027          (2,612)       234,531
  Depletion, depreciation and
    amortization.......................        14,091          476             151          --             14,718
  Selling, general and administrative
    expenses, including related party
    management fees of $1,200 per
    year...............................        10,005          920              34          --             10,959
  Exploration expense..................         2,705       --              --              --              2,705
                                         -------------  -----------        -------     ------------  -------------
      Total costs and expenses.........       241,543       21,590           2,212          (2,612)       262,733
                                         -------------  -----------        -------     ------------  -------------

      Income from operations...........        15,700        1,748             359             (73)        17,734

Other income (expense):
  Interest expense.....................       (13,038)        (445)           (257)         --            (13,740)
  Interest income......................            21       --              --              --                 21
  Other, net...........................           127         (136)            (28)         --                (37)
                                         -------------  -----------        -------     ------------  -------------
                                              (12,890)        (581)           (285)         --            (13,756)
                                         -------------  -----------        -------     ------------  -------------

      Income before income taxes.......         2,810        1,167              74             (73)         3,978
Income tax expense.....................         3,977            4             350          --              4,331
                                         -------------  -----------        -------     ------------  -------------

      Income before extraordinary
        item...........................        (1,167)       1,163            (276)            (73)          (353)

                                               (1,062)      --              --              --             (1,062)
                                         -------------  -----------        -------     ------------  -------------
      Net income (loss)................   $    (2,229)   $   1,163      $     (276)     $      (73)   $    (1,415)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                          YEAR ENDED OCTOBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                               THE COMPANY
                                                EXCLUDING
                                                GUARANTOR                DOE RUN CAYMAN
                                              SUBSIDIARIES      FPI     AND SUBSIDIARIES  ELIMINATIONS    THE COMPANY
                                              -------------  ---------  ----------------  -------------  -------------
Net cash provided by operating activities...   $    12,884   $     741     $    4,395       $  --         $    18,020
Cash flows from investing activities:
  Purchases of property, plant and
    equipment...............................       (13,258)        (89)          (129)         --             (13,476)
  Payment for acquisitions..................        (5,227)     --           (123,015)         --            (128,242)
  Investment in subsidiary..................        (2,005)     --             --               2,005         --
                                              -------------        ---       --------          ------    -------------
    Net cash used in investing activities...       (20,490)        (89)      (123,144)          2,005        (141,718)
Cash flows from financing activities:
  Proceeds from (payments on) revolving
    loan, net...............................        (9,399)     --              3,000          --              (6,399)
  Proceeds from long-term debt..............       140,945      --            225,000          --             365,945
  Payments on long-term debt................       (87,453)     --           (125,000)         --            (212,453)
  Payment of deferred financing costs.......        (4,938)     --             (3,635)         --              (8,573)
  Loans from parent.........................       (24,091)       (652)        24,743          --             --
  Extraordinary item related to retirement
    of debt.................................          (638)     --             --              --                (638)
  Cash received from issuance of stock......       --           --              2,005          (2,005)        --
  Payment of dividends......................        (5,241)     --             --              --              (5,241)
                                              -------------        ---       --------          ------    -------------
    Net cash provided by (used in) financing
      activities............................         9,185        (652)       126,113          (2,005)        132,641
                                              -------------        ---       --------          ------    -------------
    Net increase in cash....................         1,579      --              7,364          --               8,943
Cash at beginning of period.................       --           --             --              --             --
                                              -------------        ---       --------          ------    -------------
Cash at end of period.......................   $     1,579   $  --         $    7,364       $  --         $     8,943
                                              -------------        ---       --------          ------    -------------
                                              -------------        ---       --------          ------    -------------

                          CONSOLIDATING BALANCE SHEETS

                                JANUARY 31, 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                THE COMPANY
                                                 EXCLUDING
                                                 GUARANTOR                 DOE RUN CAYMAN
                                               SUBSIDIARIES       FPI     AND SUBSIDIARIES   ELIMINATIONS   THE COMPANY
                                              ---------------  ---------  -----------------  ------------  -------------
                                                         ASSETS
Current assets:
  Cash......................................     $     966     $  --          $  14,679       $   --         $  15,645
  Trade accounts receivable, net of
    allowances for doubtful accounts........        39,378         4,894         13,227             (238)       57,261
  Inventories...............................        33,084         2,254         53,329             (344)       88,323
  Prepaid expenses and other current
    assets..................................         4,484           159         14,060           --            18,703
  Due from subsidiary.......................        30,212        --             --              (30,212)       --
  Net deferred tax assets...................         4,205        --                886           --             5,091
                                              ---------------  ---------       --------      ------------  -------------
    Total current assets....................       112,329         7,307         96,181          (30,794)      185,023

Property, plant and equipment, net..........       102,988         5,034         95,962           --           203,984
Other noncurrent assets, net................        10,998           449          3,408                         14,855
Investment in subsidiary....................         2,941        --             --               (2,941)       --
                                              ---------------  ---------       --------      ------------  -------------
    Total assets............................     $ 229,256     $  12,790      $ 195,551       $  (33,735)    $ 403,862
                                              ---------------  ---------       --------      ------------  -------------
                                              ---------------  ---------       --------      ------------  -------------

                                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......     $   8,395     $  --          $   4,000           --         $  12,395
  Accounts payable..........................        10,723         2,273         31,588             (238)       44,346
  Accrued liabilities.......................        14,277           177         22,695             (345)       36,804
  Due to parent.............................        --            --             23,604          (23,604)       --
                                              ---------------  ---------       --------      ------------  -------------
    Total current liabilities...............        33,395         2,450         81,887          (24,187)       93,545
Long-term debt, less current maturities.....       136,591        --             96,000           --           232,591
Net deferred tax liabilities................         4,205        --             --               --             4,205
Postretirement benefits.....................        12,512        --             --               --            12,512
Reclamation and environmental costs.........        24,190        --              7,200           --            31,390
Due to parent...............................        --             6,608         --               (6,608)       --
Other noncurrent liabilities................        10,349         1,976          1,146           --            13,471
                                              ---------------  ---------       --------      ------------  -------------
    Total liabilities.......................       221,242        11,034        186,233          (30,795)      387,714

Redeemable Preferred Stock of Subsidiary....        --            --             --               --            --

Shareholders' equity:
  Preferred stock, $1,000 par value, 2,500
    shares issued, authorized and
    outstanding.............................         2,500        --             --               --             2,500
  Common stock, $.10 par value, 1,000 shares
    authorized, issued, and outstanding.....        --            --             --               --            --
  Common stock, $1 par value, 1,000 shares
    authorized, issued and outstanding......        --                 1         --                   (1)       --
  Common stock, $1 par value, 2,005,000
    shares authorized, issued and
    outstanding.............................        --            --              2,005           (2,005)       --
  Additional paid in capital................         5,000           935         --                 (935)        5,000
  Retained earnings.........................           514           820          7,313                1         8,648
                                              ---------------  ---------       --------      ------------  -------------
    Total shareholders' equity..............         8,014         1,756          9,318           (2,940)       16,148
                                              ---------------  ---------       --------      ------------  -------------
    Total liabilities and shareholders'
      equity................................     $ 229,256     $  12,790      $ 195,551       $  (33,735)    $ 403,862
                                              ---------------  ---------       --------      ------------  -------------
                                              ---------------  ---------       --------      ------------  -------------

                     CONSOLIDATING STATEMENTS OF OPERATIONS

                      THREE MONTHS ENDED JANUARY 31, 1998

                             (DOLLARS IN THOUSANDS)

                                           THE COMPANY
                                            EXCLUDING
                                            GUARANTOR                 DOE RUN CAYMAN
                                           SUBSIDIARIES      FPI     AND SUBSIDIARIES  ELIMINATIONS   THE COMPANY
                                          --------------  ---------  ----------------  ------------  -------------
Net sales...............................    $   56,147    $   4,082     $  111,811          (2,954)   $   169,086
Costs and expenses:
Cost of sales...........................        51,369        3,950         90,924          (2,696)       143,547
Depletion, depreciation and
  amortization..........................         3,893          122          1,699          --              5,714
Selling, general and administrative
  expenses, including related party
  management fees of $1,200 per year....         2,411          363          4,697          --              7,471
Exploration expenses....................           484       --             --              --                484
                                               -------    ---------       --------     ------------  -------------
      Total costs and expenses..........        58,157        4,435         97,320          (2,696)       157,216
                                               -------    ---------       --------     ------------  -------------
      Income from operations............        (2,010)        (353)        14,491            (258)        11,870

Other income (expense):
Interest expense........................        (3,166)        (124)        (2,924)            345         (5,869)
Interest income.........................            23       --                342                            365
Other, net..............................            31          (22)           126          --                135
                                               -------    ---------       --------     ------------  -------------
                                                (3,112)        (146)        (2,456)            345         (5,369)
                                               -------    ---------       --------     ------------  -------------
      Income before income taxes........        (5,122)        (499)        12,035              87          6,501
Income tax expense......................            65           16          4,446          --              4,527
                                               -------    ---------       --------     ------------  -------------
      Net income (loss).................    $   (5,187)   $    (515)    $    7,589      $       87    $     1,974
                                               -------    ---------       --------     ------------  -------------
                                               -------    ---------       --------     ------------  -------------

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                      THREE MONTHS ENDED JANUARY 31, 1998

                             (DOLLARS IN THOUSANDS)

                                          THE COMPANY
                                           EXCLUDING
                                           GUARANTOR                 DOE RUN CAYMAN
                                          SUBSIDIARIES      FPI     AND SUBSIDIARIES  ELIMINATIONS   THE COMPANY
                                         --------------  ---------  ----------------  ------------  -------------
Net cash provided by operating
 activities............................    $  (11,188)   $    (116)    $   11,454      $   --         $     150
Cash flows from investing activities:
Purchases of property, plant and
  equipment............................        (2,059)      (1,357)        --              --            (3,416)
Payment for acquisitions...............        --           --             --              --            --
Investment in subsidiary...............        --           --             --              --            --
                                         --------------  ---------        -------     ------------  -------------
    Net cash used in investing
      activities.......................        (2,059)      (1,357)        --              --            (3,416)

Cash flows from financing activities:
Proceeds from (payments on) revolving
  loan, net............................        14,091       --             (3,000)         --            11,091
Proceeds from long-term debt...........        --           --             --              --            --
Payments on long-term debt.............          (845)      --             --              --              (845)
Payment of deferred financing costs....          (278)      --             --              --              (278)
Loan from parent.......................          (334)       1,473         (1,139)         --            --
Extraordinary item related to
  retirement debt......................        --           --             --              --            --
Cash received from issuance of stock...        --           --             --              --            --
Payment of dividends...................        --           --             --              --            --
                                         --------------  ---------        -------     ------------  -------------
    Net cash provided by (used in)
      financing activities.............        12,634        1,473         (4,139)         --             9,968
                                         --------------  ---------        -------     ------------  -------------
    Net increase in cash...............          (613)      --              7,315          --             6,702

Cash at beginning of period............         1,579       --              7,364          --             8,943
                                         --------------  ---------        -------     ------------  -------------
Cash at end of period..................    $      966    $  --         $   14,679      $   --         $  15,645
                                         --------------  ---------        -------     ------------  -------------
                                         --------------  ---------        -------     ------------  -------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors

Empresa Minera del Centro del Peru S.A.--Centromin Peru S.A.:

    We have audited the accompanying statements of assets and liabilities of La Oroya Metallurgical Complex (La Oroya), a division of the Peruvian state-owned corporation Empresa Minera del Centro del Peru S.A.--Centromin Peru S.A. (Centromin), as of December 31, 1995 and 1996 and October 23, 1997 and the related statements of revenues and expenses, changes in net assets and cash flows for each of the years in the three-year period ended December 31, 1996 and the period from January 1 to October 23, 1997. These financial statements are the responsibility of Centromin's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As explained in Note 2, the above financial statements which have been prepared from Centromin's accounting records, remeasured into U.S. dollars and prepared following generally accepted accounting principles in the United States of America, are intended to reflect separately the assets, liabilities, revenues and expenses of La Oroya, as if La Oroya had operated as a separate entity and applying certain allocations by Centromin on the basis described in Note 4 and therefore, they may not necessarily reflect the financial position and results of operations of La Oroya as if it were effectively a separate legal entity for the periods indicated above.

    In our opinion, the financial statements referred to above, present fairly, for the purpose described in the preceding paragraph, the assets and liabilities of La Oroya as of December 31, 1995 and 1996 and October 23, 1997, and its revenues and expenses and cash flows for each of the years in the three-year period ended December 31, 1996 and the period from January 1 to October 23, 1997, in conformity with accounting principles generally accepted in the United States of America.

                                          MEDINA, ZALDIVAR Y ASOCIADOS

Countersigned by:

Marco Antonio Zaldivar
C.P.C. Register 12477

Lima, Peru
December 5, 1997

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.
                               LA OROYA DIVISION

                      STATEMENTS OF ASSETS AND LIABILITIES

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                 AS OF DECEMBER 31,       AS OF
                                                                               ----------------------  OCTOBER 23,
                                                                                  1995        1996        1997
                                                                               ----------  ----------  -----------

                                                      ASSETS
CURRENT ASSETS:
  Cash and deposits in banks.................................................  $       62  $      582   $      79
  Trade accounts receivable..................................................      15,335      30,277      10,423
  Inventory:
    Refined metals and concentrates for sale.................................      12,333       8,930      14,115
    Metal and concentrates in process........................................      74,175      43,555      43,007
    Materials, supplies and spare parts......................................      28,488       8,303      11,226
                                                                               ----------  ----------  -----------
                                                                                  114,996      60,788      68,348
                                                                               ----------  ----------  -----------
  Prepaid expenses...........................................................       2,524       1,591       1,922
                                                                               ----------  ----------  -----------
      Total current assets...................................................     132,917      93,238      80,772
                                                                               ----------  ----------  -----------
DEFERRED TAX AND WORKERS' PROFIT SHARING.....................................      --           4,262       2,853
PROPERTY, PLANT AND EQUIPMENT, net...........................................      55,557      50,814      46,145
                                                                               ----------  ----------  -----------
Total assets.................................................................  $  188,474  $  148,314   $ 129,770
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------
                                            LIABILITIES AND NET ASSETS
CURRENT LIABILITIES:
  Bank loans.................................................................  $   19,626  $   15,068      --
  Accounts payable...........................................................      17,810       9,026   $  16,732
  Remuneration and taxes payable.............................................       5,275       4,709       4,535
  Advances from customers....................................................       7,925      10,750      --
  Accrued liabilities........................................................       3,266       4,477       2,369
  Severance indemnities......................................................      21,228       2,186       1,185
  Deposits of personnel's severance indemnities..............................       3,579       1,973      --
  Current portion of environmental liabilities...............................      --             730       2,530
                                                                               ----------  ----------  -----------
      Total current liabilities..............................................      78,709      48,919      27,351
                                                                               ----------  ----------  -----------
DEFERRED TAX AND WORKERS' PROFIT SHARING.....................................       2,098      --          --
ENVIRONMENTAL LIABILITIES, net of current portion............................      --          20,820      19,020
                                                                               ----------  ----------  -----------
      Total liabilities......................................................      80,807      69,739      46,371
                                                                               ----------  ----------  -----------
NET ASSETS...................................................................     107,667      78,575      83,399
                                                                               ----------  ----------  -----------
Total liabilities and net assets.............................................  $  188,474  $  148,314   $ 129,770
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

   The accompanying notes are an integral part of these financial statements.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.
                               LA OROYA DIVISION

                      STATEMENTS OF REVENUES AND EXPENSES

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                       FOR THE
                                                                                                        PERIOD
                                                                  FOR THE YEARS ENDED DECEMBER 31,   JANUARY 1 TO
                                                                 ----------------------------------  OCTOBER 23,
                                                                    1994        1995        1996         1997
                                                                 ----------  ----------  ----------  ------------
NET SALES......................................................  $  367,057  $  450,929  $  456,797   $  352,805
OPERATING COSTS AND EXPENSES:
  Costs of sales...............................................     339,302     397,524     397,158      305,959
  Depreciation and amortization................................       4,448       4,729       5,353        4,730
  Administrative and general...................................       4,569       4,479       5,660        5,223
  Selling and marketing........................................       5,715       5,972       6,669        4,808
  Workers' profit sharing......................................         813       2,995       1,197        2,284
  Personnel reduction costs....................................      --           2,504       3,894        1,490
                                                                 ----------  ----------  ----------  ------------
                                                                    354,847     418,203     419,931      324,494
                                                                 ----------  ----------  ----------  ------------
      Operating income.........................................      12,210      32,726      36,866       28,311
                                                                 ----------  ----------  ----------  ------------
OTHER INCOME (EXPENSES):
  Interest and bank charges....................................      (6,784)     (2,100)     (3,332)        (832)
  Exchange gains, net..........................................       3,840       2,050       1,884          269
  Other, net (see Note 15).....................................      (4,242)     (3,848)    (25,401)      (1,486)
                                                                 ----------  ----------  ----------  ------------
                                                                     (7,186)     (3,898)    (26,849)      (2,049)
                                                                 ----------  ----------  ----------  ------------
      Income before provision for income tax...................       5,024      28,828      10,017       26,262
PROVISION FOR INCOME TAX.......................................       2,803      10,332       4,128        7,879
                                                                 ----------  ----------  ----------  ------------
      Net income...............................................  $    2,221  $   18,496  $    5,889   $   18,383
                                                                 ----------  ----------  ----------  ------------
                                                                 ----------  ----------  ----------  ------------

   The accompanying notes are an integral part of these financial statements.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.
                               LA OROYA DIVISION

                      STATEMENTS OF CHANGES IN NET ASSETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                        NET ASSETS
                                                                                                        ----------
BALANCE AS OF JANUARY 1, 1994.........................................................................  $  123,901
  Net income..........................................................................................       2,221
  Transfers to Centromin..............................................................................     (61,632)
                                                                                                        ----------
BALANCE AS OF DECEMBER 31, 1994.......................................................................      64,490
  Net income..........................................................................................      18,496
  Transfers from Centromin............................................................................      24,681
                                                                                                        ----------
BALANCE AS OF DECEMBER 31, 1995.......................................................................     107,667
  Net income..........................................................................................       5,889
  Transfers to Centromin..............................................................................     (34,981)
                                                                                                        ----------
BALANCE AS OF DECEMBER 31, 1996.......................................................................      78,575
  Net income..........................................................................................      18,383
  Transfers to Centromin..............................................................................     (13,559)
                                                                                                        ----------
BALANCE AS OF OCTOBER 23, 1997........................................................................  $   83,399
                                                                                                        ----------
                                                                                                        ----------

   The accompanying notes are an integral part of these financial statements.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                            STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                     FOR THE
                                                                                                      PERIOD
                                                                FOR THE YEARS ENDED DECEMBER 31,   JANUARY 1 TO
                                                               ----------------------------------  OCTOBER 23,
                                                                  1994        1995        1996         1997
                                                               ----------  ----------  ----------  ------------
OPERATING ACTIVITIES:
  Net income.................................................  $    2,221  $   18,496  $    5,889   $   18,383
    Add (less):
      Depreciation and amortization..........................       4,448       4,729       5,353        4,730
      Deferred provision (benefit) of income tax and workers'
        profit sharing.......................................         692       1,406      (6,360)       1,409
      Increase in environmental liabilities..................      --          --          21,550       --
      Other..................................................         337      (1,281)       (610)         (61)
    Net changes in assets and liabilities:
      Decrease (increase) in trade accounts receivables......      11,325       1,679     (14,942)      19,854
      Decrease (increase) in inventory.......................      26,686     (35,035)     54,208       (7,560)
      Decrease (increase) in prepaid expenses................         423         926         933         (331)
      Increase (decrease) in accounts payable................      16,972      (8,786)     (8,784)       7,706
      Increase (decrease) in remuneration and taxes
        payable..............................................         386       1,210        (566)        (174)
      Advances from (payments to) customers, net.............       2,302      (3,749)      2,825      (10,750)
      Increase (decrease) in accrued liabilities.............           2       1,004       1,211       (2,108)
      Decrease in severance indemnities......................         (51)     (5,324)    (19,042)      (1,001)
      Increase (decrease) in deposits of personnel's
        severance indemnities................................         143       3,579      (1,606)      (1,973)
                                                               ----------  ----------  ----------  ------------
    Net cash provided by (used in) operating activities......      65,886     (21,146)     40,059       28,124
                                                               ----------  ----------  ----------  ------------
FINANCING ACTIVITIES:
  Repayments of bank loans, net..............................      (4,262)     (3,534)     (4,558)     (15,068)
  Transfers (to) from Centromin..............................     (61,632)     24,681     (34,981)     (13,559)
                                                               ----------  ----------  ----------  ------------
  Net cash provided by (used in) financing activities........     (65,894)     21,147     (39,539)     (28,627)
                                                               ----------  ----------  ----------  ------------
NET INCREASE (DECREASE) IN CASH AND DEPOSITS IN BANKS........          (8)          1         520         (503)
CASH AND DEPOSITS IN BANKS AT BEGINNING OF THE PERIOD........          69          61          62          582
                                                               ----------  ----------  ----------  ------------
CASH AND DEPOSITS IN BANKS AT THE END OF THE PERIOD..........  $       61  $       62  $      582   $       79
                                                               ----------  ----------  ----------  ------------
                                                               ----------  ----------  ----------  ------------
CASH FLOWS ADDITIONAL INFORMATION
  Interest paid..............................................  $    6,163  $    2,096  $    3,017   $    1,776
  Income tax paid (see Note 3)...............................  $   --      $   --      $   --       $   --
                                                               ----------  ----------  ----------  ------------
                                                               ----------  ----------  ----------  ------------

   The accompanying notes are an integral part of these financial statements.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                       NOTES TO THE FINANCIAL STATEMENTS

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(1) BUSINESS AND DISPOSITION

    The metallurgical complex of La Oroya (hereinafter "La Oroya") a division of Empresa Minera del Centro del Peru S.A.--Centromin Peru S.A. (hereinafter "Centromin") is engaged in the smelting and refining of polymetalic concentrates and marketing and sale of refined metals. La Oroya primarily smelts and refines the concentrates of polymetalic ores from the mining units of Centromin, which include copper, lead and zinc. The operations of La Orya are conducted through the Centromin organization systems, which include administrative, legal, operating tasks, and all other necessary functions that support its operations.

    Centromin is engaged in mining activities as specified by the General Mining Law (Supreme Decree 014-92-EM), as well as in industrial activities necessary to sustain mining operations.

    On October 23, 1997, Centromin Peru S.A. contributed certain assets and liabilities of La Oroya to a newly formed company, Metaloroya S.A. ("Metaloroya"), in exchange for shares in Metaloroya. Concurrent with the transfer, Centromin sold all of the shares received to Doe Run Peru S.R. Ltda. ("Doe Run Peru"), a wholly owned subsidiary of Doe Run Mining S.R. Ltda., an indirect wholly owned subsidiary of The Doe Run Resources Corporation.

(2) BASIS OF PRESENTATION

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The financial statements of La Oroya division have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP"), which differ in certain significant respects from generally accepted accounting principles in Peru. In addition, these financial statements were prepared based on Centromin's accounting records related to the metallurgical complex of La Oroya as if La Oroya had operated as a separate entity and applying certain allocation methodologies, as specified in
Note 4.

    Unless otherwise indicated, all amounts in the financial statements and in these notes are presented in thousands of U.S. dollars (US$).

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INVENTORY

    Inventory is stated at the lower of cost or net realized value. The cost of refined metals and concentrates for sale, as well as metal and concentrates for sale, as well as metal and concentrates in process is determined under the first-in, first-out method ("FIFO"). The cost of materials, supplies and spare parts is determined using the average cost method.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is calculated on a straight-line basis at the rates indicated in Note 8. Maintenance and minor repairs are charged to expenses as incurred. Material improvements and renewals are capitalized.

    In accordance with the Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), La Oroya's management has determined that there is no impairment of its long-lived assets.

    SEVERANCE INDEMNITIES

    Severance indemnities are determined according to governmental regulations and are provided for on an accrual basis for the amount, which would be paid if all personnel were to retire at the date of each statement of assets and liabilities. Under Legislative Decree 650, an accrued liability was established to recognize the liability for personnel severance indemnities earned by employees prior to December 31, 1990. These severance indemnities, which are adjusted for subsequent wage increases, are required to be funded over a maximum term of ten years, beginning in June 1991. The funding of this obligation eliminates any adjustment for subsequent wages increases. In 1996, La Oroya fully funded this obligation. Liabilities relating to personnel severance indemnities earned by employees after 1991 are accrued and semi-annually deposited into workers' individual bank accounts.

    REVENUE RECOGNITION

    Sales are recorded when title passes to the customer, which occurs at the time of shipment. With respect to concentrates, sales are recorded based on estimated weights, assays and prices. All such concentrate sales are adjusted when final weights, assays and prices are known. Adjustments to the provisional billings are made in the period during which additional information becomes available.

    INTEREST CAPITALIZATION

    Interest expense allocable to the construction of the oxygen plant of US $4,297 was capitalized until the start-up of its operations in 1994. Capitalized interest is expensed over the depreciable life of the asset to which it relates.

    INCOME TAX AND WORKERS' PROFIT SHARING

    La Oroya is included in Centromin's income tax return. According, La Oroya has provided income tax and remitted to Centromin any tax payable, calculated as if it were filing separate tax returns.

    Under Statement of Financial Accounting Standard No. 109, "Accounting for Income taxes" ("SFAS 109"), which designates the liability method as the required accounting method for taxes under U.S. GAAP, La Oroya recognizes the tax effect of certain temporary differences between the financial reporting basis of assets and liabilities and the related tax basis.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Likewise, La Oroya recognizes the effect of temporary differences between book and tax basis of assets and liabilities related to workers' profit sharing on a basis similar to that used for income taxes.

(4) ALLOCATION METHODOLOGIES

    As described in Note 2, La Oroya's transactions are recorded in Centromin's accounting systems. The operations of La Oroya conducted through Centromin have been presented using assumptions and allocations which management believes are reasonable. They include the following:

    (a) Centromin's assets and liabilities not specifically identifiable to La Oroya have not been allocated in the accompanying financial statements. These are cash and bank accounts, credit on value-added tax and liabilities to certain suppliers of administrative services.

    (b) Sales have been allocated based on the preliminary and final billings of the exported refined metals and concentrates identified with La Oroya.

    (c) Costs of production have been allocated based on the following:

       - Concentrates acquired from Centromin's mining units were transferred at market value as if La Oroya were an independent party.

       - The depreciation charge was based on the fixed assets specifically identifiable to La Oroya.

       - Other allocated costs, included power, were based on the ratio of La Oroya's usage to total usage by Centromin (mainly time incurred and consumption of goods and services).

    (d) Expenses relating to corporate accounting, finance and administrative services provided by Centromin have been allocated based on the ratio of La Oroya's usage to total usage by Centromin.

    (e) Selling and marketing expenses have been allocated based on usage estimated by management.

    (f) Interest and bank charges are those which are directly related to La Oroya's bank loans and overdrafts obtained during the year.

    (g) Workers' profit sharing and income tax were provided based on the actual results as if La Oroya had been operating as a separate entity.

(5) REMEASUREMENT INTO U.S. DOLLAR

    La Oroya maintains its accounting records in Peruvian Nuevos Soles. Those financial statements have been remeasured into U.S. dollars, which is its functional currency, for all periods presented, in accordance with SFAS 52 using the following methodology:

    (a) Non-monetary accounts have been remeasured at historical exchange rates.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(5) REMEASUREMENT INTO U.S. DOLLAR (CONTINUED)
    (b) Monetary accounts in Peruvian currency have been remeasured at the following free market exchange rates for buying (assets) and selling (liabilities) in effect at the end of the respective period, which are in Peruvian Nuevos soles per U.S. dollar:

                                                                 AS OF DECEMBER 31,             AS OF
                                                           -------------------------------   OCTOBER 23,
                                                             1994       1995       1996         1997
                                                           ---------  ---------  ---------  -------------
Assets...................................................       2.16      2.299      2.596        2.667
Liabilities..............................................       2.19      2.322      2.603        2.669

    (c) Income and expenses, other than depreciation, that have been remeasured at the historical exchange rates that applied to the related assets, have been remeasured at average monthly basis at average exchange rates. Cost of sales was determined from its components once remeasured.

    The net effect of foreign exchange difference for each period is reflected in the accompanying statement of revenues and expenses.

(6) FOREIGN CURRENCY TRANSACTIONS AND EXCHANGE RISK EXPOSURE

    Under current law, foreign currency transactions are made through the financial banking system at free market exchange rates.

    The assets and liabilities denominated in Peruvian Nuevos Soles are as follows (in thousands):

                                                               AS OF DECEMBER 31,      AS OF
                                                              --------------------  OCTOBER 23,
                                                                1995       1996        1997
                                                              ---------  ---------  -----------
Assets--
  Cash and deposits in banks................................     --            184         169
  Accounts receivable.......................................      4,055      1,602       3,698
                                                              ---------  ---------  -----------
                                                                  4,055      1,786       3,867
                                                              ---------  ---------  -----------

Liabilities--
  Trade accounts payable....................................      7,549      6,919           6
  Remuneration and taxes payable............................     12,249     12,257      15,298
  Accrued liabilities.......................................      5,721      9,504       2,200
                                                              ---------  ---------  -----------
                                                                 25,519     28,680      17,504
                                                              ---------  ---------  -----------
    Net position............................................    (21,464)   (26,894)    (13,637)
                                                              ---------  ---------  -----------
                                                              ---------  ---------  -----------

    The net effects of exchange differences were US$3,840, US$2,050 and US$1,884 for the 1994, 1995 and 1996 years, respectively and US$269 for the period from January 1 to October 23, 1997.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(7) MATERIALS, SUPPLIES AND SPARE PARTS

    This account is comprised of the following:

                                                               AS OF DECEMBER 31,      AS OF
                                                              --------------------  OCTOBER 23,
                                                                1995       1996        1997
                                                              ---------  ---------  -----------
Materials, supplies and spare parts.........................  $  25,714  $   8,335   $  11,748
Supplies in transit.........................................      2,935        490      --
                                                              ---------  ---------  -----------
                                                                 28,649      8,825      11,748
                                                              ---------  ---------  -----------
Less--allowance for obsolescence............................       (161)      (522)       (522)
                                                              $  28,488  $   8,303   $  11,226
                                                              ---------  ---------  -----------
                                                              ---------  ---------  -----------

    In management's opinion, the balance of the allowance for obsolescence adequately covers the related risk as of each statement of assets and liabilities date.

(8) PROPERTY, PLANT AND EQUIPMENT AND ACCUMULATED DEPRECIATION

    This account is comprised of the following:

                                                                               AS OF DECEMBER 31,        AS OF
                                                            ANNUAL RATE OF   -----------------------  OCTOBER 23,
DESCRIPTION                                                  DEPRECIATION       1995        1996         1997
---------------------------------------------------------  ----------------  ----------  -----------  -----------
Land.....................................................         --         $       97  $        97  $        97
Buildings and other premises.............................         3% to 10%      21,335       21,335       21,335
Machinery and equipment..................................      6.67% to 30%     112,072      112,072      112,072
Furniture and fixtures...................................        10% to 15%       1,388        1,388        1,388
Other equipment..........................................        10% to 20%      13,153       13,153       13,153
Construction in progress.................................         --              3,005        3,005        3,005
                                                                             ----------  -----------  -----------
                                                                                151,050      151,050      151,050
Accumulated depreciation.................................                       (95,493)    (100,236)    (104,905)
                                                                             ----------  -----------  -----------
                                                                             $   55,557  $    50,814  $    46,145
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

    Fully depreciated assets amounted to US$80,684, US$80,857, and US$80,907 as of December 31, 1995, 1996 and October 23, 1997.

    There were no significant additions to property, plant and equipment during the period presented above. The accounting records of Centromin do not identify the minor additions to fixed assets (other than construction in progress) by specific year and, therefore, it is not possible to determine fixed asset additions specifically related to La Oroya in each year. Accordingly, in the preparation of the accompanying financial statements, the fixed assets in service at October 23, 1997 have been assumed to be in service as of each balance sheet date and for each period presented.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(9) BANK LOANS

    Bank loans are short-term obligations, which were obtained from local and foreign financial institutions for working capital purposes. As of December 31, 1995 and 1996 and as of October 23, 1997, 70 percent, 100 percent and 100 percent, respectively, of bank loans were denominated in U.S. dollars. The fair value of these loans approximate their carrying value.

    The loans bear interest at international market rates. The weighted average interest rate on bank loans at December 31, 1995 and 1996 and October 23, 1997 was 8.1 percent, 6.5 percent and 6.7 percent, respectively.

(10) REMUNERATIONS AND TAXES PAYABLE

    This account is comprised of the following:

                                                                 AS OF DECEMBER 31,        AS OF
                                                              ------------------------  OCTOBER 23,
                                                                 1995         1996         1997
                                                              -----------  -----------  -----------
Remunerations:
  Bonus.....................................................      --           --        $   1,023
  Vacations.................................................   $   1,691    $   1,465        1,248
  Vacation bonus............................................       1,747        1,229        1,109
  Payroll and other.........................................         552          544          102
                                                              -----------  -----------  -----------
                                                                   3,990        3,238        3,482
                                                              -----------  -----------  -----------
Taxes and contributions:
  Social security...........................................         694          669          275
  National housing fund.....................................         339          263          150
  Private pension system....................................      --              202          161
  Income tax withholdings...................................          92          211          240
  Others....................................................         160          126          227
                                                              -----------  -----------  -----------
                                                                   1,285        1,471        1,053
                                                              -----------  -----------  -----------
    Total...................................................   $   5,275    $   4,709    $   4,535
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

(11) ADVANCES FROM CUSTOMERS

    Advances from customers located abroad are denominated in U.S. dollars. Advances bore interest at the rate of 8.5% per annum and are offset against receivables resulting from subsequent sales. The fair value of these advances approximate their carrying value at each date.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(12) ACCRUED LIABILITIES

    This account is comprised of the following:

                                                                 AS OF DECEMBER 31,        AS OF
                                                              ------------------------  OCTOBER 23,
                                                                 1995         1996         1997
                                                              -----------  -----------  -----------
Contingencies (see Note 17).................................   $   1,808    $   1,808    $   1,706
Interest and bank charges payable...........................   $     525    $     855       --
Withholdings to contractors.................................         454          284          122
Personnel reduction accrual.................................      --              953       --
Other.......................................................         479          577          541
                                                              -----------  -----------  -----------
                                                               $   3,266    $   4,477    $   2,369
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

(13) SEVERANCE INDEMNITIES

    According to current government regulations, the liability for personnel severance indemnities earned by employees prior to December 31, 1990, as adjusted for subsequent wage increases until such time as the liability is funded, must be accrued and funded over a maximum term of 10 years, beginning in June 1991. The funding of this obligation eliminates any retroactive adjustments from subsequent wage increases. In 1996, La Oroya fully funded this obligation. Obligations relating to personnel severance indemnities accrued subsequent to 1990 are paid semi-annually through deposits in workers' individual bank accounts. The analysis of the account is as follows:

                                                              AS OF DECEMBER 31,      AS OF
                                                             --------------------  OCTOBER 23,
                                                               1995       1996        1997
                                                             ---------  ---------  -----------
Balance at the beginning of period.........................  $  22,540  $  21,228   $   2,186
  Provision................................................  $   6,040  $   5,926       2,154
  Payments and advances....................................     (5,750)   (23,365)     (2,960)
  Exchange difference......................................     (1,602)    (1,603)       (195)
                                                             ---------  ---------  -----------
Balance at the end of period...............................  $  21,228  $   2,186   $   1,185

    In addition, as of December 31, 1995 and 1996, certain employees had elected to deposit their indemnity payments amounting to US$3,579 and US$1973 respectively, with Centromin. In 1997, all such indemnity liabilities were transferred to banks as directed by each employee.

(14) TAXATION AND WORKERS' PROFIT SHARING

    Centromin is subject to the Peruvian tax regulations, which require that income tax be determined based on financial statements adjusted to reflect the changes in the wholesale price level, following the methodology prescribed by Legislative Decree 797. The statutory income tax rate in Peru is 30% of the taxable income. In 1992, the Peruvian law established an alternative minimum tax of 2 percent, which is calculated based on the total assets. Beginning in 1994, exporting corporations may deduct from the

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(14) TAXATION AND WORKERS' PROFIT SHARING (CONTINUED) minimum income tax base the accounts receivable and inventories related to export activities and the value of fixed assets acquired during the current year, for two consecutive years. In May 1997, the minimum income tax was abrogated and an extraordinary tax was imposed equal to 0.5% of the net assets declared in the 1996 income tax return. This tax constitutes a credit against the monthly income tax prepayments made from July through December 1997 and the regularization payment for the 1997 year.

    La Oroya is included in Centromin's tax return. As such it has provided income tax, and remitted any tax due to Centromin, based upon the statutory tax rate in effect for each period, applied as if La Oroya filed a separate income tax return.

    In May 1994, Centromin signed a Tax Stabilization Agreement with the Peruvian government for a ten-year period beginning in 1997.

    The following conditions would be guaranteed to Centromin:

    -  Utilization of the tax rules prevailing on April 25, 1994.

    -  Custom duties will be calculated at rates ranging from 15% to 25%.

    -  Free commercialization of its products.

    -  No restriction in the use of proceeds from export sales.

    -  Free conversion of foreign currency generated by local sales.

    -  No discrimination in foreign currency transactions.

    In accordance with current workers' profit sharing government regulations, La Oroya's workers have the right to receive 8 percent of La Oroya's taxable income, of which 50 percent is distributed among all employees based on the number of days worked by each employee and the remaining amount is distributed in proportion to their salaries. Such profit sharing is limited to 18 times the annual salary for each worker. Any excess is to be reserved and expended for training of workers.

    The provision for income tax and workers' profit sharing is comprised of the following for each of the years in the period ended December 31, 1996 and for the period from January 1 to October 23, 1997:

                                                     1994       1995       1996       1997
                                                  ----------  ---------  ---------  ---------
Current provision...............................  $    2,924  $  11,921  $  11,685  $   8,754
Deferred provision (benefit)....................         692      1,406     (6,360)     1,409
                                                  ----------  ---------  ---------  ---------
Total...........................................  $    3,616  $  13,327  $   5,325  $  10,163
                                                  ----------  ---------  ---------  ---------
                                                  ----------  ---------  ---------  ---------
Breakdown--

Income tax......................................  $    2,803  $  10,332  $   4,128  $   7,879
Workers' profit sharing.........................         813      2,995      1,197      2,284
                                                  ----------  ---------  ---------  ---------
                                                  $    3,616  $  13,327  $   5,325  $  10,163
                                                  ----------  ---------  ---------  ---------
                                                  ----------  ---------  ---------  ---------

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(14) TAXATION AND WORKERS' PROFIT SHARING (CONTINUED)
    The following are the components of deferred tax and workers' profit sharing assets (liability) at December 31, 1995 and 1996 and October 23, 1997:

                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
Environmental costs not deducted in tax return................  $  --      $   7,672  $   7,672
Tax depreciation in excess of book depreciation...............     (2,656)    (4,104)    (5,283)
Contingencies not deducted in tax return......................        644        644        644
Other.........................................................        (86)        50       (180)
                                                                ---------  ---------  ---------
                                                                $  (2,098) $   4,262  $   2,853
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The reconciliation of the income tax provision computed at the statutory Peruvian income tax rate to the provision for income tax recorded on a U.S. GAAP basis in the statements of revenues and expenses is as follows:

                                                       1994       1995       1996       1997
                                                     ---------  ---------  ---------  ---------
Income before income tax...........................  $   5,024  $  28,828  $  10,017  $  26,262
Statutory tax rate.................................         30%        30%        30%        30%
                                                     ---------  ---------  ---------  ---------
Income tax provision at statutory tax rate.........      1,507      8,648      3,005      7,879
Effects of items increasing (decreasing) the
  effective tax rate:
  Permanent items
    Write off of unrecoverable taxes...............     --            883     --         --
    Tax penalties and assessments..................      1,266     --            335     --
  Adjustment of inventory affecting years prior to
    1994...........................................     --          1,270     --         --
  Adjustment of inventory affecting 1995 and
    1996...........................................     --           (616)       616     --
  Other............................................         30        147        172     --
                                                     ---------  ---------  ---------  ---------
Actual provision for income tax....................  $   2,803  $  10,332  $   4,128  $   7,879
                                                     ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(15) OTHER INCOME AND (EXPENSES)

    This caption includes the following:

                                                                                                         FOR THE
                                                                                                          PERIOD
                                                                     FOR THE YEARS ENDED DECEMBER 31,  JANUARY 1 TO
                                                                     --------------------------------  OCTOBER 23,
                                                                       1994       1995        1996         1997
                                                                     ---------  ---------  ----------  ------------
Income:
  Storage and other services.......................................  $     136  $     470  $    1,038   $    1,226
  Other............................................................        417        434          --          706
                                                                     ---------  ---------  ----------  ------------
                                                                           553        904       1,038        1,932
                                                                     ---------  ---------  ----------  ------------
Expenses:
  Privatization costs..............................................     --         --          (3,570)      (3,200)
Environmental program..............................................     --         --         (21,550)      --
  Write off of unrecoverable taxes.................................     --         (2,944)     --           --
  Contingencies....................................................     --         (1,808)     --           --
  Tax penalties and assessments....................................     (4,219)    --          (1,116)      --
  Other............................................................       (576)    --            (203)        (218)
                                                                     ---------  ---------  ----------  ------------
                                                                        (4,795)    (4,752)    (26,439)      (3,418)
                                                                     ---------  ---------  ----------  ------------
        Other, net.................................................  $  (4,242) $  (3,848) $  (25,401)  $   (1,486)
                                                                     ---------  ---------  ----------  ------------
                                                                     ---------  ---------  ----------  ------------

    The privatization costs include costs related to moving La Oroya's personnel away from the metallurgical complex of Centromin. These costs consist mainly of demolition and construction of apartments, colleges and parks at the new location.

(16) PERSONNEL REDUCTION COSTS

    La Oroya recognized a charge in 1995 of US$2,504 related to the first part of its personnel reduction program. This amount was fully paid in 1995. In January 1996, the Board of Directors approved a second personnel reduction program which applied to an additional 600 workers. The estimated cost of US$3,894 was recorded in expenses in 1996. An additional provision of US$1,490 was recorded in the period from January 1 to October 23, 1997, in connection with the second personnel reduction program.

(17) COMMITMENTS AND CONTINGENCIES

    ENVIRONMENTAL MATTERS

    In 1995, in compliance with Supreme Decree 016-93-EM, amended by Supreme Decree 059-93-EM, (Regulation for the Environmental Protection in the Mining and Metallurgical Activities), Centromin filed a preliminary evaluation of its mining units and of the smelter and refineries in La Oroya, which were approved by the Ministry of Energy and Mining (the competent authority).

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(17) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At the date of that report, in compliance with the provisions of such decrees and according to the preliminary evaluation above mentioned, Centromin prepared a Programa de Adecuacion y Manejo Ambiental (Environmental Adjustment and Management Program) (the "PAMA") for La Oroya metallurgical complex. The program comprises the development of engineering projects to remediate any existing environmental problems and to comply with current environmental regulations. This program, which was approved by the competent authority in January 1997, establishes total future disbursements of US$21.5 million to remediate the damages to the environment and to establish methods of compliance with current environmental regulations. The Company recognized a charge to operations in 1996 for the estimated cost of such remedial actions (see Note
15).

    The remediation program and the investment in environmental control equipment required to comply with current regulations is to be implemented over a ten year period beginning in 1997. Management expects that the cost of future investments, principally for pollution control equipment, will be capitalized in future periods and depreciated over the periods to be benefited.

    In accordance with a revised program approved by the Ministry of Energy and Mining, the disbursements are estimated by management to be as follows:

                                                                                            FUTURE
                                                                                          EXPENDITURE
                                                                             REMEDIATION  FOR CONTROL
                                                                                COSTS      EQUIPMENT     TOTAL
                                                                             -----------  -----------  ----------
1997.......................................................................   $     730       --       $      730
1998.......................................................................       1,800    $   2,700        4,500
1999.......................................................................       1,950        3,612        5,562
2000.......................................................................       4,000        4,963        8,963
2001.......................................................................       3,750        3,300        7,050
2002.......................................................................       2,050        3,800        5,850
2003.......................................................................       2,100        3,000        5,100
2004.......................................................................       2,100        2,775        4,875
2005.......................................................................       3,070       38,700       41,770
2006.......................................................................      --           44,725       44,725
                                                                             -----------  -----------  ----------
    Total..................................................................   $  21,550    $ 107,575   $  129,125
                                                                             -----------  -----------  ----------
                                                                             -----------  -----------  ----------

    In addition, PAMA estimated the cost to eventually close the metallurgical complex of La Oroya at US$24 million. No provision has been recorded for this amount, since there are no plans to close the complex.

    The timing and amounts listed in the above table are estimates and actual amounts and timing of payments could vary from the estimates. Furthermore, in accordance with the Article 9 of the rules of the General Law on Mining, annual expenditures for environmental remediation and control cannot be less than 1 percent of total sales.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(17) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    POTENTIAL TAX ASSESSMENTS

    Centromin's income tax returns of 1993 through 1996, as well as the net worth tax returns of 1992 and 1993, are pending review by the National Superintendency of Tax Administration. No significant liabilities arose as a result of the 1992 income tax return review. If tax assessments were made, any tax, interest or surcharges would be charged to expense in the years in which the assessment is known. In the opinion of Centromin's management there are no matters that should result in significant additional tax assessments.

    INVESTMENT PROGRAM

    As discussed in Note 14, in May 1994 Centromin signed a Tax Stabilization Agreement with the Peruvian Government for a ten-year period beginning the year in which Centromin meets the Investment Program for La Oroya metallurgical complex, which was then estimated at US$11.1 million. The investment program was completed in December, 1996. In March 1997, the Mining Bureau approved the completion of the Investment Program. Actual expenditures amounted to approximately US$11.5 million.

    CONTINGENCIES

    At October 23, 1997, La Oroya metallurgical complex has legal suits aggregating US$15.7 million related to labor matters. The financial statements include a reserve of US$1.7 million (see note 12) estimated to cover the cost of defending and settling such matters. In management and legal advisors' opinion, the ultimate outcome of these suits will not result in a material adverse effect on La Oroya's financial position and results of operations.

    In addition, there is a contingency amounting to approximately US$12 million, related to demands filed by 19 local mining companies, which are claiming the refund of value-added-tax withheld by La Oroya from 1975 to 1980. In opinion of La Oroya's management and its legal advisors, the ultimate outcome of these demands will be favorable to La Oroya.

    SALES COMMITMENTS AND CONCENTRATION

    La Oroya derives its revenue from the sale of its refined metals and concentrates to several customers. La Oroya's three largest customers accounted for: 11%, 6% and 6%, respectively, of net sales in the period from January 1 to October 23, 1997. The percentages in 1994 were 13%, 11% and 10%; in 1995 were 15%, 14% and 12% and in 1996 were 11%, 7% and 6%. These customers have sales contracts, which guarantee their supply at prices derived from international market quotations.

(18) RELATED PARTY TRANSACTIONS

    Expenses allocated from Centromin to the operations of La Oroya related primarily to accounting and administrative support services. These expenses amounted to US$5,223 in the period from January 1 to October 23, 1997, US$5,660 in 1996, US$4,479 in 1995 and US$4,569 in 1994.

          EMPRESA MINERA DEL CENTRO DEL PERU S.A.--CENTROMIN PERU S.A.

                               LA OROYA DIVISION

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                           AS OF OCTOBER 23, 1997 AND
                        DECEMBER 31, 1996, 1995 AND 1994

(18) RELATED PARTY TRANSACTIONS (CONTINUED)
    Purchases of concentrates of polymetalic ores from the mining units of Centromin were:

                                                                                   PERCENTAGE OF
                                                                     VALUE OF     THE TOTAL VALUE
PERIOD                                                              PURCHASES       OF PURCHASE
------------------------------------------------------------------  ----------  -------------------
1994..............................................................  $  146,673              60%
1995..............................................................     182,218              58
1996..............................................................     178,018              67
For the period from January 1 to October 31, 1997.................     135,644              59

(19) GEOGRAPHIC DATA

    The following is an analysis of net sales by geographic region:

                                                                                                       FOR THE
                                                                                                        PERIOD
                                                                  FOR THE YEARS ENDED DECEMBER 31,   JANUARY 1 TO
                                                                 ----------------------------------  OCTOBER 23,
                                                                    1994        1995        1996         1997
                                                                 ----------  ----------  ----------  ------------
USA............................................................  $  131,644  $  105,837  $  184,546   $   94,050
Latin America..................................................     177,627     201,631     162,620      165,866
Asia...........................................................      28,672     112,401      84,964       65,975
Europe.........................................................      29,114      31,060      24,667       26,914
                                                                 ----------  ----------  ----------  ------------
                                                                 $  367,057  $  450,929  $  456,797   $  352,805
                                                                 ----------  ----------  ----------  ------------
                                                                 ----------  ----------  ----------  ------------

(20) SUBSEQUENT EVENT

    In the Extraordinary Shareholders' Meetings of Doe Run Peru and Metaloroya held on November 3, 1997, the merger of Metaloroya into Doe Run Peru was approved, the surviving company being Doe Run Peru. The merger will be on December 30, 1997.

                      GLOSSARY OF CERTAIN METALLURGY TERMS

    "Anode copper" means copper blister that, in a furnace, has been blown with air and natural gas to upgrade its purity to approximately 99.0% copper, which is then cast into keystone shaped slabs that are shipped to an electrolytic refinery.

    "Bullion" means unrefined raw metals containing impurities.

    "By-products" means the products recovered during the refining process, such as silver, germanium and indium, which may produce gains for the smelter.

    "Cathode" means the electrolytically refined form of copper removed from the refining cells in the refining process that are sold "as is" or melted and cast into cakes, billets, wirebar or rods.

    "Concentrates" means ores that have been crushed, ground and treated in a flotation process that separates and concentrates the minerals creating the raw material for smelting.

    "Converter" means a principal phase of the smelting process that involves the blowing of oxygen-enriched air through molten metal, causing oxidation and the removal of sulfur and other impurities.

    "Copper blister" means the material resulting from passing copper concentrates through a converter that is approximately 98.5% copper and takes its name from "blisters" that form on the surface.

    "Electrolytic refining" means the process of placing copper anodes alternately with refined copper sheets in a tank through which a copper sulfate solution and sulfuric acid are circulated and a low voltage current is introduced that causes the copper metal to transfer from the anodes to the pure copper sheets, producing 99.9% copper cathodes.

    "Electrowinning" means the process of removing metal from solution by the action of electric currents.

    "Flotation" means the process by which minerals attach themselves to the bubbles in an oily froth and rise to the top where they are skimmed off.

    "Flux" means inert oxides of iron, calcium, silica added to the charge to be smelted or pyrometallurgically converted to assist with the creation of a molten slag to assist separation of the metal from the low melting molten oxides.

    "Galvanizing" means the anti-corrosion process for steel components that consists of dipping components in a molten zinc bath after chemically stripping off impurities.

    "Leaching" means the process of extracting a metal from ores via hydrometallurgical techniques by dissolving the metal into a solution for subsequent treatment or recovery.

    "Lead/zinc bullion" means unrefined raw metals containing impurities.

    "Ore" means a mineral or aggregate of minerals from which metal can be economically mined or extracted.

    "Refining" means the chemical or metallurgical steps required to purify a metal or compound into a commercially usable product.

    "Reverberatory furnace" means a furnace with a shallow hearth and a roof which deflects the flame and radiates heat toward the hearth or the surface of the charge.

    "Residues" means impurities remaining after the metallurgical treatment of concentrates.

    "Secondary materials" means products obtained from residues resulting from the primary smelting process or other industrial activities containing metals which can be recycled.

    "Sintering" means the agglomeration and desulfurization of concentrates into a lumpy product suitable for smelting in a blast furnace.

    "Slag" means complex silicates formed mainly by silica, iron oxide and lime that are residues collected from the blast furnace.

    "Smelting" means a pyrometallurgical process of separating metal by fusion from, those impurities with which it may be chemically combined or physically mixed.

    "Treatment charges" means the amount of money charged per ton of concentrate by the smelter (buyer) to the miner (seller) to cover the cost (plus profit) for processing the concentrate.

    "Zinc electrolytic process" means the hydrometallurgical process consisting of the electrolysis of a purified zinc sulfate solution (which is obtained by dissolving zinc oxidized concentrates in sulfuric acid) and obtaining a zinc deposit on aluminum cathodes.

    "Zinc oxide" means the oxide of zinc normally produced as a fine white power used mainly as a catalyst for the vulcanization of rubber and also used in paint pigments and as compounds in the pharmaceutical industry.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DOE RUN OR THE GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DOE RUN OR THE GUARANTORS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           3
Special Note Regarding Forward-Looking
  Statements...................................           3
Enforceability of Civil Liabilities............           3
Presentation of Certain Financial Information..           4
Exchange Rates.................................           4
Prospectus Summary.............................           6
Risk Factors...................................          22
Use of Proceeds................................          30
Capitalization.................................          31
Unaudited Pro Forma Consolidated Financial
  Data.........................................          32
Selected Historical Consolidated Financial
  Data.........................................          39
The Exchange Offer.............................          43
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          50
Industry.......................................          61
Business.......................................          65
Management.....................................          96
Security Ownership.............................         100
Certain Transactions...........................         101
Description of New Revolving Credit
  Facilities...................................         103
Description of the Notes.......................         105
Certain U.S. Federal Income Tax
  Considerations...............................         131
Plan of Distribution...........................         131
Legal Matters..................................         132
Experts........................................         132
Index to Consolidated Financial Statements.....         F-1
Glossary of Certain Metallurgy Terms...........         G-1

                           --------------------------

    UNTIL            , 1998 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                             OFFER TO EXCHANGE ITS
                              11 1/4% SENIOR NOTES
                               DUE 2005, SERIES B
                                      AND
                      FLOATING INTEREST RATE SENIOR NOTES
                              DUE 2003, SERIES B,
                        WHICH HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933,
                                  AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                              11 1/4% SENIOR NOTES
                               DUE 2005, SERIES A
                                      AND
                      FLOATING INTEREST RATE SENIOR NOTES
                              DUE 2003, SERIES A,
                                  RESPECTIVELY

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 722 and 723 of the Business Corporation Law of New York (the "NYBCL") empower The Doe Run Resources Corporation, a New York corporation ("Doe Run"), to indemnify, subject to the limitations and standards set forth therein, any person made or threatened to be made a party to an action or proceeding brought or threatened by reason of the fact that such person is or was a director or officer of Doe Run, Section 726 of the NYBCL provides that Doe Run may purchase insurance on behalf of any such director or officer. Article V of Doe Run's By-Laws provides, in effect, for the indemnification by Doe Run of each director, officer, employee or agent of Doe Run to the full extent permitted by the NYBCL.

    The By-Laws of Doe Run provide, in effect, that Doe Run shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an action by or in the right of Doe Run to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or any other enterprise which any director or officer of Doe Run served in any capacity at the request of Doe Run, by reason of the fact that he, his testator or intestate is or was a director or officer of Doe Run, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein.

    Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses

(including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

    The Certificate of Incorporation of Fabricated Products, Inc., a Delaware corporation ("FPI"), provides that a director of FPI shall not be personally liable to FPI or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to FPI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit.

    The Bylaws of FPI provide, in effect, that FPI shall indemnify every person who was or is a party, or is or was threatened to be made a party, to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee, or agent of FPI, or is or was serving at the request of FPI as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceedings, to the fullest extent permitted by applicable law. Such indemnifications may, in the discretion of the board of directors, include advances of the person's expenses in advance of final disposition of such action, suit, or proceeding, subject to the provisions of any applicable statute. FPI is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of FPI, or is or was serving at the request of FPI as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability incurred by such person in such capacity, or arising out of such person's capacity.

    The Companies Law (1995 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law, which is likely to be persuasive in the Cayman Islands, would indicate that indemnification is generally permissible except in the event that there had been fraud or willful default on the part of the officer or director or reckless disregard of his duties and obligations to the company.

    Article 123 of the Articles of Association of Doe Run Cayman Ltd., a Cayman Islands company ("Doe Run Cayman"), provides, in effect, that Doe Run Cayman shall indemnify the directors and officers of Doe Run Cayman and any trustees acting in relation to any of the affairs of Doe Run Cayman and their heirs, executors, administrators and personal representatives respectively from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively.

    Peruvian law does not provide for the indemnification of officers of companies organized as Sociedades de Responsibilidad Limitada, which do not have directors. The Constituciones de Sociedad Comercial de Responsibilidad Limitada for Doe Run Mining S.R. Ltda. and Doe Run Peru S.R. Ltda. do not contain any provisions regarding the indemnification of officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------             ----------------------------------------------------------------------------------------------------
       3.1   --         Certificate of Incorporation of The Doe Run Resources Corporation.
       3.2   --         Amended and Restated By-laws of The Doe Run Resources Corporation.
       3.3   --         Certificate of Incorporation of Fabricated Products, Inc.
       3.4   --         Bylaws of Fabricated Products, Inc.
       3.5   --         Certificate of Incorporation of Doe Run Cayman Ltd.
       3.6   --         Memorandum and Articles of Association of Doe Run Cayman Ltd.
       3.7   --         Constitucion de Sociedad Comercial de Responsibilidad Limitada de Doe Run Mining S.R. Ltda. (with
                        English translation)
       3.8   --         Constitucion de Sociedad Comercial de Responsibilidad Limitada de Doe Run Peru S.R. Ltda. (with
                        English translation)
       4.1   --         Indenture, dated as of March 12, 1998, by and among the Registrants and State Street Bank and Trust
                        Company, as trustee, relating to the 11 1/4% Senior Notes due 2005, Series A, Floating Interest Rate
                        Senior Notes due 2003, Series A, 11 1/4% Senior Notes due 2005, Series B and Floating Interest Rate
                        Senior Notes due 2003, Series B and the Guarantees thereof (containing, as exhibits, specimens of the Notes and the Guarantees).
       4.2   --         Purchase Agreement, dated March 6, 1998, among the Registrants, BT Alex. Brown Incorporated,
                        Donaldson, Lufkin and Jenrette Securities Corporation and UBS Securities LLC, relating to the
                        11 1/4% Senior Notes due 2005 and Floating Interest Rate Senior Notes due 2003.
       4.3   --         Registration Rights Agreement, dated as of March 12, 1998, by and among the Registrants, BT Alex.
                        Brown Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and UBS Securities LLC,
                        relating to the 11 1/4% Senior Notes due 2005 and Floating Interest Rate Senior Notes due 2003.
       4.4   --         Form Letter of Transmittal.
       5.1   --         Opinion of Cadwalader, Wickersham & Taft.
       8.1   --         Opinion of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
    10.1.1   --         Employment Agreement, dated as of April 7, 1994, between The Doe Run Resources Corporation and
                        Jeffrey L. Zelms.
    10.1.2   --         Employment Agreement, dated as of April 7, 1994, between The Doe Run Resources Corporation and
                        Marvin K. Kaiser.
    10.1.3   --         Employment Agreement, dated as of April 7, 1994, between The Doe Run Resources Corporation and
                        Richard L. Amistadi.
    10.1.4   --         Employment Agreement, dated as of April 7, 1994, between The Doe Run Resources Corporation and Gary
                        E. Boyer.
    10.1.5   --         Employment Agreement, dated as of January 1, 1996, between The Doe Run Resources Corporation and
                        Kenneth R. Buckley.
    10.2.1   --         Net Worth Appreciation Agreement, dated as of April 7, 1994, as amended, between The Doe Run
                        Resources Corporation and Jeffrey L. Zelms.
    10.2.2   --         Net Worth Appreciation Agreement, dated as of April 7, 1994, as amended, between The Doe Run
                        Resources Corporation and Marvin K. Kaiser.
    10.2.3   --         Net Worth Appreciation Agreement, dated as of April 7, 1994, as amended, between The Doe Run
                        Resources Corporation and Richard L. Amistadi.
    10.2.4   --         Net Worth Appreciation Agreement, dated as of April 7, 1994, as amended, between The Doe Run
                        Resources Corporation and Gary E. Boyer.
    10.2.5   --         Net Worth Appreciation Agreement, dated as of April 7, 1994, as amended, between The Doe Run
                        Resources Corporation and Kenneth R. Buckley.

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------             ----------------------------------------------------------------------------------------------------
      10.3   --         The Doe Run Resources Corporation Supplemental Employee Retirement Plan.
      10.4   --         The Doe Run Company Executive Tax Services Plan.
      10.5   --         Loan and Security Agreement, dated March 12, 1998, by and among The Doe Run Resources Corporation,
                        Fabricated Products, Inc. and Congress Financial Corporation.
      10.6   --         Contrato de Transferencia de Acciones, Aumento del Capital Social y Suscripcion de Acciones de La
                        Empresa Metalurgica La Oroya S.A. (Contract of Stock Transfer, Capital Increase and Stock
                        Subscription) (with English translation).
      10.7   --         Programa de Adecuacion y Manejo Ambiental (Environmental Remedy and Management Program) (with
                        English translation).
    10.8.1   --         Convenio de Estabilidad Juridica Entre el Estado y La Empresa Metalurgica La Oroya S.A. (Legal
                        Stability Agreement between the State and Empresa Metalurgica La Oroya S.A.) (with English translation).
    10.8.2   --         Convenio de Estabilidad Juridica con Doe Run Mining S.R. Ltda. (Legal Stability Agreement with Doe
                        Run Mining S.R. Ltda.--Commission for Foreign Investments and Technologies) (with English translation).
    10.8.3   --         Convenio de Estabilidad Juridica con Doe Run Mining S.R. Ltda. (Legal Stability Agreement with Doe
                        Run Mining S.R. Ltda.--Ministry of Energy and Mines) (with English translation).
    10.8.4   --         Convenio de Estabilidad Juridica con Doe Run Peru S.R. Ltda. (Legal Stability Agreement with Doe Run
                        Peru S.R. Ltda.--Minister of Energy and Mines) (with English translation).
    10.8.5   --         Convenio de Estabilidad Juridica con Doe Run Peru S.R. Ltda. (Legal Stability Agreement with Doe Run
                        Peru S.R. Ltda.--Vice Minister of Mines) (with English translation).
    10.8.6   --         Convenio de Estabilidad Juridica con Doe Run Cayman Ltd. (Legal Stability Agreement with Doe Run
                        Cayman Ltd.--Commission for Foreign Investments and Technologies) (with English translation).
    10.8.7   --         Remite Contrato de Estabilidad Administrativa Ambiental (Environmental Stability Agreement) (with
                        English translation).
        12   --         Statement regarding computation of ratios.
        21   --         List of Subsidiaries of Registrant.
      23.1   --         Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
      23.2   --         Consent of KPMG Peat Marwick LLP.
      23.3   --         Consent of Medina, Zaldivar y Asociados S. Civ. R.L., a member firm of Andersen Worldwide SC.
      23.4   --         Consent of Pincock, Allen & Holt.
        24   --         Power of Attorney (included on the signature page).
        25   --         Statement of Eligibility and Qualification on Form T-1 of State Street Bank and Trust Company.

    (b) Financial Statement Schedules.

    All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling any Registrant pursuant to the foregoing provisions, each Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrants hereby undertake that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and Doe Run being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 8, 1998.

THE DOE RUN RESOURCES CORPORATION

BY:                   /S/ JEFFREY L. ZELMS
           ------------------------------------------
                        JEFFREY L. ZELMS
              President and Chief Executive Officer

FABRICATED PRODUCTS, INC.

BY:                    /S/ DAVID A. CHAPUT
           ------------------------------------------
                         DAVID A. CHAPUT
                            President

DOE RUN CAYMAN LTD.

BY:                   /S/ JEFFREY L. ZELMS
           ------------------------------------------
                        JEFFREY L. ZELMS
                            President

DOE RUN MINING S.R. LTDA.

BY:                  /S/ KENNETH R. BUCKLEY
           ------------------------------------------
                       KENNETH R. BUCKLEY
                         General Manager

DOE RUN PERU S.R. LTDA.

BY:                  /S/ KENNETH R. BUCKLEY
           ------------------------------------------
                       KENNETH R. BUCKLEY
                         General Manager

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffery L. Zelms and Marvin K. Kaiser and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 8, 1998

          SIGNATURE                       TITLE
------------------------------  --------------------------

                       THE DOE RUN RESOURCES CORPORATION

     /s/ IRA LEON RENNERT
------------------------------  Chairman of the Board and
       IRA LEON RENNERT           Director

                                President and Chief
     /s/ JEFFREY L. ZELMS         Executive Officer
------------------------------    (Principal Executive
       JEFFREY L. ZELMS           Officer)

                                Vice President and Chief
     /s/ MARVIN K. KAISER         Financial Officer
------------------------------    (Principal Financial and
       MARVIN K. KAISER           Accounting Officer)

                FABRICATED PRODUCTS, INC.

     /s/ IRA LEON RENNERT
------------------------------  Chairman of the Board and
       IRA LEON RENNERT           Director

     /s/ DAVID A. CHAPUT
------------------------------  President (Principal
       DAVID A. CHAPUT            Executive Officer)

                                Vice President and Chief
     /s/ MARVIN K. KAISER         Financial Officer
------------------------------    (Principal Financial and
       MARVIN K. KAISER           Accounting Officer)

                   DOE RUN CAYMAN LTD.

     /s/ IRA LEON RENNERT
------------------------------  Chairman of the Board and
       IRA LEON RENNERT           Director

     /s/ JEFFREY L. ZELMS
------------------------------  President (Principal
       JEFFREY L. ZELMS           Executive Officer)

     /s/ MARVIN K. KAISER       Vice President (Principal
------------------------------    Financial and Accounting
       MARVIN K. KAISER           Officer)

          SIGNATURE                       TITLE
------------------------------  --------------------------

                DOE RUN MINING S.R. LTDA.

    /s/ KENNETH R. BUCKLEY
------------------------------  General Manager (Principal
      KENNETH R. BUCKLEY          Executive Officer)

     /s/ MARVIN K. KAISER       Finance Manager (Principal
------------------------------    Financial and Accounting
       MARVIN K. KAISER           Officer)

                 DOE RUN PERU S.R. LTDA.

    /s/ KENNETH R. BUCKLEY
------------------------------  General Manager (Principal
      KENNETH R. BUCKLEY          Executive Officer)

     /s/ MARVIN K. KAISER       Finance Manager (Principal
------------------------------    Financial and Accounting
       MARVIN K. KAISER           Officer)